As filed with the Securities and Exchange Commission on July 12, 2021.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Olink Holding AB (publ)
(Exact name of registrant as specified in its charter)
Sweden (State or other jurisdiction of incorporation or organization)	3826 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)
Uppsala Science Park
SE-751 83
Uppsala, Sweden
Tel: +46 (0) 18 - 444 39 70
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Olink Proteomics Inc.
2711 Centerville Road, Ste 400
Wilmington, Delaware 19808
Tel: (617) 393-3933
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kristopher D. Brown Stephanie A. Richards Goodwin Procter LLP 620 Eighth Avenue New York, New York 02109 (212) 813-8800	Annika Melin Jakobsson Mats Dahlberg Advokatfirman Delphi KB Mäster Samuelsgatan 17, P.O. Box 1432 SE-111 84 Stockholm, Sweden +46 8 677 54 00	Eric Blanchard Charles Kim Darah Protas Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Emil Hedberg Ylva Forsberg Advokatfirmaet Schjødt AS, filial Hamngatan 27 P.O. Box 715 SE-101 33 Stockholm, Sweden +46 8 505 501 00
Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, quota value approx. SEK 2.431906612 per share(2)	8,050,000	$33.93	$273,136,500	$29,799.20

(1)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $33.93, which is the average of the high and low prices of the Class A Common Stock on July 9, 2021 on The Nasdaq Global Market.

(2)
These common shares are represented by ADSs, each of which represents one common share of the registrant. ADSs issuable upon deposit of the common shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-254427).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

†
The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information contained in this preliminary prospectus is not complete and may be changed. We or the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated July 12, 2021
PRELIMINARY PROSPECTUS
7,000,000 American Depositary Shares
Representing 7,000,000 Common Shares

The selling shareholders named in this prospectus, which include certain members of our board of directors, officers and employees, are offering all of the American Depositary Shares, or ADSs, of Olink Holding AB (publ) offered hereby and will receive all of the proceeds from this offering. We are not offering any ADSs under this prospectus and will not receive any proceeds from the sale of ADSs by the selling shareholders in this offering. Each ADS represents one of our common shares.
Our ADSs are listed on The Nasdaq Global Market under the symbol “OLK”. The last reported sale price of our ADSs on The Nasdaq Global Market on July 9, 2021 was $35.40 per ADS.
We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, are subject to reduced public company reporting requirements for this prospectus and future filings.
Knilo InvestCo AB, which is owned by several funds controlled by Summa Equity AB, currently owns 72% of our common shares and, following this offering, Knilo InvestCo AB will continue to be our controlling shareholder. We are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Global Market. See “Management — Controlled Company.”

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying the ADSs.

None of the Securities and Exchange Commission, the Swedish Financial Supervisory Authority or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to the selling shareholders	$	$

(1)
See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than 7,000,000 ADSs, the underwriters have the option to purchase up to an additional 1,050,000 ADSs from certain selling shareholders at the offering price to the public less the underwriting discount.
The underwriters expect to deliver the ADSs against payment in New York, New York on            , 2021.

Goldman Sachs Morgan Stanley SVB Leerink
BTIG
Prospectus dated            , 2021

For investors outside the United States: Neither we, the selling shareholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside of the United States.
We are incorporated under the laws of Sweden and a majority of our outstanding voting securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholders have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We, the selling shareholders, and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Olink Holding AB (publ),” “Knilo HoldCo,” “Knilo,” “Olink,” “the company,” “we,” “us” and “our” refer to Olink Holding AB (publ), the Successor, and its wholly owned subsidiaries. References to “Parent” mean only “Olink Holding AB (publ),” “Knilo HoldCo,” and “Knilo”.
Until March 7, 2019, when referring to Olink Proteomics Holding AB and its subsidiaries collectively, they are referred to herein as the “Predecessor’’. References to the “Olink Acquisition” refer to the acquisition of Olink Proteomics Holding AB by Knilo HoldCo AB through the subsidiary Knilo BidCo AB.
We own various trademark registrations and applications, including PROSEEK in the European Union and China and the trademarks OLINK,  OLINK and  in the European Union, United States, Canada, China, United Kingdom, Japan, Norway, Singapore and a number of other countries. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

PRESENTATION OF FINANCIAL INFORMATION
We prepare our audited consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. All references in this prospectus to “$” are to U.S. dollars and all references to “SEK” are to Swedish Kronor.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. Our historical consolidated financial statements present the consolidated results of operations of Successor and Predecessor and their wholly owned subsidiaries.
Our audited consolidated financial statements included in this prospectus do not reflect the Restructuring (defined herein) or reverse share split approved by our shareholders on March 16, 2021. See ‘‘Company and Share Restructuring’’ for additional information.

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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in the ADSs. You should carefully read the entire prospectus, and the registration statement of which this prospectus is a part, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, in each case included in this prospectus, before making an investment decision.
Our Vision
Our vision is to enable understanding of real-time human biology.
Our Mission
Our mission is to accelerate proteomics together.
Overview
Our purpose is to enable and accelerate the field of proteomics by providing a platform of products and services, developed with key opinion leaders (KOLs), that are deployed across major biopharmaceutical companies and leading clinical and academic institutions, to deepen the understanding of real-time human biology and drive 21st century healthcare through actionable and impactful science. Since our inception, we have served a customer base of almost 700 customer accounts in over 40 countries worldwide. We support 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all of the largest 20, and many leading academic institutions. Many of these customers have carefully vetted and validated our technology before adopting Olink as part of their drug development programs. Our platform has been used to generate close to 300 million protein biomarker target data points from approximately 2.4 million samples and its utility and value have been validated, as evidenced by use of our products in studies that have been published in approximately 560 peer-reviewed publications. We support our customers in understanding real-time human biology through proteomics by providing clarity on mechanistic biology and pathways that drive disease; by identifying novel and causal drug targets, which guides candidate drug development; by revealing predictive biomarkers for drug response, disease risk and outcomes, which identifies which patients have the potential to benefit the most from new therapies and treatments and by detecting and characterizing indicators of disease and health to manage patient wellness more proactively. Our products and services play a role in decoding the biology of almost all disease areas and are used most frequently in immunology, oncology, neurology, cardiovascular and metabolic diseases.
Our current offering is based on our proprietary and patented Proximity Extension Assay (PEA) technology, which enables researchers to use one platform from discovery to clinical trials to diagnostic applications utilizing a significant, established infrastructure of labs and installed instrumentation. PEA comprises three product lines: Explore, Target, and Focus, each of which allows scientists to detect and quantify protein biomarker targets. Our library of protein biomarker targets is focused on circulating proteins with clinical utility, and we believe that it is among the world’s largest extensively validated protein libraries. To achieve a consistently high assay performance for all biomarker targets in our library, our proprietary and comprehensive validation framework, which was developed with regulatory processes in mind, includes critical performance criteria such as specificity, sensitivity, dynamic range, scalability, lack of interference, reproducibility and precision. Our scalable high-throughput platform is differentiated from that of our competitors, as it is well-suited for a broad range of studies, from small to large scale, offering validated single-plex performance in a high-multiplex assay, designed to provide consistently high-quality data and address our customers’ needs across a broad range of applications. Hence, we believe the PEA platform is well positioned to support customers in the emerging high-throughput, high-plex proteomics use-cases and our customers utilize our platform for a variety of needs, from protein biomarker discovery in high-multiplex to clinical decision making. We anticipate that the first diagnostic protein signature for monitoring and disease progression in Multiple Sclerosis (MS) based on PEA will be commercialized by Octave Biosciences in the diagnostics market by the end of 2021. While our revenues and growth have historically been driven by the research market, we expect diagnostic applications of our platform will drive significant long-term growth.

According to a Nature publication from 2015, only approximately 20% of patients responded well to the top 10 highest grossing prescription drugs, with as many as 80% of patients experiencing non-responsiveness to the drugs’ intended benefits. Further, only 13.8% of compounds used in clinical trials make it through the drug development process to market and, according to a publication in the Journal of Health Economics from 2016, the costs of drug development have risen from $1 billion to $2.6 billion over the past decade.
21st century healthcare, precision medicine, or personalized medicine, is an emerging practice of medicine that uses an individual’s molecular phenotype profile to guide and inform diagnostic decisions and to improve prediction of disease outcome and risk, leading to better informed decisions regarding disease prevention and therapeutic interventions for each individual, with the goal to provide the right treatment to the right patient at the right time. Precision medicine has the potential to enable clinicians to predict the most appropriate course of action quickly, efficiently and accurately for individual patients, leading to improved outcomes for individual patients, as well as reduced costs and risks with shorter time to market for new drugs.
Over the past decade, genomics has been at the forefront of 21st century healthcare. While progress has been made in the field of genomics, there is a large unmet need to add additional insights into the molecular phenotype, particularly with respect to the proteome and proteins, which are the direct drivers of all biological processes in the human body and dynamic, real-time differentiators between health and disease, including dynamics affected by lifestyle and environment. Because proteomics is vastly more complex than genomics, researchers rely on sophisticated technologies to deliver actionable insights to advance the field. Unfortunately, existing technologies, which have been around for quite some time, have a number of limitations, including lack of specificity, especially in high-multiplex assays, lack of sensitivity and lack of precision; limited dynamic range (which is the ability to reliably and simultaneously measure a wide range of concentrations); high sample consumption requirement; lack of scalability; low throughput; data complexity; and high cost. We believe that PEA has overcome these challenges, both from a technical perspective and cost perspective, and has the potential to move proteomics into a new paradigm.
Circulating protein biomarkers in blood represent an easily accessible sample type that both the biopharmaceutical industry and healthcare systems use. There are well known biomarkers used in diagnostics today, such as C-reactive protein (CRP) and Prostate-specific antigen (PSA), that are clinically actionable in that they mirror the biological processes of inflammation or malignancies, respectively. However, the number of clinically established biomarkers still remains small while at the same time our appreciation of the complexity of diseases is increasing. Traditional disease classifications are increasingly being challenged and different sub-groups of disease endotypes that require different treatment strategies are continuously identified as diseases are being more molecularly defined. Hence, we believe this means that the need for new circulating biomarkers has never been greater and will require the ability to sample the dynamic plasma proteome in sufficient depth, breadth and specificity since most likely patterns or signatures of multiple proteins will be required to properly reflect the complexity of disease.
As illustrated by Exhibit 1 below, the plasma proteome contains high-abundant “classical plasma proteins” as well as tissue leakage and low-abundant proteins such as interleukins and cytokines. Although proteins at all abundance levels provide valuable information, we believe that PEA’s ability to provide granular insights into the many low-abundant circulating proteins will allow scientists to better identify novel and causal drug targets guiding candidate drug development. PEA has the potential to reveal predictive biomarkers for drug response, disease risk and outcomes, which may enable scientists to identify which patients have the potential to benefit the most from new therapies and treatments, and aid scientists in detecting and characterizing indicators of disease and health so that they can more proactively manage patient wellness. We believe that 21st century healthcare will be driven by clinically actionable, low-abundant circulating proteins mirroring biological processes in the human body and PEA will play an important role in that process.

Exhibit 1. Olink’s scope: Illustration of Olink’s library of protein biomarker targets covering a wide dynamic concentration range (y-axis) and including proteins (x-axis) measured in mg/ml to pg/ml. The highlighted proteins are examples of select PEA success stories in identifying important biomarkers and in which concentration they typically occur.
PEA has enabled the interrogation of low-abundant circulating proteins in high-throughput and high-multiplex with high data quality, which enables scientists to discover novel and subtle individual differences in the plasma proteome. With these insights enabled by PEA, our customers are making revolutionary findings that we believe change our understanding and definitions of diseases. We believe that this research was enabled by PEA and would not have been possible five years ago.
We believe our proprietary and patented PEA technology has broad application in proteomics at large scale in high-multiplex discovery as well as in more targeted clinical trial and diagnostic applications. Compared to many other technologies, PEA can enable faster, better-informed decisions in human protein biomarker research by providing protein biomarker targets in high-multiplex with an assay performance that does not compromise on data quality. To achieve a consistently high single-plex assay performance that does not compromise on data quality for any biomarker target in our library, our proprietary and comprehensive validation framework, which was developed with regulatory processes in mind, includes critical performance criteria such as specificity, sensitivity, dynamic range, scalability, lack of interference, reproducibility and precision. Our products require only 1 µL or less of sample volume, which is approximately 20 to 1,000 times less than the sample volume required by certain other proteomics technologies. This sample volume efficiency combined with our high-multiplexing capabilities is designed to provide high throughput at a reasonable cost, which is important for any platform used in large-scale proteomics where researchers are looking to analyze thousands of proteins in thousands of samples in the same study over weeks or months. Our customers have validated the utility and value of our technology and products, as evidenced by use of our products in studies that have been published in approximately 560 peer-reviewed publications and by expanding usage of our products in clinical trials. Most importantly, our technology provides our customers with one platform they can use from protein biomarker discovery in high-multiplex to clinical decision making and diagnostics, with broad applicability across substantially all relevant biological sample types.
Our technology today incorporates a leading library of approximately 3,000 highly validated protein biomarker targets that our customers can detect and quantify in their samples. Our current library focuses on proteins detectable in plasma in order to provide clinically relevant, actionable and meaningful insights to our customers. By the end of 2020, we had a library of approximately 1,500 biomarker targets, of which 1,100 were incorporated into the Target product line and all 1,500 were incorporated into the Explore product line. We plan to make all 3,000 protein biomarker targets available in Explore products during 2021 and to grow beyond 6,000 protein biomarker targets over time. Currently, the Human Proteome Project, with a catalog of approximately 5,000 circulating proteins, provides one of the most comprehensive analyses of proteins detectable in blood. Accordingly, we believe that as we grow our library to an equivalent size and depth, we would be able to provide a holistic and high-resolution view of the plasma proteome encompassing the most relevant biological processes and pathways in the human body. In fact, when overlaying our library with the Reactome, a comprehensive database of biological pathways, our 3,000 protein biomarker targets offer a complete coverage of all major pathways such as the immune system or metabolism. We also believe that our PEA technology’s ability to provide this holistic, broad and deep, real-time view of human biology with high data quality and throughput will allow us to further differentiate ourselves from established and emerging proteomics technologies. Based on our platform’s broad capabilities, over time we also plan to include protein biomarker targets in our library that are not typically detectable in plasma. Our library expansion process includes consultations with KOLs and our customers and a rigorous curation process undertaken by our data scientists, who apply machine learning methods to identify and select the most biologically impactful and clinically relevant biomarkers.
We believe we are the only company providing a holistic proteomic offering from broad protein biomarker discovery in high-multiplex through clinical decision making and diagnostics. We offer kit products in three products lines. Our Explore line with next generation sequencing (NGS) readout offers a fully automated process utilizing our complete library for large-scale studies with market-leading throughput. The Explore offering has the potential to enable researchers to complete the multi-omics perspective, by combining genomics, transcriptomics and proteomics, on the same underlying technology platform. Our Target line with quantitative polymerase chain reaction (qPCR) readout is optimized for targeted research and clinical development at a smaller scale using relative or absolute quantification. Our Focus offering of custom-developed kit products allows customers to define their protein profile of interest for clinical applications such as clinical trials or diagnostic products.
For customers that prefer outsourced proteomics analysis, we also offer Analysis Service, which includes assay execution and bioinformatics. Our experts support customers with study design, assay preparation, sample analysis, data processing, and we provide a comprehensive report with quality-controlled results. In order to best serve our global customers in the most timely and efficient manner possible, we operate Analysis Service labs out of our Watertown, Massachusetts and Uppsala, Sweden locations and through a third-party service provider in China.
We estimate that our addressable market is $35 billion. This market can be broadly classified into research and diagnostics based on the applications of our products and the types of customers we serve. Currently, the main driver of demand for our products and services is the research community’s unmet need for methods to better facilitate prediction of drug response and disease risk and outcomes. We are able to support customers throughout their entire journey from discovery to clinical decision making on one technology platform and believe that we are well positioned to become the protein enabler of multi-omics, especially on NGS.
•
Research. We estimate the research opportunity, our core market today, is $19 billion and define this opportunity as the addressable protein biomarker discovery research spend by biopharmaceutical companies and academia, consisting of a high-plex segment and low and mid-plex segment. The high-plex segment is expected to evolve through large-scale screening projects, including the emerging field of population proteomics where researchers build on the genomics research from the past decade by adding proteins. In June 2020, we launched Olink Explore as a service through our Analysis Service labs utilizing NGS readout for PEA. Starting in early 2021, we have made Explore available as NGS-based kit products to existing and new customers who are end-users of the installed base of an estimated 5,000 addressable Illumina systems. NGS is a technology platform that we expect will continue its high-growth trajectory, and we estimate that the installed base of addressable Illumina systems will grow to approximately 9,000 by 2025, driven by Illumina's continued innovations, which drive down the cost of sequencing, and new NGS applications such as PEA. We believe that multi-omics will be an important growth driver of the NGS market as a whole and our ability to enable multi-omics including proteins on NGS will represent an especially attractive growth opportunity for us. The low- and mid-plex segment consists of more targeted protein biomarker discovery research extending through all phases of clinical studies. In 2021, we took the next step towards making our Target and Focus products more accessible to approximately 4,000 addressable proteomics labs with the launch of our purpose-built qPCR-based detection system for PEA, Olink Signature Q100. The instrument was made available for pre-orders in June 2021. We expect to ship the first instruments by the end of 2021. We estimate that the number of addressable proteomics labs will grow to approximately 5,000 by 2025. The ability to leverage existing instrumentation and infrastructure removes significant barriers to customer adoption, which we believe will translate into more rapid market penetration.
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Diagnostics. We estimate the diagnostics opportunity is $16 billion and define this market as selected, relevant diagnostic applications for in vitro diagnostics (IVD) and laboratory developed tests (LDT). Our goal is to enable biopharmaceutical companies and IVD and LDT providers by providing access to high-quality multiplexed proteomics diagnostics products that can be applied in diagnostic settings. We estimate that there are 41,000 hospitals in the OECD countries which we believe would benefit from such novel diagnostics solutions in the future. We anticipate that the first diagnostic protein signature for monitoring and disease progression in MS based on PEA will be commercialized by Octave Biosciences in the diagnostics market by the end of 2021. We expect to participate increasingly in this market not only by enabling our customers to transition to clinical decision making with PEA, but also by developing our own products for proprietary clinical applications.

We have a successful history of developing molecular technologies based on commercializing pioneering academic research. We were founded in 2016, and in March 2019 we were acquired by Summa Equity AB, a Nordic private equity firm, which enabled the next step in our development. Since inception, almost 700 customer accounts in over 40 countries have utilized our products and services and our annual number of customer accounts served has grown from 112 in 2016 to 350 in 2020. A customer account is defined as one company (which is the case for the majority of our industry customers) or a department at a larger institution (which is often the case for larger universities where multiple customer accounts can exist). Further, since inception we have supported 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all of the largest 20, and many leading academic institutions. We consider the majority of our almost 700 customer accounts to be reoccurring customers, as they buy in regular intervals, even if not annually, and, as an example, revenues from our customers obtained in 2016 represented approximately 30% of our revenues for the year ended December 31, 2020 and have grown at an average annual growth rate of 25%. As of May 31, 2021, we had 291 employees, including a recently increased commercial team of more than 80 individuals and an R&D team of approximately 70 individuals. The majority of our employees operate out of our Uppsala, Sweden headquarters. We also have secondary headquarters in Watertown, Massachusetts and a growing footprint across Singapore, China and Japan.
Our customer-focused science and operational models have translated into robust performance, including growing revenues to $54.1 million, a 16.7% growth as compared to the 2019 fiscal year on a Pro Forma basis; incurring a net loss of $6.8 million; and generating an adjusted EBITDA of $11.0 million for the year ended December 31, 2020. During 2020 and 2021, we increased our investment in human capital, which resulted in 78 new employees in 2020 and 86 new employees in 2021 through May 31, 2021. We expect to accelerate investment in human capital over the coming years. Adjusted EBITDA is a measure not calculated in accordance with International Financial Reporting Standards (IFRS). For more information regarding our use of adjusted EBITDA and reconciliations of adjusted EBITDA to operating loss, the most directly comparable financial measure calculated in accordance with IFRS, see the section titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.’’
Preliminary Financial Information
The following information reflects our preliminary expectations of results for the quarter ended June 30, 2021, based on currently available information. We have provided ranges, rather than specific amounts, for the financial results below, primarily because our financial closing procedures for the quarter ended June 30, 2021 have just commenced and, as a result, we expect that our final results upon completion of our closing procedures may vary from the preliminary estimates included herein. For instance, we have not completed the review of account reconciliations or expense accruals, or prepared notes to our financial statements.
The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, our management. ÖhrlingsPricewaterhouseCoopers AB has not audited, reviewed,

compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, ÖhrlingsPricewaterhouseCoopers AB does not express an opinion or any other form of assurance with respect thereto.
Preliminary Financial Results
Although the financial results for the quarter ended June 30, 2021 are not yet finalized, we estimate that the financial results will fall within the following ranges, as compared to the quarter ended June 30, 2020:
	Three Months Ended June 30,
	2021		2020
(in thousands)	Low	High	Actual
Revenue	$17,300	$17,700	$7,884
Net loss	$(10,400)	$(10,800)	$(2,047)
We estimate that our revenue for the quarter ended June 30, 2021 will be between $17.3 million and $17.7 million, compared to $7.9 million for the quarter ended June 30, 2020, a change of $9.6 million or 122%, calculated using the midpoint of the range.
We estimate that our net loss for the quarter ended June 30, 2021 will be between $10.4 million and $10.8 million, compared to $2.0 million for the quarter ended June 30, 2020, a change of $8.6 million or 418%, calculated using the midpoint of the range.
Inclusion of Preliminary Financial Information
The preliminary financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and are the responsibility of management. The preliminary consolidated financial results presented above are not a comprehensive statement of our financial results for the quarter ended June 30, 2021 and have not been audited, reviewed or compiled by our independent registered public accounting firm, Öhrlings PricewaterhouseCoopers AB, or Pricewaterhouse. Accordingly, Pricewaterhouse does not express an opinion and assumes no responsibility for and disclaims any association with such preliminary financial results. The preliminary consolidated financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the quarter ended June 30, 2021 will not be available until after this offering is completed and may differ materially from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated consolidated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Our Competitive Strengths
Our historical and anticipated future growth are underpinned by a set of competitive strengths that we believe will not only allow us to accelerate the field of proteomics, but also to increasingly establish ourselves as the leading player in the emerging proteomics space. Our competitive strengths include:
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Our proprietary PEA technology enables industry leading assay performance in high-multiplex and high-throughput proteomics.

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We have an extensively validated and rapidly growing library of high-quality actionable protein biomarker targets.

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By design, our platform supports a customer from protein biomarker discovery research to diagnostic applications, all on one single underlying technology platform.

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We have long-standing and close-knit relationships with our significant and growing customer base and leading KOLs across relevant disease and applications areas.

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Our next-generation product, Explore, integrates with existing NGS workflows enabling accelerated adoption of the platform.

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Our purpose-built readout platform, Olink Signature Q100, has the potential to make PEA more accessible to customers through thousands of existing proteomics labs.

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Our robust proteomic analysis software and evolving open-access cloud-platform, Olink Insight, has the potential to further establish our position enabling a community driven understanding of real-time human biology by accelerating proteomics.

Our Growth Strategy
Our strategy centers on driving the market adoption of PEA by lowering barriers to adoption and actively engaging with our community of KOLs and customers to accelerate proteomics. Our growth strategy includes:
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Accelerate market adoption and scale our footprint to establish market leadership in the field of proteomics by making PEA more widely accessible worldwide.

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Aggressively grow our library of validated, high-quality and actionable protein biomarker targets and optimize our content.

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Firmly establish Olink as the proteomics standard by building on, expanding and accelerating our well-established KOL relationships.

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Expand and deepen the Olink eco-system by leveraging Olink Insight, our cloud platform, to develop a unique proteomics data source together with our research community.

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Expand our product portfolio to make our offering the broadest and most accessible in proteomics addressing unmet needs in the research community.

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Capture the diagnostics opportunity by supporting our customers’ journeys from discovery to clinical decision making.

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Scale up the Olink organization for the future.

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Accelerate our reach and rate of adoption through new business models, partnerships and by deepening successful customer relationships.

Corporate Information
We were founded as a private limited company under the laws of Sweden on December 13, 2018 under the name Goldcup 18086 AB and registered with the Swedish Companies Registration Office on January 4, 2019. Our current name Olink Holding AB (publ) was registered with the Swedish Companies Registration Office on January 27, 2021.
We have ten wholly owned subsidiaries — Knilo BidCo AB, a private limited company formed under the laws of Sweden in 2018, Olink Proteomics Holding AB, a private limited company formed under the laws of Sweden in 2016, Olink Proteomics AB, a private limited company formed under the laws of Sweden in 2015, Agrisera Aktiebolag, a private limited company formed under the laws of Sweden in 1985, Olink KK, a company formed under the laws of Japan in 2019, Olink Biotech (Shanghai) Co., Ltd, a company formed under the laws of China in 2020, Olink Proteomics Inc., a Delaware corporation founded in 2015, Olink Proteomics Limited, a private company limited by shares formed under the laws of England and Wales in 2015, Olink Proteomics B.V., a private company formed under the laws of the Netherlands in 2016, and Olink Proteomics GmbH, a limited liability company formed under the laws of Germany in 2018.
Our registered office is located at Uppsala Science Park, SE-751 83, Uppsala, Sweden, and our telephone number is +46 (0) 18 - 444 39 70. Our website address is www.olink.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or accessible through our website is not incorporated by reference into this prospectus.

Knilo InvestCo AB is our majority shareholder and a selling shareholder participating in this offering. Summa Equity AB, indirectly through intermediary funds and co-investment entities, is the sole shareholder of Knilo InvestCo AB. Following this offering, assuming no exercise of the underwriters’ option to purchase additional shares from Knilo InvestCo AB, Knilo InvestCo AB will own 78,958,783 of our common shares, which will represent approximately 66% of our common shares outstanding immediately after this offering (or 66% of our common shares outstanding after this offering if the underwriters exercise their option to purchase 1,050,000 additional ADSs in full). For more information, see “Certain Relationships and Related Party Transactions” and “Principal and Selling Shareholders.”
Company and Share Restructuring
In January 2021, we undertook a company restructuring pursuant to which Knilo HoldCo AB was registered as a public limited company and renamed Olink Holding AB (publ) and, at the annual shareholders meeting on March 16, 2021, our shareholders approved the reorganization of our common and preferred shares into one single share class and further resolved to conduct a reverse share split (such transactions collectively, the Restructuring). In connection with the Restructuring, we adopted new articles of association appropriate for a public company and on March 19, 2021 our shares were affiliated with Euroclear Sweden AB. Please see the sections titled “Company and Share Restructuring” and “Description of Share Capital and Articles of Association” for more information.
Summary of the Material and Other Risks Associated With Our Business
Our business is subject to numerous risks and uncertainties that you should be aware of in evaluating our business. These risks include, but are not limited to, the following:
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If we do not successfully manage the development, launch and scaling of new products, including our Explore product line and our Olink Signature platform, our financial results could be adversely affected.

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We are substantially dependent on the success of scaling our distributed kits model through Explore and Olink Signature in 2021. If we are unable to successfully roll out and scale this business model, our business will be materially harmed.

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If we do not successfully develop and introduce new assays for our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.

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We will need to develop and expand our workforce and commercial infrastructure to support anticipated growth and scaling up in demand for our products and services, and we may encounter difficulties in managing this development and expansion and in meeting fluctuations in this demand.

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The life science tools markets are highly competitive. If we fail to effectively compete, our business, financial condition and operating results will suffer.

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The impacts and potential impacts of the novel coronavirus (COVID-19) pandemic continue to create significant uncertainty for our business, financial condition and results of operations.

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Our products could become subject to government regulation and the regulatory approval and maintenance process for such products may be expensive, time-consuming and uncertain in both timing and outcome.

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We expect to make significant investments in our continued research and development of new products and services and software, which may not be successful.

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Our future capital needs are uncertain and we may need to raise additional funds in the future.

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We are dependent on single source and sole source suppliers for some of the components and materials used in our products and the loss of any of these suppliers could harm our business. The ability of our suppliers to meet our needs and the needs of our customers could be reduced or eliminated by the impacts of the COVID-19 pandemic.

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If we are unable to protect our intellectual property effectively, our business would be harmed.

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If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our products.

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Our future success is dependent upon our ability to further penetrate our existing customer base and attract new customers.

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We depend on our key personnel and other highly qualified personnel, and if we are unable to recruit, train, retain and ensure the health and safety of our personnel, we may not achieve our goals.

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Raising additional capital may cause dilution to holders or purchasers of our common shares or purchasers of the ADSs, restrict our operations or require us to relinquish rights to our technologies or product candidates.

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Concentration of ownership by our principal shareholders may result in control by such shareholders of certain corporate governance matters including the composition of our board of directors.

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Because we are a “controlled company” within the meaning of the Nasdaq listing standards, our shareholders may not have certain governance protections that are available to shareholders of companies that are not controlled companies, which could make the ADSs less attractive to some investors.

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We identified material weaknesses in our internal control over financial reporting for the consolidated financial statements of Olink Proteomics Holding AB and its subsidiaries for the period ended March 7, 2019 (Predecessor), and of Knilo HoldCo AB for the years ended December 31, 2019 (Successor) and December 31, 2020 (Successor); and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

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There was no established trading market for our common shares or ADSs prior to our initial public offering, and even though our ADSs are listed on Nasdaq, an active trading market for the ADSs may not be sustained following this offering.

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We expect that the price of the ADSs may fluctuate significantly.

The summary risk factors described above should be read together with the text of the full risk factors below, in the section entitled “Risk Factors” and the other information set forth in this prospectus, including our consolidated financial statements and the related notes, as well as in other documents that we file with the SEC. The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations, and future growth prospects.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies in the United States. These provisions include:
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the ability to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

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reduced disclosure about our executive compensation arrangements;

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exemption from the non-binding advisory votes on executive compensation, including golden parachute arrangements; and

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exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

Generally, we may take advantage of these exemptions for up to five years from the initial public offering of the ADSs or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700.0 million in market value of our common shares (including in the form of ADSs) held by non-affiliates or we issue more than $1.0 billion of non-convertible debt over a three-year period.
We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities registered under the Exchange Act.
Implications of Being a Foreign Private Issuer
Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of The Nasdaq Global Market, or Nasdaq. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our executive officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.
In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, or Regulation FD, aimed at preventing issuers from making selective disclosures of material information.
Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, if we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.
We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.
We have taken advantage of certain of these reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold equity securities.

THE OFFERING
ADSs offered by the selling shareholders
7,000,000 ADSs, each ADS representing one common share (or 8,050,000 ADSs if the underwriters exercise in full their option to purchase an additional 1,050,000 ADSs from certain selling shareholders.
Underwriters’ option to purchase additional ADSs
The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to 1,050,000 additional ADSs from certain selling shareholders.
Common shares outstanding as of June 30, 2021
119,007,062 common shares.
American Depositary Shares
Each ADS represents one common share, quota value approx. SEK 2.431906612 per share. As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS owner or holder (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Depositary
The Bank of New York Mellon
Use of proceeds
The selling shareholders, including certain members of our board of directors, officers and employees, will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of ADSs in this offering. For more information on the selling shareholders, see “Principal and Selling Shareholders.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
Controlled company
We are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Global Market. Upon completion of this offering, Knilo InvestCo AB will hold approximately 66% of our total outstanding common shares (or approximately 66% if the underwriters exercise their option to purchase any additional ADSs from certain selling shareholders. See “Management — Controlled Company.”
Nasdaq Global Market symbol for the ADSs
“OLK”
Unless otherwise stated in this prospectus, the number of common shares outstanding excludes:
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620,675 common shares issuable upon exercise of awards (including shares issuable upon the exercise of warrants resulting from the settlement of an award) under our 2021 Incentive Award Plan at an exercise price of $25.00 per common share as of March 31, 2021; and

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465,225 common shares reserved for future issuance upon the vesting of restricted stock units under our 2021 Incentive Award Plan as of March 31, 2021.

Unless otherwise indicated, all information contained in this prospectus also reflects and assumes:
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no exercise of the outstanding equity awards described above; and

•
no exercise by the underwriters of their option to purchase up to 1,050,000 additional ADSs from certain selling shareholders in this offering.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following summary consolidated statements of income data for the year ended December 31, 2020 (Successor) and for the period from January 4 through December 31, 2019 (Successor); for the period from January 1 through March 7, 2019 (Predecessor); and summary consolidated statements of financial position as of December 31, 2020 and 2019 (Successor), have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of income data for the three months ended March 31, 2021 and the three months ended March 31, 2020 and the summary consolidated statements of financial position as of March 31, 2021 have been derived from the unaudited quarterly condensed consolidated financial statements included elsewhere in this prospectus, which have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information contained in those statements. Historical results are not necessarily indicative of the results that may be expected in the future and the results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other interim period. The summary consolidated financial data set forth below should be read together with our audited consolidated financial statements as of December 31, 2020 and 2019 (Successor); for the year ended December 31, 2020 (Successor) and for the period from January 4 through December 31, 2019 (Successor); for the period from January 1 through March 7, 2019 (Predecessor), and the related notes to those statements, as well as the sections of this prospectus captioned “Selected Consolidated Historical and Pro Forma Financial Information,” “Company and Share Restructuring” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB). The Predecessor consolidated financial statements and the Successor consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB. The Predecessor adopted IFRS as of January 1, 2018 and the Successor adopted IFRS from January 4, 2019, the date of its inception. As such, IFRS 1, First Time Adoption of IFRS disclosure requirements are not presented in the Successor or Predecessor consolidated financial statements. Furthermore, the Predecessor also adopted IFRS 16 as of January 1, 2018 as required by IFRS 1.
The following tables also set forth the summary Pro Forma statement of income for the year ended December 31, 2019 which reflects the effect of the Olink Acquisition on March 7, 2019, by Knilo, as if such transactions had occurred on January 1, 2019. Prior to the Olink Acquisition, Knilo had no operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Unaudited Pro Forma Statement of Income” for more information. The Pro Forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The Pro Forma financial information does not necessarily represent what our actual consolidated statement of income would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period.

Summary Consolidated Statement of Income
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three Months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$13,628	$7,998	$54,067	$46,318	$41,693	$4,625
Cost of goods sold	(4,996)	(3,549)	(17,456)	(14,272)	(13,018)	(1,254)
Gross profit	8,632	4,449	36,611	32,046	28,675	3,371
Selling expenses	(5,704)	(2,710)	(12,722)	(8,685)	(8,247)	(9,011)
Administrative expenses	(12,411)	(3,872)	(20,102)	(14,287)	(26,609)	(709)
Research and development expenses	(4,219)	(2,587)	(9,632)	(6,521)	(4,845)	(1,676)
Other operating income/(loss)	(105)	100	475	673	363	310
Operating (loss)/profit	(13,807)	(4,620)	(5,370)	3,226	(10,663)	(7,715)
Financial income	780	772	5,455	249	7	242
Financial expenses	(3,991)	(9,683)	(7,344)	(9,419)	(7,874)	(27)
Loss before tax	(17,018)	(13,531)	(7,259)	(5,944)	(18,530)	(7,500)
Income tax	2,723	2,413	479	995	652	(332)
Net loss for the period (Attributable to shareholders of the Parent)	$(14,295)	$(11,118)	$(6,780)	$(4,949)	$(17,878)	$(7,832)
Historical weighted average number of shares (thousands)(1)	38,926	19,140	52,138	35,274	35,274	171
Historical basic and diluted loss per share(1)	$(0.48)	$(0.76)	$(0.41)	$(0.14)	$(0.83)	$(45.80)
Adjusted weighted average number of shares (thousands)(2)	38,926	19,140	21,439	14,505	14,505	171
Adjusted basic and diluted loss per share(2)	$(0.48)	$(0.76)	$(1.10)	$(1.09)	$(1.99)	$(45.80)

(1)
The weighted average number of shares and basic and diluted loss per share for the unaudited three months ended March 31, 2021 and 2020 reflect the impact of the reverse share split that occurred on March 16, 2021. The Successor 2020 and Successor 2019 audited historical financial statements do not reflect the impact of the reverse share split and are therefore not comparable to the unaudited interim periods. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.

(2)
The Successor 2020, Pro Forma 2019, and Successor 2019 have been adjusted to reflect the impact of the reverse share split that occurred on March 16, 2021. See Notes 5 and 9 to our interim condensed consolidated financial statements and Note 22 to our annual consolidated financial statements appearing elsewhere in this prospectus for further details on the calculation of basic and diluted losses per share. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.

Summary Consolidated Statement of Financial Position
Amounts in thousands of U.S. Dollars	Unaudited Successor As of March 31, 2021	Successor As of December 31, 2020	Successor As of December 31, 2019
Total assets	$570,870	$425,325	$346,919
Non-Current interest-bearing loans and borrowings	1,998	63,965	56,278
Total equity attributable to shareholders of the parent	510,270	299,700	205,966

RISK FACTORS
Investing in the ADSs involves a high degree of risk. Before you decide to invest in the ADSs, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of the ADSs could decline, and you may lose all or part of your investment. Please also see “Special Note Regarding Forward-Looking Statements.”
Risks Related to our Business and Industry
If we do not successfully manage the development, launch and scaling of new products, including our Explore product line and our Olink Signature platform, our financial results could be adversely affected.
In June 2020, we introduced our Explore product line to the market. We face risks associated with launching new products, such as new Explore products, and platforms, such as our Olink Signature platform, which we plan to launch in the second half of 2021, both leading up to such a launch and also for some time following the launch. If we encounter development, manufacturing, performance or scaling challenges or discover errors during our product development cycle, the product launch dates of new products may be delayed or our growth may be hindered. The expenses or losses associated with unsuccessful product development, launch activities, or scaling opportunities, or lack of market acceptance of our new products could adversely affect our business or financial condition.
We are substantially dependent on the success of scaling our distributed kits model through Explore and Olink Signature during 2021. If we are unable to successfully roll out and scale this business model, our business will be materially harmed.
To date, we have invested significant efforts and financial resources in the development of our Explore product line offering to enable a scalable distributed kits model, which we began delivering to early access customers in 2020 followed by a full commercial launch in early 2021, and the Olink Signature platform, which we expect to launch during the second half of 2021. Our near-term prospects, including our continued ability to finance our operations and generate revenue, will depend substantially on the successful performance of our Explore and Target kits sales. The commercial success of our distributed kits will depend on a number of factors, including:
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our ability to gain traction for our external installations, scaling our footprint to enable the transition to a more distinct distributed kits business model;

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the consistent supply of the necessary equipment and consumables required for the PEA workflows to our customers by third-party vendors;

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the ability of our customers to secure any necessary internal approvals, and in some cases financing, to adopt the technology;

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the accessibility of Illumina’s NGS technology, which is the underlying readout platform for Explore;

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the availability, perceived advantages, relative cost, and relative performance of alternative and competing products;

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the effectiveness of our own or any future strategic collaborators’ marketing, sales and distribution strategy and operations;

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our ability to obtain, maintain, protect and enforce our intellectual property rights in and to our Explore product line and our Olink Signature platform;

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our ability to avoid and defend against third-party patent interference or patent infringement claims or other intellectual property-related claims; and

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our ability to raise sufficient capital resources to fund the commercialization of our Explore product line and our Olink Signature platform.

Many of these factors are beyond our control. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our distributed kits model, which would materially harm our business. If we are not successful in commercializing our Explore kits or Olink Signature platform or are significantly delayed in doing so, our business will be materially harmed.
If we do not successfully develop and introduce new assays for our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.
Our business strategy includes the development of new assays for our library of protein biomarker targets. New assays require significant research and development and a commitment of significant resources prior to their commercialization. Our technology is complex, and we cannot be sure that any assays we intend to develop will be developed successfully, be proven to function as intended, offer improvements over currently available tests, meet applicable standards, be produced in commercial quantities at acceptable costs or be successfully marketed. We cannot assure you that any assays we develop will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives. Moreover, development of particular assays may require licenses or access to third-party intellectual property which may not be available on commercially reasonable terms, or at all. If we do not successfully develop new high-multiplex assays for our protein biomarker targets, we could lose revenue opportunities with existing or future customers.
Our long-term results depend upon our ability to improve existing products and introduce and market new products successfully.
Our business is dependent on the continued improvement of our existing products and our development of new products utilizing our existing or potential future technology. As we introduce new products or refine, improve or upgrade versions of existing products, we cannot predict the level of market acceptance or the amount of market share these products will achieve, if any. We cannot assure you that we will not experience material delays in the introduction of new products or that evolving supply chains will not be materially delayed or disrupted in the future. In addition, introducing new products could result in a decrease in revenues from our existing products. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for product development and refinement. We may need more capital for product development and refinement than is available on terms favorable to us, if at all, which could adversely affect our business, financial condition or results of operations.
We generally sell our products in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop new products and product enhancements based on technological innovation on a timely basis, our products may become obsolete over time and our revenues, cash flow, profitability and competitive position will suffer. Our success will depend on several factors, including our ability to:
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correctly identify customer needs and preferences and predict future needs and preferences;

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allocate our research and development funding to products with higher growth prospects;

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anticipate and respond to our competitors’ development of new products and technological innovations;

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innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in the markets we serve;

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successfully commercialize new technologies in a timely manner, price them competitively and manufacture and deliver sufficient volumes of new products of appropriate quality on time;

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maintain our existing collaborative relationships with key opinion leaders (KOLs) in the life sciences scientific community;

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convince customers to adopt new technologies; and

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develop functioning global supply chains with multiple third-parties to bring products to market.

In addition, if we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we may incur substantial costs in doing so, and our profitability may suffer.
Our ability to develop new products based on innovation can affect our competitive position and often requires the investment of significant resources. Difficulties or delays in research, development or production of new products and services or failure to gain market acceptance of new products and technologies may reduce future revenues and adversely affect our competitive position.
We have estimated the sizes of the markets for our current and future products and services, and these markets may be smaller than we estimate.
The market for proteomics technologies and products is new and evolving, making it difficult to predict with any accuracy the size of the markets for our current and future products. Our estimates of the total addressable market for our current products and services and those under development are based on a number of internal and third-party estimates, including, without limitation, the research community’s unmet need for methods to better facilitate prediction of drug response and disease risk and outcomes, whether novel proteomics are successfully integrated into the genomics markets from full discovery to clinical decision making, the applicability of our technology in vitro diagnostics and laboratory developed tests, and the assumed prices at which we can sell our current and future products and services for markets that have not been established. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total addressable market for our current or future products and services may prove to be incorrect.
The future growth of the market for our current and future products depends on many factors beyond our control, including recognition and acceptance of our products by the scientific community and the growth, prevalence and costs of competing products and solutions. Such recognition and acceptance may not occur in the near term, or at all. If the markets for our current and future products are smaller than estimated or do not develop as we expect, or if the price at which we can sell future products and services or the total addressable market for our products or services is smaller than we have estimated, our growth may be limited and our business, financial condition and results of operations could be adversely affected.
The life science tools markets are highly competitive. If we fail to effectively compete, our business, financial condition and operating results will suffer.
We face significant competition in the life science tools markets. We currently compete with both established and early stage life science tools companies that design, manufacture and market assay products and services and libraries of protein biomarker targets. We believe our principal competitors in the life science tools markets as a whole are Quanterix Corporation, Meso Scale Diagnostics, LLC, Luminex Corporation and SomaLogic, Inc. as well as more established technologies such as ELISA or mass spectrometry provided by a number of established vendors. In addition, there are a number of new market entrants, such as Seer, Inc. and Nautilus Biotechnology, Inc., in the process of developing novel technologies for the life sciences market, including those that may compete with our PEA technology and existing product lines. Depending on market segment and customer use-case the relevant competitors may vary.
Some of our current competitors are large publicly-traded companies, or are divisions of large publicly-traded companies, and may enjoy a number of competitive advantages over us, including:
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greater name and brand recognition, financial and human resources;

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larger sales forces and more established distributor networks;

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substantial intellectual property portfolios;

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larger libraries of protein biomarkers; and

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better established, larger scale, and lower cost manufacturing capabilities.

We believe that the principal competitive factors in all of our target markets include:
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market adoption;

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scientific proof;

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cost of capital equipment;

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cost of consumables and supplies;

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reputation among customers and KOLs;

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innovation in product offerings;

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flexibility and ease-of-use;

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accuracy and reproducibility of results; and

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compatibility with existing laboratory processes, tools and methods.

We cannot assure investors that our products will compete favorably or that we will be successful in the face of increasing competition from new products and technologies introduced by our existing competitors or new companies entering our markets. In addition, we cannot assure investors that our competitors do not have or will not develop products or technologies that currently or in the future will enable them to produce competitive products with greater capabilities or at lower costs than ours. Although we are pursuing several strategies to mitigate this trend, there can be no assurance we will be successful in doing so. Any failure to compete effectively could materially and adversely affect our business, financial condition and operating results.
Our business depends on levels of research and development spending by academic and governmental research institutions and biopharmaceutical companies, a reduction in which could limit demand for our products and adversely affect our business and operating results.
In the near term, we expect that a vast majority of our revenue will be derived from sales of our three product lines: Explore, Target, and Focus, to academic and clinical institutions and biopharmaceutical and biotechnology companies worldwide for research and development applications. The demand for our products will depend in part upon the research and development budgets of these customers, which are impacted by factors beyond our control, such as:
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changes in government programs (such as the National Institutes of Health) that provide funding to research institutions and companies;

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macroeconomic conditions, the political climate and the ongoing impact of the COVID-19 pandemic;

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changes in the regulatory environment;

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differences in budgetary cycles;

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competitor product offerings or pricing;

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market-driven pressures to consolidate operations and reduce costs; and

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market acceptance of relatively new products.

In addition, academic, governmental and other research institutions that fund research and development activities may be subject to stringent budgetary constraints that could results in spending reductions, reduced allocations or budget cutbacks, which could jeopardize the ability of these customers to purchase our products. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers, including delays caused by these customers’ reducing activities in response to the COVID-19 pandemic. Specifically related to the COVID-19 pandemic, we cannot assure investors that any changes to our customers’ spending patterns are temporary or whether such new spending patterns will be sustained even after COVID-19. Any decrease in our customers’ budgets or expenditures, or in the size, scope or frequency of capital or operating expenditures, could materially and adversely affect our business, operating results and financial condition.
If we cannot provide quality technical and applications support, we could lose customers and our business and prospects will suffer.
The placement of our products and third-party instruments used with our products at new customer sites, the introduction of our technology into our customers’ existing laboratory workflows and ongoing customer support can be complex. Accordingly, we need highly trained technical support personnel. Hiring technical support personnel is very competitive in our industry due to the limited number of people available with the necessary scientific and technical backgrounds and ability to understand our technology at a technical level. To effectively support potential new customers and the expanding needs of current customers, we will need to substantially expand our technical support staff and develop our support infrastructure and processes. If we are unable to attract, train or retain the number of highly qualified technical services personnel that our business needs, our business and prospects will suffer.
We may experience manufacturing problems or delays that could limit our growth or adversely affect our operating results.
Our products are manufactured at our facilities located in Uppsala, Sweden using complex processes, sophisticated equipment and strict adherence to specifications and quality systems procedures. Any unforeseen manufacturing problems, such as contamination of our facilities, equipment malfunction, quality issues with components and materials sourced from third-party suppliers, failure to strictly follow procedures or meet specifications, or reduced or blocked access to our facilities as a result of the ongoing COVID-19 pandemic, could result in delays or shortfalls in production or require us to voluntarily recall our products. Identifying and resolving the cause of any such manufacturing or supplier issues could require substantial time and resources. If we are unable to keep up with demand for our products by successfully manufacturing and shipping our products in a timely manner, our revenue could be impaired, market acceptance for our products could be adversely affected and our customers might instead purchase our competitors’ products or cancel outstanding purchase orders.
In addition, the introduction of new products may require the development of new manufacturing sites and processes or procedures as well as new suppliers. While all of our assays are currently produced using the same basic processes, significant variations may be required to meet new product specifications. Developing new processes and negotiating supply agreements can be very time consuming, and any unexpected difficulty in doing so could delay the introduction of a product.
Undetected errors or defects in our products, services and software could harm our reputation and decrease market acceptance of our products, services and software.
Our products and services, as well as the software that accompanies them, are novel and complex and may contain undetected errors or defects when first introduced or as new versions are released. We cannot assure you that material performance problems, defects, or errors will not arise, and as we commercialize our Olink Signature platform with new software and launch more applications and content on Olink Insight, these risks may increase. We expect to provide warranties that our products will meet performance specifications and will be free from defects. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins.
In manufacturing our products, we depend upon third parties for the supply of various components, many of which require a significant degree of technical expertise to produce. If our suppliers fail to produce our components to specification or provide defective products to us and our quality control tests and procedures fail to detect such errors or defects, or we or our suppliers use defective materials in the manufacturing process, the reliability and performance of our products will be compromised.
Disruptions or other performance problems with our products, services or software may adversely impact our customers’ research or business, harm our reputation and result in reduced revenue or increased costs associated with product repairs or replacements. If that occurs, we may also incur significant costs, the attention of our key personnel could be diverted or other significant customer relations problems may arise.
We may be subject to claims related to errors or defects in our products, services or software.
Errors or defects in our products, services or software may give rise to claims against us that exceed any revenue or profit we receive from the affected products, services or software. Our limited representations for services cover nonconformance with generally accepted and applicable standards of service, and our limited product warranties cover manufacturing defects for use in accordance with applicable specifications and instructions.
The impacts and potential impacts of the COVID-19 pandemic continue to create significant uncertainty for our business, financial condition and results of operations.
The extent of the impacts of the COVID-19 pandemic on our business and financial results will continue to depend on numerous evolving factors that we are not able to accurately predict and which will vary by market, including the duration and scope of the pandemic, global economic conditions during and after the pandemic, governmental actions that have been taken, or may be taken in the future, in response to the pandemic, and changes in customer behavior in response to the pandemic, some of which may be more than just temporary. Our global operations expose us to risks associated with the COVID-19 pandemic, which has continued to result in challenging operating environments. COVID-19 continues to spread across the globe to almost all of the countries and territories in which our products are developed, made, manufactured, distributed or sold. Authorities in many of these countries and territories have implemented numerous measures to stall the spread and reduce the impact of COVID-19, including travel bans and restrictions, quarantines, curfews, shelter in place and safer-at-home orders, business shutdowns and closures, and have also implemented multi-step polices with the goal of re-opening these markets. These measures have impacted and continue to impact us, our employees, customers, manufacturers, distributors, partners, suppliers and other third parties with whom we do business. The COVID-19 pandemic has adversely affected, and is expected to continue to adversely affect, elements of our business.
We have primarily observed disruptions in the customer end of the supply chain, with our customers’ labs operating at reduced capacity for extended parts of 2020 and during 2021 we have primarily observed disruptions in our supply chain related to standard lab consumables. COVID-19 adversely impacted our growth rate for 2020, in particular as customers have had issues accessing their labs. We have not seen any material cancellations in our pipeline, however there have been delays with projects being pushed into the future. We are continuing to closely monitor how the pandemic and related response measures are affecting our business. Our production and manufacturing facilities are located in Uppsala, Sweden and Watertown, Massachusetts and we have not to date experienced any material disruptions to our production or supply of goods but we have noted an increase in delivery times for certain components throughout our supply chain. There is a risk that we could experience disruption on the supply side throughout the remainder of the COVID-19 pandemic. Although we have seen a reduction in demand due to the ongoing COVID-19 pandemic, we have not observed any significant changes in our underlying customer base, and we have been and will continue to serve our customers, even at reduced levels, until their activities return to normal. The gradual recovery of revenue we have seen compared with previous levels reflects the underlying factors affecting demand, including the easing of lockdown restrictions and the partial or full reopening of academic and biopharmaceutical research laboratories around the world.
We have implemented a bi-weekly testing program for all employees in Sweden and have supported and implemented a work-from-home policy for our employees, while the office remains open for ongoing necessary activities as permitted by relevant government orders. The countries and territories in which our products are developed, made, manufactured, distributed or sold are in varying stages of restrictions, re-opening and reclosing to address the COVID-19 pandemic. Certain jurisdictions have begun re-opening only to return to restrictions in the face of increases in new COVID-19 cases. There is considerable uncertainty regarding how the effects of the pandemic, including current and future health and safety measures implemented in response to the pandemic, will impact our business, including whether they will result in further changes in demand for our products; further increases in operating costs (whether as a result of changes to our supply chain or increases in employee costs, operating costs or otherwise); further impact our ability to perform research and development, manufacturing, and shipping of our products; how they will further impact our supply chain; and whether they will result in further reduced availability of air or other commercial transport, port closures or border restrictions, each or all of which can impact our ability to make, manufacture, distribute and sell our products. In addition, measures that impact our ability to access our facilities may continue to impact the availability of our employees, some of whom are not able to perform their job functions remotely. If a significant percentage of our or our business partners’ workforce is unable to work (including because of illness, facility closures, quarantine, curfews, shelter in place orders, travel restrictions, social distancing requirements or other governmental restrictions or voluntarily adopted practices), our operations will be negatively impacted. Any sustained interruption in our or our business partners’ operations, research and development, distribution network or supply chain or any significant continuous shortage of raw materials or other supplies as a result of these measures, restrictions or disruptions, including as a result of increased demand for certain products, can impair our ability to develop, make, manufacture, distribute or sell our products.
Compliance with governmental measures imposed in response to COVID-19 has caused and will continue to cause us to incur additional costs, and any inability to comply with such measures can subject us to restrictions on our business activities, fines and other penalties, any of which can adversely affect our business. In addition, the increase in certain of our employees working remotely has amplified certain risks to our business, including increased demand on our information technology resources and systems, increased phishing and other malicious activity as cybercriminals try to exploit the uncertainty surrounding the COVID-19 pandemic and an increase in the number of points of potential exposure, such as laptops and mobile devices, to be secured, and any failure to effectively manage these risks, including to timely identify and appropriately respond to any security incidents, may adversely affect our business.
Public concern regarding the risk of contracting COVID-19 may impact demand from customers. Even as governmental restrictions are lifted and economies gradually re-open, the ongoing economic impacts and health concerns associated with the pandemic may continue to affect customer behavior. In addition, changes in customer purchasing patterns may increase demand for our products in one quarter, resulting in decreased customer demand for our products in subsequent quarters. The continued economic uncertainty associated with the COVID-19 pandemic has resulted in volatility in the global capital and credit markets which could impair our ability to access these markets on terms commercially acceptable to us, or at all, and execute our growth strategies. While we have developed and implemented and continue to develop and implement health and safety protocols, business continuity plans and crisis management protocols in an effort to try to mitigate the negative impact of COVID-19 on our employees and our business, there can be no assurance that we will be successful in our efforts or that such efforts may not have detrimental unintended consequences, and as a result, our business, financial condition and results of operations and the price of our common shares and ADSs may be adversely affected.
Our products could become subject to government regulation and the regulatory approval and maintenance process for such products may be expensive, time-consuming and uncertain in both timing and outcome.
Our products are currently labeled and promoted, and are, and in the near-future will be, sold primarily to academic and research institutions and biopharmaceutical companies as research use only (RUO) products, and are not currently designed, or intended to be used, for clinical diagnostic tests. However, as we continue to expand our product lines and the applications and uses of our existing products into new fields, certain of our current or future products could become subject to regulation by the United States Food and Drug Administration (FDA), European Medicines Agency (EMA), or comparable international agencies, including requirements for regulatory clearance, authorization or approval of such products before they can be marketed. Also, even if our products are labeled, promoted and intended as RUO, the FDA, EMA or comparable international agencies could disagree with our conclusion that our products are intended for research use only or deem our sales, marketing and promotional efforts as being inconsistent with RUO products. For example, our customers may independently elect to use our RUO labeled products in their own LDTs for clinical diagnostic use, which could subject our products to government regulation, even if clinical uses of our RUO products by our customers were done without our consent. Such regulatory approvals, authorizations or clearances may be expensive, time-consuming and uncertain, and our failure to obtain or comply with such approvals, authorizations and clearances could have an adverse effect on our business, financial condition and operating results. In addition, changes to the current regulatory framework, including the imposition of additional or new regulations, including regulation of our products, could arise at any time during the development or marketing of our products, which may negatively affect our ability to obtain or maintain FDA, EMA or comparable regulatory approval of our products, if required. Also, obtaining and maintaining marketing approval of our current and future products in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our current and future product candidates in other jurisdictions. Further, if we expand into new product lines or services, we may become subject to additional U.S. healthcare regulations such as federal and state fraud and abuse, transparency and data privacy and security laws and state clinical laboratory requirements, among others.
Diagnostic products are regulated as medical devices by the FDA, EMA and comparable international agencies and may require clearance following the 510(k) pre-market notification process, authorization following a request for de novo classification or pre-market approval from the FDA, in each case prior to marketing. In Europe, we would need to comply with the new Medical Device Regulation 2017/745 and In Vitro Diagnostic Regulation 2017/746, which became effective May 26, 2017, with application dates of May 26, 2021 (postponed from 2020) and May 26, 2022, respectively. Obtaining the requisite regulatory approvals can be expensive and may involve considerable delay. None of our products are currently regulated as in vitro diagnostic devices for clinical diagnosis. However, if our products labeled as RUO are used, or could be used, for the diagnosis of disease, the regulatory requirements related to marketing, selling and supporting such products could change or be uncertain, even if such use by our customers is without our consent. Moreover, if the FDA believed we inappropriately labeled our products as RUO, it could allege that we had misbranded or adulterated our products.
If the FDA, EMA or other regulatory authorities assert that any of our products are subject to regulatory clearance, authorization or approval, our business, financial condition or results of operations could be adversely affected.
The raw materials for and components of our products could become subject to stricter regulation.
Antibodies are a key component of our products. The Scientific Advisory Committee (ESAC) of the European Union Reference Laboratory for alternatives to animal testing (EURL ECVAM) published a recommendation in May 2020 on non-animal derived antibodies which, in summary, stated that animals should no longer be used for the development and production of antibodies for research, regulatory, diagnostic and therapeutic applications and that countries in the European Union should no longer authorize the development and production of antibodies through animal immunization, where robust, legitimate scientific justification is lacking. The recommendation is based on the principle from European Union Directive 2010/63 on the protection of animals used for scientific purposes, that European Union Member States should ensure that, wherever possible, a scientifically satisfactory method or testing strategy not entailing the use of live animals should be used over any procedure that may be harmful to animals. The ESAC recommendation suggests that non-animal derived antibodies are equivalent to animal-derived antibodies for the vast majority of applications and encourages manufacturers and suppliers to replace animal-derived antibodies available in their catalogues with non-animal-derived affinity reagents. While the ESAC recommendation is not legally-binding, and its principles are yet to be enacted in legislation, it does suggest a policy move away from the use of animal immunization for developing and producing antibodies in the European Union and, in particular, that European Union Member States may need to adapt their national regulations on antibody development and production to ensure compliance with Directive 2010/63. This may result in stricter regulation in the future which could have an adverse impact on our operations and antibody suppliers.
We face risks related to handling of hazardous materials and other regulations governing environmental safety.
Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations that both public officials and private individuals may seek to enforce. Our activities that are subject to these regulations include, among other things, our use of hazardous materials in manufacturing and in our products, and the generation, transportation and storage of waste. We could discover that we, an acquired business or our suppliers are not in material compliance with these regulations. Existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to us, whether retroactively or prospectively, that may have a negative effect on our business and results of operations. It is also impossible to eliminate completely the risk of accidental environmental contamination or injury to individuals. In such an event, we could be liable for any damages that result, which could adversely affect our business.
Acquisitions or joint ventures could disrupt our business, cause dilution to our shareholders and/or our holders of ADSs and otherwise harm our business.
We may acquire other businesses, products or technologies as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. For example, in early 2020, we acquired Agrisera AB, a Swedish company specializing in antibody production, in order to enable the growth of our protein biomarker library and increase control over our supply chain. Any future transactions could be material to our financial condition and operating results and expose us to many risks, including:
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disruption in our relationships with customers, distributors or suppliers as a result of such a transaction;

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unanticipated liabilities related to acquired companies;

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difficulties integrating acquired personnel, technologies and operations into our existing business;

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diversion of management time and focus from operating our business;

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increases in our expenses and reductions in our cash available for operations and other uses; and

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possible write-offs or impairment charges relating to acquired businesses.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.
Also, the anticipated benefit of any strategic transaction may not materialize. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, or the effect that any such transactions might have on our operating results.
Unfavorable global economic or political conditions could adversely affect our business, financial condition or results of operations.
General conditions in the global economy and in the global financial markets could adversely affect our results of operations, including the potential effects from COVID-19 as discussed above, and the overall demand for our products and services may be particularly vulnerable to unfavorable economic conditions. A global financial crisis or a global or regional political disruption could cause extreme volatility in the capital and credit markets. A severe or prolonged economic downturn or political disruption could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or political disruption could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our products and services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the political or economic climate and financial market conditions could adversely impact our business.
Enhanced trade tariffs, import restrictions, export restrictions, Chinese regulations or other trade barriers may materially harm our business.
We are continuing to expand our international operations as part of our growth strategy and have experienced an increasing concentration of sales in certain regions outside the United States and European Union, especially in the Asia-Pacific region. There is currently significant uncertainty about the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, government regulations and tariffs. The former United States Trump presidential administration called for substantial changes to United States foreign trade policy with respect to China and other countries, including the possibility of imposing greater restrictions on international trade and significant increases in tariffs on goods imported into the United States. It is uncertain what the current presidential administration's foreign trade policy with respect to China will be. Starting September 2018, the United States Trade Representative (USTR) has enacted various tariffs of 7.5%, 10%, 15% and 25% on the import of Chinese products, including non-U.S. components and materials that may be used in our products. Additionally, China has also imposed tariffs on imports into China from the United States. These tariffs could raise our costs. Furthermore, tariffs, trade restrictions, or trade barriers that have been, and may in the future be, placed on products such as ours by foreign governments, especially China, have raised, and could further raise, amounts paid for some or all of our products, which may result in the loss of customers and our business, and our financial condition and results of operations may be harmed. Further tariffs may be imposed that could cover imports of components and materials used in our products, or our business may be adversely impacted by retaliatory trade measures taken by China or other countries, including restricted access to components or materials used in our products or increased amounts that must be paid for our products, which could materially harm our business, financial condition and results of operations. Further, the continued threats of tariffs, trade restrictions and trade barriers could have a generally disruptive impact on the global economy and, therefore, negatively impact our sales. Given the relatively fluid regulatory environment in China and the United States and uncertainty how the United States or foreign governments will act with respect to tariffs, international trade agreements and policies, there could be additional tax or other regulatory changes in the future. Any such changes could directly and adversely impact our financial results and results of operations.
Additionally, in November 2018, the United States Commerce Department’s Bureau of Industry and Security (BIS) released an advance notice of proposed rulemaking to control the export of emerging technologies. This notice included “biotechnology, including nanobiology; synthetic biology; genomic and genetic engineering; or neurotech” as possible areas of increased export controls. Therefore, it is possible that our ability to export our products may be restricted in the future.
Finally, in April 2020, BIS expanded its controls on the export, reexport, and transfer of certain items for military end-use or to military end-users in China, Russia, and Venezuela. These expanded controls could impact our ability to sell our products to certain end-users in these countries, most notably China.
Risks Related to Our Financial Position and Need for Additional Capital
We expect to make significant investments in our continued research and development of new products and services and software, which may not be successful.
We currently have a library of approximately 3,000 protein biomarker targets, of which 1,100 are incorporated in the Target product line and all 1,500 are incorporated in Explore. We plan to make all 3,000 protein biomarker targets available in Explore products during 2021 and to grow our library beyond

6,000 protein biomarker targets over time. Starting in 2021, we plan to make our Explore line widely available as distributed kit products and launch our own qPCR readout platform, Olink Signature Q100. In addition, we plan to utilize our cloud platform, Olink Insight, and work together with KOLs and our customers to make proteomics big data easy, accessible and actionable, which in turn requires open access, transparent and high-quality protein biomarker data. We also plan to invest in our sales and marketing infrastructure to grow our customer base and sell more products and services to existing customers. We expect to incur significant expenses to advance these development efforts, but they may not be successful. Even if we are ultimately successful in these efforts, our gross margins may suffer as we invest in advance of potential revenue growth.
Developing new products, services and software is a speculative and risky endeavor. Products, services or software that initially show promise may fail to achieve the desired results or may not achieve acceptable levels of analytical accuracy or clinical utility. We may need to alter our products in development and repeat studies before we identify a potentially successful product or service. Product development is expensive, may take years to complete and can have uncertain outcomes. Failure can occur at any stage of the development. If, after development, a product appears successful, we or our collaborators may, depending on the nature of the product, need to obtain FDA, EMA and other regulatory clearances, authorizations or approvals before we can market the product. The FDA’s and EMA’s clearance, authorization or approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. The FDA, EMA or other applicable regulatory authority may not clear, authorize or approve any future product we develop. Even if we develop a product that receives regulatory clearance, authorization or approval, we or our collaborators would need to commit substantial resources to commercialize, sell and market the product before it could be profitable, and the product or service may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services.
New potential products, services and software may fail at any stage of development or commercialization and if we determine that any of our current or future products, services or software is unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional products, services or software, our potential for growth may be impaired.
Our future capital needs are uncertain and we may need to raise additional funds in the future.
We believe that our existing cash at bank and in hand as of March 31, 2021, together with our cash generated from commercial sales, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. However, we may need to raise substantial additional capital to:
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expand our sales and marketing efforts to further commercialize our products;

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strategically acquire companies or technologies that may be complementary to our business;

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expand our research and development efforts to improve our existing products and develop and launch new products, particularly if any of our products are deemed by the FDA, EMA or other applicable regulatory authority to be medical devices or otherwise subject to additional regulation by the FDA, EMA or other applicable regulatory authority;

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seek premarket approval, de novo classification or 510(k) clearance from the FDA and comply with the new Medical Device Regulation 2017/745 and In Vitro Diagnostic Regulation 2017/746 in Europe for our existing products or new products if or when we decide to market products for use in the prevention, diagnosis or treatment of a disease or other condition (see “— Our products could become subject to government regulation and the regulatory approval and maintenance process for such products may be expensive, time-consuming and uncertain in both timing and outcome” for further information about the FDA, EMA and other regulatory approvals that we may be required to seek and obtain in that circumstance);

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hire additional personnel;

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enter into collaboration arrangements, if any, or in-license other products and technologies;

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add operational, financial and management information systems; and

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incur increased costs as a result of operating as a public company.

Our future funding requirements will depend on many factors, including:
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market acceptance of new products, including our recently launched Explore product line and our future products;

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the cost and timing of establishing additional sales, marketing and distribution capabilities;

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the cost of our research and development activities;

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our ability to enter into collaborations in the future, and the success of any such collaborations;

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the cost and timing of potential regulatory clearances, authorizations or approvals that may be required in the future for our products; and

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the effect of competing technological and market developments.

We cannot assure you that we will be able to obtain additional financing for investment for growth on acceptable terms, or at all. Our ability to raise additional funds will depend on financial, economic and market conditions and other factors, over which we may have no or limited control. Market volatility resulting from the COVID-19 pandemic or other factors could also adversely impact our ability to access capital as necessary. If we raise additional funds by issuing equity or equity-linked securities, our shareholders and future holders of the ADSs may experience dilution. Future debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or equity financing may contain terms that are not favorable to us, our shareholders or future holders of the ADSs. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of new products. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could have a material adverse effect on our financial condition, operating results and business.
We have incurred losses, from time to time, since we were formed and we may incur losses in the future.
We recorded revenue of $54.1 million, $41.7 million and $4.6 million; and recognized net losses of $6.8 million, $17.9 million and $7.8 million during the year ended December 31, 2020, the period ended December 31, 2019 and the period ended March 7, 2019, respectively. We may incur losses in the future as we plan to invest significant additional funds toward expansion of our commercial organization and the development of our technology. In addition, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. These increased expenses will make it harder for us to sustain future profitability. We may incur losses in the future for a number of reasons, many of which are beyond our control, including the other risks described in this “Risk Factors” section, the market acceptance of our new products, future product development and our market penetration and margins. Our failure to become profitable would depress the value of our common shares and ADSs and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of our common shares or ADSs could also cause you to lose all or part of your investment.
We have a limited operating history, which may make it difficult to evaluate the prospects for our future viability and predict our future performance.
Our operations to date have been limited to developing and commercializing our technology and products. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. Predictions about our future success or viability are highly uncertain and may not be as accurate as they could be if we had a longer operating history. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition and results of operations could be adversely affected.
Our operating results have in the past fluctuated significantly and may continue to fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results have fluctuated significantly, which makes it difficult for us to predict our future operating results. These fluctuations have occurred and may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:
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reductions in capacity or shutdowns of laboratories and other institutions as well as other impacts stemming from the COVID-19 pandemic, including reduced or delayed spending on products and services as a result of such shutdowns and delays before re-opened laboratories and institutions resume previous levels of research activities that require new purchases of our products and services;

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disruptions in customers’ ongoing experiments or interruptions in the ability of our customers to complete research projects as a result of the COVID-19 pandemic;

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our dependence on single source and sole source suppliers for some of the components and materials used in our products;

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production problems and quality issues with the materials we purchase for manufacturing, which could impact our ability to manufacture and ship our products and related components;

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the level of demand for our products, which may vary significantly and result in excess capacity expenses, and our ability to increase penetration in our existing markets and expand into new markets;

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the timing and cost of, and level of investment in, research and development and commercialization activities relating to our products, which may change from time to time;

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the volume and mix of our product and services sales or changes in the manufacturing or sales costs related to our products and services;

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the success of our recently introduced products, including our Explore, Target and Focus product lines, and the introduction of other new products or product enhancements by us, such as our own qPCR readout platform, Olink Signature Q100, or others in our industry;

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the timing and amount of expenditures that we may incur to acquire, develop or commercialize additional products and technologies or for other purposes, such as the expansion of our facilities;

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changes in governmental funding of life sciences research and development or changes that impact budgets, budget cycles or seasonal spending patterns of our customers;

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future accounting pronouncements or changes in our accounting policies;

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the outcome of any future litigation or governmental investigations involving us, our industry or both;

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difficulties encountered in delivering our products and services, whether as a result of external factors such as weather or internal issues such as labor disputes;

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general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors;

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higher than anticipated warranty costs;

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customers accelerating, canceling, reducing or delaying orders as a result of developments related to litigation;

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the impacts of infectious disease, epidemics, pandemics and outbreaks, including the effects of the COVID-19 pandemic, on our business operations and on the business operations of our customers, manufacturers and suppliers; and

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the other factors described in this “Risk Factors” section.

The cumulative effects of the factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common shares and ADSs could decline substantially. Such a price decline could occur even when we have met or exceeded any previously publicly stated guidance we may provide. Our failure to reinstate or provide updated annual revenue guidance in the future may make it more difficult for financial analysts and other investors to value our common shares and ADSs and may result in increased volatility in the price of our common shares and ADSs.
Seasonality may cause fluctuations in our revenue and results of operations.
We operate on a December 31st year end and believe that there are significant seasonal factors which may cause sales of our products, such as our Explore, Target and Focus product lines, to vary on a quarterly or yearly basis and increase the magnitude of quarterly or annual fluctuations in our operating results. We believe that this seasonality results from a number of factors, including the procurement and budgeting cycles of many of our customers, especially government- or grant-funded customers, whose cycles often coincide with government fiscal year ends. For example, the U.S. government’s fiscal year end occurs in our third quarter and may result in increased sales of our products during such quarter if government-funded customers have unused funds that may be forfeited, or future budgets that may be reduced, if such funds remain unspent at such fiscal year end. Furthermore, the academic budgetary cycle similarly requires grantees to ‘use or lose’ their grant funding, which seems to be tied disproportionately to the end of the calendar year, driving sales higher during the fourth quarter. Similarly, our biopharmaceutical customers typically have calendar year fiscal years which also result in a disproportionate amount of their purchasing activity occurring during our fourth quarter. These factors have contributed, and may contribute in the future, to substantial fluctuations in our quarterly operating results. Because of these fluctuations, it is possible that in some quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of the ADSs would likely decrease. These fluctuations, among other factors, also mean that our operating results in any particular period may not be relied upon as an indication of future performance. Seasonal or cyclical variations in our sales have in the past, and may in the future, become more or less pronounced over time, and have in the past materially affected, and may in the future materially affect, our business, financial condition, results of operations and prospects. Additionally, impacts of the COVID-19 pandemic could cause unpredictable temporary or permanent fluctuations in seasonal or cyclical variations.
Our sales cycle is lengthy and variable, which makes it difficult for us to forecast revenue and other operating results.
The sales cycle for our products is lengthy because each sale generally represents a major capital expenditure and generally requires the approval of our customers’ senior management. This may contribute to substantial fluctuations in our quarterly or annual operating results, particularly during the periods in which our sales volume is low. Factors that may cause fluctuations in our quarterly or operating results include, without limitation, market acceptance for our new products; our ability to attract new customers; publications of studies by us, competitors or third parties; the timing and success of new product introductions by us or our competitors or other changes in the competitive dynamics of our industry, such as consolidation; the amount and timing of our costs and expenses; changes in our pricing policies or those of our competitors; general economic, industry and market conditions; the effects of seasonality; the regulatory environment; expenses associated with warranty costs or unforeseen product quality issues; the hiring, training and retention of key employees, including our ability to grow our sales organization; litigation or other claims against us for intellectual property infringement or otherwise; our ability to obtain additional financing as necessary; changes or trends in new technologies and industry standards; and the impact of COVID-19. Because of these fluctuations, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of the ADSs would likely decrease. Such fluctuations also mean that investors may not be able to rely on our operating results in any particular period as an indication of future performance. Sales to existing customers and the establishment of a business relationship with other potential customers is a lengthy process, generally taking several months and sometimes longer. Following the establishment of the relationship, the negotiation of purchase terms can be time-consuming, and a potential customer may require an extended evaluation and testing period. In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is canceled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of our lengthy sales cycle, the realization of revenue from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter.
We may incur impairment charges on our goodwill and intangible assets which could adversely impact our financial results.
Goodwill and certain other intangible assets with indefinite lives are tested for impairment annually, or upon the identification of any impairment indicators. As of March 31, 2021, goodwill and other intangible assets with indefinite lives represented approximately 35% of our total assets. In the future, if we determine that there has been impairment, our net profit or net loss for the relevant period would be reduced by the amount of the impairment, net of tax effects, if any.
We are exposed to risks related to currency exchange rates.
Due to the international scope of our operations, our assets, earnings and cash flows are affected by fluctuations in the exchange rates of several currencies, particularly the Swedish Kronor (SEK), the U.S. Dollar (USD) and the Euro (EUR). Currency risks arise when future commercial transactions or reported assets or liabilities are denominated in a currency other than our reporting currency, the USD. Exchange rate fluctuations between local currencies and the USD create risk in several ways, including the following:
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weakening of the USD may increase the USD cost of overseas research and development expenses and the cost of sourced product components outside the United States;

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the exchange rates on non-USD transactions and cash deposits can distort our financial results; and

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the pricing and profit margins of our products may be affected by currency fluctuations.

In addition, to the extent our need for contract manufacturing increases once certain of our products reach the commercial market, our exposure to currency risks will increase proportionally. We do not engage in regular hedging transactions, since to date our currency exposure has been mostly related to purchased services for product development, which has been irregular and difficult to anticipate. It is possible that fluctuations in currency exchange rates could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks related to taxation in multiple jurisdictions.
We are subject to income taxes in Swedish and foreign jurisdictions. Significant judgments based on interpretations of existing tax laws or regulations may be required in determining our provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of our operations, changes in our future levels of research and development spending, mergers and acquisitions or the result of examinations by various tax authorities. Although we believe our tax estimates are reasonable, if the U.S. Internal Revenue Service (IRS) or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.
Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our domestic and foreign earnings. Any new taxes could adversely affect our domestic and international business operations and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely and retroactively to us. We will continue to monitor and assess the impact of the tax legislation on our business. Any changes in tax laws or regulations that are applied adversely to us or our customers could have a material adverse effect on our business, cash flow, financial condition or results of operations.
Risks Related to Our Dependence on Third Parties
We are dependent on single source and sole source suppliers for some of the components and materials used in our products and the loss of any of these suppliers could harm our business. The ability of our suppliers to meet our needs and the needs of our customers could be reduced or eliminated by the impacts of the COVID-19 pandemic.
In certain cases, we rely on single source suppliers for all of our requirements for some of our materials or components. In several cases, we do not have long term contracts with these suppliers, and even in the cases where we do, the contracts include significant qualifications that would make it extremely difficult for us to force the supplier to provide us with their services, materials or components should they choose not to do so. We are therefore subject to the risk that these third-party suppliers will not be able or willing to continue to provide us with materials and components that meet our specifications, quality standards and delivery schedules. Factors that could impact our suppliers’ willingness and ability to continue to provide us with the required materials and components include disruption at or affecting our suppliers’ facilities, such as work stoppages or natural disasters, infectious disease, epidemics or pandemics including COVID-19, outbreaks, adverse weather or other conditions that affect their supply, the financial condition of our suppliers, deterioration in our relationships with these suppliers or the decision by such suppliers to introduce products that compete directly with our solutions. In addition, we cannot be sure that we will be able to obtain these materials and components on satisfactory terms. Any increase in material and component costs or decrease in availability could reduce our sales and harm our gross margins. In addition, any loss of a material supplier may permanently cause a change in one or more of our products that may not be accepted by our customers or cause us to eliminate that product altogether.
For example, we depend on a single-source supplier for antibodies used for some of our products and we do not have a long-term contract with this single-source supplier. We also depend on single source suppliers, Fluidigm and Illumina, for instrumentation used for our products and we do not have a long-term contract with Illumina. Lead times for some of these antibodies and instruments can be several months or more and could be exacerbated due to the COVID-19 pandemic. In the event that demand increases, a manufacturing ‘lot’ does not meet our specifications or we fail to forecast and place purchase orders sufficiently in advance, this could result in a material shortage. Some of the antibodies and both of the platforms are proprietary to these suppliers, thereby making second sourcing and development of a replacement difficult. Furthermore, these suppliers have intellectual property rights that could prevent us from sourcing such antibodies and instruments from other suppliers. These suppliers could choose to create products that directly compete with our products and end our current supplier-customer relationships. If antibodies or instruments become unavailable from our current suppliers and we are unable to find acceptable substitutes for these suppliers, we may be required to produce them internally or change our product designs.
We have not qualified secondary sources for all materials or components that we source through a single supplier and we cannot assure investors that the qualification of a secondary supplier will prevent future supply issues. Disruption in the supply of materials or components would impair our ability to sell our products and meet customer demand, and also could delay the launch of new products, any of which could harm our business and results of operations. If we were to have to change suppliers, the new supplier may not be able to provide us with materials or components in a timely manner and in adequate quantities that are consistent with our quality standards and on satisfactory pricing terms. In addition, alternative sources of supply may not be available for materials that are scarce or components for which there are a limited number of suppliers.
While we have taken steps to mitigate potential supply chain and transportation infrastructure system issues which may result from the COVID-19 pandemic, the impacts of the COVID-19 pandemic, including interruptions in or failures of the global supply chain and transportation infrastructure system, could cause certain of our suppliers to experience shortages in materials and components that we depend on such suppliers to provide, could result in price increases in the materials and components we source from suppliers or could reduce the ability of our suppliers to meet our needs or the needs of our customers. The impacts of the COVID-19 pandemic could cause certain of our suppliers to be unable to operate temporarily or go out of business permanently. The realization of any of these risks could prevent us from producing, selling or delivering our products, reduce our sales and harm our gross margins or permanently cause a change in one or more of our products that may not be accepted by our customers or cause us to eliminate that product altogether.
We rely on contract manufacturers for the development and manufacturing of our Olink Signature platform, which can create supply uncertainties.
We rely on contract manufacturers for the production of our Olink Signature platform and, if it proves difficult for contract manufacturers to scale-up production of the platform, full-scale production may be delayed, which could then delay the platform launch schedule.
We will also be required to validate full-scale production and submit documentation to the relevant regulatory authorities in connection with the scaling-up of the production to full-scale production. These agencies must approve the production at the manufacturers we select. We will be relying upon the contract manufacturers to provide us with the appropriate information for the regulators, and if the documentation is incomplete or incorrect there is a risk that the platform launch will be delayed, which may have a material adverse effect on our financial position and performance.
Our reliance on a third-party service provider for provision of our services in China could limit or prevent us from providing our services and impact our revenue.
We offer Analysis Service through a third-party service provider in China. The ability of our third-party service provider to provide our services has been impacted by the COVID-19 pandemic and may be subject to future disruption. If this third-party service provider does not perform adequately, we may not realize long-term revenue growth in China.
If our third-party providers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.
Our third-party manufacturers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of hazardous materials and wastes. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological waste or hazardous waste insurance coverage, workers’ compensation or property and casualty and general liability insurance policies that include coverage for damages and fines arising from biological or hazardous waste exposure or contamination.
Risks Related to Intellectual Property
If we are unable to protect our intellectual property effectively, our business would be harmed.
We rely on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. As of May 31, 2021, worldwide we owned or in-licensed 40 issued or allowed patents across eight patent families (of which 22 patents are national validations of granted European patents, corresponding to six granted European patents each validated in three or four European countries) and seven pending patent applications across four patent families (of which one application is still in the priority year). Although we have additional patent families covering other aspects of our proprietary technologies, we cannot assure investors that we will keep our competitive advantage against third parties after the expiration of these patent families. We continue to file new patent applications to attempt to obtain further legal protection of the full range of our technologies. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict the use of our intellectual property.
Our success depends in part on obtaining patent protection for our products and services, preserving trade secrets, patents, copyrights and trademarks, operating without infringing the proprietary rights of third parties and acquiring licenses for technology or products. We may exercise our business judgment and choose to relinquish rights in trade secrets by filing applications that disclose and describe our inventions and certain trade secrets when we seek patent protection for certain of our products and technology. We cannot assure investors that any of our currently pending or future patent applications will result in issued patents and we cannot predict how long it will take for such patents to be issued. Further, in one case, we have as yet only filed a United Kingdom patent application on certain aspects of our products and technologies in order to obtain a priority date for these aspects of our products and technologies. This United Kingdom patent application is not eligible to become an issued patent outside of the United Kingdom until, among other things, we file an international patent application or other non-United Kingdom applications within 12 months of the filing date of the United Kingdom patent application. This application may not become an issued patent for a variety of reasons, including our failure to file an international application or other non-United Kingdom application within the permitted timeframe or a decision that doing so no longer makes business or financial sense. Publications of discoveries in scientific literature often lag behind the actual discoveries and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain, despite the importance of seeking patent protection in our industry. Our pending and future patent applications may not result in patents being issued that protect our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive product candidates. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner.
Further, we cannot assure investors that other parties will not challenge any patents issued to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We cannot guarantee investors that we will be successful in defending challenges made against our patents and patent applications, even if we spend significant resources defending such challenges. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents and could deprive us of the ability to prevent others from using the technologies claimed in such issued patents. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
Changes in either the patent laws or in interpretations of patent laws in the United States or other jurisdictions may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.
In addition to pursuing patents on our technology, we take steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it would be expensive and time consuming and the outcome would be unpredictable.
With respect to all categories of intellectual property protection, our competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. In addition, competitors may develop their own versions of our products in countries where we did not apply for patents, where our patents have not issued or where our intellectual property rights are not recognized and compete with us in those countries and markets.
The laws of some countries do not protect intellectual property rights to the same extent as the laws of the United States and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of our patents. The legal systems in certain countries may also favor state-sponsored or companies headquartered in particular jurisdictions over our first-in-time patents and other intellectual property protection. We are aware of incidents where such entities have stolen the intellectual property of domestic companies in order to create competing products and we believe we may face such circumstances ourselves in the future. In the USTR annual “Special 301” Report released in 2019, the adequacy and effectiveness of intellectual property protection in a number of foreign countries were analyzed. A number of countries in which both we and our distributors operate are identified in the report as being on the Priority Watch List. In China, for instance, the USTR noted a range of IP-related concerns, including a need to “strengthen IP protection and enforcement, including as to trade secret theft, online piracy and counterfeiting, the high-volume manufacture and export of counterfeit goods, and impediments to pharmaceutical innovation.” The absence of harmonized intellectual property protection laws and effective enforcement makes it difficult to ensure consistent respect for patent, trade secret, and other intellectual property rights on a worldwide basis. As a result, it is possible that we will not be able to enforce our rights against third parties that misappropriate our proprietary technology in those countries.
We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patent could limit our ability to assert those patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the trademarks in question. In this case, we could ultimately be forced to cease use of such trademarks.
Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could adversely affect the price of our common shares and ADSs. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.
Additionally, for certain of our existing and future in-licensed patent rights, we may not have the right to bring suit for infringement and may have to rely on third parties to enforce these rights for us. If we cannot or choose not to take action against those we believe infringe our intellectual property rights, we may have difficulty competing in certain markets where such potential infringers conduct their business, and our commercialization efforts may suffer as a result.
Issued patents covering our products and services could be found invalid or unenforceable if challenged.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and some of our patents or patent applications, including licensed patents, may be challenged in courts or patent offices in the United States and abroad in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Additionally, if we and our licensing partners initiate or become involved in legal proceedings against a third party to enforce a patent covering one of our products or technologies, the defendant could counterclaim that the patent covering our product is invalid or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including patent eligible subject matter, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office (USPTO), or made a misleading statement, during prosecution. In addition, the United States now awards patent priority to the first party to file a patent application, and others may submit patent claims covering our inventions prior to us. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. A successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, which could have a material adverse impact on our business. Furthermore, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products and services.
We may not be aware of all third-party intellectual property rights potentially relating to our platforms, products and services. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO. The outcome of such proceedings is uncertain, and other patent applications may have priority over our patent applications. Such proceedings could also result in substantial costs to us and divert our management’s attention and resources.
We may not be able to protect and enforce our trademarks.
We have not yet registered certain of our trademarks in all of our potential markets, although we have registered the trademark PROSEEK in the European Union and China and the trademarks OLINK,  OLINK and  in the European Union, United States, Canada, China, United Kingdom, Japan, Norway, Singapore and a number of other countries. As we apply to register our unregistered trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. In addition, opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In certain countries outside of the United States, trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.
If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our products.
Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our products and future product candidates without infringing the intellectual property and other proprietary rights of third parties. However, our development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Third parties may have United States and non-U.S. issued patents and pending patent applications relating to compounds, methods of manufacturing compounds and/or methods of use for the applications for which we are developing our product candidates. If any third-party patents or patent applications are found to cover our product candidates or their methods of use or manufacture, we may not be free to manufacture or market our product candidates as planned without obtaining a license, which may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.

There is a substantial amount of intellectual property litigation in the life sciences industry, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our products and products candidates, including patent infringement lawsuits in Europe, the United States or abroad, as well as interference, derivation, inter partes review, and post-grant proceedings before the European Patent Office (EPO) or USPTO and opposition or other proceedings before foreign patent offices. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the composition, use or manufacture of our products and product candidates. We cannot guarantee that any of our patent searches or analyses including, but not limited to, the identification of relevant patents, the scope of patent claims or the expiration of relevant patents are complete or thorough, nor can we be certain that we have identified each and every patent and pending application in the United States, Europe and other jurisdictions that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based on intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The life sciences industry has produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use or manufacture. The scope of protection afforded by a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and we may not have sufficient resources to bring these actions to a successful conclusion. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure.
If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate or product. If we were required to obtain a license to continue to manufacture or market the affected product, we may be required to pay substantial royalties or grant cross-licenses to our patents. We cannot, however, be certain that any such license will be available on acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Furthermore, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us; alternatively or additionally it could include terms that impede or destroy our ability to compete successfully in the commercial marketplace. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with any of these requirements.
Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and national patent offices in several stages over the lifetime of the patent. The USPTO, the EPO and various foreign governmental patent offices require compliance with a number of procedural, documentaries, fee payment (including annuities) and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors or collaboration partners fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have an adverse effect on our business.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents on product and product candidates throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Patent terms may be inadequate to protect our competitive position on our products and services for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products and services are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new products and services, patents protecting such products and services might expire before or shortly after such products and services are commercialized.

As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products.
As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological complexity and legal complexity. Therefore, obtaining and enforcing biotechnological patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (AIA) has been enacted in the United States, resulting in significant changes to the United States patent system.
An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.
Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and that provide opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our United States patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
Additionally, the United States Supreme Court and the Court of Appeals for the Federal Circuit have ruled on patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, especially with regards to certain inventions or discoveries relating to the life sciences. For example, certain decisions stand for the proposition that patent claims that recite laws of nature (for example, the relationships between the levels of certain biomarkers and the likelihood of risk of recurrence of cancer) are not themselves patentable unless those patent claims have sufficient additional features that provide practical assurance that the processes are genuine inventive applications of those laws rather than patent drafting efforts designed to monopolize the law of nature itself. What constitutes a “sufficient” additional feature is uncertain. Furthermore, in view of these decisions, in December 2014 the USPTO published revised guidelines for patent examiners to apply when examining process claims for patent eligibility. This guidance has been periodically updated by the USPTO since 2014, most recently in 2019. The guidance indicates that claims directed to a law of nature, a natural phenomenon or an abstract idea that do not meet the eligibility requirements should be rejected as non-statutory, patent ineligible subject matter; however, method of treatment claims that practically apply natural relationships should be considered patent eligible. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the United States Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Some of the intellectual property that is important to our business is owned by other companies or institutions and licensed to us, and changes to the rights we have licensed may adversely impact our business.
We license from third parties some of the intellectual property that is important to our business and may need to obtain additional licenses from others to advance our research and development or commercialization activities. Our license agreements, and we expect that future license agreements will impose, various development, diligence, commercialization, and other obligations on us. If we fail to meet our obligations under these licenses, or if we have a dispute regarding the terms of the licenses, these third parties could terminate the licenses. If the third parties who license intellectual property to us fail to maintain the intellectual property that we have licensed, or lose rights to that intellectual property, the rights we have licensed may be reduced or eliminated, which could subject us to claims of intellectual property infringement. Termination of these licenses or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms or could subject us to claims of intellectual property infringement or contract breach in litigation or other administrative proceedings that could result in damage awards against us and injunctions that could prohibit us from selling our products. We may incur increased costs to replace such licenses and it may take a few months to find suitable replacements.
In addition, some of our licenses from third parties limit the field in which we can use the licensed technology. Therefore, in order for us to use such licensed technology in potential future applications that are outside the licensed field of use, we may be required to negotiate new licenses with our licensors or expand our rights under our existing licenses. We cannot assure you that we will be able to obtain such licenses or expanded rights on reasonable terms or at all.
Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including: the scope of rights granted under the license agreement and other interpretation-related issues; the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement; the sublicensing of patent and other rights under our collaborative development relationships; our diligence obligations under the license agreement and what activities satisfy those diligence obligations; the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and the priority of invention of patented technology. In the event a dispute with our licensors were to occur, our licensors may seek to renegotiate the terms of our licenses, increase the royalty rates that we pay to obtain and maintain those licenses, limit the field or scope of the licenses, or terminate the license agreements. Further, because of the rapid pace of technological change in our industry, we may need to rely on key technologies developed or licensed by third parties, and we may not be able to obtain licenses and technologies from these third parties at all or on reasonable terms. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.
We consider proprietary trade secrets, confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed to be of limited value. However, trade secrets and confidential know-how are difficult to maintain as confidential.
To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Furthermore, if a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.
Failure to obtain or maintain trade secrets or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets or confidential know-how.
Under certain circumstances, we may also decide to publish some know-how to attempt to prevent others from obtaining patent rights covering such know-how.
Failure of our information technology systems could significantly disrupt the operation of our business.
Our ability to execute our business plan and to comply with regulatory requirements with respect to data control and data integrity depends, in part, on the continued and uninterrupted performance of our information technology systems. These systems are vulnerable to damage due to a variety of factors, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. We have experienced cybersecurity attacks in the past and may experience additional attacks in the future. We have adopted and will continue to update policies and procedures to provide protections against such attacks in the future and have purchased cybersecurity insurance, although such insurance may not be sufficient to cover us for any losses or damages we may face, and we have in the past incurred losses related to a phishing incident at one of our vendors. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, there are no assurances that electronic break-ins, computer viruses and similar disruptive problems, and/or sustained or repeated system failures or problems arising during the upgrade of any of our IT systems that interrupt our ability to generate and maintain data will not occur. The occurrence of any of the foregoing with respect to our IT systems could have a material adverse effect on our business, results of operations or financial condition.
Risks Related to Our Employee Matters, Managing Our Growth and Other Risks Relating to Our Operations
We will need to develop and expand our workforce and commercial infrastructure to support anticipated growth and scaling up in demand for our products and services, and we may encounter difficulties in managing this development and expansion and in meeting fluctuations in this demand.
We will need to expand our workforce and commercial infrastructure to support anticipated growth and scaling up in demand for our products and services. If we are unable to support fluctuations in the demand for our products and services, including ensuring that we have adequate capacity to meet increased demand, our business could suffer. As of May 31, 2021, we had 291 employees and we expect to increase the number of employees to more than 600 by 2025. We also may expand the scope of our operations as we continue to develop our products and services. As we and our collaborators commercialize additional products and services, we may need to incorporate new equipment, implement new technology systems and laboratory processes and hire new personnel with different qualifications. Failure to manage this growth or transition could result in turnaround time delays, higher service costs, declining service quality, deteriorating customer service and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our products and services and could damage our reputation and the prospects for our business.
To manage our continued expansion, we must continue to implement and improve our managerial, operational and financial systems, continue to expand our facilities (including our corporate headquarters in Uppsala, Sweden and our Analysis Service labs in Watertown, Massachusetts, Uppsala, Sweden and China) and continue to recruit and train additional qualified personnel. Also, our management team may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. This may result in weaknesses in our infrastructure, operational mistakes, slower development of our products and services, missed or delayed milestone achievement, significant cost overruns, loss of business opportunities, loss of employees, inability to execute on hiring plans and reduced productivity among remaining employees.
If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance, and our ability to develop and commercialize our products and services and compete effectively, will depend, in part, on our ability to effectively manage our future development and expansion.
Our future success is dependent upon our ability to further penetrate our existing customer base and attract new customers.
Our current customer base is primarily composed of academic and governmental research institutions, as well as biopharmaceutical and contract research organizations (CROs). Our success will depend upon our ability to respond to the evolving needs of, and increase our market share among existing customers and add new customers. Identifying, engaging and marketing to customers requires substantial time, expertise and expense and involves a number of risks, including:
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our ability to attract, retain and manage the sales, marketing and service personnel necessary to increase our customer base and broaden market acceptance for our PEA technology platform and existing product lines;

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the time and cost of maintaining and growing a specialized sales, marketing and service infrastructure; and

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our sales force, marketing and service organization may be unable to successfully execute on our commercial strategy.

We have utilized third parties to assist with sales, distribution and customer support in certain regions of the world. There is no guarantee, when we enter into such arrangements, that we will be successful in attracting desirable sales and distribution partners. There is also no guarantee that we will be able to enter into such arrangements on favorable terms. Any failure of our sales and marketing efforts, or those of any third-party sales and distribution partners, would adversely affect our business.
A significant portion of our sales depends on customers’ spending budgets that may be subject to significant and unexpected variation which could have a negative effect on the demand for our products.
Our products represent significant capital expenditures for our customers. Current and potential customers for our current or future products include academic and government institutions, medical research institutions, clinical laboratories, pharmaceutical, biotechnology and diagnostic companies. Their spending budgets can have a significant effect on the demand for our products. Spending budgets are based on a wide variety of factors, including the allocation of available resources to make purchases, funding from government sources which is highly uncertain and subject to change, the spending priorities among various types of research equipment, policies regarding capital expenditures during economically uncertain periods and the impact of COVID-19. Any decrease in capital spending or change in spending priorities of our current and potential customers could significantly reduce the demand for our products. Any delay or reduction in purchases by current or potential customers or our inability to forecast fluctuations in demand could harm our future operating results.
We do not have long-term contracts with customers and a reduction in orders from a significant number of customers could reduce our sales and harm our operating results.
We generally do not have long-term contracts with our customers, and our customer contracts generally do not contain minimum purchase requirements and the majority of our sales are on a purchase order basis. Therefore, our sales are subject to changes in demand from our customers. The level and timing of orders placed by our customers vary for a number of reasons, including individual customer strategies, availability of funding, the introduction of new technologies, the desire of our customers to reduce their exposure to any single supplier and general economic conditions. In addition, though we believe customers in our markets display a significant amount of loyalty to a particular product, we may not be able to renew a contract on favorable pricing terms if our competitors reduce their prices in order to procure business, or if a customer insists that we lower the price charged under the contract being renewed in order to retain the contract. In addition, if we enter into a contract with a customer on unfavorable terms, it may harm our ability to negotiate future contracts with that customer or other customers. The loss of sales or the reduced profitability of such sales could adversely affect our business, financial position and results of operations.
We depend on our key personnel and other highly qualified personnel, and if we are unable to recruit, train, retain and ensure the health and safety of our personnel, we may not achieve our goals.
Our future success depends on our ability to recruit, train, retain and motivate key personnel, including our senior management, research and development, manufacturing and sales, customer service and marketing personnel. Competition for qualified personnel is intense. As we grow, we may continue to make changes to our management team, which could make it difficult to execute on our business plans and strategies. New hires also require significant training and, in most cases, take significant time before they achieve full productivity. Our failure to successfully integrate these key personnel into our business could adversely affect our business. Additionally, many of our employees are temporarily working from home due to the COVID-19 pandemic and, because of the challenges of working from home during the COVID-19 pandemic, including collaborating with and managing employees, it may take significant time before our teams can achieve full productivity again, if at all, and it may take significantly longer for new hires to achieve full productivity, if at all.
Our continued growth depends, in part, on attracting, retaining and motivating highly trained sales personnel with the necessary scientific background and ability to understand our systems at a technical level to effectively identify and sell to potential new customers. We also compete for computational biologists and qualified scientific personnel with other life sciences companies, academic institutions and research institutions. The former United States Trump presidential administration made restricting immigration and reforming the work visa process a key focus of its initiatives and these efforts may adversely affect our ability to find qualified personnel. It is uncertain what the current United States presidential administration’s immigration policies with respect to these issues will be.
We do not maintain key person life insurance or fixed term employment contracts with any of our employees. As a result, employees, except as prohibited by non-competition provisions or applicable law or regulation, could leave our company with little or no prior notice and would be free to work for a competitor. Because of the complex and technical nature of our products and the dynamic market in which we compete, any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects. Additionally, while we are committed to maintaining a safe workplace and to support our personnel through the COVID-19 pandemic, the health and safety of our personnel may be impacted by COVID-19 and our operating results and growth prospects could be materially harmed as a result. Further, while we are an essential business that can continue operations under current governmental shelter-in-place measures meant to combat the COVID-19 pandemic, we may face civil liability if any of our employees contracts COVID-19 while performing his or her job on site or is otherwise negatively impacted by the COVID-19 pandemic.
We are subject to the United States Foreign Corrupt Practices Act and anti-corruption laws of other countries, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations and financial condition.
Our operations are subject to certain anti-corruption laws, including the United States Foreign Corrupt Practices Act (FCPA), and other anticorruption laws that apply in countries where we do business. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
We are also subject to other laws and regulations governing our international operations, including regulations administered in the United States and in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, Trade Control Laws).
There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by the United States, the European Union or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.
European data collection is governed by restrictive laws and regulations governing the use, disclosure or other processing and cross-border transfer of personal information.
The collection and use of personal data, including health-related data, in the European Economic Area (EEA) (being the European Union plus Norway, Iceland and Liechtenstein) is governed by the European Union’s General Data Protection Regulation 2016/679 (GDPR), which became effective

May 25, 2018, and related applicable data protection and privacy laws of the member states of the EEA and the United Kingdom. The GDPR applies to the processing of personal data by any company established in the EEA and to companies established outside the EEA to the extent they process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR is wide-ranging in scope and imposes numerous additional requirements on companies that process personal data of EEA data subjects, including imposing special requirements in respect of the processing of health and other sensitive data. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct data protection impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as processors. It also establishes rights for individuals with respect to their personal data, including rights of access and deletion in certain circumstances.
The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States (so-called “third countries”). These transfers are prohibited unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) approved by the European Commission, or a derogation applies. The Court of Justice of the European Union (CJEU) recently deemed that the SCCs are valid. However, the CJEU ruled that transfers made pursuant to the SCCs and other alternative transfer mechanisms need to be analyzed on a case-by-case basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based, and there continue to be concerns about whether the SCCs and other mechanisms will face additional challenges. European regulators have issued recent guidance following the CJEU case that imposes significant new diligence requirements on transferring data outside the EEA, including under an approved transfer mechanism. This guidance requires an “essential equivalency” assessment of the laws of the destination country. If essentially equivalent protections are not available in the destination country, the exporting entity must then assess if supplemental measures can be put in place that, in combination with the chosen transfer mechanism, would address the deficiency in the laws and ensure that essentially equivalent protection can be given to the data. Complying with this guidance will be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EEA, which would cause significant business disruption. Until the legal uncertainties regarding how to legally continue transfers pursuant to the SCCs and other mechanisms are settled, we will continue to face uncertainty as to whether our efforts to comply with our obligations under the GDPR will be sufficient. This and other future developments regarding the flow of data across borders could increase the complexity of transferring personal data across borders in some markets and may lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business.
Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States and Norway, Iceland and Liechtenstein may result in fines up to €20 million or 4% of a company’s global annual revenues for the preceding financial year, whichever is higher. The authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal data on non-compliant businesses. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR and introduces the right for non-profit organizations to bring claims on behalf of data subjects. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and we may be required to put in place additional controls and processes ensuring compliance. This may be onerous and adversely affect our business, financial condition and results of operations. As noted above, the legality of transfers of personal data to the United States is a subject of particular uncertainty and we expect increased enforcement activity from the supervisory authorities with respect to such transfers. Further, the United Kingdom’s vote in favor of exiting the European Union, often referred to as Brexit, and ongoing developments in the United Kingdom have created uncertainty with regard to data protection regulation in the United Kingdom. Following the United Kingdom’s withdrawal from the European Union on January 31, 2020, pursuant to the transitional arrangements agreed to between the United Kingdom and European Union, the

GDPR continued to have effect in United Kingdom law, and continued to do so until December 31, 2020 as if the United Kingdom remained a Member State of the European Union for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to United Kingdom-related processing of personal data in substantially unvaried form under the so-called “UK GDPR” (i.e., the GDPR as it continues to form part of law in the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (including by the various Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations)). However, going forward, there will be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and EEA. Furthermore, the relationship between the United Kingdom and the EEA in relation to certain aspects of data protection law remains somewhat uncertain. For example, it is unclear whether transfers of personal data from the EEA to the United Kingdom will be permitted to take place on the basis of a future adequacy decision of the European Commission, or whether a “transfer mechanism,” such as the Standard Contractual Clauses, will be required. For the meantime, under the post-Brexit Trade and Cooperation Agreement between the European Union and the United Kingdom, it has been agreed that transfers of personal data to the United Kingdom from European Union Member States will not be treated as “restricted transfers” to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension, or the extended adequacy assessment period. This will also apply to transfers to the United Kingdom from EEA Member States, assuming those Member States accede to the relevant provision of the Trade and Cooperation Agreement. If the European Commission does not adopt an ‘adequacy decision’ in respect of the United Kingdom prior to the expiry of the extended adequacy assessment period, from that point onwards the United Kingdom will be an “inadequate third country” under the GDPR and transfers of data from the EEA to the United Kingdom will require a “transfer mechanism,” such as the Standard Contractual Clauses.
Additionally, as noted above, the United Kingdom has transposed the GDPR into United Kingdom domestic law by way of the UK GDPR with effect from January 2021, which could expose us to two parallel regimes, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. Also, following the expiry of the post-Brexit transitional arrangements, the United Kingdom Information Commissioner’s Office is not able to be our “lead supervisory authority” in respect of any “cross border processing” for the purposes of the GDPR. For so long as we are unable to, and/or do not, designate a lead supervisory authority in an EEA member state, with effect from January 1, 2021, we are not able to benefit from the GDPR’s “one stop shop” mechanism. Amongst other things, this would mean that, in the event of a violation of the GDPR affecting data subjects across the United Kingdom and the EEA, we could be investigated by, and ultimately fined by the United Kingdom Information Commissioner’s Office and the supervisory authority in each and every EEA member state where data subjects have been affected by such violation. Other countries have also passed or are considering passing laws requiring local data residency and/or restricting the international transfer of data.
Security breaches, loss of data and other disruptions could compromise confidential, personal and sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we and our collaborators collect and store sensitive data, intellectual property and proprietary business information owned or controlled by ourselves or our customers, our collaborators, government entities and other parties. We manage and maintain our applications and data through a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to manage components of our data centers. We face a number of risks related to protecting this sensitive information, including loss-of-access risk, unauthorized access, use, disclosure or modification, and the risk of our inability to adequately monitor, audit and modify our respective control over our critical information. This risk extends to the data we entrust to the third-party vendors and subcontractors that help us manage this sensitive data or otherwise process it on our behalf.
The secure processing, storage, maintenance and transmission of this sensitive information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive and proprietary data from unauthorized access, use or disclosure, no security measures can be perfect and our respective information technology and infrastructure may be vulnerable to attacks by hackers or malicious software or breached due to employee error, malfeasance or other malicious or inadvertent disruptions (including actions or inactions by those with authorized access to our networks). Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, liability under our customer contracts or federal or state laws that protect the privacy of personal information and regulatory penalties. Notice of breaches may be required to be provided to affected individuals, federal, state and foreign regulators, the media or state attorneys general. Such a notice could harm our reputation and ability to compete. Although we have implemented security measures and formal, dedicated enterprise security programs to prevent unauthorized access to personal data, such data is currently accessible through multiple channels and we may experience one or more data breaches. We have experienced cybersecurity attacks in the past and may experience additional attacks in the future. We have adopted and will continue to update policies and procedures to provide protections against such attacks in the future and have purchased cybersecurity insurance as protection in the future. Despite the precautionary measures we have taken to prevent unanticipated problems, additional attacks may occur in the future. Unauthorized access, loss or dissemination could also disrupt our operations and damage our reputation, which could adversely affect our results of operations and financial condition. Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in or, failure or security breach of our systems or third-party systems where information important to our business operations or commercial development is stored. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.
Furthermore, our contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. We rely on a few third parties for the provision of subcontracted Analysis Services, as well as administrative services, and security breaches, loss of data and other disruptions relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our products could be delayed.
Our business is subject to economic, political, regulatory and other risks associated with international operations.
As a company incorporated and based in Sweden, our business is subject to risks associated with conducting business in Sweden, the United States and internationally. Accordingly, our future results could be harmed by a variety of factors, including:
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economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;

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differing regulatory requirements for product candidate approvals;

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differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

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potentially reduced protection for intellectual property rights;

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difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

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changes in non-U.S. regulations and customs, tariffs and trade barriers;

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changes in non-U.S. currency exchange rates of the SEK, USD and EUR and currency controls;

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changes in a specific country’s or region’s political or economic environment, including the implications of the United Kingdom’s withdrawal from the European Union;

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trade protection measures, import or export licensing requirements or other restrictive actions by governments;

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differing reimbursement regimes and price controls in certain international markets;

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negative consequences from changes in tax laws;

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compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of share options granted under a current or future equity incentive plan;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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difficulties associated with staffing and managing international operations, including differing labor relations;

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an outbreak of a contagious disease, such as coronavirus, which may cause us or our distributors, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business, which could reduce the price of our common shares and ADSs.
Following the result of a referendum in 2016, the United Kingdom left the European Union on January 31, 2020, commonly referred to as “Brexit.” Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom was subject to a transition period until December 31, 2020 (Transition Period), during which European Union rules continued to apply, while the future relationship between the United Kingdom and European Union was formally negotiated. The United Kingdom and the European Union have signed a EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and became formally applicable on May 1, 2021 upon ratification by both the United Kingdom and the European Union. This agreement provides details on how some aspects of the UK and EU’s relationship will operate going forward; however there are still many uncertainties. The long-term effects of Brexit will depend in part on how the EU-UK Trade and Cooperation Agreement, and any future agreements signed by the United Kingdom and the European Union, take effect in practice. Such a withdrawal from the European Union is unprecedented, and it is unclear how the restrictions on the United Kingdom’s access to the European single market for goods, capital, services and labor within the European Union and the wider commercial, legal and regulatory environment, could impact our current and future operations and clinical activities in the United Kingdom.
Since we have a subsidiary in the United Kingdom, Olink Proteomics Limited, and employees located in the United Kingdom and a significant proportion of the regulatory framework in the United Kingdom applicable to our business and our products and services is derived from European Union directives and regulations, Brexit, now that the Transition Period is over, could materially impact the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of our products and services in the United Kingdom or the European Union, as the United Kingdom legislation can now diverge from European Union legislation.
The uncertainty concerning the United Kingdom’s legal, political and economic relationship with the European Union following Brexit may also be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise).
If our laboratory facilities become damaged or inoperable or we are required to vacate our existing facilities, our ability to conduct our laboratory processes and analysis and pursue our research and development efforts may be jeopardized.
We operate laboratory facilities located in Watertown, Massachusetts, Uppsala, Sweden and through a third-party service provider in China. Our facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, earthquake, power loss, communications failure or terrorism, which may render it difficult or impossible for us to operate our platform for some period of time. The inability to perform our laboratory processes or to reduce the backlog that could develop if our facilities are inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation in the future.
Furthermore, our facilities and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace, which may increase backlog. It would be difficult, time-consuming and expensive to rebuild our facilities, to locate and qualify new facilities or license or transfer our proprietary technologies to a third party, particularly in light of licensure and accreditation requirements. Even in the unlikely event we are able to find a third party with such qualifications to enable us to conduct our laboratory processes, we may be unable to negotiate commercially reasonable terms.
We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.
Risks Related to the Offering and Ownership of our Securities
Raising additional capital may cause dilution to holders or purchasers of our common shares or purchasers of the ADSs, restrict our operations or require us to relinquish rights to our technologies or product candidates.
We do not have any committed external source of funds or other support for our development efforts and we cannot be certain that additional funding will be available on acceptable terms, or at all. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our operations through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements.
If we undertake financing arrangements in the future, the terms of any financing may adversely affect the holdings or the rights of holders of our common shares or ADSs and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of ADSs to decline. The sale or issuance of additional equity, convertible securities or warrants may dilute all of our existing shareholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of ADSs. The incurrence of indebtedness could result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, financial condition and results of operations. Further, any additional fundraising efforts may divert our management from its day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our development programs or the commercialization of any of our product candidates, if approved, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.
Future sales, or the possibility of future sales, of a substantial number of the ADSs could adversely affect the price of the ADSs.
If our existing shareholders sell, or indicate intent to sell, substantial amounts of the ADSs in the public market after the lock-up agreements and other legal restrictions on resale discussed in this prospectus lapse, the trading price of ADSs could decline significantly and could decline below the public offering price in this offering. In connection with our initial public offering, substantially all of our shareholders entered into lock-up agreements that expire on September 20, 2021. The representatives for the underwriters in our initial public offering agreed to waive this lock-up with respect to the filing by us of the registration statement of which this prospectus forms a part and the offer and sale by the selling stockholders of the ADSs in this offering. In connection with this offering, the selling shareholders have agreed to be subject to a contractual lock-up agreement with the underwriters, which will expire 90 days from the date of this prospectus. The lock-up agreements contain important exceptions that govern their applicability and the representatives of the underwriters may, in their sole discretion, permit those who are subject to these lock-up agreements to sell any or all of the common shares subject to such lock-up agreements at any time in their sole discretion.
In addition, ADSs representing the common shares issued and available for future issuance under our 2021 Incentive Award Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act. If these additional ADSs are sold, or if it is perceived that they will be sold in the public market, the trading price of the ADSs could decline.
Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying common shares.
ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or a governmental body, or under any provision of the deposit agreement, or for any other reason, subject to the right of ADS holders to cancel their ADSs and withdraw the underlying common shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying common shares may arise because the depositary has closed its transfer books or we have closed our transfer books, and in other circumstances such as corporate actions including voting and dividend distributions. In addition, ADS holders may not be able to cancel their ADSs and withdraw the underlying common shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities. See “Description of American Depositary Shares.”
Holders of the ADSs are not able to exercise the pre-emptive subscription rights related to the shares that they represent, and may suffer dilution of their equity holding in the event of future issuances of our shares, convertible debentures or warrants.
Under the Swedish Companies Act, our shareholders benefit from a pre-emptive subscription right on the issuance of shares, convertible debentures or warrants for cash consideration only and not in the event of issuance of shares, convertible debentures or warrants against non-cash contribution or shares issued pursuant to convertible debentures or warrants previously issued by us. Shareholders’ pre-emptive subscription rights, in the event of issuances of shares against cash payment, may be disapplied by a resolution of the shareholders at a meeting of our shareholders and/or the shares may be issued on the basis of an authorization granted to the board of directors pursuant to which the board may disapply the shareholders’ pre-emptive subscription rights. Such shares may be issued at or above market value or below market value in the case of rights issues or pursuant to a resolution of the shareholders. The absence of pre-emptive rights for existing equity holders may cause dilution to such holders.
ADS holders would not be entitled, even if such rights accrued to our shareholders in any given instance, to receive such pre-emptive subscription rights related to the shares that they represent. Further, if we offer holders of our shares the option to receive dividends in either cash or shares, under the deposit agreement, ADS holders will not be permitted to elect to receive dividends in shares or cash, but will receive whichever option we provide as a default to shareholders who fail to make such an election.
ADS holders do not have the same rights as our shareholders.
ADS holders do not have the same rights as our shareholders. For example, ADS holders may not attend shareholders’ meetings or directly exercise the voting rights attaching to the common shares underlying their ADSs. ADS holders may vote only by instructing the depositary to vote on their behalf. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Sweden and the provisions of our articles of association or similar documents, to vote or to have its agents vote the deposited common shares as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the common shares. However, you may not know about the meeting enough in advance to withdraw the common shares. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your common shares are not voted as you requested. In addition, ADS holders have no right to call a shareholders’ meeting.
Holders of ADSs may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in any such action.
The deposit agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by applicable law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the United States federal securities laws. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any owner or holder of ADSs of our or the depositary’s compliance with the United States federal securities laws and the rules and regulations promulgated thereunder.
If we or the depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. The enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.
If you or any other owners or holders of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owner or holder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in a different outcome than a trial by jury would have had, including results that could be less favorable to the plaintiffs in any such action.
Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any provision of the United States federal securities laws and the rules and regulations promulgated thereunder.
Because we do not anticipate paying any cash dividends on our common shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business, and do not anticipate paying any cash dividends on our common shares for the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common shares or ADSs will be your sole source of gain for the foreseeable future. Furthermore, pursuant to Swedish law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our statutory accounts prepared in accordance with Swedish accounting rules. If the price of the ADSs or the common shares declines before we pay dividends, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.
Because we are a “controlled company” within the meaning of Nasdaq listing standards, our shareholders may not have certain governance protections that are available to shareholders of companies that are not controlled companies, which could make the ADSs less attractive to some investors.
Under Nasdaq rules, a company in which more than 50% of the voting power for the election of directors of the company is held by an individual, a group or another company will qualify as a “controlled company”. Knilo InvestCo AB, which is owned by several funds controlled by Summa Equity AB, currently owns 72% of our common shares. Following the completion of the offering, Knilo InvestCo AB, will own 78,958,783 of our common shares, which will represent approximately 66% of our common shares outstanding immediately after this offering (or 66% of our common shares outstanding after this offering if the underwriters exercise their option to purchase 1,050,000 additional ADSs in full). As a result, we are and will continue to be a “controlled company” under Nasdaq rules and will not be required to comply with certain Nasdaq rules that would otherwise require it to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of its executive officers determined by a majority of the independent directors or a remuneration committee comprised solely of independent directors; and (iii) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
We have not and do not expect to take advantage of the applicable exemptions under the Nasdaq corporate governance standards except to the extent we are exempt from such standards as a foreign private issuer; however, there can be no assurance we will not do so in the future if we are eligible. As such, our shareholders do not have and in the future will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements under

Nasdaq rules without regard to the exemptions available for “controlled companies.” Our status as a controlled company could make the ADSs less attractive to some investors.
Knilo InvestCo AB may have its interest in us diluted due to future equity issuances or its own actions in selling common shares, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq rules. We would then be required to comply with those provisions of Nasdaq rules, subject to our election to comply with home country governance practices, as discussed below.
We identified material weaknesses in our internal control over financial reporting for the consolidated financial statements of Olink Proteomics Holding AB and its subsidiaries for the period ended March 7, 2019 (Successor), and of Knilo HoldCo AB for the years ended December 31, 2019 (Successor) and December 31, 2020 (Successor); and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Prior to our initial public offering in March 2021, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the financial statement audit of the consolidated financial statements of Olink Proteomics Holding AB and its subsidiaries for the period ended March 7, 2019 (Predecessor), and Knilo HoldCo AB as of and for the year ended December 31, 2019 (Successor), we and our independent registered public accounting firm identified three material weaknesses relating to (i) our technology access and change control environment not supporting an efficient or effective internal controls framework, (ii) lack of documented policies and procedures in relation to our entity level controls and (iii) inadequate documentation of procedures and segregation of duties in the record to report process. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
Subsequent to December 31, 2019, we implemented measures to remediate one of the three identified material weaknesses relating to inadequate documentation of procedures and segregation of duties in the record to report process, by adopting formal access and change controls in our systems and hiring additional accounting and finance personnel.
In connection with the financial statement audit of the consolidated financial statements of Knilo HoldCo AB as of and for the year ended December 31, 2020 (Successor), two material weaknesses were again identified relating to (i) the lack of documented policies and procedures in relation to our entity level controls and (ii) the lack of IT general controls relating to technology access and the change control environment not supporting an efficient or effective internal controls framework. Remediation efforts relating to these material weaknesses are ongoing.
To remedy our identified material weaknesses, we are in the process of adopting several measures that will improve our internal control over financial reporting, including (i) implementing formal access and change controls to our systems, and make changes to our information technology systems; and (ii) improving governance procedures, including providing internal training in relation to policies and procedures. These remediation efforts are ongoing.
We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies under Section 404 of the Sarbanes-Oxley Act. However, we can not assure you that we will be successful in fully remediating these material weaknesses. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. Section 404(a) of the Sarbanes-Oxley Act requires that beginning with our annual report for the year ending December 31, 2022, management shall assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal controls over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) of the Sarbanes-Oxley Act until such time as we are no longer an emerging growth company. As a result, investor confidence and the market price of our shares and our ADSs may be materially and adversely affected.
We qualify as a foreign private issuer and, as a result, we will not be subject to United States proxy rules and will be subject to reporting obligations under the Exchange Act, that, to some extent, permit less detailed and frequent reporting than that of a United States domestic public company.
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while United States domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.
As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we rely on certain home country governance practices rather than the corporate governance requirements of Nasdaq.
We are entitled to rely on a provision in Nasdaq’s corporate governance rules that allows us to follow Swedish law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to United States companies listed on Nasdaq. For example, we are exempt from Nasdaq regulations applicable to United States-listed companies regarding, and follow home country practice with respect to, the minimum quorum requirement for a meeting of shareholders, the requirement that non-management directors meet on a regular basis without management present, the requirement that the remuneration committee consist of independent members and the requirement that nominees of the Board are selected or recommended by a majority of the Board’s independent directors or by a nominations committee comprised of independent directors.
In accordance with our Nasdaq listing, our audit committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act, and Rule 10A-3 of the Exchange Act. Because we are a foreign private issuer, however, our audit committee is not subject to additional Nasdaq requirements applicable to listed United States companies, including an affirmative determination that all members of the audit committee are “independent” using more stringent criteria than those applicable to us as a foreign private issuer. Furthermore, Nasdaq’s corporate governance rules require listed United States companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of common shares, which we are not required to follow as a foreign private issuer. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to United States domestic issuers.

We may in the future lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to United States domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be United States citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose foreign private issuer status, we would be required to comply with the Exchange Act reporting and other requirements applicable to United States domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under United States securities laws if we are required to comply with the reporting requirements applicable to a United States domestic issuer may be significantly higher than the costs we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to United States domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our management team.
We have broad discretion in the use of the net proceeds to us from our initial public offering and may not use them effectively.
Our management has broad discretion in the application of the net proceeds to us from our initial public offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs. The failure by our management to apply the proceeds from our initial public offering effectively could result in financial losses that could have a material adverse effect on our business and cause the price of the ADSs to decline. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value, including due to negative interest rates in Sweden. These investments may not yield a favorable return to our investors.
If we were to be classified as a passive foreign investment company, there could be adverse United States tax consequences to certain U.S. holders.
Under the Internal Revenue Code of 1986, as amended, we will be a “passive foreign investment company” for United States federal income tax purposes, or a PFIC, for any taxable year in which (1) 75% or more of our gross income consists of passive income or (2) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below in “Material Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders”) holds our common shares or ADSs, the U.S. Holder may be subject to adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred and additional reporting requirements.
A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. Our status as a PFIC depends on the value of our assets and the composition of our income and assets. The total value of our assets for purposes of the asset test generally will be calculated using the market price of the ADSs, which may fluctuate considerably. Fluctuations in the market price of the ADSs may result in our being a PFIC for any taxable year. In addition, the composition of our assets will also be affected by how, and how quickly, we spend the cash we raise in any offering, including the offering. Our income for a taxable year will be affected by whether we receive certain milestone payments in such year, and whether certain gains from foreign currency exchanges are treated as qualifying income for purposes of the PFIC income test. Based upon the value of our assets and the composition of our income and assets, we do not believe we were a PFIC for the taxable year ended December 31, 2020 and, based on the current and expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for our current taxable year. However, no assurances regarding our PFIC status can be provided for the current taxable year or any past or future taxable years. For further discussion of the U.S. federal income tax consequences in the event we are classified as a PFIC, see “Material Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders — PFIC Rules.”
The rights of our shareholders may differ from the rights typically offered to shareholders of a United States domestic corporation.
Under Swedish corporate law, except in certain limited circumstances, which require that a proposal for special review of accounts or a review of a specific item/topic as defined by shareholders requesting such review has been supported by shareholders representing not less than 10% of all shares in the Company or one-third of the shares present at a shareholders' meeting, our shareholders may not ask for an inspection of our corporate records, while under Delaware corporate law any shareholder, irrespective of the size of such shareholder’s shareholdings, may do so. Shareholders of a Swedish limited company are also unable to initiate a derivative action, a remedy typically available to shareholders of United States domestic companies, in order to enforce a right of our company, in case we fail to enforce such right ourselves, other than in certain cases of board member/management liability under limited circumstances. In addition, a majority of our shareholders may release a member of our board of directors or our chief executive officer from any claim of liability we may have, including if such board member or our chief executive officer has acted in bad faith or has breached his or her duty of loyalty. However, a shareholder may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or our chief executive officer, provided that the circumstances of the act or omission giving rise to the claim of liability were not known to the shareholders at the time of such shareholder resolution, or if shareholders representing at least 10% of shares represented at the relevant shareholders' meeting have opposed such shareholder resolution. In contrast, most United States federal and state laws prohibit a company or its shareholders from releasing a board member from liability altogether if such board member has acted in bad faith or has breached such board member’s duty of loyalty to our company. Additionally, distribution of dividends from Swedish companies to foreign companies and individuals can be subject to non-refundable withholding tax, and not all receiving countries allow for deduction. See “Material Income Tax Considerations — Material Swedish Tax Considerations — Taxation of Dividends” for a more detailed description of the withholding tax. Also, the rights as a creditor may not be as strong under Swedish insolvency law as under United States law or other insolvency law, and consequently creditors may recover less in the event our company is subject to insolvency compared to a similar case including a United States debtor. Finally, Swedish corporate law may not provide appraisal rights in the case of a business combination equivalent to those generally afforded a shareholder of a United States company under applicable United States laws. For additional information on these and other aspects of Swedish corporate law and our articles of association, see “Description of Share Capital and Articles of Association.” As a result of these differences between Swedish corporate law and our articles of association, on the one hand, and United States federal and state laws, on the other hand, in certain instances, you could receive less protection as an equity holder of our company than you would as a shareholder of a United States company.
We are a Swedish company with limited liability. The rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of United States jurisdictions.
We are a Swedish company with limited liability. Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in Sweden. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights and obligations of shareholders and members of boards of directors in companies governed by the laws of United States jurisdictions. In the performance of its duties, our board is required by Swedish law to consider the interests of our company, its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of our shareholders. See “Description of Share Capital and Articles of Association — Common Shares —  Articles of Association — Differences in Corporate Law.”
Claims of United States civil liabilities may not be enforceable against us.
We are incorporated under Swedish law. Certain members of our board of directors and senior management are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in United States courts against them or us based on civil liability provisions of the securities laws of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in United States courts against them or us, including judgments predicated upon the civil liability provisions of the United States federal securities laws.
The United States and Sweden do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon United States securities laws, would not automatically be recognized or enforceable in Sweden. In addition, uncertainty exists as to whether the courts in Sweden would entertain original actions brought in Sweden against us or our directors or senior management predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would not be automatically recognized. Instead, new proceedings would need to be initiated before the competent court in Sweden. However, a judgment obtained in the United States may still have a strong evidentiary weight in the Swedish proceedings, depending on the circumstances and the assessment of the court. If a Swedish court gives judgment for the sum payable under a United States judgment, the Swedish judgment will be enforceable by methods generally available for this purpose. These methods generally permit the Swedish Enforcement Authority (Sw. Kronofogden) discretion to prescribe the manner of enforcement. As a result, United States investors may not be able to enforce against us or certain of our directors any judgments obtained in United States courts in civil and commercial matters, including judgments under the United States federal securities laws.
Our articles of association designate specific courts in the United States as the exclusive forum for certain United States litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.
Our articles of association provide that, unless we consent in writing to the selection of an alternative forum and without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act (Federal Forum Provision). In addition, our articles of association provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock will be deemed to have notice of and consented to the Federal Forum Provision; provided, however, that our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.
We recognize that the Federal Forum Provision may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware. Additionally, the Federal Forum Provision may limit our shareholders’ ability to bring a claim in a United States judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other United States or Swedish courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The United States District Court for the Southern District of New York may also reach different judgments or results than would other courts, including courts where a shareholder considering a United States-based action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.
General Risk Factors
Our employees, independent contractors, vendors and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk that our employees, independent contractors, vendors and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA, EMA and comparable foreign regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. We have adopted a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business, financial condition and results of operations.
We or our third parties upon whom we depend may be adversely affected by natural or man-made disasters or other business interruptions, such as cybersecurity attacks, and our business continuity and disaster recovery plans, or those of our collaborators, may not adequately protect us from the effects of a serious disaster.
Natural and man-made disasters and other events beyond our control could severely disrupt our operations, or those of third parties upon whom we depend, and have a material adverse impact on our business, results of operations, financial condition and prospects. If a natural disaster, power outage, cybersecurity attack or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, such as our laboratory facilities or those of our collaborators, limited our or our collaborators’ ability to access or use our respective digital information systems or that otherwise disrupted our respective operations, it may be difficult or, in certain cases, impossible for us or our collaborators to continue our respective businesses for a substantial period of time. The disaster recovery and business continuity plans we and our collaborators currently have in place are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. Our cybersecurity liability insurance may not cover any or all damages, depending on the severity and extent we or our collaborators could sustain based on any breach of our respective computer security protocols or other cybersecurity attack. We may incur substantial expenses as a result of the limited nature of our respective disaster recovery and business continuity plans, which could have a material adverse impact on our business.
We expect that the price of the ADSs may fluctuate significantly and an active trading market for our common shares or ADSs may not be sustained.
The market price of the ADSs is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:
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actual or anticipated fluctuations in our financial condition and operating results;

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announcements by us, our partners or our competitors of new products, significant contracts, strategic partnerships, joint ventures, collaborations, commercial relationships or capital commitments;

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competition from existing products or new products that may emerge;

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failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

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issuance of new or updated research or reports by securities analysts or recommendations for our common shares;

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adverse regulatory announcements;

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disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

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commencement of, or our involvement in, litigation;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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market conditions in our markets;

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manufacturing disputes or delays;

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any change to the composition of the board of directors or key personnel;

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expiration of contractual lock-up agreements with our executive officers and directors and shareholders;

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general economic conditions and slow or negative growth of our markets;

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the changing and volatile United States and global environments, including as a result of the COVID-19 pandemic;

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share price and volume fluctuations attributable to inconsistent trading volume levels of the ADSs;

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sales of the ADSs by members of our senior management and directors or our shareholders or the anticipation that such sales may occur in the future;

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investors’ general perception of us and our business;

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announcement or expectation of additional debt or equity financing efforts; and

•
other factors described in this section of the prospectus, many of which are beyond our control.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of the ADSs. Prior to our initial public offering of ADSs in March 2021, there was no public market for our ADSs and common shares. Even though our ADSs are listed on Nasdaq, there can be no assurance that an active trading market for ADSs will be sustained. In the absence of an active trading market for the ADSs, investors may not be able to sell their ADSs at or above the offering price or at the time that they would like to sell. The lack of an active trading market may also reduce the fair market value of the ADSs. The public offering price may not be indicative of the market price of the ADSs after this offering. In addition, the stock market in general, and life science companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.
We have incurred and will continue to incur increased costs as a result of operating as a United States-listed public company, and our board of directors is required to devote substantial time to new compliance initiatives and corporate governance practices.
The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our board of directors and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to maintain or obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.
However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our board of directors on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.
We are an “emerging growth company,” and cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make the ADSs less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
If securities or industry analysts cease coverage of us, or publish inaccurate or unfavorable research about our business, the price of the ADSs and our trading volume could decline.
The trading market for the ADSs depends in part on the research and reports that securities or industry analysts publish or start publishing about us or our business. We do not have any control over these analysts. Securities or industry analysts may elect not to provide or continue research coverage of the ADSs after this offering, and such lack of research coverage may negatively impact the market price of the ADSs. If one or more of the analysts who cover us downgrade the ADSs or publish inaccurate or unfavorable research about our business, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the ADSs could decrease, which might cause the price of the ADSs and trading volume to decline.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because life sciences companies have experienced significant securities price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert our management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of the ADSs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains express or implied forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. You should not place undue reliance on these statements because they involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based on our management’s beliefs and assumptions and are based upon information currently available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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estimates of our addressable market, market growth, future revenue, key performance indicators, expenses, capital requirements and our needs for additional financing;

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our ability to successfully implement our commercial launch plans;

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the implementation of our business model and strategic plans for our business, products and services;

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our plan to increase our library to grow beyond 6,000 protein biomarker targets over time;

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our expectations regarding the rate and degree of market acceptance of our product lines;

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the impact of our products and our proprietary technology, Proximity Extension Assay, on the field of proteomics and the size and growth of the addressable proteomics market;

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our competitive position, and developments and projections relating to our competitors and our industry, including estimates of the size and growth potential of the markets for our products;

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the timing, scope or likelihood of domestic and foreign regulatory filings and approvals;

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our ability to manage and grow our business and commercialize our product lines;

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our ability to develop and commercialize new products;

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the performance of third-party manufacturers and suppliers;

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our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

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the potential effects of government regulation;

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our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals, including sales and marketing personnel;

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our ability to obtain additional financing in future offerings;

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our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

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our expectations regarding use of proceeds from our initial public offering;

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the impact of local, regional, and national and international economic conditions and events; and

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the impact of COVID-19 on our business.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. While we believe our internal company research as to such matters is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.
In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

COMPANY AND SHARE RESTRUCTURING
The company and share restructuring (collectively, the Restructuring) described below was fully implemented prior to the completion of our initial public offering in March 2021. On January 27, 2021, we registered Knilo HoldCo AB as a Swedish public limited company and renamed Knilo HoldCo AB as Olink Holding AB (publ). In connection with the Restructuring, we adopted new articles of association appropriate for a Swedish public company. At the annual shareholders meeting on March 16, 2021, our shareholders approved the adoption of new articles of association which provided for the reorganization of our common and preferred shares into one single share class of common shares, and on March 19, 2021, these shares were affiliated with Euroclear Sweden AB (the Swedish central securities depository). Therefore, investors in this offering will acquire, and this prospectus only describes the offering of, ADSs representing common shares of Olink Holding AB (publ).
Pursuant to the new articles of association of Olink Holding AB (publ), each class of shares of Olink Holding AB (publ) was reorganized into one class of common shares of Olink Holding AB (publ) as follows:
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The common shares series A were redesignated as 56,221,500 common shares;

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The common shares series B were redesignated as 250,000 common shares;

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The preferred share series A was redesignated as one common share; and

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The preferred shares series B1 were redesignated as 200,755,561 common shares.

At the annual shareholders meeting, our shareholders further resolved to conduct a reverse share split where the then-total number of outstanding common shares (257,227,062) was consolidated into 105,771,768 common shares. The share numbers and related calculations in this prospectus have been adjusted to reflect the reverse share split; our audited consolidated financial statements included in this prospectus do not reflect this reverse share split.

DIVIDEND POLICY
We have never declared or paid any cash dividend, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. See the section titled “Risk Factors — Risks Related to the Offering and Ownership of our Securities — Because we do not anticipate paying any cash dividends on our common shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.”
Under Swedish law, among other things, we may only pay dividends if we have sufficient distributable reserves in accordance with Chapter 17 section 3 of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)). There must be sufficient coverage for the company’s restricted equity after the distribution (the calculation shall be based on the most recently adopted unconsolidated annual accounts). Further, the distribution must be justified taking into consideration the demands for shareholders’ equity due to factors including, but not limited to, the nature, scope and risks associated with the operations of the company and/or the group, and/or the need to strengthen the liquidity, and the financial positions of the company and/or the group.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following tables present selected consolidated statements of income data for the three months ended March 31, 2021 and 2020 that have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The tables also present selected consolidated statements of income data for the year ended December 31, 2020 and for the period from January 4 through December 31, 2019 (Successor); for the period from January 1 through March 7, 2019 (Predecessor); and selected consolidated statements of financial position data as of December 31, 2020 and 2019 (Successor), that have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. The summary consolidated financial data set forth below should be read together with our unaudited interim condensed consolidated financial statements as of March 31, 2021 and 2020, as well as our audited consolidated financial statements as of December 31, 2020 and 2019 (Successor); for the year ended December 31, 2020 and for the period from January 4 through December 31, 2019 (Successor); for the period from January 1 through March 7, 2019 (Predecessor). The related notes to those statements, as well as the sections of this prospectus captioned “Company and Share Restructuring” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, should also be read.
The unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB). The Predecessor consolidated financial statements and the Successor consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB. The Predecessor adopted IFRS as of January 1, 2018 and the Successor adopted IFRS from January 4, 2019, the date of its inception. As such, IFRS 1, First Time Adoption of IFRS disclosure requirements are not presented in the Successor or Predecessor consolidated financial statements. Furthermore, the Predecessor also adopted IFRS 16 as of January 1, 2018 as required by IFRS 1.
The following tables also set forth the summary Pro Forma statement of income for the year ended December 31, 2019 which reflects the effect of the Olink Acquisition on March 7, 2019, by Knilo, as if such transactions had occurred on January 1, 2019. Prior to the Olink Acquisition, Knilo had no operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Unaudited Pro Forma Statement of Income” for more information. The Pro Forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The Pro Forma financial information does not necessarily represent what our actual consolidated statement of income would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period.

Selected Consolidated Statement of Income
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three Months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$13,628	$7,998	$54,067	$46,318	$41,693	$4,625
Operating (loss)/profit	(13,807)	(4,620)	(5,370)	3,226	(10,663)	(7,715)
Net loss for the period (Attributable to shareholders of the Parent)	$(14,295)	$(11,118)	$(6,780)	$(4,949)	$(17,878)	$(7,832)
Historical weighted average number of shares (thousands)(1)	38,926	19,140	52,138	35,274	35,274	171
Historical basic and diluted loss per share(1)	$(0.48)	$(0.76)	$(0.41)	$(0.14)	$(0.83)	$(45.80)
Adjusted weighted average number of shares (thousands)(2)	38,926	19,140	21,439	14,505	14,505	171
Adjusted basic and diluted loss per share(2)	$(0.48)	$(0.76)	$(1.10)	$(1.09)	$(1.99)	$(45.80)

(1)
The weighted average number of shares and basic and diluted loss per share for the unaudited three months ended March 31, 2021 and 2020 reflect the impact of the reverse share split that occurred on March 16, 2021. The Successor 2020 and Successor 2019 audited historical financial statements do not reflect the impact of the reverse share split and are therefore not comparable to the unaudited interim periods. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.

(2)
The Successor 2020, Pro Forma 2019, and Successor 2019 have been adjusted to reflect the impact of the reverse share split that occurred on March 16, 2021. See Notes 5 and 9 to our interim condensed consolidated financial statements and Note 22 to our annual consolidated financial statements appearing elsewhere in this prospectus for further details on the calculation of basic and diluted losses per share. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.

Selected Consolidated Statement of Financial Position
Amounts in thousands of U.S. Dollars	Unaudited Successor As of March 31, 2021	Successor As of December 31, 2020	Successor As of December 31, 2019
Total assets	$570,870	$425,325	$346,919
Non-Current interest-bearing loans and borrowings	1,998	63,965	56,278
Total equity attributable to shareholders of the parent	510,270	299,700	205,966

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements.
Our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 have been prepared in accordance with IAS 34 Interim Financial Reporting, as issued by the IASB.
Our audited consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB, as of December 31, 2020 and 2019 (Successor); for the year ended December 31, 2020 and for the period from January 4 through December 31, 2019 (Successor); for the period from January 1 through March 7, 2019 (Predecessor).
Knilo HoldCo AB’s operations (including subsidiaries; together the Companies or the Group) include development, production, marketing and sales of biotechnological products and services and related operations. Knilo HoldCo AB was incorporated on January 4, 2019. The Group was formed on March 7, 2019 when Knilo HoldCo AB acquired Olink Proteomics Holding AB through the subsidiary Knilo BidCo AB (the Olink Acquisition). The Group’s income statement and balance sheet as well as cash flow include Olink Proteomics Holding AB, together with its subsidiaries, from March 8, 2019.
The legal status of Knilo HoldCo AB was changed under Swedish law from a private limited company to a public limited company and the name was changed to Olink Holding AB (publ) on January 27, 2021. Olink Holding AB (publ) has its headquarters in Uppsala, Sweden. The Group which includes Olink Proteomics Holding AB together with its subsidiaries is herein referred to as Olink. Olink’s headquarters for its U.S. operations is in Watertown, Massachusetts. Olink also has operations in Singapore, China and Japan.
Overview
Our purpose is to enable and accelerate the field of proteomics by providing a platform of products and services, developed with key opinion leaders (KOLs), that are deployed across major biopharmaceutical companies and leading clinical and academic institutions, to deepen the understanding of real-time human biology and drive 21st century healthcare through actionable and impactful science.
We support our customers in understanding real-time human biology through proteomics by providing clarity on mechanistic biology and pathways that drive disease; by identifying novel and causal drug targets, which guides candidate drug development; by revealing predictive biomarkers for drug response, disease risk and outcomes, which identifies which patients have the potential to benefit the most from new therapies and treatments; and, by detecting and characterizing indicators of disease and health to more proactively manage patient wellness. Our products and services play a role in decoding the biology of almost all disease areas and are used most frequently in immunology, oncology, neurology, cardiovascular and metabolic diseases. Ongoing innovation and incorporation of customer feedback has allowed our platform to become an industry leader with respect to performance, high-multiplex, information accessibility, and ease-of-use. Our dedication to customer satisfaction and quality has enabled us to expand our existing customer base from inception in 2016. Revenues from our original customer accounts that we obtained in 2016 have grown at an average annual growth rate of 25%. These original customer accounts we've had since 2016 represented approximately 30% of our revenues for the year ended December 31, 2020. The number of customer accounts has increased at an average annual growth rate of approximately 50% since 2016.

Since our inception, we have served a customer base of almost 700 customer accounts in over 40 countries worldwide. We support 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all of the largest 20, and many leading academic institutions. Many of these customers have carefully vetted and validated the technology before adopting Olink as part of their drug development programs. Our customers primarily include academic, government, biopharmaceutical, biotechnology and other institutions focused on life science research. Our revenue is principally generated from two segments, Kit and Service. Kit revenues refer to the sale of our panels directly to customers that run the kit and analysis in their own labs. Service revenues refer to the sale of our panels through our fee for service lab, where we run the analysis on our products on behalf of our customers. During the three months ended March 31, 2021 and year ended December 31, 2020, sales to academic institutions and core labs represented approximately 64% and 59% of our revenues, respectively. Sales to biopharmaceutical companies represented the remaining 36% and 41% of our revenues, respectively. We operate a global direct sales model across all our regions (Americas, EMEA and China & Rest of World) and customer segments. As of March 31, 2021, our commercial team was comprised of more than 80 employees, with an emphasis on the Americas region. Sales within the Americas accounted for approximately 54% of revenues during the three months ended March 31, 2021 and approximately 51% of our revenues during the year ended December 31, 2020.
We deploy a substantial portion of our resources on developing new products and solutions. Our research and development efforts are focused on identifying and developing new biomarker expressions through our Affinity program, improving the performance in existing products and developing new product lines and features such as the Olink Signature program, which we intend to launch in the second half of 2021.
We incurred research and development expenses of $4.2 million for the three months ended March 31, 2021 compared to $2.6 million for the three months ended March 31, 2020 and $9.6 million for Successor 2020 compared to $4.8 million for Successor 2019, or $6.5 million on a Pro Forma 2019 basis. See the section titled “Unaudited Pro Forma Statement of Income” below for additional information on the Pro Forma amounts presented herein. We intend to continue to make significant investments in this area for the foreseeable future. In 2020, we invested $5.0 million in the acquisition of Agrisera, which enabled us to vertically integrate our supply chain of antibodies.
Unaudited Pro Forma Statement of Income
The unaudited Pro Forma statement of income for the year ended December 31, 2019, is based on the historical audited consolidated statement of income of the Successor and the audited consolidated statement of income of the Predecessor. All annual financial statements, including the Predecessor statements, were prepared in accordance with IFRS using the accounting policies described in our audited consolidated financial statements included elsewhere in this prospectus. The Successor was incorporated on January 4, 2019, and had no operations prior to the Olink Acquisition, although it did incur transaction costs prior to the acquisition date. This Pro Forma statement of income gives effect to the Olink Acquisition as if the Olink Acquisition had occurred as of January 1, 2019. The actual acquisition date was March 7, 2019 for consideration of $299.4 million.
Basis of Preparation
The unaudited Pro Forma statement of income has been prepared from the respective historical consolidated statements of income of Knilo and Olink Proteomics Holding AB and reflect Pro Forma adjustments to the historical information that are directly attributable to the Olink Acquisition and eliminate nonrecurring items set forth on the following page. The following unaudited Pro Forma financial information sets forth:
•
The historical consolidated statement of income of Knilo for the period from January 4 through December 31, 2019 (Successor), derived from Knilo’s audited consolidated financial statements;

•
The historical consolidated statement of income of Olink Proteomics Holding AB for the period from January 1 through March 7, 2019 (Predecessor), derived from for the period from January 1 through March 7, 2019 (Predecessor)’s audited consolidated financial statements; and,

•
Pro Forma adjustments to give effect to the Olink Acquisition on Knilo’s consolidated statement of income for the year ended December 31, 2019 as if the Knilo had been incorporated on and the acquisition closed on January 1, 2019, the first day of the Predecessor’s 2019 fiscal year.

This unaudited Pro Forma statement of income has been prepared to facilitate a meaningful comparison of our year over year activity as if the Olink Acquisition had occurred at the beginning of 2019 and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of what our consolidated income would have been assuming the transaction had been consummated as of the date indicated, nor does it purport to represent the consolidated results of operations of the combined company for future periods. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section of this prospectus entitled “Risk Factors”.
This unaudited Pro Forma statement of income should be read in conjunction with the Consolidated Financial Statements contained in this prospectus together with the accompanying notes to the unaudited Pro Forma statement of income.
Pro Forma Statement of Income
Amounts in thousands of U.S. Dollars, unless otherwise stated	Predecessor For the period from January 4, 2019 through March 7, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Pro Forma Adjustments	Notes	Unaudited Pro Forma For the year ended December 31, 2019
Revenue	$4,625	$41,693	$—		$46,318
Cost of goods sold	(1,254)	(13,018)	—		(14,272)
Gross profit	3,371	28,675	—		32,046
Selling expenses	(9,011)	(8,247)	8,573	(a)	(8,685)
Administrative expenses	(709)	(26,609)	13,031	(b)	(14,287)
Research and development expenses	(1,676)	(4,845)	—		(6,521)
Other operating income	310	363	—		673
Operating (loss)/profit	(7,715)	(10,663)	21,604		3,226
Financial income	242	7	—		249
Financial expenses	(27)	(7,874)	(1,518)	(c)	(9,419)
Loss before tax	(7,500)	(18,530)	20,086		(5,944)
Income tax	(332)	652	675	(d)	995
Net loss for the period (Attributable to shareholders of the Parent)	$(7,832)	$(17,878)	$20,761		$(4,949)
Historical weighted average number of shares (thousands)(1)	171	35,274			35,274
Historical basic and diluted loss per share(1)	$(45.80)	$(0.83)			$(0.14)
Adjusted weighted average number of shares (thousands)(2)	171	14,505			14,505
Adjusted basic and diluted loss per share(2)	$(45.80)	$(1.99)			$(1.09)

(1)
The weighted average number of shares and basic and diluted loss per share for the unaudited three months ended March 31, 2021 and 2020 reflect the impact of the reverse share split that occurred on March 16, 2021. The Successor

2020 and Successor 2019 audited historical financial statements do not reflect the impact of the reverse share split and are therefore not comparable to the unaudited interim periods. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.
(2)
The Successor 2020, Pro Forma 2019, and Successor 2019 have been adjusted to reflect the impact of the reverse share split that occurred on March 16, 2021. See Notes 5 and 9 to our interim condensed consolidated financial statements and Note 22 to our annual consolidated financial statements appearing elsewhere in this prospectus for further details on the calculation of basic and diluted losses per share. The Predecessor 2019 audited historical financial statements are unaffected by the reverse share split.

The above Pro Forma statement of income is derived from the sum of amounts included in the Predecessor for the period from January 1 to March 7, 2019 and the Successor for the period from January 1 to December 31, 2019 as detailed in the Consolidated Financial Statements included elsewhere in this prospectus, together with Pro Forma adjustments described below:
a)
Reflects acquisition related bonuses of $7.7 million recorded by the Predecessor and $0.9 million recorded by the Successor from when the Successor acquired the Predecessor during 2019. These amounts are eliminated in the Pro Forma under selling expenses;

b)
Reflects the adjustments to administration expenses which includes:

(i)
the elimination of transaction costs of $14.6 million recorded by the Successor from when the Successor acquired the Predecessor during 2019; and

(ii)
the adjustment to record incremental amortization expense of $1.6 million on identifiable intangible assets from when the Successor acquired the Predecessor during 2019 based on the determination of estimated useful lives and amortization method for the period January 1, 2019 through March 7, 2019;

c)
Reflects the incremental interest expense associated with the debt structure put in place to finance the Olink Acquisition using the prevailing interest rates in accordance with the respective agreements; and

d)
The $0.7 million reflects the tax effect of the Pro Forma adjustments, adjusted for non-deductible expenses and non-taxable income. The Swedish tax rate for 2020 of 21.4% was applied. This amount is recorded in the Pro Forma under income tax.

The table below summarizes our results of operations for the periods presented:
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$13,628	$7,998	$54,067	$46,318	$41,693	$4,625
Cost of goods sold	(4,996)	(3,549)	(17,456)	(14,272)	(13,018)	(1,254)
Gross profit	8,632	4,449	36,611	32,046	28,675	3,371
Selling expenses	(5,704)	(2,710)	(12,722)	(8,685)	(8,247)	(9,011)
Administrative expenses	(12,411)	(3,872)	(20,102)	(14,287)	(26,609)	(709)
Research and development expenses	(4,219)	(2,587)	(9,632)	(6,521)	(4,845)	(1,676)
Other operating income	(105)	100	475	673	363	310
Operating (loss)/profit	(13,807)	(4,620)	(5,370)	3,226	(10,663)	(7,715)

Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Financial income	780	772	5,455	249	7	242
Financial expenses	(3,991)	(9,683)	(7,344)	(9,419)	(7,874)	(27)
Loss before tax	(17,018)	(13,531)	(7,259)	(5,944)	(18,530)	(7,500)
Income tax	2,723	2,413	479	995	652	(332)
Net loss for the period (Attributable to shareholders of the Parent)	$(14,295)	$(11,118)	$(6,780)	$(4,949)	$(17,878)	$(7,832)

Factors Affecting Our Performance
We believe that our financial performance has been, and for the foreseeable future will continue to be, affected primarily by the factors discussed below. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address the factors below is subject to various risks and uncertainties, including those described under the heading “Risk Factors” included elsewhere in this prospectus.
Product Mix and Gross Profit Percentage
We principally derived our revenues from the sale of our biomarker panels, either as a kit-product or by providing analysis and ancillary services for customers that prefer outsourced proteomics analysis. We report results under two segments: Kit and Service, as further discussed in the Segment Information sections below within Components of Results of Operations and Results of Operations. All other operating segments have been aggregated and are included within the Corporate / Unallocated heading.
We report operating segments based on the financial information provided to the Chief Executive Officer (CEO). The CEO is identified as our Chief Operating Decision Maker (CODM). The CODM monitors the operating results of its operating segments separately in order to determine resource allocation and assess performance. We evaluate segment performance based on revenue growth with less emphasis on profit or loss due to the early stage development of the Company. We measure profit or loss consistently with net profit or net loss in the Consolidated Financial Statements of the Successor and Predecessor, respectively. The CODM monitors the operating segments based on revenue growth and gross profit. We do not allocate expenses across segments.
Kit Revenues
Kit revenues represented 21% of our revenues for the three months ended March 31, 2021 compared to 19% for the three months ended March 31, 2020 and grew 89% year over year primarily as a result of the March 2020 launch of our Explore kits.
We generated an adjusted gross profit percentage of 83% on Kit revenues for the three months ended March 31, 2021 compared to 44% for the three months ended March 31, 2020. The increase in adjusted gross profit percentage is primarily related to the scrapping of materials and inventory adjustments that were incurred during the three months ended March 31, 2020. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”

Service Revenues
Service revenues represented 70% of our revenues for the three months ended March 31, 2021 compared to 75% for the three months ended March 31, 2020 and grew 60% year over year primarily as a result of a strong momentum in demand for the Explore service offering that was launched in June 2020.
We generated an adjusted gross profit percentage of 64% on Service revenues during the three months ended March 31, 2021 compared to 66% during the three months ended March 31, 2020. The decrease in adjusted gross profit percentage is primarily related to lower productivity levels and reduced operational efficiency associated with the new product offerings and an increase in personnel costs as we have increased our lab capacity. Adjusted gross profit percentage is a measure not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”
We expect to continue to devote significant resources to developing innovative new products, both as part of our existing portfolio and in complementary and adjacent markets. The acceptance and growth of such new products may vary. The volume of our products sold during a given period in any particular market will depend in part on our ability to successfully introduce new products that generate additional demand, as well as the impact of new product offerings on the sales volumes of our existing products. Given that gross profit percentages are different between the Kit and Service segments, demand for these newly introduced products and the resulting sales volume by segment will directly impact our consolidated gross profit percentage based upon this product mix.
Seasonality
We experience seasonality in our revenue due to our customers’ annual budget cycle. We believe that this seasonality results from a number of factors, including the procurement and budgeting cycles of many of our customers, especially government or grant-funded customers, whose cycles often coincide with government fiscal year ends. Similarly, our biopharmaceutical customers typically have calendar year fiscal years which also result in a disproportionate amount of their purchasing activity occurring during our fourth quarter. We typically see approximately 25% to 30% of annual revenues recorded within the month of December. As a result, we may see fluctuations across periods as the timing of our customers’ demand for certain products may change. During 2020, due to the delivery of our Explore product, 38% of revenues were generated in the month of December, particularly in the Americas and EMEA. For Successor 2020, approximately 49.3% of our revenues were recognized in the fourth quarter, compared to 19.8%, 15.3%, and 15.5% for the third, second, and first quarters, respectively.
Organic Growth
From 2016 to 2019, up until the Olink Acquisition, we achieved growth organically, without any external sources of financing or funding. We believe our business will continue to develop through continued market investments in our subsidiaries in the United States, the Netherlands, the United Kingdom, Japan, Singapore and Germany.
In June 2020, we launched our next-generation product, Explore, which integrates with existing NGS workflows to enable its accelerated adoption by customers. By combining PEA with NGS, we believe we have become the scaled proteomics enabler of multi-omic signatures that build on top of the genomics work from the past decade while providing the research communities with our seamless multi-omics solution to predict disease outcomes and drug response. The Explore platform accounted for 51% and 26% of revenues during the three months ended March 31, 2021 and year ended December 31, 2020, respectively.
In 2020, we continued to establish our geographical footprint by establishing entities and operations in Japan and China. In China, we entered into an exclusive agreement with Sequanta Technologies Co., Ltd., a research and clinical service provider, enabling us to run samples on behalf of our customers onshore in China. In September 2020, we announced a strategic collaboration with Genosity, a New Jersey-based CRO, which increased our Explore capacity in the United States.
Our long-term organic growth will depend upon our ability to improve our existing products and introduce and market new products successfully. If we do not successfully manage the development and launch of new products, our financial results could be adversely affected. If we do not successfully develop and introduce new assays for our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.
Cost Base and Capital Expenditure
Our strategic plan assumes a continuation of our organic growth strategy, supported by the investments that we are making into our products and our global organization. We are rapidly expanding our global commercial team across all regions in order to facilitate potential future growth and we expect our cost base in relation to the commercial organization to increase at a higher rate than our revenue growth.
We operate in a highly competitive market where a number of stakeholders may try to develop innovative products based on new or existing technologies that may compete with our product offerings, thereby affecting our expected growth. Our future cost base may increase at a higher rate than revenues, which could impact our ability to remain competitive.
We have longstanding relationships with our main suppliers and are dependent on their continuing to supply us with raw materials. Our future cost base may increase at a higher rate than revenues depending on the availability and pricing of critical components that are included in our products and utilized in our service delivery.
Since the Olink Acquisition, we have focused on accelerating our growth and have increased spending in relation to the organization considerably, in particular with respect to the management, commercial and R&D teams. We believe this investment in personnel is essential to facilitate our growth potential, despite its anticipated near-term impact on profitability.
Strategic Acquisitions and Partnerships
We have entered into, and intend to continue to enter into, strategic acquisitions to further strengthen our competitive position. In addition to potentially acquiring complementary business or product lines, we may seek to expand our flexible business model and enter into new partnerships in order to generate incremental organic growth. We regularly reevaluate our role in the proteomics value chain in order to apply what we believe are the most appropriate business and commercial models to advance our market position. We plan to evaluate opportunities that complement and scale our business, optimize our profitability, help us expand into adjacent markets and add new capabilities to our business.
In April 2020, we acquired Agrisera AB, a Swedish manufacturer of antibodies that had previously been our supplier. The acquisition enabled us to vertically integrate our supply chain of antibodies, whichis part of our strategy to continue to expand our library of protein biomarkers. The antibodies produced in house will not be made available for sale externally, and therefore will be a proprietary dimension of our product offering.
Currency Risk
We have generated a substantial proportion of our revenue outside Sweden with the majority of our costs incurred in Sweden. As such, our financial condition and results of operations have been and will continue to be impacted by changes in the exchange rate of the U.S. dollar into other currencies, particularly SEK and EUR. See “— Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Risk” below.
For example, during 2019, we entered into a loan agreement providing for $110.0 million in total borrowings, of which $55.0 million had been drawn as of December 31, 2019, as part of the financing of the Olink Acquisition. During 2020, we amended the existing loan facility, increasing the total commitment under the facilities to $137.6 million. The primary loan was raised in USD along with a secondary EUR loan to match revenue streams in USD and EUR.
Financial Risk
Other financial risks mainly concern business risks (such as unattainable sales growth, suppliers who cannot deliver) and credit risks (the risk that customers will not be able to pay).
Impact of the COVID-19 Pandemic
The COVID-19 pandemic has adversely affected, and we expect will continue to adversely affect, elements of our business. COVID-19 has primarily disrupted the customer end of the supply chain, with our customers’ labs operating at reduced capacity for extended portions of 2020. COVID-19 adversely impacted our growth rate for 2020, in particular as customers have had issues accessing their labs. We have not seen any material cancellations in our pipeline; however, there have been delays as customers are pushing projects into the future. We are continuing to closely monitor how the pandemic and related response measures are affecting our business. Our production and manufacturing facilities are located in Uppsala, Sweden and Watertown, Massachusetts and we have not to date experienced any material disruptions to our production or supply of goods. We increased our inventory level in 2020 in order to operate with a higher level of inventory than we have done historically. Although we have seen a reduction in demand due to the ongoing COVID-19 pandemic, we have not observed any significant changes in our underlying customer base, and we have been and will continue to serve our customers, even at reduced levels, until their activities return to normal. The gradual recovery of revenue we have seen compared with previous levels reflects the underlying factors affecting demand, including the easing of lockdown restrictions and the partial or full reopening of academic and biopharmaceutical research laboratories around the world. At March 31, 2021 we concluded there was no evidence of material changes to recoverability risk of business assets, including deferred tax assets and trade receivables.
Key Indicators of Performance and Financial Condition
The key indicators of performance and financial condition we monitor, including non-IFRS measures such as Adjusted EBITDA, are set forth below. The following table sets forth our key financial and operating performance indicators for the periods set forth below.
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Total Constant Currency Revenue Growth(1)(2)	53.8%	—	14.9%	—	—	—
Adjusted EBITDA(1)	$(3,722)	$(1,409)	$11,022	$18,025	$17,581	$444
Adjusted Gross Profit(1)	$9,211	$4,975	$38,417	$34,978	$31,566	$3,412
Adjusted Gross Profit
Percentage %(1)	67.6%	62.2%	71.1%	75.5%	75.7%	73.8%

(1)
This measure was not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”

(2)
Total constant currency revenue growth for the year ended December 31, 2020 is calculated against 2019 pro forma revenue.

Non-IFRS Reconciliations
Total Constant Currency Revenue Growth
We use the non-IFRS measure of Total Constant Currency Revenue Growth, which we define as our total revenue growth from one fiscal year to the next on a constant exchange rate basis. We measure Total Constant Currency Revenue Growth by applying the current fiscal year’s budget exchange rates for each month to the prior fiscal year’s equivalent monthly results. We believe that Total Constant Currency Revenue Growth provides important information to management, and we use this measure to identify the relative year-over-year performance of the business by removing the impact of currency movements that are outside of management’s control.
A reconciliation of Total Constant Currency Revenue Growth to revenue growth, the most directly comparable IFRS measure, for the three month periods ended March 31, 2021 and March 31, 2020, is set forth below:
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited For the three months ended March 31, 2021	Unaudited For the three months ended March 31, 2020
Revenue	$13,628	$7, 998
Revenue period-over-period growth rate	70.4%	—
Remove % Impact of Agrisera acquisition	-7.7%	—
Estimated impact of foreign currency exchange rate fluctuations	-9.0%	—
Total constant currency revenue growth	53.8%	—
A reconciliation of Total Constant Currency Revenue Growth to revenue growth, the most directly comparable IFRS measure, for the years ended December 31, 2020 and Pro Forma December 31, 2019 and the Predecessor period ended March 7, 2019, is set forth below:
Amounts in thousands of U.S. Dollars, unless otherwise stated	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$54,067	$46,318	$41,693	$4,625
Revenue period-over-period growth rate – Pro Forma basis	16.7%	—	—	—
Remove % Impact of Agrisera acquisition	-3.3%	—	—	—
Estimated impact of foreign currency exchange rate fluctuations	1.5%	—	—	—
Total constant currency revenue growth – Pro Forma basis	14.9%	—	—	—
Adjusted EBITDA
We use the non-IFRS measure of Adjusted EBITDA, which we define as profit for the year before accounting for finance income, finance costs, tax, management adjustments and amortization of acquisition intangibles. Management adjustments generally consist of certain cash and non-cash items that we believe are not reflective of the normal course of our business. We identify and determine items to be unique based on their nature and incidence or by their significance. As a result, the composition of these items may vary from year to year.

Management adjustments for the three months ended March 31, 2021 amounted to $6.4 million of costs associated with the initial public offering, which include accounting, legal, and Summa management fees. Management adjustments for the three months ended March 31, 2020 amounted to $0.4 million in total, of which $0.1 million were costs associated with the Olink Acquisition and $0.3 million were the recognition of purchase accounting adjustments related to inventory step up.
Management adjustments for Successor 2020, Successor 2019 and Pro Forma 2019 consist of $3.6 million, $1.9 million and $1.2 million, respectively, of costs associated with the Olink Acquisition and recognition of purchase accounting adjustments related to inventory step up of $0.3 million, $2.6 million, and $2.6 million, respectively. The costs associated with the Olink Acquisition are attributable specifically to acquisition-related bonuses and third-party administrative expenses, which include legal, banking, and accounting fees. In addition, the costs associated with the purchase accounting for inventory have largely been recognized within the current fiscal period given the rate at which inventory turns.
We present Adjusted EBITDA because we believe this measure can provide useful information to investors and analysts regarding the operational results of the business, as EBITDA is a fairly common metric with which market participants are familiar.
A reconciliation of Adjusted EBITDA to operating loss, the most directly comparable IFRS measure, is set forth below:
Amounts in thousands of U.S. Dollars	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Operating (loss)/profit	$(13,807)	$(4,620)	$(5,370)	$3,226	$(10,663)	$(7,715)
Add:
Amortization	2,720	2,317	9,872	9,472	7,836	1
Depreciation	943	546	2,668	1,508	1,321	219
EBITDA	(10,144)	(1,757)	7,170	14,206	(1,506)	(7,495)
Acquisition related costs	—	—	—	—	14,666	—
Management Adjustments	6,422	348	3,852	3,819	4,421	7,939
Adjusted EBITDA	$(3,722)	$(1,409)	$11,022	$18,025	$17,581	$444
Adjusted Gross Profit, including Adjusted Gross Profit Percentage
We use the non-IFRS measure of Adjusted Gross Profit, including Adjusted Gross Profit Percentage. We define Adjusted Gross Profit as revenue less cost of goods sold, which is then adjusted to remove the impact of depreciation and the impact of material transactions or events that we believe are not indicative of our core operating performance, such as the inventory fair value step up associated with the purchase accounting process that is recorded within cost of goods sold, which may or may not be recurring in nature.
Adjusted gross profit percentage for the three months ended March 31, 2021 was 67.6% compared to an adjusted gross profit percentage of 62.2% for the three months ended March 31, 2020. Adjusted gross profit for the three months ended March 31, 2021 and 2020 consists of $0 and $0.3 million, respectively, related to inventory step up and $0.6 million and $0.3 million, respectively, related to depreciation charges.
Adjusted gross profit percentage for Successor 2020 was 71% compared to an adjusted gross profit percentage of 76% for Successor 2019 and Pro Forma 2019. Adjusted gross profit percentage for

Successor 2020, Successor 2019 and Pro Forma 2019 consists of $0.3 million $2.6 million, and $2.6 million, respectively, related to inventory step up and $1.5 million, $0.3 million, and $0.4 million, respectively, related to depreciation charges.
We believe that Adjusted Gross Profit, including Adjusted Gross Profit Percentage, provides important information to management and to investors regarding our core profit margin on sales. These are primary profit or loss measures we use to make resource allocation decisions and evaluate segment performance. Adjusted gross profit assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items we believe do not directly reflect our core operations and, therefore, are not included in measuring segment performance.
Reconciliations of Adjusted Gross Profit to gross profit, the most directly comparable IFRS measure, are set forth below:
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$ 13,628	$ 7,998	$54,067	$46,318	$41,693	$4,625
Cost of goods sold	(4,996)	(3,549)	(17,456)	(14,272)	(13,018)	(1,254)
Gross profit	8,632	4,449	36,611	32,046	28,675	3,371
Gross profit %	63.3%	55.6%	67.7%	69.2%	68.8%	72.9%
Less:
Inventory fair value step up	—	253	266	2,567	2,567	—
Depreciation charges	579	273	1,540	365	324	41
Adjusted Gross Profit	$ 9,211	$ 4,975	$38,417	$34,978	$31,566	$3,412
Adjusted Gross Profit %	67.6%	62.2%	71.1%	75.5%	75.7%	73.8%
We present these non-IFRS financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We also believe that the use of these non-IFRS measures facilitates investors’ assessment of our operating performance. We caution readers that amounts presented in accordance with our definitions of Total Constant Currency Revenue Growth, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be the same as similar measures used by other companies. Not all companies and Wall Street analysts calculate the non-IFRS measures we use in the same manner. We compensate for these limitations by reconciling each of these non-IFRS measures to the nearest IFRS performance measure, which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.
Components of Results of Operations
Revenue
We generate all of our revenue through the sale of our products and services to customers through our own commercial team across all our regions. Our revenue is subject to fluctuation based on the foreign currency in which our products and services are sold, principally for sales denominated in USD. We expect our revenue growth to be driven organically as we expect to seek continued adoption of our products and increased market penetration. Our revenue is comprised of Kit Revenue, Service Revenue and Corporate/Unallocated Revenue, which includes revenue from the sale of chips and hardware.

Cost of Goods Sold
Cost of goods sold primarily consists of manufacturing costs incurred in the production process including personnel and related costs; costs of component materials; depreciation; manufacturing overhead; packaging and delivery costs and allocated costs including facilities and information technology. In addition, cost of goods sold includes royalty costs for licensed technologies included in our products, provisions for slow-moving and obsolete inventory and personnel.
Gross Profit/Gross Profit Percentage
Gross profit is calculated as revenue less cost of goods sold. Gross profit percentage is gross profit expressed as a percentage of revenue. We expect our future gross profit and gross profit percentages to fluctuate from period to period. Future gross profit and gross profit percentages will depend on a variety of factors, including: market conditions that may impact our pricing; sales mix changes among kit, instruments and services; product mix changes between established products and new products; excess and obsolete inventories; royalties; and our cost structure for manufacturing operations relative to volume. As we seek to increase our production and distribution platform, we may incur incremental costs that potentially will reduce the gross profit percentage in certain periods.
Operating Expenses
Selling Expenses
Selling expense primarily consists of costs related to the selling and marketing of our products, including sales incentives and advertising expenses and costs associated with our global commercial team. Selling expenses include costs associated with the commercial team; recruiting services; administrative services; public relations and communication activities; marketing programs and trade show appearances; travel; customer service costs; and allocated costs, including facilities and information technology; and fees for third-party providers of administrative services, including press relations and communication services; security, reception, and recruiting.
Administrative Expenses
Administrative expenses include costs associated with our finance, accounting, legal, human resources, communications, and administrative personnel; facility-related costs; and intellectual property fees for the registration and maintenance of our patents.
We anticipate that our administrative expenses will increase in the future as we grow our support functions in line with our planned growth. We also anticipate increased expenses associated with being a public company in the United States, including costs related to audit, legal, regulatory and tax-related services associated with maintaining compliance with U.S. exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs. In particular, we will need to incur additional accounting expenses to comply with the Sarbanes-Oxley Act in the United States that will require us to test the effectiveness of our internal controls over financial reporting.
Research and Development Expenses
Research and Development expenses associated with our research and development functions, primarily located in Uppsala, Sweden include costs of employee benefit expenses of our R&D personnel; R&D facility-related costs; recruitment, administrative services and allocated costs including facilities and information technology; and intellectual property fees for the registration and maintenance of our patents.
We deploy a substantial portion of our resources on developing new products and solutions. Our research and development efforts are focused on identifying and developing new biomarker expressions through our Affinity program, improving the performance in existing products and developing new product lines and features.

We plan to continue to invest significantly in our research and development efforts, including hiring additional employees, to enhance existing products and develop new products. Our Affinity program is focused on expanding our library of proteins beyond approximately 1,500. This was a key strategic R&D initiative in 2020 that vertically integrated our supply chain and enabled in house antibody production.
Financial Income (Expense)
Financial income relates primarily to interest income received from cash at bank. Our cash at bank has been deposited in cash accounts and therefore generates only a modest amount of interest income.
Financial expense relates primarily to interest expense on our outstanding debt and borrowings as well as interest on outstanding leases.
We also incur foreign exchange gains and losses related to our purchases and sales transactions often denominated in different currencies, which amounts are recorded as financial income or expense.
Income Taxes
Our tax credit or expense consists of income taxes, with Swedish income taxed at the Swedish tax rate and taxation for other jurisdictions calculated at the rates prevailing in each respective jurisdiction. Income taxes also include the impact of temporary differences which is primarily due to the acquisition accounting for the intangible assets.
Segment Information
We present our results of operations in the same way that we manage our business, evaluate our performance and allocate our resources. The different revenue streams of the Group are important for making decisions with regard to how we manage our business, evaluate our performance, and allocate our resources. The Chief Operating Decision Maker (CODM) monitors the operating results of its operating segments separately in order to determine resource allocation and assess performance. We evaluate segment performance based on revenue growth with less emphasis on profit or loss due to the early stage development of the Company. We measure profit or loss consistently with net profit or net loss in the Consolidated Financial Statements of the Successor and Predecessor, respectively. The CODM monitors the operating segments based on revenue growth and gross profit through the following reportable segments: Kit and Service. We do not allocate expenses across segments.
Kit
Our Kit revenue segment consists of three product lines: Explore, Target, and Focus, which enable the detection and quantification of thousands of protein biomarker targets in different configurations, with different workflows depending on the type of research conducted.
Service
For customers that prefer outsourced proteomics analysis, we also offer Analysis Service, which includes assistance with assay execution and bioinformatics. Our experts support customers with study design, assay preparation, sample analysis, data processing, and a comprehensive report that assures fully quality-controlled results.

Results of Operations
The table below summarizes our results of operations for the periods presented:
Amounts in thousands of U.S. Dollars, unless otherwise stated	Unaudited Successor For the three months ended March 31, 2021	Unaudited Successor For the three months ended March 31, 2020	Successor For the year ended December 31, 2020	Unaudited Pro Forma For the year ended December 31, 2019	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	$13,628	$7,998	$54,067	$46,318	$41,693	$4,625
Cost of goods sold	(4,996)	(3,549)	(17,456)	(14,272)	(13,018)	(1,254)
Gross profit	8,632	4,449	36,611	32,046	28,675	3,371
Selling expenses	(5,704)	(2,710)	(12,722)	(8,685)	(8,247)	(9,011)
Administrative expenses	(12,411)	(3,872)	(20,102)	(14,287)	(26,609)	(709)
Research and development expenses	(4,219)	(2,587)	(9,632)	(6,521)	(4,845)	(1,676)
Other operating income	(105)	100	475	673	363	310
Operating (loss)/profit	(13,807)	(4,620)	(5,370)	3,226	(10,663)	(7,715)
Financial income	780	772	5,455	249	7	242
Financial expenses	(3,991)	(9,683)	(7,344)	(9,419)	(7,874)	(27)
Loss before tax	(17,018)	(13,531)	(7,259)	(5,944)	(18,530)	(7,500)
Income tax	2,723	2,413	479	995	652	(332)
Net loss for the period (Attributable to shareholders of the Parent)	$(14,295)	$(11,118)	$(6,780)	$(4,949)	$(17,878)	$(7,832)
Three months ended March 31, 2021 and three months ended March 31, 2020
Revenue
Our revenue is broken down by segment as follows:

$15.0
$14.0
$13.0
$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Revenue ($m)
$13.6
$8.0
Three months ended 3/31/21
Three months ended 3/31/20
Kit
Service
Corporate / Unallocated

Revenue for the three months ended March 31, 2021 was $13.6 million compared to $8.0 million for the three months ended March 31, 2020. The increase of $5.6 million, or 70%, was driven primarily by Explore analysis services, with the Service segment growing 60%. The Kit segment was our fastest growing segment, growing 89% year over year. The Explore platform accounted for 51% of revenues during the three months ended March 31, 2021.
During 2020 and the three months ended March 31, 2021, we continued to expand our library of protein biomarker targets, and at March 31, 2021, our library comprised approximately 3,000 protein biomarker targets. We plan to make all 3,000 protein biomarker targets available in Explore products during 2021 and to grow our library beyond 6,000 protein biomarker targets over time.
Our revenue is broken down by geography and segment as follows:
Our EMEA revenue for the three months ended March 31, 2021 was $5.5 million compared to $3.7 million for the three months ended March 31, 2020. The increase of $1.8 million, or 51%, was driven primarily by the Explore platform.
Our revenue in the Americas for the three months ended March 31, 2021 was $7.3 million compared to $3.0 million for the three months ended March 31, 2020. The increase of $4.3 million, or 142%, was driven primarily by the Explore platform.
Our revenue in China & Rest of World for the three months ended March 31, 2021 was $0.8 million compared to $1.3 million for the three months ended March 31, 2020. The decrease of $0.5 million, or 41%, was largely driven by lower volumes on our Target platform.
Cost of Goods Sold
Cost of goods sold for the three months ended March 31, 2021 was $5.0 million compared to $3.5 million for the three months ended March 31, 2020. The increase of $1.5 million, or 41%, was due to higher sales volumes and increased depreciation costs in 2021 due to continued investment in the growth of the business’ operations, along with an decrease in inventory variances and an increase in hiring.

Gross Profit/Gross Profit Percentage
Gross profit for the three months ended March 31, 2021 was $8.6 million compared to $4.4 million for the three months ended March 31, 2020. The increase of $4.2 million, or 94%, was due to year over year revenue growth coupled with an improvement in gross profit percentage from 56% to 63%. The increase in gross profit percentage of 7% was due to an improvement in production efficiency and lower inventory variances.
Operating Expenses
Selling Expenses
Selling expenses for the three months ended March 31, 2021 was $5.7 million, or 42% of our total revenue, compared to $2.7 million, or 34% of our total revenue, for the three months ended March 31, 2020. This increase of $3.0 million, or 110%, was primarily driven by higher employee benefits expense, consisting of wages, salaries, social security and pension costs to employees in selling functions. This has been driven by our ongoing effort to build out our global commercial capabilities.
Administrative Expenses
Administrative expenses for the three months ended March 31, 2021 totaled $12.4 million, or 91% of our total revenue, compared to $3.9 million, or 48% of our total revenue, for the three months ended March 31, 2020. The increase of $8.5 million, or 221%, was primarily driven by $4.0 million of expenses incurred in connection with our initial public offering, $2.4 million in management fees paid to Summa, and $2.7 million of amortization of intangible fixed assets.
Research and Development Expenses
Research and Development expenses for the three months ended March 31, 2021 totaled $4.2 million, or 31% of our total revenue, compared to $2.6 million, or 32% of our total revenue, for the three months ended March 31, 2020. The increase of $1.6 million, or 63%, was driven by $0.7 million higher employee benefits expenses, consisting of wages, salaries, social security and pension costs to employees in administrative functions, as well as an increase of $0.9 million in external R&D expenses related to the procurement of antibodies. The majority of the external spend within our R&D function was focused on the development of new assays and expansion of our library of protein biomarkers.
Financial Income (Expense)
Our net financial (expense) for the three months ended March 31, 2021 was $(3.2) million, compared to $(8.9) million for the three months ended March 31, 2020. The reduction in the net finance expense for the three months ended March 31, 2021 was largely due the absence of foreign currency losses associated with outstanding loan facilities denominated in foreign currency during the three months ended March 31, 2020.
Income Taxes
Income tax benefit for the three months ended March 31, 2021 was $2.7 million compared to a benefit of $2.4 million for the three months ended March 31, 2020. The statutory Swedish tax rate was 21.4% during 2020 and was reduced to 20.6% on January 1, 2021.
Segment Information
Kit Revenues
Kit revenues represented 21% of our revenues for the three months ended March 31, 2021 compared to 19% for the three months ended March 31, 2020 and grew 89% year over year primarily as a result of the March 2021 launch of our Explore kits.

We generated an adjusted gross profit percentage of 83% on Kit revenues for the three months ended March 31, 2021 compared to 44% for the three months ended March 31, 2020. The increase in adjusted gross profit percentage is primarily related to the scrapping of materials and inventory adjustments that were incurred during the three months ended March 31, 2020.
Adjusted gross profit percentage is a measure not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”
Service Revenues
Service revenues represented 70% of our revenues for the three months ended March 31, 2021 compared to 75% for the three months ended March 31, 2020 and grew 60% year over year primarily as a result of a strong momentum in demand for the Explore analysis service offering that was launched in June 2020.
We generated an adjusted gross profit percentage of 64% on Service revenues during the three months ended March 31, 2021 compared to 66% during the three months ended March 31, 2020. The decrease in adjusted gross profit percentage is primarily related to lower production levels and reduced operational efficiency associated with the new product offerings and an increase in personnel costs as we have increased our lab capacity.
Adjusted gross profit percentage is a measure not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”
Year ended December 31, 2020 and year ended December 31, 2019
Revenue
Our revenue is broken down by segment as follows:

$55.0
$50.0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Revenue ($m)
$54.1
$46.3
$41.7
$4.6
Successor
YE 12/31/20
Unaudited Pro Forma
YE 12/31/19
Successor
3/7/19 - 12/31/19
Predecessor
1/1/19 - 3/7/19
Kit
Service
Corporate / Unallocated

Overall, Successor 2020 revenue compared to Successor 2019 revenue increased by $12.4 million, or 30%, or $7.8 million, or 17%, on a Pro Forma 2019 basis. This increase was due to the launch of the Olink Explore product partially offset by the reduced demand for our other products as a result of COVID-19.

In June 2020, we successfully launched worldwide our service offering on the new product, Explore. Explore accounted for $13.8 million, or 26%, of the total $54.1 million Successor 2020 revenue.
Total Kit and Service revenues, excluding Explore, for Successor 2020 were $40.3 million compared to $41.7 million for Successor 2019, or $46.3 million on a Pro Forma 2019 basis. The decrease of $6.0 million or 13% on a Pro Forma 2019 basis was primarily due to the impact of the COVID-19 pandemic on our customers, which resulted in delays or cancellations in their own research and development projects, in some cases due to of the lack of access to their laboratories during government lockdowns, as well as reducing expenditure generally.
Our revenue is broken down by geography and segment as follows:
Our EMEA revenue for Successor 2020 was $22.2 million compared to $13.4 million for Successor 2019, or $15.3 million on a Pro Forma 2019 basis. The increase of $6.9 million, or 45%, from Pro Forma 2019, was due to our marketing efforts and targeting of biopharma customers.
Our revenue in the Americas for Successor 2020 was $27.8 million compared to $27.1 million for Successor 2019, or $29.7 million on a Pro Forma 2019 basis. The decrease of $1.9 million, or 6%, from Pro Forma 2019 was due in part to the impact of lab and other site closures due to the COVID-19 pandemic as a result of government lockdowns or other measures, which required certain of our customers’ labs to be closed.
Our revenue in China & Rest of World for Successor 2020 was $4.1 million compared to $1.2 million for Successor 2019, or $1.3 million on a Pro Forma 2019 basis. The increase of $2.8 million, or 220%, from Pro Forma 2019, was largely driven by increased volume of our Service offerings. We established our business in China during 2020, with the opening of our first office in Shanghai in early 2020, thus supporting the increased volume.
Cost of Goods Sold
Cost of goods sold for the Successor 2020 was $17.5 million compared to $13.0 million for Successor 2019, or $14.3 million on a Pro Forma 2019 basis. The increase of $3.2 million, or 22%, over Pro Forma 2019 was due to higher sales volumes and increased depreciation costs in 2020 due to continued investment in the growth of the business’ operations, along with an increase in inventory variances and an increase in hiring.

Gross profit/Gross Profit Percentage
Gross profit for Successor 2020 was $36.6 million compared to $28.7 million for Successor 2019, or $32.0 million on a Pro Forma 2019 basis. The increase of $4.6 million, or 14%, over Pro Forma 2019 was due to overall higher sales volumes, primarily due to the launch of our Explore product offering.
Gross profit percentage for Successor 2020 was 68% compared to 69% for Successor 2019 and Pro Forma 2019. This decrease of 1% from Successor 2019 and Pro Forma 2019 was due to inventory variances, along with an increase in hiring costs.
Operating Expenses
Selling Expenses
Selling expenses for Successor 2020 totaled $12.7 million, or 23.5% of our total revenue, compared to $8.2 million for Successor 2019, or $8.7 million on a Pro Forma 2019 basis. This increase of $4.0 million, or 47%, over Pro Forma 2019 expenses was primarily driven by higher employee benefits expense, consisting of wages, salaries, social security and pension costs to employees in selling functions. This has been driven by our ongoing effort to build out our global commercial capabilities.
Administrative Expenses
Administrative expenses for Successor 2020 totaled $20.1 million, or 37.2% of our total revenue, compared to $26.6 million for Successor 2019, or $14.3 million on a Pro Forma 2019 basis. The increase of $5.8 million, or 41%, over Pro Forma 2019 expenses was primarily driven by $5 million higher corporate expenses relating to an increase in headcount and use of outside consultants in connection with our initial public offering, along with $0.8 million higher employee benefits costs.
Research and Development Expenses
Research and Development expenses for Successor 2020 totaled $9.6 million, or 17.8% of our total revenue, compared to $4.8 million for Successor 2019, or $6.5 million on a Pro Forma 2019 basis. This represents an increase of $3.1 million, or 48%, over Pro Forma 2019 expenses. $1.2 million of this increase was due to higher employee benefits expenses, consisting of wages, salaries, social security and pension costs to employees in administrative functions, as well as an increase of $1.7 million in external R&D expenses related to the procurement of antibodies. The majority of the external spend within our R&D function was focused on the development of new assays and expansion of our library of protein biomarkers.
In order to further our R&D effort, we acquired Agrisera in 2020, which enabled us to vertically integrate our supply chain of antibodies. We expect that the acquisition of Agrisera will enable us to build out our library of proprietary protein biomarkers. We also capitalized approximately $7.7 million of development costs related to the Signature OEM instrument. These costs have been capitalized in accordance with our policy as discussed in Note 3 to the consolidated financial statements and are presented in Note 11 to the consolidated financial statements.
Financial Income (Expense)
Our net financial income (expense) for Successor 2020 was $(1.9) million, compared to ($7.9) million for Successor 2019, or ($9.2) million on a Pro Forma 2019 basis. The year over year reduction in the net finance expense was largely due to a foreign currency gain of $5.5 million, along with lower interest expense on the shareholder loans and bank loans. The shareholder loans and bank loans were related to the Olink Acquisition.
Income Taxes
Income tax benefit for Successor 2020 was $0.5 million compared to a benefit of $0.7 million for Successor 2019, or a benefit of $1.0 million for Pro Forma 2019. Items reported for income taxes included a reasonable estimate of the impact of the material aspects of the Swedish tax rate reduction on the deferred tax assets and liabilities. Swedish tax rules reduced the corporate income tax from 22% to 21.4% from January 1, 2019, and to 20.6% from January 1, 2021.
Segment Information
Kit Revenues
Kit revenues represented 27% of our revenues for Successor 2020 compared to 27% for Successor 2019, or 28% on a Pro Forma 2019 basis. While we plan on rolling out a full commercial launch of the Explore product in 2021, we have been delivering Explore kits to early access customers since June 2020; and, after the full commercial launch, we expect to increase Kit revenue growth based on customers’ ability to use our kits with third-party equipment that is already installed at their sites. We generated an adjusted gross profit percentage of 84% on Kit revenues for Successor 2020 compared to 86% for Successor 2019, or 87% on a Pro Forma 2019 basis. The decrease in adjusted gross profit percentage is primarily related to an under absorption of production costs due to a lower production level resulting from lower than anticipated revenue in 2020. In addition, adding the new Explore platform generated additional expenses in 2020. Adjusted gross profit percentage is a measure not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”
Service Revenues
Historically, services have been the main source of our revenue and a key driver of our financial performance. For Successor 2020, we generated 64% of our revenues through our Service offerings, compared to 67% for Successor 2019, or 65% on a Pro Forma 2019 basis. We expect that our Service revenues will continue to grow as we expect the underlying markets to expand. However, following the launch of the Explore platform on NGS, with a large base of installed instruments, we expect to be able to drive our revenue and business towards a distributed kit model. We generated an adjusted gross profit percentage of 69% on Service revenues for Successor 2020 compared to 74% for Successor 2019, or 73% on a Pro Forma 2019 basis. The decrease in adjusted gross profit percentage is primarily related to lower production levels and reduced operational efficiency associated with the new product offerings due to increased complexity, along with an increase in personnel costs. Adjusted gross profit percentage is a measure not calculated in accordance with IFRS. For more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with IFRS, see the section titled “— Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.”
Liquidity and Capital Resources
Overview
Since our inception, until March 7, 2019, we have financed our operations primarily through internally generated cash flows and we did not rely on any material external financing arrangements during this period.
At December 31, 2020, we had $8.7 million in cash at bank and a $137.6 million loan facility, of which $74.1 million was undrawn. The loan facility had been primarily used to finance the Olink Acquisition.
On March 29, 2021, we completed our initial public offering of 13,235,294 ADSs, representing 13,235,294 common shares, at an initial public offering price of $20.00 per share. The net proceeds from the offering were $245.4 million, after deducting the underwriting discounts. On March 30, 2021, we repaid $65.6 million of outstanding loan facilities plus accrued interest of $1.9 million using the net proceeds from the offering. As of March 31, 2021, we had $191.4 million in cash at bank and no outstanding loan balances.

	Successor
	Interest Rate	Maturity	As of December 31, 2020
Current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25% – 11%	2021	$2,146
Total current interest-bearing loans and borrowings			2,146
Non-current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25% – 11%	2021 – 2030	2,290
Facilities	11%	2025	61,675
Total non-current interest-bearing loans and borrowings			63,965
Total interest-bearing loans and borrowings			$66,111
	Successor
	Interest Rate	Maturity	As of December 31, 2019
Current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%	2020 – 2023	$1,414
Other interest-bearing loan entered in conjunction with loan from shareholder	8%	N/A	1,618
Loan from shareholder	8%	N/A	41,102
Total current interest-bearing loans and borrowings			44,134
Non-current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%	2020 – 2023	3,050
Facility – Loan 1	LIBOR + 6.25%	2025	48,405
Facility – Loan 2	EURIBOR + 5.85%	2025	4,823
Total non-current interest-bearing loans and borrowings			56,278
Total interest-bearing loans and borrowings			$100,412
Loan From Shareholders and Other Interest-Bearing Loans
The loan from shareholders and the other interest-bearing loan were converted into equity on May 25, 2020. These loans had been previously payable on demand as repayment timing was not specified in the loan agreement. Accrued interest was capitalized annually on the last calendar day of each year. The conversion was made without any premium or penalty. Please refer to Note 21 to the consolidated financial statements for details of the conversion.
Loan Facilities
During the Successor period ended December 31, 2019 we entered into a loan facility in the amount of $110 million with Bridgepoint Credit and DNB AB (Publ) as part of the financing of the Olink Acquisition (Facilities). Under the terms of the Facilities the Successor had access to a Capex/Acquisition Facility, a term Facility B, a Recap Facility and a Revolving Facility. The facilities had a leverage covenant towards the creditors that measures a rolling 12-month EBITDA in relation to net debt at the end of each quarter. The interest rate was equal to a bank reference rate, or the EURIBOR, STIBOR, or LIBOR plus a margin ranging from 3.0% to 6.25% dependent upon the facility and denomination of the borrowings and leverage. There was a commitment fee equal to 35% of the margin on any unused facility.

During the Successor period ended December 31, 2020 we amended our debt structure under the existing loan facility with Bridgepoint Credit and DNB AB (Publ), increasing the total commitment under the facilities to $137.6 million. The effective date of the amended agreement was December 23, 2020.
A total of $63.5 million has been drawn down under the term Facility B, adjusted for transaction costs of $1.8 million. The loans were raised in USD and EUR to match revenue streams in USD and EUR. The interest will be capitalized annually to form part of the Facility B loans and will thereafter bear interest together with the rest of the loan. The remaining undrawn credit under the facilities is $74.1 million. Under the terms of the Facilities, we have pledged the assets, including patents and other intellectual property, of our subsidiary, Olink Proteomics Inc. The book value of the pledged assets was $6.9 million as of December 31, 2020.
Cash Flows
The table below summarizes our statement of cash flows for the periods presented:
Amounts in thousands of U.S. Dollars	Successor Unaudited For the three months ended March 31, 2021	Successor Unaudited For the three Months ended March 31, 2020	Successor For the year ended December 31, 2020	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Cash flow provided / (used) in operating activities	$1,387	$(64)	$(6,789)	$(21,025)	$(2,642)
Cash flow (used) in investing activities	(948)	(635)	(15,842)	(289,956)	(189)
Cash flow provided by financing activities	181,657	8,435	25,595	313,774	9,282
Net cash flow during the financial year	$182,096	$7,736	$2,964	$2,793	$6,451
Cash used in Operating Activities
Cash provided by operating activities was $1.4 million for the three months ended March 31, 2021, representing an increase in cash flow of $1.5 million from the three months ended March 31, 2020. The increase was attributable to $6.2 million of additional cash from working capital, a $4.2 million reduction in income taxes paid and $0.8 million increase in depreciation expense compared to the three months ended March 31, 2020. This increase was partially offset by a higher loss before tax of $3.5 million, a lower finance expense of $5.7 million and additional interest paid of $0.6 million.
Cash used in operating activities was $6.8 million for Successor 2020, representing a decrease in cash used of $14.2 million, or 68%, from Successor 2019. This decrease primarily resulted from our loss before tax of $7.3 million in 2020 compared to $18.5 million for Successor 2019. Additionally, $10.3 million less cash was used due to changes in working capital in Successor 2020 compared to Successor 2019. This decrease is partially offset by higher income taxes paid in Successor 2020, representing a $5.4 million increase over Successor 2019.
Cash used in Investing Activities
Cash used in investing activities was $0.9 million during the three months ended March 31, 2021, representing an increase in cash used of $0.3 million, or 49%, compared to the three months ended March 31, 2020. This increase primarily resulted from an investment in property, plant, and equipment.
Cash used in investing activities was $15.8 million for Successor 2020, representing a decrease in cash used of $274.1 million, or 95%, from Successor 2019. This year over year decrease was primarily attributable to the past year’s acquisition of shares of subsidiaries following the change in control event which occurred on March 7, 2019, which represented $284.6 million of the decrease. This decrease was partially offset by $7.8 million increased investment in intangible assets, specifically capitalized development costs, and $2.8 million increased investment in property, plant, and equipment compared to Successor 2019.
Cash provided by Financing Activities
Cash provided by financing activities was $181.7 million during the three months ended March 31, 2021, representing an increase in cash provided of $173.2 million, or 2,054%. This increase primarily resulted from cash received from the issuance of new shares of $244.7 million. This increase was partially offset by $65.6 million of payments to outstanding loan facilities, a $5.6 million reduction in proceeds from loan facilities and $0.3 million of principal payments for lease liabilities.
Cash provided by financing activities was $25.6 million for Successor 2020, representing a decrease in cash provided of $288.2 million, or 92%, from Successor 2019. This year over year decrease was primarily due to less cash received from the issuance of new shares, which represents a $202.0 million decrease, along with cash received from shareholder loans received and external financing, which represents a decline of $85.3 million.
Operating and Capital Expenditure Requirements
Since our inception in 2016, we have incurred operating losses from time to time. Our net loss was $14.3 million in during the three months ended March 31, 2021. Our net loss was $6.8 million for Successor 2020, compared to a net loss of $17.9 million for Successor 2019, or a net loss of $4.9 million on a Pro Forma 2019 basis. We expect to incur significant expenses and substantial operating losses over the next several years as we continue our research and development efforts and expand our protein biomarker library. In addition, we plan to rapidly expand our commercial team globally in order to support expected substantially in connection with our ongoing activities, as we:
•
Continue to expand our library of protein biomarkers;

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scale up our R&D function and bioinformatics capabilities;

•
continue to expand our global commercial team;

•
establish a sales and marketing infrastructure for the continued expansion of our global footprint;

•
maintain, expand and protect our intellectual property portfolio;

•
hire additional clinical, quality control and scientific personnel; and

•
add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and our operations as a public company listed in the United States.

For more information as to the risks associated with our future funding needs, see the section of this prospectus titled “Risk Factors.”
Although it is difficult to predict future liquidity requirements, we believe that our existing cash and cash equivalents as of March 31, 2021 will be sufficient to fund our operations for at least the 12 months following the date of this filing.
Contractual Obligations
The following table discloses aggregate information about our material undiscounted contractual obligations and the periods in which payments are due as of March 31, 2021 and December 31, 2020. Future events could cause actual payments and timing of payments to differ from the contractual cash flows set forth below.

As per March 31, 2021 Amounts in thousands of U.S. Dollars	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Lease Liabilities	$4,564	$2,229	$2,032	$101	$202
Advance invoiced customers	6,684	6,684	—	—	—
Accounts payable	9,852	9,852	—	—	—
As per December 31, 2020 Amounts in thousands of U.S. Dollars	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Loan facilities	$98,332	$—	$—	$98,332	$—
Lease Liabilities	5,394	2,428	2,629	108	229
Advance invoiced customers	7,367	7,367	—	—	—
Accounts payable	6,658	6,658	—	—	—
Loan facilities
During the Successor period ended December 31, 2019, we entered into loan facilities in the amount of $110.0 million with Bridgepoint Credit and DNB AB (Publ) as part of the financing of the Olink Acquisition (Facilities). During 2020, we amended the existing loan facility, increasing the total commitment under the facilities to $137.6 million. As of March 31, 2021, we do not have outstanding loans. See “— Liquidity and Capital Resources.”
Loan from shareholders
There are no repayment terms for this loan, and accrued interest is capitalized annually on the last calendar day of each year. We may at any time without any premium or penalty, prepay any outstanding amount. Under the terms of this loan we have pledged the assets, including patents and other intellectual property, of our subsidiary, Olink Proteomics Inc. This loan was converted into equity in May 2020. See “— Liquidity and Capital Resources.”
Lease liabilities
Leases consist of real estate leases for our offices located in Uppsala, Sweden, Watertown, Massachusetts, and Shanghai, China. Additionally, from time to time we enter into lease agreements for scientific equipment that contain a purchase option.
Advance invoiced customers
Represents cash receipts from customers which will be recognized as revenue upon completion of the related performance obligations.
Accounts Payable
Accounts payable represents amounts owed to vendors for purchases made in the ordinary course of business.
Off-Balance Sheet Arrangements
During the three months ended March 31, 2021, we did not have any off-balance sheet arrangements. During the year ended December 31, 2020 and the Period ended December 31, 2019, we did not have any off-balance sheet arrangements.
Critical Accounting Policies and Judgments and Estimates
Our consolidated financial statements are prepared in accordance with IFRS as issued by IASB. Some of the accounting methods and policies used in preparing our consolidated financial statements under IFRS are based on complex and subjective assessments by our management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances concerned. The actual value of our assets, liabilities and shareholders’ equity and of our accumulated deficit could differ from the value derived from these estimates if conditions change and these changes had an impact on the assumptions adopted.
While our significant accounting policies are described in total in Note 2 to our consolidated financial statements included in this prospectus, we believe the following discussion addresses our most critical accounting policies. These policies are the most important to our financial condition and results of operations and require our subjective and complex judgments and estimates used in the preparation of our consolidated financial statements. These policies are applicable to both the Successor and Predecessor periods unless otherwise noted.
Revenue Recognition
We receive revenue from contracts with customers from the sale of our products in the form of kits and from services. We also receive revenue from custom development services we provide to our customers. We exclude value added tax and other sales taxes from revenue.
Kit and Service
We recognize revenue from our sale of kits at the point in time when control of the products has transferred to the customer. Control primarily transfers when the products are received by the customer, typically when the products clear the destination country customs.
We recognize revenue from our services at the point in time that we electronically transfer the results of the analysis to the customer.
The majority of the above contracts relate to sales orders containing single bundled performance obligations for the delivery of kits or the performance of services at fixed prices. Contracts with customers do not contain variable consideration. We do not usually accept returns or give rebates. Revenue is not recognized in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The average duration of a sales order is less than one month.
Custom development services
Revenue from the performance of custom development services is recognized over time since control is transferred to the customer based on the extent of progress towards completion of the obligation. The majority of these contracts contain a single bundled performance obligation being the provision of custom development services of panels. Custom development projects are quoted at fixed process and extend over several months. We generally use an input method to determine the progress completed of custom development service arrangements because there is a direct relationship between the effort (i.e. based on costs incurred against expected total costs) and the transfer of service to the customer.
The average duration of a service contracts is less than 12 months.
Impairment of non-current assets
We review the carrying values of all non-current assets for impairment, either on a stand-alone basis or as part of a larger cash-generating unit (CGU), when there is an indication that the assets might be impaired. Additionally, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use are tested for impairment annually. We charge any provision for impairment to the income statement.
Impairments of goodwill are not reversed. Impairment losses on other non-current assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortization, had no impairments been recognized.

Recent Accounting Pronouncements
New and amended standards and interpretations
The following standards and amendments were adopted by the Successor in the current financial year:
An amendment to IFRS 3 ‘Business combinations’ was issued in October 2018 and was implemented by the Successor in 2020. The amendment clarifies the definition of a business and permits a simplified initial assessment of whether an acquired set of activities and assets is a group of assets rather than a business. The amendment is applied prospectively to acquisitions completed after January 1, 2020 and will not change the accounting for any acquisitions before that date.
Interest rate benchmark reform — Amendments to IFRS 9, IAS 39 and IFRS 7’ was issued in September 2019 and was implemented by the Successor from January 1, 2020. These amendments have no impact on the consolidated financial statements of the Successor as it currently does not have any interest rate hedge relationships.
Other standards, interpretations and amendments effective in the current financial year have not had a material impact on the Successor financial statements. The Successor has not applied any other standards, interpretations or amendments that have been issued but are not yet effective.
New and amended standards not yet effective
The following new and amended accounting standard has been issued by the IASB. It may affect future financial statements. We have not early adopted before its effective date.
In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 Presentation of Financial Statements, to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:
•
What is meant by a right to defer settlement;

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That a right to defer must exist at the end of the reporting period;

•
That classification is unaffected by the likelihood that an entity will exercise its deferral right; and

•
That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and must be applied retrospectively. The amendments are not expected to have a material impact on the results or financial position of the Company.
Other standards, interpretations and amendments issued but not yet effective are not expected to have a material impact on the Company financial statements.
Quantitative and Qualitative Disclosures about Market Risk
Our activities are subject to several financial risks: market risk (including exchange rate risk and interest rate risk), credit risk and liquidity risk.
Foreign Currency Exchange Risk
We operate internationally and are exposed to foreign exchange risk where invoicing is made in a currency other than the functional currency, primarily the USD. We mitigate this risk by partially matching costs in the same foreign currency. We monitor currency risk on a regular basis. We did not enter into derivative currency arrangements during any of the periods presented.
The following table illustrates the sensitivity to a reasonably possible change in USD exchange rates against SEK as of March 31, 2021, December 31, 2020 and December 31, 2019 for the Successor,

with all other variables held constant. The impact on the Company’s loss before tax is due to changes in the fair value of monetary assets and monetary liabilities. There is no additional impact on the components of equity because the Successor did not have any item that directly affects equity. The Successor’s exposure to foreign currency changes for all other currencies is not material.
As of March 31, 2021
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 2%	$(149)
USD/SEK exchange rate – decrease 2%	149
As of December 31, 2020
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 3%	$(1,016)
USD/SEK exchange rate – decrease 3%	1,016
As of December 31, 2019
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 2%	$(717)
USD/SEK exchange rate – decrease 2%	717
Market risk — Interest-rate risk
As of March 31, 2021 we did not have long-term interest-bearing liabilities with variable rates exposing us to cash flow interest rate risk.
Our interest-bearing loans were fixed as of December 31, 2020, therefore, a sensitivity analysis showing the impact of interest rate exposure is not applicable. Interest rate derivative instruments were not used during any of the periods presented.
The following table demonstrates the sensitivity to a reasonably possible change in the LIBOR rate on the U.S. Dollar denominated loan as of December 31, 2019. The sensitivity is not fully representative of the risk inherent in the loan because the year-end exposure does not reflect the exposure during the year. With all other variables held constant, the Successor’s loss before tax is affected through the impact on floating rate loans, as follows:
As of December 31, 2019
Impact of interest rate exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
Interest rates – increase by 10 basis points	$(13)
Interest rates – decrease by 10 basis points	13
Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Companies are exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions and foreign exchange transactions. Credit risk relates primarily to customer credit limits, which are subject to certain credit rating rules and authorization processes. However, the majority of our customer base tend to be blue chip global companies and therefore such customers usually have strong credit ratings. Successor’s sales are concentrated such that 52% of sales in 2020 and 63% of sales in 2019 were with biopharmaceutical and academia customers based in the United

States. U.S. Dollar denominated trade receivables as of March 31, 2021, December 31, 2020 and December 31, 2019 amounted to $12.5 million, $22.7 million and $13.6 million, respectively.
The maximum default risk is equivalent to the net receivables reported in the consolidated financial statements. The Companies have historically almost non-existent credit losses and based on historical data of credit losses together with a forward-looking assessment, the expected credit loss for trade receivables is not material. (see Note 17, ‘Trade receivables’).
The Successor’s cash at bank is held in Investment Grade credit rated banks.
Other financial assets at amortized cost include rental deposits. The credit risk for other financial assets at amortized cost as at March 31, 2021, December 31, 2020 and 2019 is not material and no credit loss reserve has been recognized.
Liquidity risk
Subsequent to the change of control that occurred on March 7, 2019 sufficient liquidity has been maintained through the provision of a loan from the Successor’s parent entity. Additionally, credit facilities at banks together with cash and cash equivalents allows the Successor to meet its liquidity risk obligations as they come due.
JOBS Act Exemptions and Foreign Private Issuer Status
We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. We may take advantage of this exemption for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700.0 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these provisions that allow for reduced reporting and other burdens.
We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.
We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•
Regulation FD, which regulates selective disclosures of material information by issuers.

Internal Control over Financial Reporting
As a public reporting company, we are required to report annually on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We anticipate being first required to issue management’s assessment of internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act in connection with issuing our consolidated financial statements as of and for the year ending 2022.
In connection with the audit of the consolidated financial statements of Olink Proteomics Holding AB and its subsidiaries for the period ended March 7, 2019 (Predecessor), and Knilo HoldCo AB as of and for the year ended December 31, 2019 (Successor), in connection with our initial public offering, we identified three material weaknesses relating to (i) our technology access and change control environment not supporting an efficient or effective internal controls framework, (ii) lack of documented policies and procedures in relation to our entity level controls and (iii) inadequate documentation of procedures and segregation of duties in the record to report process. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
Subsequent to December 31, 2019, we implemented measures to remediate one of the three identified material weaknesses relating to inadequate documentation of procedures and segregation of duties in the record to report process, by adopting formal access and change controls in to our systems and hiring additional accounting and finance personnel.
In connection with the audit of the consolidated financial statements of Knilo HoldCo AB as of and for the year ended December 31, 2020 (Successor), two material weaknesses were again identified relating to (i) the lack of documented policies and procedures in relation to our entity level controls and (ii) the lack of IT general controls relating to technology access and the change control environment not supporting an efficient or effective internal controls framework. Remediation efforts relating to these material weaknesses are ongoing.
In order to complete our remediation measures that will improve our internal control over financial reporting, we will: (i) implement formal access and change controls to our systems, and make changes to our information technology systems; and (ii) establish more robust processes supporting internal control over financial reporting. To remedy our identified material weaknesses, we are in the process of adopting several measures that will improve our internal control over financial reporting, including implementing formal access and change controls to our systems, and making changes to our information technology systems and (ii) improving governance, including providing internal training in relation to policies and procedures. These remediation efforts are ongoing.
We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies under Section 404 of the Sarbanes-Oxley Act. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. As a result, investor confidence and the market price of our shares and the ADSs may be materially and adversely affected. See “Risk Factors — Risks Related to the Offering and Ownership of our Securities — We identified material weaknesses in our internal control over financial reporting for the consolidated financial statements ofKnilo HoldCo AB and its subsidiaries for the years ended December 31, 2019 (Successor) and December 31, 2020 (Successor); and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.”

BUSINESS
Our Vision
Our vision is to enable understanding of real-time human biology.
Our Mission
Our mission is to accelerate proteomics together.
Overview
Our purpose is to enable and accelerate the field of proteomics by providing a platform of products and services, developed with key opinion leaders (KOLs), that are deployed across major biopharmaceutical companies and leading clinical and academic institutions, to deepen the understanding of real-time human biology and drive 21st century healthcare through actionable and impactful science. Since our inception, we have served a customer base of almost 700 customer accounts in over 40 countries worldwide. We support 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all of the largest 20, and many leading academic institutions. Many of these customers have carefully vetted and validated our technology before adopting Olink as part of their drug development programs. Our platform has been used to generate close to 300 million protein biomarker target data points from approximately 2.4 million samples and its utility and value have been validated, as evidenced by use of our products in studies that have been published in approximately 560 peer-reviewed publications. We support our customers in understanding real-time human biology through proteomics by providing clarity on mechanistic biology and pathways that drive disease; by identifying novel and causal drug targets, which guides candidate drug development; by revealing predictive biomarkers for drug response, disease risk and outcomes, which identifies which patients have the potential to benefit the most from new therapies and treatments; and by detecting and characterizing indicators of disease and health to manage patient wellness more proactively. Our products and services play a role in decoding the biology of almost all disease areas and are used most frequently in immunology, oncology, neurology, cardiovascular and metabolic diseases.
Our current offering is based on our proprietary and patented Proximity Extension Assay (PEA) technology, which enables researchers to use one platform from discovery to clinical trials to diagnostic applications utilizing a significant, established infrastructure of labs and installed instrumentation. PEA comprises three product lines: Explore, Target, and Focus, each of which allows scientists to detect and quantify protein biomarker targets. Our library of protein biomarker targets is focused on circulating proteins with clinical utility, and we believe that it is among the world’s largest extensively validated protein libraries. To achieve a consistently high assay performance that does not compromise data quality of each protein biomarker target in our protein library, we have developed our own comprehensive validation framework with regulatory processes in mind, covering relevant, critical performance criteria such as specificity, sensitivity, dynamic range and precision. Our scalable high-throughput platform is differentiated from that of our competitors, as it is well-suited for a broad range of studies, from small to large scale, offering validated single-plex performance in a high-multiplex assay, designed to provide consistently high-quality data and address our customers’ needs across a broad range of applications. Hence, we believe the PEA platform is well positioned to support customers in the emerging high-throughput, high-plex proteomics use-cases and our customers utilize our platform for a variety of needs, from protein biomarker discovery in high-multiplex to clinical decision making. We anticipate that the first diagnostic protein signature for monitoring and disease progression in Multiple Sclerosis (MS) based on PEA will be commercialized by Octave Biosciences in the diagnostics market by the end of 2021. This customer is expected to launch an LDT offered as a service through their Clinical Laboratory Improvement Amendments (CLIA) certified lab based on custom developed kit products delivered by Olink. While our revenues and growth have historically been driven by the research market, we expect diagnostic applications of our platform will drive significant long-term growth.
According to a Nature publication from 2015, only approximately 20% of patients responded well to the top 10 highest grossing prescription drugs, with as many as 80% of patients experiencing non-responsiveness to the drugs’ intended benefits. Further, only 13.8% of compounds used in clinical trials make it through the drug development process to market. One factor that contributes to this low efficacy is that drugs may inadvertently target a confounding factor due to clinicians’ insufficient understanding of the pathophysiology driving the disease. As a result, clinicians fail to identify a truly causal biological process and the drug target responsible for causing the disease. Furthermore, clinicians often classify disease too broadly, overlooking sub-populations of patients with different disease endotypes that require different treatment.
21st century healthcare, precision medicine, or personalized medicine, is an emerging practice of medicine that uses an individual’s molecular phenotype profile to guide and inform diagnostic decisions and to improve prediction of disease outcome and risk, leading to better informed decisions regarding disease prevention and therapeutic interventions for each individual, with the goal to provide the right treatment to the right patient at the right time. Precision medicine has the potential to enable clinicians to predict the most appropriate course of action quickly, efficiently and accurately for individual patients, leading to improved outcomes for individual patients, as well as reduced costs and risks with shorter time to market for new drugs.
Over the past decade, genomics has been at the forefront of 21st century healthcare. While progress has been made in the field of genomics, there is a large unmet need to add additional insights into the molecular phenotype, particularly with respect to the proteome and proteins, which are the direct drivers of all biological processes in the human body and dynamic, real-time differentiators between health and disease, including dynamics affected by lifestyle and environment. Because proteomics is vastly more complex than genomics, researchers rely on sophisticated technologies to deliver actionable insights to advance the field. Unfortunately, existing legacy technologies have a number of limitations, including lack of specificity, especially in high-multiplex assays, lack of sensitivity and precision; limited dynamic range (which is the ability to reliably and simultaneously measure a wide range of concentrations); high sample consumption requirement; lack of scalability; low throughput; data complexity; and high cost. We believe that PEA has overcome these challenges, both from a technical perspective and cost perspective, and has the potential to move proteomics into a new paradigm.
Circulating protein biomarkers in blood represent an easily accessible sample type that both the biopharmaceutical industry and healthcare systems use. There are well known biomarkers used in diagnostics today, such as C-reactive protein (CRP) and Prostate-specific antigen (PSA), that are clinically actionable in that they mirror the biological processes of inflammation or malignancies, respectively. However, the number of clinically established biomarkers still remains small while at the same time our appreciation of the complexity of diseases is increasing. Traditional disease classifications are increasingly being challenged and different sub-groups of disease endotypes that require different treatment strategies are continuously identified as diseases are being more molecularly defined. Hence, we believe this means that the need for new circulating biomarkers has never been greater and will require the ability to sample the dynamic plasma proteome in sufficient depth, breadth and specificity since most likely patterns or signatures of multiple proteins will be required to properly reflect the complexity of disease.
As illustrated by Exhibit 2 below, the plasma proteome contains high-abundant “classical plasma proteins” as well as tissue leakage and low-abundant proteins such as interleukins and cytokines. Although proteins at all abundance levels provide valuable information, we believe that PEA’s ability to provide granular insights into the many low-abundant circulating proteins will allow scientists to better identify novel and causal drug targets guiding candidate drug development. PEA has the potential to reveal predictive biomarkers for drug response, disease risk and outcomes, which may enable scientists to identify which patients have the potential to benefit the most from new therapies and treatments, and aid scientists in detecting and characterizing indicators of disease and health so that they can more proactively manage patient wellness. We believe that 21st century healthcare will be driven by clinically actionable, low-abundant circulating proteins mirroring biological processes in the human body and PEA will play an important role in that process.

Exhibit 2. Illustration of Olink’s library of protein biomarker targets covering a wide dynamic concentration range (y-axis) and including proteins (x-axis) measured in mg/ml to pg/ml. The highlighted proteins are examples of select PEA success stories in identifying important biomarkers and in which concentration they typically occur.
PEA has enabled the interrogation of low-abundant circulating proteins in high throughput and high-multiplex with high data quality, which enables scientists to discover novel and subtle individual differences in the plasma proteome. With these insights enabled by PEA, our customers are making revolutionary findings that we believe change our understanding and definitions of diseases. We believe that this research was enabled by PEA and would not have been possible five years ago.
We believe our proprietary and patented PEA technology has broad application in proteomics at large scale in high-multiplex discovery as well as in more targeted clinical trial and diagnostic applications. Compared to many other technologies, PEA can enable faster, better-informed decisions in human protein biomarker research by providing protein biomarker targets in high-multiplex with an assay performance that does not compromise on data quality. To achieve a consistently high assay performance for all biomarker targets in our library, our proprietary and comprehensive validation framework, which was developed with regulatory processes in mind, includes critical performance criteria such as specificity, sensitivity, dynamic range, scalability, lack of interference, reproducibility and precision. Our products require only 1 µL or less of sample volume, which is approximately 20 to 1,000 times less than the sample volume required by certain other proteomics technologies. This sample volume efficiency combined with our high-multiplexing capabilities is designed to provide high throughput at a reasonable cost, which is important for any platform used in large-scale proteomics where researchers are looking to analyze thousands of proteins in thousands of samples in the same study over weeks or months. Our customers have validated the utility and value of our technology and products, as evidenced by use of our products in studies that have been published in approximately 560 peer-reviewed publications and by expanding usage of our products in clinical trials. Most importantly, our technology provides our customers with one platform they can use from protein biomarker discovery in high-multiplex to clinical decision making and diagnostics, with broad applicability across substantially all relevant biological sample types.
Our technology today incorporates a leading library of approximately 3,000 highly validated protein biomarker targets that our customers can detect and quantify in their samples. Our current library focuses on proteins detectable in plasma in order to provide clinically relevant, actionable and meaningful insights to our customers. By the end of 2020, we had a library of approximately 1,500 biomarker targets, of which 1,100 were incorporated into the Target product line and all 1,500 were incorporated into the Explore product line. We plan to make all 3,000 protein biomarker targets available in Explore products during 2021 and to grow beyond 6,000 protein biomarker targets over time. Currently, the Human Proteome Project, with a catalog of approximately 5,000 circulating proteins, provides one of the most comprehensive analyses of proteins detectable in blood. Accordingly, we believe that as we grow our library to an equivalent size and depth, we would be able to provide a holistic and high-resolution view of the plasma proteome encompassing the most relevant biological processes and pathways in the human body. In fact, when overlaying our library with the Reactome, a comprehensive database of biological pathways, our 3,000 protein biomarker targets offer a complete coverage of all major pathways, such as the immune system or metabolism. We also believe that our PEA technology’s ability to provide this holistic, broad and deep, real-time view of human biology with high data quality and throughput will allow us to further differentiate ourselves from established and emerging high-multiplex proteomics technologies. Based on our platform’s broad capabilities, over time we also plan to include protein biomarker targets in our library that are not typically detectable in plasma. Our library expansion process includes consultations with KOLs and our customers and a rigorous curation process undertaken by our data scientists, who apply machine learning methods to identify and select the most biologically impactful and clinically relevant biomarkers.
We believe we are the only company providing a holistic proteomic offering from broad protein biomarker discovery in high-multiplex through clinical decision making and diagnostics. We offer kit products in three products lines. Our Explore line with next generation sequencing (NGS) readout offers a fully automated process utilizing our complete library for large-scale studies with market-leading throughput. The Explore offering has the potential to enable researchers to complete the multi-omics perspective, by combining genomics, transcriptomics and proteomics, on the same underlying technology platform. Our Target line with quantitative polymerase chain reaction (qPCR) readout is optimized for targeted research and clinical development at a smaller scale using relative or absolute quantification. Our Focus offering of custom-developed kit products allows customers to define their protein profile of interest for clinical applications such as clinical trials or diagnostic products.
For customers that prefer outsourced proteomics analysis, we also offer Analysis Service, which includes assay execution and bioinformatics. Our experts support customers with study design, assay preparation, sample analysis, data processing, and we provide a comprehensive report with quality-controlled results. In order to best serve our global customers in the most timely and efficient manner possible, we operate Analysis Service labs out of our Watertown, Massachusetts and Uppsala, Sweden locations and through a third-party service provider in China.
We estimate that our addressable market is $35 billion. This market can be broadly classified into research and diagnostics based on the applications of our products and the types of customers we serve. Currently, the main driver of demand for our products and services is the research community’s unmet need for methods to better facilitate prediction of drug response and disease risk and outcomes. We are able to support customers throughout their entire journey from discovery to clinical decision making on one technology platform and believe that we are well positioned to become the protein enabler of multi-omics, especially on NGS. The Total Addressable Market (TAM) estimates were developed by us with support from third party market research and management consulting firms.
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Research. We estimate the research opportunity, our core market today, is $19 billion and define this opportunity as the addressable protein biomarker discovery research spend by biopharmaceutical companies and academia, consisting of a high-plex segment and low and mid-plex segment. The high-plex segment is expected to evolve through large-scale screening projects, including the emerging field of population proteomics where researchers build on the genomics research from the past decade by adding proteins. The research opportunity is defined as the estimated technology spend in the life science tools market for genomics and proteomics technologies that we can address with our existing and anticipated products. Each technology segment (such as multiplex immunoassays, mass spectrometry or NGS) has been segmented based on region, customer segment and use-case (i.e. the purpose for using the technology) before determining the share of spend addressable by us. In June 2020, we launched Olink Explore as a service through our Analysis Service labs utilizing NGS readout for PEA. Starting in early 2021, we have made Explore available as NGS-based kit products to existing and new customers who are end-users of the estimated installed base of 5,000 addressable Illumina systems. NGS is a technology platform that we expect will continue its high-growth trajectory, and we estimate that the installed base of addressable Illumina systems will grow to approximately 9,000 by 2025, driven by Illumina's continued innovations, which drive down the cost of sequencing, and new NGS applications such as PEA. We believe that multi-omics will be an important growth driver of the NGS-market as a whole and our ability to enable multi-omics including proteins on NGS will represent an especially attractive growth opportunity for us. The low- and mid-plex segment consists of more targeted protein biomarker discovery research extending through all phases of clinical studies. In 2021, we took the next step towards making our Target and Focus products more accessible to approximately 4,000 addressable proteomics labs with the launch of our purpose-built qPCR-based detection system for PEA, Olink Signature Q100. The instrument was made available for pre-orders in June 2021. We expect to ship the first instruments by the end of 2021. We estimate that the number of addressable proteomics labs will grow to approximately 5,000 by 2025. The ability to leverage existing instrumentation and infrastructure removes significant barriers to customer adoption, which we believe will translate into more rapid market penetration.
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Diagnostics. We estimate the diagnostics opportunity is $16 billion and define this market as selected, relevant diagnostic applications for in vitro diagnostics (IVD) and laboratory developed tests (LDT). The diagnostics opportunity is defined as the end-market value of the clinical diagnostics biomarker markets, including LDTs, that we can address with our existing or anticipated products. The market was segmented by the biomarkers or methodologies applied in diagnostics by disease area (such as cardiovascular diseases or laboratory immunoassays) before determining the share of spend addressable by us. Our goal is to enable biopharmaceutical companies and IVD and LDT providers by providing access to high-quality multiplexed proteomics diagnostics products that can be applied in diagnostic settings. We estimate that there are 41,000 hospitals in the OECD countries which we believe would benefit from such novel diagnostics solutions in the future. We anticipate that the first diagnostic protein signature for monitoring and disease progression in MS based on PEA will be commercialized by Octave Biosciences in the diagnostics market by the end of 2021. We expect to participate increasingly in this market not only by enabling our customers to transition to clinical decision making with PEA but also by developing our own products for proprietary clinical applications.

We have a successful history of developing molecular technologies based on commercializing pioneering academic research. We were founded in 2016, and in March 2019 we were acquired by Summa Equity AB, a Nordic private equity firm, which enabled the next step in our development. Since inception, almost 700 customer accounts in over 40 countries have utilized our products and services and our annual customer accounts served has grown from 112 in 2016 to 350 in 2020 (as illustrated in Exhibit 3 below). A customer account is defined as one company (which is the case for the majority of our industry customers) or a department at a larger institution (which is often the case for larger universities where multiple customer accounts can exist). Further, since inception we have supported 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all of the largest 20 and many leading academic institutions. We consider the majority of our almost 700 customer accounts to be reoccurring customers, as they buy in regular intervals, even if not annually, and as an example, revenues from our customers obtained in 2016 represent approximately 30% of our revenues for the year ended December 31, 2020 and have grown at an average annual growth rate of 30% as of December 31, 2019 and 25% as of December 31, 2020. Revenues from new customers represented approximately 20% of our revenue in both 2019 and 2020. As of May 31, 2021, we had 291 employees, including a recently increased commercial team of more than 80 individuals and an R&D team of approximately 70 individuals. The majority of our employees operate out of our Uppsala, Sweden headquarters. We also have secondary headquarters in Watertown, Massachusetts and a growing footprint across Singapore, China and Japan.

Exhibit 3. Evolution of Olink’s customer accounts served since inception.
Our customer-focused science and operational models have translated into robust performance, including growing our revenues to $54.1 million, a 16.7% growth compared to the 2019 fiscal year on a Pro Forma basis; incurring a net loss of $6.8 million; and generating an adjusted EBITDA of $11.0 million for the year ended December 31, 2020. During 2020 and 2021, we increased our investment in human capital, which resulted in 78 new employees in 2020 and 86 new employees in 2021 through May 31, 2021. We expect to continue to accelerate investment in human capital over the coming years. Adjusted EBITDA is a measure not calculated in accordance with International Financial Reporting Standards (IFRS). For more information regarding our use of adjusted EBITDA and reconciliations of adjusted EBITDA to operating loss, the most directly comparable financial measure calculated in accordance with IFRS, see the section titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Indicators of Performance and Financial Condition — Non-IFRS Reconciliations.’’
Our Competitive Strengths
Our historical and anticipated future growth are underpinned by a set of competitive strengths that we believe will not only allow us to accelerate the field of proteomics, but also to increasingly establish ourselves as the leading player in the emerging proteomics space. Our competitive strengths include:
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Our proprietary PEA technology enables industry leading assay performance in high-multiplex and high-throughput proteomics. Progress in proteomics has historically been hampered by the lack of technologies that can provide reliable and consistent assay performance in high-multiplex. Our proprietary methods of combining affinity-based detection of proteins with optimized methods for amplification and detection of nucleic acids is the reason why PEA can overcome these challenges. Our PEA technology succeeds where other technologies have failed as it enables high-multiplex, high-throughput and cost-efficient proteomics without compromising on data quality. We believe PEA is the only technology combining high performance for each protein biomarker target across specificity, sensitivity, dynamic range, scalability, precision and interfering factors, all in high-multiplex, resulting in highly reproducible and actionable data. We believe this gives us a technological advantage in proteomics and a differentiation in the market that we will continue to build on in the future.

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We have an extensively validated and rapidly growing library of high-quality actionable protein biomarker targets. To date, we have developed a library of approximately 3,000 protein biomarker targets that we selected with input from KOLs and customers. We focused initially on the most actionable and clinically relevant proteins accessible in the human plasma, which are thought to be associated with major disease areas. Our targets include low-abundant inflammation proteins, actively secreted proteins, organ-specific proteins leaked into circulation, drug targets (established and from ongoing clinical trials) and proteins detected in blood by mass spectrometry. Our platform incorporates robust analytical validation data that we publish on our website in an open-access format. We drive growth and optimization of our library through our internal antibody development capabilities. Our goal is to continue to invest heavily in scaling our library and we plan to increase the number of highly validated protein biomarker targets to grow beyond 6,000 over time.
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By design, our platform supports a customer from protein biomarker discovery research to diagnostic applications, all on one single underlying technology platform. Our platform is well-suited for small-to-large-scale protein biomarker studies, offering solutions for relevant applications from the largest screening projects to highly targeted, hypothesis-driven studies. Depending on the customer’s needs, we can offer validated single-plex performance in high multiplex for consistently high data quality regardless of the use-case. For large-scale and high-plex studies, we use the NGS readout, which provides an ideal solution for customers who wish to run high-throughput studies with large numbers of human serum or plasma samples against our complete library of proteins. For more targeted research and clinical applications, we use the qPCR readout, which provides a high-quality and flexible offering using one or several panels most relevant to the subject of study. Our flexibility and scalability allow us to offer our customers one technology platform through all phases of drug development and research, and across a wide range of biological sample types, with built-in consistency and reproducibility.

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We have long-standing and close-knit relationships with our significant and growing customer base and leading KOLs across relevant disease and applications areas. We have cultivated close-knit relationships that we believe are based on trust with our customers, as we have developed our products and solutions for, and in collaboration with, our customers. From leading research universities to top biopharmaceutical companies, our customers have rigorously vetted and validated our technology, and we believe the reliability and high quality of our offering has driven high customer engagement and loyalty. Many of the most prominent KOLs in proteomics are our supporters and promoters, as evidenced by use of our products in studies that have been published in approximately 560 peer-reviewed publications and by expanding use in our customers’ clinical trials. Combined with the quality of our technology offering, our team of talented professionals provides world-class service and support, and are fully committed to helping our customers succeed.

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Our next-generation product, Explore, integrates with existing NGS workflows enabling accelerated adoption of the platform. We emphasize flexibility and usability across our platforms in order to drive accessibility and broad adoption. Our latest product, Explore, uses Illumina’s sequencing technology as a readout platform and has an installed base of an estimated 5,000 systems to generate proteomic data. By combining PEA with NGS, we hope to become the scaled proteomics enabler of multi-omic signatures that builds on genomics work from the past decade, while providing the research and clinical community with a seamless multi-omics solution to predict disease outcomes and drug response.

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Our purpose-built readout platform, Olink Signature Q100, has the potential to make PEA more accessible to customers through thousands of existing proteomics labs. We currently utilize an existing qPCR readout platform provided by Fluidigm for our Target and Focus products, both internally and in the many external labs we work with. To accelerate the adoption of this part of our portfolio, we have developed Olink Signature Q100, a purpose-built qPCR readout instrument optimized for PEA. We believe that Olink Signature Q100 will drive an accelerated market adoption of PEA among approximately 4,000 addressable proteomics labs. Olink Signature Q100 was made available for pre-orders in June 2021 and we plan to start shipping later in the year.

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Our robust proteomic analysis software and evolving open-access cloud-platform, Olink Insight, has the potential to further establish our position enabling a community driven understanding of real-time human biology by accelerating proteomics. Our deep experience in protein biomarker discovery combined with our team of analytics experts and software developers allow us to provide our customers with proprietary self-service software and analytical tools for data analysis and comparison with robust quality control. We believe that the ease of analyzing, and interpreting PEA data is an important point of differentiation, especially in larger population proteomics studies. Additional software processing capabilities include the identification and verification of individual protein profiles, which reveal real-time biology status of the patient. We designed Olink Insight to work with Olink data, offering a range of data visualization options that are precise, easy to interpret, and provide an excellent overview of complex data sets. The reliability and ease of our analytical solutions enable the efficient assessment of data quality and rapid identification of potential issues. Olink Insight allows our customers to openly share and contribute data and insights to the research community to collectively accelerate the field of proteomics.
Our Growth Strategy
Our strategy centers on driving the market adoption of PEA by lowering barriers to adoption and actively engaging with our community of KOLs and customers to accelerate proteomics. Our growth strategy includes:
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Accelerate market adoption and scale our footprint to establish market leadership in the field of proteomics by making PEA more widely accessible worldwide. As more researchers come to experience the benefits of PEA, we see an opportunity to bring PEA closer to the customer and establish our platform in new labs while expanding the Olink ecosystem. As we continue to grow, we plan to scale our kits business as we believe this offering will enable us to significantly broaden access to our proteomic solutions. We will work to continue to expand our customer base, both within our current markets and in new use-cases, applications, and fields, as well as in new geographic markets.

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Aggressively grow our library of validated, high-quality and actionable protein biomarker targets and optimize our content. While our initial library has focused on what we believe to be the most clinically relevant and actionable proteins to maximize the impact we have on the field of proteomics and in 21st century healthcare, our goal is to develop a library that grows beyond 6,000 validated biomarker targets. We plan to continue developing the most relevant content based on biological interest and high-likelihood of clinical applicability in major disease areas, in conjunction with KOLs, and applying machine learning methods to the selection process. We are leveraging our in-house antibody development and increasingly utilizing recombinant antibodies and expanding their use in protein biomarker discovery. We believe our recent acquisition of Agrisera AB will allow us to rapidly increase the number of biomarker targets in our library through our own antibody development capabilities. In addition, we intend to include some commercially available antibodies from a number of select vendors to build out the library.

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Firmly establish Olink as the proteomics standard by building on, expanding and accelerating our well-established KOL relationships. Our technology was borne out of work by leading scientists in protein research, and we strive to maintain that heritage as we innovate and bring new offerings to market. We plan to continue working with key thought leaders in proteomics to test new concepts, generate more proof points and bring about advancements. We see an opportunity in our KOL relationships to help define the future of proteomics and establish Olink as the proteomics standard.

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Expand and deepen the Olink eco-system by leveraging Olink Insight, our cloud platform, to develop a unique proteomics data source together with our research community. We are pushing transparency initiatives aimed at generating larger, open access datasets based on Olink data and are making these datasets, along with advanced analytical tools, available to the proteomics research community. Our goal is to accomplish this through our cloud platform, Olink Insight, creating the most accessible and comprehensive source of proteomics data and knowledge for the scientific community. We believe this initiative has the potential to solve many of the current challenges within proteomics, such as the complexity and amount of data generated, which we believe will enable the community to perform more efficient data analysis, generate results more quickly and reach actionable conclusions faster. We view our platform as a way to bring our customers, the broader scientific community and Olink closer together in an eco-system where we can accelerate proteomics together.

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Expand our product portfolio to make our offering the broadest and most accessible in proteomics, addressing unmet needs in the research community. We plan to invest heavily to maintain our edge as a technology leader in the proteomics field with an offering that can address our customers’ unmet needs. We are continuing to develop PEA to increase its applicability across platforms, configurations, and use-cases. We listen intently to feedback from our customers, and we aim to optimize workflows for a seamless customer experience.

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Capture the diagnostics opportunity by supporting our customers’ journeys from discovery to clinical decision making. Collectively, our Explore, Target and Focus offerings cover all stages of research. With our reputation for excellence in protein discovery research firmly established, we see significant opportunity to build our presence in clinical development and clinical decision making. The purpose of our Focus offering is to enable our customers to develop customized kit products for protein signatures based on PEA and improve clinical decision making. Over time, we could directly participate in discovery and clinical decision making by collaborating in the clinical end-markets, and in some instances, by investing and developing our own products for proprietary clinical applications.

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Scale up the Olink organization for the future. We believe that our strong purpose-driven culture and talented team of professionals are key pillars to our success. From January 1, 2021 through May 31, 2021, 86 new employees joined Olink. We intend to continue to accelerate investment through 2021 and over the coming years, including investing heavily in our infrastructure and aiming to grow employee headcount to over 600 by 2025, while maintaining industry-leading employee satisfaction. We plan to continue investing in the development of our employees and promoting our culture of customer service and support through innovation, quality, rigor and transparency, as well as fostering our shared vision to enable understanding of real-time human biology.

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Accelerate our reach and rate of adoption through new business models, partnerships and by deepening successful customer relationships. We regularly reevaluate Olink’s role in the proteomics value chain in order to apply the most appropriate business and commercial models to advance our market position. We believe we have the ability and expertise to enter into strategic partnerships and acquisitions across the proteomics value spectrum, and our product offering is easily adaptable to a variety of commercial models and scientific collaborations that allow us to scale our efforts and accelerate proteomics research. We regularly look for opportunities to engage in strategic partnerships with leading global companies to continue expanding Olink’s role in advancing proteomics.

Industry overview
In the wake of genomics, the study of proteins is now emerging as the new frontier for understanding real-time human biology and proteomics is the large-scale study of proteins. Proteins are vital parts of living organisms representing essential biological functions driving health and disease. As a life science tools company, our platform is used by biopharmaceutical companies, clinical diagnostics laboratories, academic institutions, government and clinical research organizations (CROs) advancing personalized healthcare for the 21st century.
According to a Nature publication from 2015, only approximately 20% of patients respond well to the top 10 highest grossing prescription drugs, with as many as 80% of patients experiencing non-responsiveness to the drugs’ intended benefits. Further, only 13.8% of compounds used in clinical trials make it through the drug development process to market and according to a publication in the Journal of Health Economics from 2016, the costs of drug development have risen from $1 billion to $2.6 billion over the past decade. Combining genomics and proteomics data to identify novel and causal drug targets can enable more successful and efficient drug development for the advancement of 21st century healthcare. 21st century healthcare also translates into the ability of clinicians to use deep molecular phenotyping to stratify disease conditions and enable more targeted treatments. These advances have the potential to enable faster, more precise and improved outcomes for individual patients, as well as reduced costs and risks and shorter time to market for new drugs.

Over the past decade, the study of genomics (DNA) and transcriptomics (RNA) have been key strategies for advancing 21st century healthcare. Proteomics is the next step in the study of biological systems, and many believe it is the most important -omic for exposing disease-causing protein pathways, uncovering new drug targets, highlighting novel therapeutic indications and identifying clinically relevant biomarkers to stratify previously broad diagnoses into more targeted analyses. Not only does proteomics have the potential to unlock new insights on its own, but it also has the potential to increase the value of the insights generated in genomics and transcriptomics research, hence representing a critical component of the future multi-omic molecular phenotyping.
Understanding an organism’s proteome, which is the entire set of proteins an organism has during a life cycle or just at a given moment in defined conditions, can provide deep and unique insights into its health, which other types of research, such as genomics, cannot provide. When analyzing the flow of genetic information within a biological system, as illustrated by the central dogma of biology in Exhibit 4 below, we find that proteomics is more complex than genomics and transcriptomics, and provides a different level of biological understanding compared to genomics and transcriptomics for many reasons, which include:
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An organism’s genome (DNA) is more or less constant and is therefore a constrained differentiator between health and disease, typically applicable in only select therapeutic areas.

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Genes may indicate the risk of developing a certain disease later in life, but unlike proteins, they are not able to account as completely for the impact of environmental factors and lifestyle.

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The level of transcription (RNA) of a gene, and therefore transcriptomics, gives only a rough estimate of the gene’s level of translation into proteins. RNA produced in abundance may be degraded rapidly or translated inefficiently, resulting in a small amount of protein, and as a result may not be a robust indicator of protein concentrations.

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Proteins drive all biological processes in the human body, differ from cell to cell, between health and disease, and over time, including dynamics impacted by lifestyle and environment.

Exhibit 4. The central dogma of biology: The past decade has seen significant investment in genomics (DNA) and transcriptomics (RNA) to advance and improve healthcare. Progress has been made but not at the scale anticipated. As the study of large-scale high-quality proteomics has become available, the possibility to finally add the missing link to complete the picture is here.
Proteins drive all biological processes in the human body and represent the target for most drugs. Many modern drugs are proteins themselves. Proteins are the target for the majority of molecules analyzed in today’s diagnostics, including CRP, HER-2, troponin, CA-125 and PSA. Despite the importance of proteins in disease pathogenesis, large scale studies of proteins have only recently become feasible. Previous technologies have been unable to survey the proteome, including the circulating plasma proteins of individuals, which are the most accessible and clinically actionable subset of the proteome, with high specificity, sensitivity and a high degree of multiplexing, massive sample throughput, reproducibly, and at a reasonable cost. The challenge lies in applying precise protein-detection methods that can quantify thousands of proteins across a wide and dynamic range in many thousands of samples, while minimizing the amount of sample required and the time needed for analysis. We believe that protein biomarker strategies will be key to understanding real-time human biology by providing clarity on biological pathways that drive disease, identifying novel and causal drug targets that will guide candidate drug development, revealing predictive biomarkers for drug response, disease risk and outcomes identifying which patients have the potential to benefit the most from new therapies and treatments, and detecting and characterizing disease and health indicators to enable physicians to more proactively manage patient wellness.
The National Institutes of Health has defined a biomarker as a characteristic that is objectively measured and evaluated as an indicator of normal biological processes, pathogenic processes, or pharmacologic responses to a therapeutic intervention. Proteins are widely used as biomarkers in clinical research, drug development and general healthcare. Protein biomarker discovery enables identification of signatures with pathophysiological importance, bridging the gap between genomes and phenotypes. We believe this type of data may have a profound impact on improving healthcare by enabling rapid, robust identification of protein signatures used for:
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Better understanding of biology. Protein biomarker research contributes to a better understanding of pathophysiology, and ultimately, to more effective and safer therapies for patients.

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Identification of novel drug targets. Combine genome-wide association studies with proteomics to increase the likelihood of identifying new drug targets, based on proteins with causal associations with disease biology.

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Patient stratification. Stratify patients into subpopulations expressing different disease endotypes, or discriminatory protein profiles that indicate likely responses to specific therapeutic interventions.

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Prediction of disease and treatment outcome. Find relevant biomarker signatures that can diagnose diseases, assess prognosis or monitor the efficacy and safety of ongoing treatment.

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Surrogate markers. Use surrogate markers for clinical endpoints for safer, more efficient clinical trials.

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Wellness: from health to disease. Biomarkers can monitor and guide individuals to tailor lifestyle choices to maximize health and avoid the onset of diseases before they develop.

We believe proteomics is entering into a new paradigm where the limitations of the past can be overcome by emerging technologies, such as PEA, and we are excited about the role we believe Olink will play in advancing the field. Over time, we believe that seizing opportunities to interrogate the biology of proteins at significant scale with clinical quality will expand the proteomics market to grow larger than the genomics market.
Our Technology
We believe our proprietary and patented PEA technology has the characteristics necessary for broad application in proteomics at large scale in discovery and in more targeted ways in clinical trials and diagnostic applications. Compared to many other technologies, PEA can enable faster, better-informed decisions in research by enabling detection and quantification of protein biomarkers in high-multiplex and high-throughput with an assay performance that does not compromise on data quality.
How PEA works
In PEA, a matched pair of antibodies, each carrying a unique and complementary DNA tag, bind to the target protein in a sample. Upon binding, the DNA tags come in close proximity and hybridize,

generating a double-stranded barcode used for digital identification, amplification and detection using qPCR or NGS depending on which Olink products are used. Traditional proteomics technologies, such as ELISA, only use one antibody to identify and detect a protein but adding an additional antibody (such as for the sandwich-ELISA) provides greater specificity. The three main steps, which are immunoreaction, extension and amplification/detection, as detailed in Exhibit 5 below, comprise PEA’s built-in quality control system, which contains technical and sample controls to monitor performance of assays and individual samples. Data generation consists of three main steps: normalization to known standard, log2-transformation, and level adjustment using the plate control. The generated data is expressed through relative protein concentrations, which we call Normalized Protein eXpression (NPX), on a log2 scale where a larger number represents a higher protein level in the sample.
Exhibit 5. Three main steps in PEA technology: Immunoreaction, Extension and Amplification/Detection.
PEA characteristics and validation framework
At Olink we take pride in supporting our customers to actionable results. The fundamental characteristics of PEA and our validation framework in combination with how easy it is to process and interpret the PEA data is the reason for this.
We have developed this comprehensive validation framework to achieve a consistently high assay performance that does not compromise on data quality for each biomarker target in our library. We developed this framework to address our customers’ unmet needs, with regulatory processes in mind. The robust validation offers a potential future path in diagnostic settings. Our validation framework consists of the following criteria and critical performance characteristics:
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Specificity: Conventional multiplex immunoassays suffer from cross-reactivity between protein biomarker targets, giving rise to false signals and high background noise when increasing the level of multiplexing. PEA is designed to solve these challenges by requiring dual recognition of two antibodies together with hybridization of two complementary oligos to deliver an analytical signal. In the event of unspecific binding of antibodies, the DNA-tags will not hybridize and not be detected. Olink’s specificity in high-multiplex proteomics differentiates us in the high-plex market segment as evidenced by publications such as Suhre et al., Nature Genet Rev 2020 where the authors conclude that an alternative high-multiplex technology achieved a 73% specificity. When we rigorously validated Olink’s Explore products, we were able to demonstrate a specificity of 99.8% across our library of, at the time, approximately 1,500 protein biomarker targets before releasing the platform to the market.

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Sensitivity: The ability to detect early signs of disease based on low levels of specific protein biomarkers requires high sensitivity and is critical for enabling early prevention efforts and stratifying patients with similar symptoms into different groups. We designed PEA to deliver high sensitivity by combining protein binding with DNA barcode detection, which relies on polymerase chain reaction (PCR) for amplification and qPCR or NGS and their inherently high detection sensitivity. For example, interleukin 8 (IL-8), a low-abundant protein, can be detected with PEA at a concentration of 30 fg/mL per the validation data for our Target 96 Inflammation product and interferon gamma (IFNγ), a protein biomarker target that typically exists in very low concentrations, can be detected with PEA across concentrations ranging from 15 fg/mL to almost 1,000 pg/mL (illustrated in Exhibit 6 below) with calibrator curves for representative assay using a 4-parameter curve fitting model. This standard curve was developed as part of the validation data for our Target 48 Cytokine product.
Exhibit 6. Standard curve for Olink’s IFNγ PEA assay.
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Dynamic range: The human proteome is complex and dynamic with a significant range of protein concentrations varying in some cases by significantly more than 1010 fold. In cells, approximately 2,300 proteins account for 75% of the overall protein mass indicating fairly even concentration levels. In comparison, in plasma only 20 proteins account for 90% of the overall protein mass. The ability to detect ultra-low abundant proteins in the presence of high-abundant proteins in the same complex mixture such as human plasma represents one of the critical technological challenges in proteomics. We designed PEA to enable detection of low-abundant proteins (for example, fg/ml levels of interleukin 8) at the same time as a high-abundant protein (for example, apolipoproteins in microgram concentrations) in the same patient sample and experiment. Given the required specificity and sensitivity of each Olink PEA assay, we are able to cover a library that spans over 10 logs in the same experiment with consistently high performance. Exhibit 7 below illustrates the wide dynamic range covered in one representative Target product.

GT
ITGB1BP2
DECR1
LEP
ADM
AGRP
PD-L2
CTSL1
STK4
BNP
PIgR
MERTK
SLAMF7
ANG-1
CEACAM8
HAOX1
TNFRSF13B
ADAM-TS13
THBS2
SOD2
SORT1
FGF-21
FGF-23
XCL1
PARP-1
HSP 27
IL27-A
IL1RL2
DCN
PAR-1
THPO
PAPPA
CD84
SPON2
VEGF-D
Protein BOC
TGM2
PDGF subunit B
MARCO
VSIG2
GDF-2
IL16
IgG Fc receptor II-b
RAGE
MMP-12
CD4
Dkk-1
Gal-9
ACE2
PRELP
SRC
SERPINA12
CXCL1
TIE2
hOSCAR
TM
IL-4RA
HO-1
REN
MMP-7
PSGL-1
IL-1ra
CTRC
TNFRSF10A
IL-17D
BMP-6
FS
PRSS27
SCF
PTX3
KIM-1
GH
CCL17
IDUA
LPL
GLO1
LOX-1
TNFRSF11A
CD40-L
CA5A
IL-18
PIGF
GIF
HB-EGF
CCL3
TF
PRSS8
IL-6
TRAIL-R2
FABP2
0,1
1
10
100
1000
10000
100000
1000000
Protein Concentration pg/mL

Exhibit 7. Overview of the dynamic range covered in one representative Target product. The blue bars represent the distribution of the analytical measuring range, defined by the lower and upper limits of quantification (LLOQ-ULOQ), and the red bars normal plasma levels where data is available.
•
Scalability: Researchers strive to use the same technology across all stages of drug development to save time and money and increase their probability of success through consistency. We define a scalable assay as one that can be applied to broadly screen hundreds to thousands of protein biomarker targets and identify key proteins of interest, and that can subsequently scale down for more targeted research where only five to 10 protein biomarker targets of interest are interrogated. Historically, available proteomics platforms have not been able to scale efficiently and therefore researchers have been required to work across multiple platforms. This approach presents challenges because the underlying methodologies are significantly different such that the resulting datasets in many cases are not comparable. We designed PEA to overcome these challenges with its sensitivity, specificity and dynamic range across a broad spectrum of multiplexing.

•
Precision: To ensure high data quality, a platform needs to have high precision (for example, reproducibility and repeatability). Precision is particularly important in large-scale studies, biobank initiatives and longitudinal testing where multiple samples are interrogated over time, which require comparison and bridging different datasets without re-running samples. High precision also minimizes the number of replicates clinicians need to run in an experiment. A technology that requires duplicates or triplicates of samples to ensure precision will accrue unnecessary costs and waste large sample volumes. We designed PEA to solve for these precision issues by ensuring that each protein biomarker target has to fall within an accepted range of variations of wells within a plate as well as plate to plate. Using PEA, single replicates are sufficient to achieve required precision, assay performance and data quality, and as a result we save our customers time, money and precious sample.

Multiplex, sample consumption, sample types and throughput
Well-powered studies require a meaningful number of samples, which increases with the level of plex, to account for the variance within a population. In addition, well designed studies account for effect size and composition of the sample set. For example, a case and control study with completely healthy patients and patients with early signs of disease requires a higher statistical power than a study with completely healthy patients and patients in a late-stage disease state. In complex high-multiplex experiments, the required number of samples can quickly grow to thousands. High-plex proteomics has historically been challenging as throughput and sample consumption become limiting factors.
We have designed each Olink PEA assay to have high specificity and sensitivity. This enables the detection of protein biomarker targets in low concentrations and with a small amount of sample. In most clinical experiments, blood (plasma and serum) is the preferred sample type. It is most commonly collected in biobanks and clinical studies. When stored correctly, the samples maintain stability for decades and sampling is relatively non-invasive for patients. Importantly, blood is preferred as circulating proteins systematically mirror most biological processes or malignancies present in the human body at a given point in time. Every single sample collected from a patient is precious and should not be wasted. Unfortunately, many technologies require large sample volumes, resulting in significant decrease of samples available in important biobanks. The scientific community prefers platforms that use small amounts of samples because that enables long-time use of patient samples for multiple analyses over a longer time period.
Our platform uses only 1 µL or less of sample and we have optimized and validated all protein assays for high-quality assay performance in plasma (ethylenediaminetetraacetic acid, heparin and citrate) and serum samples, which is significantly lower than the approximately 20 to 1,000 times more sample required by certain other proteomics technologies. Our small sample requirement opens up multiple applications with extremely limited starting sample size, including studies involving preterm babies, fine-needle biopsies for cancer patients and home-sampling testing with dried blood spots for home-sampling testing. Clinicians have successfully completed extensive work with all these sample types using PEA, which has generated a significant number of peer-reviewed publications and provided important insights into biology and pathophysiology behind health and disease. While our initial efforts have focused on blood, many additional sample types are compatible with PEA, such as cerebrospinal fluid, tissue and cell lysates, micro-dialysis fluid, cell culture media, synovial fluid, urine and saliva.
The ability to multiplex in the same sample and detect and amplify low signals through PCR allow us to minimize sample consumption. In addition, the creation of DNA barcodes allows us to capitalize on the technological leaps in genomics, most recently NGS, to access high-capacity and high-throughput nucleic acid analysis platforms. Our assay performance also suggests there are no theoretical limitations to the multiplexing we can achieve, and we believe that it is a matter of optimizing the product design for underlying applications and use-cases based on customer needs. The readout platforms and formats used for those platforms will define the applicable level of plex (for example, for the qPCR readout the conventional format is 96:96 and therefore the applicable multiplexing is 96-plex). The historical evolution of PEA multiplexing capabilities is evidenced by doubling every other year and we plan to continue to increase our multiplexing capabilities beyond our current 384-plex.

Comparison to standard protein detection technologies
Historically, the standard immunoassay for specific protein detection has been enzyme linked immunosorbent assay (ELISA). To demonstrate the technical performance of PEA, Exhibit 8 below shows a comparison for the important inflammation marker IL-6 between a standard ELISA assay run in single-plex and an Olink assay run in multiplex using the same antibodies. The y-axis shows the NPX values for the assay and x-axis shows the absolute concentration levels measured with ELISA. The high correlation achieved (R2 = 0.90) was accomplished with only one µL of sample in high-multiplex using PEA while 35 µL was required for the single-plex ELISA.
Exhibit 8. Standard ELISA compared to PEA. The y-axis shows the NPX values for the assay and x-axis shows the absolute concentration levels measured with ELISA.
Compared to other, more novel single-plex immunoassays where we used the same antibodies or clinical single-plex immunoassays where we targeted the same protein biomarker targets, we were able to achieve equivalent assay performance with our 96-plex Target products, while requiring much less sample to carry out the experiments. The documented comparisons between PEA and the other single-plex immunoassays revealed correlations with R2-values of 0.85-0.96.
Another relevant comparison is to contrast PEA’s sensitivity to mass spectrometry, the most commonly adopted high-plex proteomics platform. Exhibit 9 below shows protein concentration ranging from higher concentrations to lower concentrations, with proteins detected by PEA marked in gray and proteins detected by both PEA and mass spectrometry marked in red. In 173 unique samples, PEA detected 728 different proteins across the cohort using eight of our Target products while mass spectrometry detected 35 of those same proteins. If the experiment was replicated, we would expect equivalent and consistent performance from PEA while there is a significant risk that mass spectrometry would not detect the same low-abundant proteins from the first experiment. This demonstrates PEA’s high sensitivity across the dynamic range while mass spectrometry presents challenges with detectability, particularly in low-abundant proteins. Further, PEA’s sensitivity enables measurement of concentrations significantly below pg/ml in double-digit fg/ml, with consistently high performance. This is more than 100 million times lower concentrations than µg/ml applied today by sophisticated mass spectrometry, and approximately 100,000 times lower concentrations than ng/ml that most novel mass spectrometry solutions can potentially address. We believe this ability to cover the wide dynamic range with the required and consistent performance is what uniquely differentiates PEA from mass spectrometry. In addition, the challenge for mass spectrometry is not only sensitivity, but also reproducibility where the technical variation is sometimes higher than the biological variation. A good example is one study of ovarian cancer where mass spectrometry had a variation of over 20% but the biological variance of the important CA-125 protein is less than 15%. This is why actionable platforms need to be both sensitive and precise.

Protein Concentration (pg/ml to mg/ml)
mg/ml
µg/ml
ng/ml
pg/ml
C2
0.73 mg/ml
MASP1
3.2 ng/ml
PRDX1
107 pg/ml
Proteins (1 through 736)

Exhibit 9. Mass spectrometry compared to PEA. Proteins detected by PEA marked in gray; proteins detected by both PEA and mass spectrometry marked in red. C2, MASP1 and PRDX1 are examples of proteins in the experiment with significantly different concentration levels.
The broad dynamic range and high sensitivity of PEA compared to mass spectrometry is further demonstrated in Exhibit 10 below based on a recent study by Professor Manuel Mayr at King's College London from late 2020 published in Nature Reviews.

10^5
10^2
10^1
10^{-4}
Abundance ($\log_{10}$ µg/ml)
ng/ml to pg/ml range
Proximity extension assay
mg/ml to µg/ml range
Mass spectrometry
Proteins

Exhibit 10. Mass spectrometry compared to PEA. (Joshi, A., et al. Nature Reviews. 2020).
Quality Control (QC) and NPX
PEA incorporates three types of internal technical controls that are spiked into the reaction in each sample of every Olink plate to provide quality monitoring. These controls, immuno control, extension control, and detection control, are used for quality control of PEA and for data normalization. As these controls monitor performance of all main steps of the protocol, from immunoreaction to detection, Olink’s system enables full control of data for high-quality and reproducible results.
•
Immuno control: Consists of a PEA probe that measures a non-human antigen (green fluorescent protein and phycoerythrin, which is only for Olink’s qPCR products) spiked into the reaction. Because non-human proteins are not detectable in human samples, the immuno control will have a fixed concentration of non-human proteins that we add, which we use to control data quality and to monitor all steps of the PEA.

•
Extension control: Consists of two paired DNA tags coupled with the same antibody (IgG), allowing constant proximity, and giving rise to a signal. We use the extension control to monitor the extension reaction, for the amplification and detection steps and for data normalization.

•
Detection control: Consists of a piece of synthetic double-stranded DNA (amplicon) that does not require any antibody binding or proximity extension to generate a signal and is used to monitor the amplification and detection.

In addition to internal controls, each Olink plate includes external controls. We add negative control, plate control and sample control to each plate we run.
•
Negative control: We run the negative control (buffer) in triplicate to monitor the background and calculate the limit of detection of proteins.

•
Plate control: We run plate control in triplicate to adjust levels between plates. For Olink’s Explore products, the plate control is composed of a pool of plasma samples whereas for the Target 96 panels the plate control is a synthetic sample based on a pool of 92 PEA probes expected to give signal for all assays.

•
Sample control: To assess potential variation and assure high precision between experiments and plates, we run a sample control (human plasma) in duplicate in each Olink plate.

We use a proprietary unit called NPX that provides relative protein quantification data on a log2 scale and values are calculated from the number of matched counts on the NGS run (Explore products) or from raw cycle threshold (Ct) values from qPCR (Target and Focus products). When using NGS as readout, data generation of NPX consists of three main steps: normalization to the extension control (known standard), log2-transformation, and level adjustment using the plate control (plasma sample). For the qPCR products, NPX is derived from Ct values through normalization using the extension control, plate control, and a final adjustment by us to an established correction factor.
Olink NPX Manager is software developed by us for data QC and normalization. This tool enables users to import their Olink data, quality control their results and normalize their data for subsequent statistical analysis. The software is user friendly and includes a range of data visualization functionalities providing the users with a clear overview of complex data, which enables efficient assessment of data quality.
qPCR and NGS workflows
In June 2020, we introduced our Explore product line to the market, which is PEA utilizing NGS as the underlying readout platform, first as a service through our Analysis Service labs and, since early in 2021, as distributed kit products. We now have two highly complementary PEA workflows: a qPCR workflow and an NGS workflow. When designing these workflows, we considered two hallmarks of Olink’s science: high performance and minimal sample consumption. Exhibit 11 below outlines the similarities and differences of the two workflows. Exhibit 12 below demonstrates our consistent assay performance for qPCR and NGS with an almost perfect correlation across a representative set of protein biomarker targets.
Exhibit 11. qPCR and NGS workflows overview.

Protein profile: Healthy volunteer
Biomark - healthy
NGS - healthy
10
8
6
4
2
0
-2
-4
-6
-8
-10
SORT1
IL16
GLO1
CD207
TWEAK
CLEC4A
SIT1
IL8
IFN-gamma
VEGFR-3
GZMH
MASP1
PVRL4
AGRP
EIF5A
ITM2A
CXCL17
PPY
LYN
HSP 27
THPO
GDNF
hK8
uPA
CXCL9
REN
MERTK
ERBB2
WFDC2
DCBLD2
CD84
PLXNA4
VEGFR-2
CLEC4D
PGF
TREM1
MMP7
ITGB6
IL-17D
TANK
CEACAM8
IRAK1
IgG Fc receptor II-b
CD40

Protein profile: IBD Patient
Biomark - IBD
NGS - IBD
10
8
6
4
2
0
-2
-4
-6
-8
-10
SORT1
IL16
GLO1
CD207
TWEAK
CLEC4A
SIT1
IL8
IFN-gamma
VEGFR-3
GZMH
MASP1
PVRL4
AGRP
EIF5A
ITM2A
CXCL17
PPY
LYN
HSP 27
THPO
GDNF
hK8
uPA
CXCL9
REN
MERTK
ERBB2
WFDC2
DCBLD2
CD84
PLXNA4
VEGFR-2
CLEC4D
PGF
TREM1
MMP7
ITGB6
IL-17D
TANK
CEACAM8
IRAK1
IgG Fc receptor II-b
CD40

Exhibit 12. Comparison between qPCR and NGS readout for a representative set of protein biomarker targets in 384-plex for a healthy volunteer and IBD patient. The blue lines represent the qPCR readout and the red lines NGS readout. The red lines are almost fully overlapping the blue lines which means that the correlation is almost perfect.
PEA was originally developed for qPCR as it provided us with a well-established and optimized readout technology with strong performance properties. Most notably, given the sensitivity we require to manage the protein dynamic range, the amplification we achieve with qPCR makes it a highly cost-efficient readout platform at a level of plex of approximately 100 and below. This provides the basis for a fast, manual workflow optimized for smaller scale proteomics in low and mid-plex applications. We initially chose to develop our qPCR workflow based on Fluidigm’s robust Biomark HD platform. In June 2021, our purpose-built qPCR-based detection system for PEA, Olink Signature Q100, was made available for pre-orders and we plan to start shipping later in the year.
As PEA’s market adoption has increased, we have observed a trend towards larger studies and higher levels of plex. To address this need, we enabled PEA to work with an NGS platform readout where we leverage the sequencer for DNA barcode detection and counting. The ability to capitalize on the tremendous technological advancements in massively parallel sequencing over the past decade enabled us to introduce a PEA workflow suitable for high-throughput and large-scale proteomics. With these applications in mind, we initially chose to develop the workflow for Illumina’s NovaSeq 6,000, which is a well-established platform with over 1,000 installations since 2017 that provides us with the capacity to meet demands on throughput and consistent high performance on sensitivity. With Explore, we can generate more than 14 million protein measurements (i.e. datapoints) per week per system with equivalent assay performance. This implies a 4-fold increase in multiplexing (from 96-plex to 384-plex), a 16-fold increase in the number of assays per run (from 92 to 1,472) with a 34-fold increase in throughput measured in datapoints generated per hour for a 128-fold increase in datapoints generated per run. Given the unique barcode readout, we intend to make PEA available on more NGS high-capacity systems in the future.
The Olink Library of protein biomarker targets
Our technology today incorporates a library of approximately 3,000 protein biomarker targets. By the end of 2020, we had a library of approximately 1,500 biomarker targets of which 1,100 are incorporated in the Target product line and all 1,500 are incorporated in Explore. We plan to make all 3,000 protein biomarker targets available in Explore products during 2021, and to grow our library beyond 6,000 over time. Each of the protein biomarker targets has successfully gone through our validation framework to qualify for use in any of our commercial products.
The research community desires to generate actionable and impactful results and this is best achieved by interrogating as much of the proteome as possible. However, research suggests that circulating proteins have demonstrated the most clinical utility and actionability, as evidenced by the protein biomarker targets used in diagnostics applications today. We have therefore focused on building our library around circulating protein biomarker targets. While recognizing the importance of offering the largest possible library, we apply two additional filters to the protein biomarker targets we choose to include. The first is the validation criteria and the second is the relevance of the protein biomarker target. We apply a well-defined and informed selection process including machine learning concepts to prioritize which protein biomarker targets to pursue based on level of biological interest and assumed high likelihood of clinical relevance. We believe that this increases the value and actionability of the research our customers pursue with our platform. For that reason, we initially focused on proteins detectable in the blood for our library.
We have developed our library around major disease areas, most notably immunology, oncology, neurology, cardiovascular and metabolic diseases. We designed our library in close collaboration with our customers and leading KOLs within each disease area. Examples of areas for collaborations include tissue specific protein biomarker targets, secretome, and blood secretome. We have also learned from other technologies such as mass spectrometry, the most established proteomics discovery platform, and from clinical trials, to include only protein biomarker targets with proven high value. The result is a library of high relevance, which includes low-abundant inflammation proteins, actively secreted proteins, organ-specific proteins leaked into circulation, drug targets as well as proteins detected in blood by mass spectrometry.
Exhibit 13 below illustrates how we have designed our library across the broad concentration range of plasma proteins grouped into three main categories: high abundant classical plasma proteins, tissue leakage proteins and low-abundant signaling proteins (for example, interleukins and cytokines). The vertical axes show dynamic concentration ranges on a logarithmic scale and in absolute concentrations. Olink covers a wide dynamic range, but we believe we are truly differentiated in the low-abundant protein class where we can accurately identify these proteins in high-multiplex, in combination with the more high-abundant proteins.

Albumin
Olink's scope
CRP
Classical plasma proteins
CD46
D-Dimer
SAA4
Tissue leakage proteins
SPINK1
Complement C2
MPO
Low-abundant proteins
CA125
SPON1
Ovarian cancer: Early cancer detection
NT-proBNP
MIA
LAG3
LIF
Melanoma: Potential new immunotherapy targets
FGF21
PAPPA
AREG
Covid-19: Predicting severity of disease
GDF15
MMP12
IL6, IL8, IL1RL1, IL17A, TNFα, IFNγ,
CCL2, CCL7, CCL8, CXCL9, CXCL10, CXCL11
Dynamic concentration range
10¹⁰
10⁹
10⁸
10⁷
10⁶
10⁵
10⁴
10³
10²
10¹
10
10⁻¹
10⁻²
mg/ml
μg/ml
ng/ml
pg/ml
Circulating plasma proteins

Exhibit 13. Representation of the Olink library with different protein biomarker targets (x-axis) and the dynamic concentration range where they typically occur (y-axis) (not exhaustive).
Good examples of actionable low-abundant circulation proteins that we cover in our library include:
•
CA-125: Technologies with high sensitivity and precision are required to detect early signs of ovarian cancer based on subtle changes in CA-125 concentrations when transitioning from health to disease. The biological variation is expected to be <15%, which makes the mass spectrometry alternative limited as CV values are reported to be as high as >20%. Using PEA, multiple ovarian cancer studies have detected CA-125 with statistical significance for both prediction of early disease and stratification of patients with different stages of ovarian cancer.

•
IL-8: PEA detected protein with differential expression between anti-PD-1 responders and non-responders at baseline (before therapy initiation) in melanoma patients undergoing checkpoint inhibitor treatment. In combination with 26 other proteins (primarily tissue leakage and low-abundant signaling proteins), the signature can be used for stratifying patients and guiding therapy selection.

•
IFNα: Using PEA, scientists recently identified that interferon alpha plays an important role in predicting severity of symptoms in COVID-19 infected patients. By using IFNα in combination with 14 other proteins, which are almost exclusively low-abundant proteins in the pg/ml concentration range, scientists were able to predict, at the time of entering the emergency room, which patients were likely to have mild or severe COVID-19, and whether those with severe COVID-19 were likely to die or require intubation during hospitalization.

Publications
To date, data generated by our products have been utilized in more studies and published in approximately 560 peer-reviewed articles. These articles have had tremendous reach, and some have been published in key journals including: Cell, The Lancet, Nature, and Science. Demonstrating the wide applicability PEA offers researchers, these studies have covered a diverse array of fields. Table 1 below shows the ten most common subjects of focus in the studies where PEA has been utilized.

Research area	Number of articles	Percentage of total
Cardiovascular disease	166	32.7%
Oncology	78	15.4%
Inflammatory diseases	55	10.8%
Neurology	43	8.5%
Metabolic diseases	38	7.5%
Infectious diseases	31	6.1%
Wider proteomics studies	26	5.1%
Dermatological diseases	17	3.4%
Technical studies	12	2.4%
Table 1: Top-10 most common subjects of focus in studies where PEA has been utilized
We have seen tremendous yearly growth both in the number of studies that utilize PEA and in the quality of journals publishing these studies. Exhibit 14 below shows the growth over time, highlighting the cumulative number of articles each year and plots the growth in average impact factor of all publications in each year. During the last three and a half years alone, there have been almost 440 publications based on PEA.
Exhibit 14. Evolution of publications based on PEA. Cumulative Number of Journals and Average Journal Impact Factor, 2016 to Present.
These peer-reviewed articles have covered a wide array of research in important areas, including (Journal Impact Factor in parenthesis):
•
The Lancet (60,4); Plasma ACE2 and risk of death or cardiometabolic diseases: a case-cohort analysis (Hamilton Health Sciences and McMaster University);

•
Science (41,8); Systems biological assessment of immunity to mild versus severe COVID-19 infection in humans (Stanford University);

•
Science (34,7); Single-cell RNA-seq reveals new types of human blood dendritic cells, monocytes, and progenitors (The Broad Institute);

•
Nature (40,0); Genomic atlas of the human plasma proteome (Cambridge University);

•
Cell (38,6); The Immunology of Multisystem Inflammatory Syndrome in Children with COVID-19 (Mount Sinai);

•
Cell (30,4); Stereotypic immune system development in newborn children (Karolinska Institute);

•
Nature Medicine (32,6); A Signature of Circulating Inflammatory Proteins Enriched for TNF Receptor Superfamily and High Risk of ESRD in Diabetes (Joslin Diabetes Center); and

•
Circulation (23); Emerging Affinity Reagents for High Throughput Proteomics (Harvard, UCSF).

Our Market Opportunity
We estimate that our addressable market is $35 billion, and this market can be broadly classified into research and diagnostics categories based on the applications of our products and the types of customers we serve. We estimate the research opportunity, our core market today, is $19 billion and define this opportunity as the addressable protein biomarker discovery research spend by biopharmaceutical companies and academia, consisting of a high-plex segment and low and mid-plex segment. We estimate the diagnostics opportunity is $16 billion, consisting of selected, relevant diagnostic applications for IVD and LDT. The Total Addressable Market (TAM) estimates were developed by us in connection with support from a third party market research and management consulting firm and additional market research acquired from a third party market research firm.
Currently, the main driver of demand for our products and services is the research community’s unmet need for methods to better facilitate prediction of drug response and disease risk and outcomes. To address these needs, there will be a need to move beyond just genomics by adding proteins to develop multi-omics signatures. Our ultimate goal is to enable our customers to take protein signatures from discovery to clinical decision making in the current decade. We anticipate that the significant and growing investment required for this will come from both academia and biopharmaceutical companies, each currently representing 50% of research spend. In the future, to realize the potential for 21st century healthcare, we expect biopharmaceutical companies to direct a larger share of their research budgets towards proteomics and multi-omics applications. Accordingly, we expect biopharmaceutical companies to make up a larger market share in the future and drive a higher share of the market growth as they search for clinical multi-omics applications to enable the ability to predict drug responders and disease outcomes. With our ability to support customers throughout this entire journey on one technology platform, we believe we are in the best position to become the protein enabler of multi-omics in this market.
The Research Opportunity
We estimate the research opportunity is $19 billion, representing a significant growth opportunity for us as we believe we have just begun scratching the surface of our full potential. The research opportunity is defined as the estimated technology spend in the life science tools market for genomics and proteomics technologies that we can address with our existing and anticipated products. Each technology segment (such as multiplex immunoassays, mass spectrometry or NGS) has been segmented based on region, customer segment and use-case (i.e. the purpose for using the technology) before determining the share of spend addressable by us. PEA is a relatively young technology that we believe we can grow by converting users of other proteomics technologies to PEA and increasingly participating in the genomics markets where proteomics can add additional insights and potentially provide a better scientific answer. We characterize the research opportunity in two segments: high-plex and low- and mid-plex. High-plex refers to the high-throughput and large scale proteomics use-cases where customers are analyzing up to many thousands of proteins in up to many thousands of samples in the same studies. Low- and mid-plex refers to more targeted research. For example, in mid-plex, customers are typically analyzing hundreds to thousands of proteins in up to many thousands of samples, such as in clinical trials. In low-plex, customers have typically identified a number of proteins of interest, often referred to as a protein signature, of five to ten proteins that they would like to focus on.
We expect the high-plex segment to evolve through large-scale screening projects, including the emerging field of population proteomics where researchers build on genomics research from the past decade by adding proteins. Technological innovation has considerably reduced the cost of gene sequencing, accelerating its use and driving an increase in the identification of possible genetic targets and biomarkers for disease diagnosis and treatment. Since our inception, we have observed a consistent trend towards higher plex. As we deliver higher plex at a lower cost per data point and with “clinical” quality, we have expanded our market by adding more content to our offering. We expect to continue building on this trend and, since early 2021, we have started to externalize Explore through NGS-based kit products to existing and new customers who are end-users of the estimated installed base of 5,000 addressable Illumina systems. NGS is a technology platform that we expect will continue its high-growth trajectory, and we estimate that the installed base of addressable Illumina systems will grow to approximately 9,000 by 2025, driven by Illumina’s continued innovations, which drive down the cost of sequencing, and new NGS applications such as PEA. We believe that multi-omics will be an important growth driver of the NGS market as a whole and our ability to enable multi-omics with proteins on NGS will represent an especially attractive growth opportunity for us. In addition, we believe our ability to access this existing infrastructure and participate in the rapidly growing NGS landscape will contribute to the accelerated adoption of our products.
The low- and mid-plex segment consists of more targeted protein biomarker discovery research, extending through all phases of clinical studies. This is where we have built our business, and in 2021 we took the next step towards making our Target and Focus products more accessible to approximately 4,000 addressable proteomics labs with the order start of our purpose-built qPCR-based detection system for PEA, Olink Signature Q100. The instrument was made available for pre-orders in June 2021 and we plan to start shipping later in the year. We estimate that the number of addressable proteomics labs will grow to approximately 5,000 by 2025. Even in the low and mid-plex segment, we expect the trend towards higher plex to continue in this market segment, driving an increase in focused research that will, on average, result in a higher number of protein biomarker targets being studied, which we believe plays into the benefits of PEA. The unmet needs of this market center on improving specificity and increasing sensitivity with lower sample consumption in higher plex. We believe that our new qPCR system will allow us to effectively target existing proteomics labs.
The Diagnostics Opportunity
We estimate the diagnostics opportunity at $16 billion, consisting of selected, relevant diagnostic applications for IVD and LDT. The diagnostics opportunity is defined as the end-market value of the diagnostics biomarker markets, including LDTs, that we can address with our existing or anticipated products. The market was segmented by the biomarkers or methodologies applied in diagnostics by disease area (such as cardiovascular diseases or laboratory immunoassays) before determining the share of spend addressable by us. Our goal is to enable biopharmaceutical companies and IVD and LDT providers by providing access to high-quality multiplexed proteomics diagnostics products that can be applied in diagnostic settings. We anticipate that the first diagnostic protein signature for monitoring and disease progression in MS based on PEA will be commercialized by Octave Biosciences in the diagnostics market by the end of 2021. This customer is expected to launch an LDT offered as a service through their Clinical Laboratory Improvement Amendments (CLIA) certified lab based on custom developed kit products delivered by Olink. The end-market pricing is expected to be determined by reimbursement, such as from insurance companies. We believe that PEA can play a meaningful role in clinical decision making in five major disease areas: immunology, oncology, neurology, cardiovascular and metabolic diseases. We also believe PEA can be valuable in markets where proteins already play a role in the product offering and can also be highly relevant to current solutions for genetic testing and other application areas. We anticipate that we will increasingly participate in this market by enabling our customers to transition to clinical decision making with PEA and by collaborating with customers to develop and commercialize proprietary clinical applications.

Our Products and Services
Our PEA technology is available to our customers in three product lines: Explore, Target and Focus, enabling the detection and quantification of thousands of protein biomarker targets in different configurations, with different workflows depending on the type of research conducted. Exhibit 15 below is an overview of the current product portfolio of available products in May 2021 and comparison of key differences. The products are available as kit products or as a service through our Analysis Service labs.
Exhibit 15. Olink portfolio of products at a glance with relevant specifications.1
Exhibit 16 below shows an example of an Explore kit as delivered to the customer. The Explore kit offering was launched in early 2021 while a few early access customers received their Explore kit products in 2020. A full Explore kit includes 1,472 biomarker targets divided across the four Explore 384 products, each one available for purchase independently. Each kit product also includes the three controls (the immuno control, the extension control and detection control), the required sample prep

1
Time to results for Explore, Target and Focus include overnight incubation.

reagents, the primer plate used for the PCR amplification and the external controls (the negative control, the plate control and the sample control). One kit can be used to study up to 90 samples in a standard 96 well plate-format. Depending on the size of the study the customer may add two plate controls to monitor the precision across multiple plates and hundreds to thousands of samples. The Target 96 and Target 48 kit products have a similar composition but slightly different as they are smaller kits and for the qPCR workflow.

This product is covered by several international patents.
For Research Use Only. Not for Use in Diagnostic Procedures
This product is covered by several international patents.
For Research Use Only. Not for Use in Diagnostic Procedures
Olink

Exhibit 16. Explore kit. The kit consists of the four Explore 384 products: Cardiometabolic, Oncology, Neurology and Inflammation.
We develop a Validation Data Package for each Olink product that we make available to both customers and general visitors to our website. The reports contain a detailed dataset showing the performance for each protein biomarker target in the product across each performance criteria in the validation framework. These reports provide transparency to customers, which we think is an important part of our value proposition, and further reinforce the trust we have developed. For the Target products the reports can be downloaded, while for the Explore products the reports, given their size and complexity, will be available only online when we start selling Explore as distributed kit products. Exhibit 17 below illustrates the contents of a typical Validation Data Package.

olink
INFLAMMATION
VALIDATION DATA
ARTICLE NUMBER: 95302
1. Introduction
2. Performance characteristics
3. References

Exhibit 17. Overview of the Validation Data Packages developed for each Olink product.
Olink Explore
In June 2020, we launched Olink Explore as a service through our Analysis Service labs utilizing NGS readout for PEA. Since early 2021, Explore has been made available to customers worldwide as distributed kit products. The product line was developed for the high-plex market segment to meet our customers’ need for large scale proteomics with high-throughput and high-multiplex. Explore has received a strong reception since its launch. For example, Olink, Massachusetts General Hospital (MGH) and the Broad Institute in Boston used PEA in one of the largest longitudinal COVID-19 studies, where they analyzed 1,472 protein biomarker targets in approximately 400 patients.
The current offering consists of four Explore 384 products each designed to be particularly relevant for cardiovascular and metabolic diseases, oncology, neurology or inflammation, and which can be run in any configuration of four on Illumina’s NovaSeq system or as individual Explore 384 runs on Illumina’s NextSeq systems. This allows the customer to detect and quantify up to 1,472 protein biomarker targets in one run. In June 2021 we started taking pre-orders for our next four Explore 384 products that are expected to ship later in the year. This will allow customers to access our full library of approximately 3,000 protein biomarker products through our Explore portfolio.
With Explore, we have enabled a 4-fold increase in multiplexing (from 96-plex to 384-plex) and 16-fold increase in the number of assays per run (from 92 to 1,472) and a 34-fold increase in throughput, all while only requiring approximately 3 µL of serum and plasma per sample to cover the full library when running Explore on a NovaSeq. Notably, the higher plex and higher throughput of Explore have had no impact on the specificity PEA achieves and the validation data supports a 99.8% specificity across all assays in our library of, at the time, approximately 1,500 protein biomarker targets.
To illustrate the throughput capacity of Explore on NovaSeq, we can imagine a population proteomics study of 500,000 unique samples in 384-plex using the Explore 384 Inflammation. We estimate that we would be able to process such a project in approximately two months in our newly established high-throughput Analysis Service lab in Uppsala, Sweden.
Olink Target
We launched our Olink Target product line at our inception in 2016, and it has been the pillar of our business to date. It utilizes qPCR readout on Fluidigm’s Biomark HD system and, starting in 2021 we took the next step towards making our Target and Focus products more accessible with the start of our purpose-built qPCR-based detection system for PEA, Olink Signature Q100. With Target we service the low- and mid-plex segment and address its need for more targeted discovery research at various levels of plex, often targeting certain specific disease areas. We have, therefore, designed each of our 15 Target 96 products to be particularly relevant to specific disease areas. Historically, a customer would run anywhere from one to 13 products in parallel to cover up to 1,161 protein biomarker targets per sample in one experiment. We have one additional product specifically developed for mouse applications and the purpose built immuno-oncology product with overlapping protein biomarker targets.
In October 2020, we launched our first Target 48 Cytokine product with absolute quantification in 48-plex. Target 48 was specifically developed for careful monitoring of the immune system and downstream applications in clinical trials, where the understanding of protein concentrations at the individual level is more important than understanding the differences in protein concentrations for larger groups. The Target 48 Cytokine was the first product of its kind and we plan to launch several more Target 48 products in 2021, and over the next few years.
Olink Focus
Our Olink Focus product line consists of custom developed solutions for customers that have identified a small number of proteins of interest, or a protein signature, to focus on. The customer can choose up to 21 protein biomarker targets from our full library and apply relative or absolute quantification, and we will then develop and validate the product for them. Focus is typically used for very targeted research, often late-stage clinical trials, and when the customer sees a path towards clinical applications.
We developed our first Focus product in 2017 with a protein signature used for patient stratification of women with different stages of ovarian cancer. The customer worked with Olink from early discovery through verification and validation of replication cohorts.
Olink Signature
In June 2021 we started taking orders for Olink Signature Q100, our own qPCR readout platform. The system is purpose built for PEA and we believe it will make our kit products more widely accessible in the market. The instrument was made available for pre-orders in June 2021 and we plan to start shipping later in the year. As qPCR has proven to be a highly suitable platform for PEA, we believe we have incorporated the best of the technology. The Olink Signature Q100 is expected to be a cost efficient, ultra-light and nimble benchtop system with a modern design and equivalent or better performance properties than Fluidigm’s Biomark HD system. When launched, Olink Signature Q100 will be the readout platform used for our Target and Focus product lines, both for external installations and in our Analysis Service labs.
Olink Analysis Service
We operate service labs out of Uppsala, Sweden, and Watertown, Massachusetts, and offer our services through a third-party service provider in China. We have highly skilled Analysis Service staff and data scientists who will support the customers in the entire process. Our typical turnaround time, from sample in to data out, is four to six weeks. The Analysis Service offering includes:
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Study design and consultation;

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Sample preparation and assay execution; and

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Data processing and QC.

As a complement to our standard Analysis Service offering, we offer more advanced bioinformatics services. Depending on customer needs, our data science team can support customers with customized statistical analysis. Our bioinformatics offering includes:
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Access to a data science team specialized in working with NPX data;

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Customizable solutions to support customer needs; and

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Fast analysis of data.

Software and Data Analysis: NPX Manager and Olink Insight
Olink NPX Manager is purpose-built software designed for customers who run Olink panels in their own facilities, and is required to generate data in Olink’s proprietary NPX format. This tool enables users to import data, validate data quality and normalize for subsequent statistical analysis. The workflow, from import of .csv files from the Fluidigm Biomark Data Collection software, to export of normalized and quality controlled NPX data, is outlined in Exhibit 18 below.
Exhibit 18. Overview of NPX Manager workflow and functionality.
The software includes a range of data visualization options that provide an overview of complex data sets, enabling the efficient assessment of data quality and rapid identification of potential issues. See Exhibit 19 below for a sample heat map, one of the visualizations available in the software. The software can also be used to export a certificate of analysis for each study providing an overview of the performance of the assay, based on Olink’s built-in controls, as well the samples run.
Olink has extensive coverage of the plasma proteome and can deliver high-quality data for approximately 3,000 unique protein biomarker targets. Hence, when performing data analysis, the amount of data can be overwhelming. To support our customers in the process, we have developed a cloud platform, Olink Insight, developed for data visualization and statistical analysis of NPX data. The application, based on our data visualization tool, Shiny, and Olink’s R package, is openly accessible to our customers to make data analysis more efficient, reach results quicker and come to actionable conclusions faster. By uploading the NPX data generated from the PEA analysis to Olink Insight, the customer can quickly get a first overview of the results and identify protein patterns and signatures in the data that can easily be exported to reports and imported into publications. We believe that the ease of analyzing, and interpreting NPX data is an important point of differentiation, especially in larger population proteomics studies. Olink Insight includes analyses such as heat maps, cluster analysis, basic statistical analysis (e.g. t-test or Anova) and group comparisons to make interpretation of complex data sets more easy and comprehensive. These are some of the initial features currently available. Going forward, we plan to invest significantly in the development of this platform.

Olink
About
NPX and sample info
Custom assay list
Sample distributions
PCA
Heatmap
t-test
Heatmap of 156 samples (rows) and 92 assays (columns) from the Olink INFLAMMATION panel. Click and drag to zoom in. Double-click to zoom out.
Panel:
Olink INFLAMMATION
Color:
Treatment
Treatment
Untreated
Treated

Olink
About
NPX and sample info
Custom assay list
Sample distributions
PCA
Heatmap
t-test
Volcano plot comparing Untreated to Treated. There are 15 out of 460 proteins that have statistically significant difference in means between the two groups. All 460 assays used.
Volcano plot
Assay boxplot
Download full t-test results
Search:
Assay OlinkID UniProt Panel Difference Treated Untreated p.value Adjusted_pval
1 MMP-10 OID00527 P09238 Olink INFLAMMATION -2.89 8.60 11.49 0.0000 0.0062
2 CLEC6A OID01017 Q6EIG7 Olink IMMUNE RESPONSE -1.75 3.46 5.21 0.0000 0.0074
3 ICOSLG OID00731 O75144 Olink ONCOLOGY II -2.16 3.19 5.36 0.0002 0.0232
4 OPG OID00571 O00300 Olink CARDIOVASCULAR III 2.32 11.09 8.78 0.0003 0.0232
Showing 1 to 460 of 460 entries

Exhibit 19. Examples of Olink Insight functionality to date: Heat map showing samples (rows) and Olink protein assays (columns) for identification of patterns in patient samples (upper chart) and Volcano plot comparing two patient groups (e.g. untreated vs. treated) showing proteins significantly different between the tested groups (lower chart).
One part of our plan and vision for Olink Insight is to make proteomics big data easy, accessible and actionable, which requires open access, transparent, high-quality protein biomarker data. We are therefore initiating efforts using Olink Insight as the platform when working together with KOLs and customers to drive important industry initiatives such as:
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The proteome map and pathway analysis tool. Many researchers start their projects with specific pathways in mind and look for technologies with content that allows them to better understand those pathways. To help our customers in this process we are developing a proteome map based on the Reactome, a comprehensive database of biological pathways, where we then overlay Olink’s complete protein library. This allows researchers to explore pathways and understand how Olink’s products can help them answer their scientific questions. An example of a journey along a pathway is the immune system (Lvl. 0), Cytokine signaling in immune system (Lvl. 1), signaling by interleukins (Lvl. 2), Interleukin-12 family signaling (Lvl. 3), Interleukin-12 signaling (Lvl. 4), and JAK/STAT signaling after Interleukin-12 stimulation (Lvl. 5). When we overlay Olink’s protein library of approximately 3,000 protein biomarker targets we cover 100% of all major pathways (Lvl. 0) with at least 5 proteins and 81% of all the most peripheral parts of a pathway (Lvl. 5) with at least 1 protein. As part of Olink Insight we plan to make this accessible as an interactive tool where researchers can either follow a pathway to understand which proteins matter to that specific pathway or start with an identified protein and isgnature or a specific protein to understand which pathways are involved in that biological process. As we continue to grow our library, we plan to continue to increase the density of the proteome map in Olink Insight.
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Database for normal range of proteins. Despite a long history of proteomics research, there is still the need for a reference database for concentration of circulating proteins in “healthy control groups,” i.e., what is the “normal” concentration of protein x, y or z across gender, age group, and ethnicity, among others. Under this initiative, Olink, together with our collaborators and customers, will develop and publish NPX values for all proteins in our library.

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A Proteome Disease Atlas. Application of all of the Olink library across the 100 most common diseases, with results subsequently developed and published on our website. By having open access to this data, researchers will be able to identify differences in protein expression between various diseases, i.e., which biological processes and protein pathways are activated, among others.

Grounded on Olink’s underlying philosophy of collaborative work, Olink Insight serves as a forum for our users and the scientific community to discuss, share information, download data and results as well as to find collaborators and enable our customers to perform data analysis more efficiently, reaching results quicker, and coming to actionable conclusions faster.
To further accelerate the proteomics research, we plan to continue to expand Olink Insight with more tools and functionalities to drive the adoption of validated proteomics and establish NPX as the proteomics standard.
Key Agreements
Bio-Techne Supply Agreement
In August 2016, we entered into an OEM Supply and License Agreement (Bio-Techne Supply Agreement) with Bio-Techne Corp. (Bio-Techne), pursuant to which Bio-Techne will manufacture and we will exclusively purchase certain antibodies and proteins from Bio-Techne. If Bio-Techne has delayed shipment for more than thirty days after a particular requested delivery date and if such delay is not caused by us or otherwise excused, we are permitted to cancel any such order and obtain the quantity of antibodies and proteins covered by the cancelled order from a third party.
We pay pre-defined prices for each product under the Bio-Techne Supply Agreement, which are subject to a yearly adjustment by Bio-Techne. In addition, we pay: (i) a royalty rate in the single digits on the net sales of our products that incorporate the antibodies and proteins covered by the Bio-Techne Supply Agreement and (ii) a royalty rate in the single digits on the net sales of any services that utilize the antibodies and proteins covered by the Bio-Techne Supply Agreement. We are also required to pay a mid-five digit (in USD) non-refundable minimum annual royalty per year.
The Bio-Techne Supply Agreement is in effect until December 2026, unless otherwise terminated, and will be automatically renewed for successive five year terms unless either we or Bio-Techne provide notice of non-renewal one year prior to expiration of such applicable term. Either party may terminate the Bio-Techne Supply Agreement if the other party materially breaches any representation, warranty or covenant which is not cured within a certain period of time, or if the other party becomes insolvent.

Additionally, Bio-Techne may terminate if we fail to pay any amount due, and we may terminate in the event a force-majeure event affects Bio-Techne’s performance.
Fluidigm OEM Supply Agreement
In December 2016, we entered into an OEM Supply Agreement (Fluidigm OEM Supply Agreement) with Fluidigm Corporation (Fluidigm), pursuant to which Fluidigm agreed to sell and we agreed to purchase certain instruments and consumables for use with our products.
The Fluidigm OEM Supply Agreement is in effect until December 2021, unless otherwise terminated, and will be automatically renewed for successive twelve-month terms unless either we or Fluidigm provide notice of non-renewal ninety days prior to the expiration of such applicable term. Either party may terminate the Fluidigm OEM Supply Agreement if the other materially breaches any obligations under the Fluidigm OEM Supply Agreement and such breaches are not cured within a certain period of time, or if the other party becomes insolvent. Additionally, Fluidigm may terminate if: (i) after the first thirty months, we purchase less than 80% of the binding forecasts for three consecutive calendar quarters, (ii) we fail to pay any amount due within a certain period of time, (iii) Fluidigm deems us to be uncreditworthy or (iv) Fluidigm is unable to procure third-party products or services that are material to the manufacture of the subject instruments and consumables.
Research and Development
We seek to improve our proprietary products and services to develop a broad and accessible proteomics product portfolio and intend to allocate an increasing level of investment to R&D over the coming years with a significantly broader scope than in past years. We are focused on lowering barriers for adoption across a number of detection platforms and improving our scalable offering for downstream clinical applications. PEA’s unique capability of creating a DNA barcode representing the targeted protein biomarker in a sample allows for agnostic read-out across various qPCR and NGS platforms, as well as arrays. We evaluate and select which platforms to enable for amplification and detection of the DNA barcodes. To date, we have used the Biomark HD system from Fluidigm, the NovaSeq 6000 from Illumina and, most recently since early 2021, the NextSeq 550 and 2000 from Illumina and are exploring new opportunities based on factors including use-case, application area, installed base, throughput and cost etc. In terms of multiplex scalability, we currently offer products in 24, 48, 96 and 384 plex independently or in various combinations to cover a larger part of our library in the same experiment. We intend to continue to increase our multiplexing capabilities over time and we regularly evaluate market opportunities in the low-, mid- and high-plex markets and may seek to develop products to target any market segment or unmet need. Applying our in-house developed and validated proprietary oligo framework and conjugation chemistry, we can rapidly and efficiently build new products in various multiplexing formats based on emerging market needs or amplification/detection opportunities.
We are also focused on rapidly expanding our library of validated, high-quality protein assays driving growth in the discovery space. Our library growth is driven by a number of factors including input from KOLs from key disease and application areas, customer feedback, and new publications of biomarkers. To enable rapid growth of the library and increased control over our supply chain, we acquired Agrisera in early 2020 which has allowed us to accelerate the pace of development of new protein biomarker targets and will help us to continue to grow the library in the future.
Scientific Affairs
A key part of our strategy has been to work closely with thought leaders and KOLs to drive the focus and content of our library, product development, validation strategies and data analyses.
We see a strong trend in our market to collaborate and share data to enable the understanding of real-time human biology and accelerate the field. Based on that trend and the technological advances we have made, we have been selected to work with various consortia across our industry. Examples of these include:
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SCALLOP. The SCALLOP consortium is a collaborative framework across biopharmaceutical companies and academia for discovery and follow-up of genetic associations, with proteins exclusively measured on the Olink platform. Each SCALLOP member works on human study collections from the general population, clinical trials or patients with certain diseases such as coronary artery disease, rheumatoid arthritis, bipolar disease, heart failure, dementias or metabolic syndrome. The aim of the SCALLOP consortium is to identify novel molecular connections and protein biomarkers that are causal in diseases to identify novel drug development targets (illustrated in Exhibit 20). To date, 25 Principal Investigators (PIs) from 20 research institutions have joined the effort, which now comprises a summary level data set on genetic variations to protein level associations for almost 65,000 patients or controls. PIs of studies using Olink proteomics and genome-wide genotyping data are eligible to participate in the consortium.
Exhibit 20. Overview of Scallops ambition
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The Pharma Proteomics Project. The Olink Explore platform will be used to measure circulating concentrations of approximately 1,500 proteins in approximately 53,000 individuals from the UK Biobank, one of the world’s largest genetic resources. This project is funded by a consortium of ten biopharmaceutical companies. The consortium will analyze 56,000 samples from 53,000 individuals starting in 2021, making over 7.3 million protein measurements available in a matter of months, with the ultimate goals of enabling better understanding of disease processes and supporting innovative drug development. The scope of the project is expected to extend to cover the complete library of 3,000 proteins as they become commercially available, which is planned for the second half of 2021, doubling the targeted amount of protein measurements. Notably, the study will also include a focused effort on COVID-19 where approximately 1,500 samples from participants who tested positive for COVID-19 and approximately 1,500 samples from participants who tested negative for COVID-19 will be analyzed.

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Foundation of the National Institute of Health. Olink has been selected as partner in a consortia consisting of biopharmaceutical companies and academic researchers with the ultimate goal of identifying biomarkers for diagnosis, prognosis and progression of Parkinson’s disease.

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Collibri. The consortium consists of biopharmaceutical companies with current or development-stage drugs for Inflammatory Bowel Disease (IBD), and prominent clinical researchers treating patients with IBD. By applying genomic and proteomic approaches, the goal of the consortium is to identify novel drug target candidates and biomarkers to predict drug response and disease outcome in order to improve drug development efforts and patient outcomes.

We also work in close concert with leading researchers across many fields to promote the importance and significance of high-quality large scaled proteomics. Examples include:
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COVID. We conducted a study with Massachusetts General Hospital and the Broad Institute analyzing data from 384 participants, 306 of whom tested positive for COVID-19 and 78 of whom tested negative for COVID-19. We supported the discovery of a protein signature predictive of disease outcome and able to facilitate the stratification of more severe patients (death or intubation) at the time of entry to the emergency care unit. Further detail regarding this study is illustrated in Exhibit 21 below.

Exhibit 21. Results of COVID-19 case study.
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Melanoma. We conducted a study with Massachusetts General Hospital in which we performed plasma proteomic analysis of over 700 proteins at three serial timepoints (day 0, six weeks and six months) on 174 metastatic melanoma patients treated with immune checkpoint blockade (ICB). We supported the identification of predictive protein biomarkers’ responses to ICB in these patients. Further detail regarding this study is illustrated in Exhibit 22 below.

Exhibit 22. Results of immunotherapy case study.
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Ovarian cancer. We supported the discovery of protein signature for ovarian cancer with higher specificity and sensitivity compared to today’s diagnostic method (CA-125) and replicated in a second verification cohort.

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Inflammatory skin disease research. We have worked with leading KOLs on inflammatory skin diseases since our inception. Dermatological diseases such as psoriasis, eczema, and alopecia are of great medical and socioeconomic significance, and are contributing to the nonfatal disease burden in global health care. These diseases are often chronic and can have major physical and emotional impacts on sufferers, significantly reducing their quality of life. While such conditions may be classified as “skin diseases” their underlying pathophysiology is complex, involving systemic inflammation and autoimmune processes. Exemplifying this complexity, diseases such as psoriasis are thought to be associated with increased cardiovascular risk, including myocardial infarction and stroke. Consequently, dermatological conditions represent both a challenge when it comes to penetrating their underlying biology and developing new and better therapies, and also an opportunity to gain insights into a wider range of mechanistically related diseases. We believe protein biomarkers have the potential to play an important role in the field of inflammatory skin diseases and can contribute to these goals by improving our biological understanding and helping us to develop more effective, targeted treatments for patients in the future. Our PEA technology has successfully been applied in studies aiming to interrogate systemic inflammation of moderate and severe disease by evaluating skin and blood abnormalities, in children and in adults, and for monitoring efficacy, safety and pharmacokinetics of drugs for inflammatory skin diseases. By applying broad proteomics analysis using our PEA technology, researchers have also been able to characterize skin proteomic signatures and its relationship with the blood proteome and genome to increase the understanding of the pathology of these complex diseases.
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The wellness study. To achieve the goal of precision medicine, not only do different molecular profiles need to be understood in disease populations, but they must also be understood in the context of healthy populations. This especially applies to the stability of molecular profiles among healthy individuals over time, as this will clarify what qualifies as a “normal range” of clinical parameters in health and disease research. We supported a large Swedish initiative with leading KOLs at Karolinska Institute and Royal Institute of Technology on a large wellness study. Longitudinal analysis of blood profiles from healthy individuals helps us understand how they vary between individuals as well as within an individual over time. Comprehensive studies using our PEA technology on a longitudinal wellness cohort with healthy individuals have been conducted with analysis of blood molecular profiles based on proteomics, transcriptomics, lipidomics, metabolomics and autoantibodies. Results show high variation between individuals across different molecular readouts, while the intra-individual baseline variation is low. The analysis demonstrated that each individual had a unique and stable plasma protein profile throughout the study period and that many individuals also showed distinct profiles with regards to the other omics datasets, with strong underlying connections between the blood proteome and the clinical chemistry parameters. Results from proteogenomic studies also using our PEA technology have shown that many proteins detected in blood are determined at birth by genetics, which is important for efforts aimed at understanding the relationship between plasma proteome profiles and human biology and disease. In conclusion, the results support that health should be viewed at the level of the individual, rather than being more generalized. Moreover, the stability of the proteomics data emphasizes its potential to empower routine lab tests by providing more biologically relevant insights when interpreting data in both translational and clinical settings. Researchers conclude that the path forward lies in developing a comprehensive longitudinal molecular patient profile.

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Octave biosciences. Octave selected protein biomarkers for assessing disease activity and progression of MS through rigorous Feasibility, Discovery, Development and Validation stages, screening >1,400 proteins in more than 1,500 patients from multiple cohorts. For each individual protein, the following parameters were characterized: accuracy, precision, robustness, sensitivity, MS reference ranges, interference, diurnal variability, cross-reactivity and stability of reagents and serum samples. The final analytically and clinically validated protein panel meets Octave’s stringent analytical performance specifications and measures the serum concentrations of up to 21 proteins associated with biological pathways involved in MS pathophysiology. The custom panel built on Olink’s PEA platform allows rapid, accurate measurement of absolute protein concentrations in blood serum and have been demonstrated to reliably detect disease activity of MS.

Commercial
Olink was founded in 2016. Since our inception, we have served a customer base of almost 700 customer accounts in over 40 countries worldwide and we have supported 30 of the world’s largest 40 biopharmaceutical companies by 2020 revenue, including all the largest 20, and many of the most prestigious academic institutions, where many of these customers have carefully vetted and validated the technology before adopting Olink as part of their drug development programs. This vetting and validation process includes, for example, running Olink side-by-side with other proteomics technologies with samples that have been depleted for certain or all proteins, spike-ins of other proteins in certain concentrations, running samples in duplicates or triplicates, and then comparing results to evaluate which platform reports the highest quality data for the purposes of the research questions. The utility and actionability of our platform have been demonstrated by our strong and growing adoption by a community of researchers within academia, government, and the biopharmaceutical and biotechnology industries. Our customers primarily include academic, government, biopharmaceutical, biotechnology and other institutions focused on life science research. We sell our products and services globally primarily through our own global direct sales force organized across our three market regions: Americas, EMEA and APAC. As of May 31, 2021, we had 291 employees of which the commercial team consists of more than 80 individuals. The commercial team operates out of our Uppsala, Sweden headquarters and also locally in other European markets such as the UK and France. We also have secondary headquarters in Watertown, Massachusetts and a growing footprint across Singapore, China and Japan. Expanding our commercial team and strengthening our sales and marketing capabilities are top priorities for us as a company and we expect to allocate significant investment to these parts of the organization in the next few years. We have taken significant steps forward beginning in 2021, adding 86 new employees from January 1, 2021 through May 31, 2021, with respect to our capabilities, including investing heavily in our infrastructure and aiming to grow total employee headcount to over 600 by 2025. Exhibit 23 is an illustration of our commercial model and how it has evolved over time. We believe that the combined accomplishments of our commercial team since inception have positioned Olink for continued growth as we believe that they contribute to a positive feedback loop.

Olink commercial model

Positive feedback loop
Becoming "proteomics standard" in flagship initiatives
Real success stories demonstrating the platform value
Loyal customer base with high repurchase rates
Biopharma adoption following rigorous validation
Proven utility to science driving publications
KOL endorsements across disease areas and countries
Robust commercial engine with highly skilled sales force
Olink in 2016
Olink today (2020)

Exhibit 23. Illustration of Olink’s commercial model and maturation since inception.
Our commercial strategy is focused on driving the adoption of our platform in the research community and expanding our customer base. At the same time, we believe our existing customer relationships are becoming more strategic in nature and that we therefore will be able drive an increasing adoption of our platform with our existing customers. This will require an emphasis on external installations within academic and biopharmaceutical companies’ core facilities, as well as CROs, as well as expanding our portfolio of relevant products and services. In addition to our three product lines Explore, Target, and Focus, we started taking pre-orders for Olink Signature Q100 in June 2021, a purpose-built qPCR readout platform optimized for our Target and Focus products. We believe Olink Signature Q100 will make our Target and Focus products much more accessible to approximately 4,000 addressable proteomics labs, which combined with the estimated 5,000 addressable Illumina systems that we will be able to access with Explore, will make it easier for customers to adopt our platform, allowing us to scale at a faster rate. Although our strategic focus will be on external installations, we plan to continue to offer our services and invest in our Analysis Service labs. We operate Analysis Service labs in Uppsala, Sweden and Watertown, Massachusetts, from which we support our customers from sample in to data out with services including study design and consultation, sample prep, assay execution, data processing, and quality control. In addition, we offer Analysis Service through a third-party service provider in China.
Our commercial and business development teams are consistently developing structures and commercial models designed to lower the barriers of adoption for our customers. In most countries, working with academic or governmental institutions requires us to participate in a tender process or obtain grant applications. These processes require us to support the customer with the necessary documentation, both for our kit products and Analysis Service offerings.
Our global direct sales and marketing efforts are targeted at the PIs, research scientists, department heads, research laboratory directors and core facility directors at leading academic institutions, biopharmaceutical companies and publicly and privately-funded research institutions that control the buying decision. Most importantly, we work closely with many of the most influential KOLs across multiple disease areas and they are our strongest supporters and promoters. These close relationships facilitate the testing of new concepts, generation of more proof points, and the increase in groundbreaking scientific research in proteomics based on PEA, which is then often used as the basis for our marketing activities.
In addition to fostering close relationships within the proteomics scientific community, we increase awareness of our products among our target customers through direct sales calls, trade shows, seminars and webinars, academic conferences, web presence, social media and other forms of internet marketing. We also provide education and training resources, both online and in person.
Manufacturing and Supply Chain
Our manufacturing and supply chain operations are responsible for sourcing the antibodies and other reagents we use in our kit products, as well as the instrumentation required to operate our high-throughput Analysis Service labs.
Most of the antibodies we use in our kit products are sourced from carefully evaluated and approved third-party suppliers. With the acquisition of Agrisera AB, we are taking steps to transition our library towards more in-house developed antibodies. We produce and source our antibodies internally through our facility based out of Umeå, Sweden. These manufacturing operations include: in-house breeding of rabbits, immunization of antigens, and generation of antibodies by affinity purification. As our technology relies on matched pairs of antibodies, we require high-quality antibodies to develop and manufacture our products. The more antibodies required to bind to a protein for identification and read-out, the more difficult it will be to develop such assays. However, we do not anticipate that many, if any, proteins will require a third antibody for identification and detection and therefore do not consider this a constraint for growing our library or our product development and supply chain going forward.
We obtain some of the components of our kit products from third-party suppliers. While some of these components are sourced from a single supplier, we have qualified second sources for most, but not all, of our critical components and reagents. The loss of any of these suppliers could potentially harm Olink. We seek to mitigate disruption in the supply of a critical component by seeking alternative suppliers and maintaining buffer inventory.
For further discussion of the risks relating to our third-party suppliers, see the section titled “Risk Factors — Risks Related to Our Dependence on Third Parties.”
The reagents used for our kit products or our own Analysis Service labs are manufactured and assembled in Uppsala, Sweden. These manufacturing operations include: reagent formulation, assay formulation, vial- and primer plate filling, kit assembly and packaging as well as analytical and functional quality control testing.
The instrumentation required to operate our Analysis Service labs is sourced directly from the equipment where we have long-standing relationships.
We are in the process of developing the Olink Signature Q100 system, a purpose-built qPCR-based readout platform optimized for running our current and future Target and Focus products. The instrument will be manufactured in Singapore by our OEM-partner.
Competition
The life science tools space is highly dynamic, with emerging technologies consistently challenging the market position of the more established solutions. In particular, the proteomics market can be characterized as competitive, comprising both well-established legacy technologies and emerging earlier-stage technologies, and with nascent market segments where we do not have an established competition yet. Intellectual property, market adoption, customer and KOL relationships, and product quality and performance are essential qualities that differentiate competitors in this market. We classify our current and potential competitors in our three market segments, high-plex, mid-plex and low-plex, where we think their value propositions are most relevant. Established companies with relevant protein detection and quantification technologies include Quanterix Corporation (low-plex), Meso Scale Diagnostics LLC (low- and mid-plex), Luminex Corporation (low- and mid-plex), and SomaLogic, Inc. (high-plex), as well as established proteomics technologies, such as ELISA (low-plex) and mass spectrometry (primarily high-plex), offered by multiple well-known tools providers. In addition, products offered by a number of earlier-stage companies, such as Seer, Inc. and Nautilus Biotechnology, Inc., are also part of the competitive landscape and we believe their emerging technologies are primarily targeting the high-plex segment.
Our commercial opportunity could be reduced if our competitors develop and commercialize products or services that offer better performance or are more convenient and cost-effective to use than our products or services. As a result, a key priority is to continue to invest in driving the technological evolution of PEA as well as to continue to invest in lowering barriers of adoption in the proteomics market in order to accelerate our market position. Equally important, we plan to continue investing in the proteomics scientific community to further develop successful customer stories that demonstrate the value PEA brings to the field of proteomics. We believe we are substantially differentiated from our competitors when considering multiple competitive factors that in combination substantially benefit our customers, including:
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Performance properties, such as specificity, sensitivity, and precision;

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Actionability and clinical utility of the research the technologies enable;

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Scalability by having the ability to support customers from discovery to clinical decision making;

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Accessibility and ease-of-use of underlying detection platforms in the market;

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Data quality and analysis;

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Cost of necessary instrumentation and consumables; and

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Customer service and support.

Intellectual Property
Our success depends in part on our ability to obtain and maintain intellectual property protection for our products and technology. We utilize a variety of intellectual property protection strategies, including patents, trademarks, trade secrets and other methods of protecting proprietary information.
As of May 31, 2021, worldwide we owned or in-licensed 40 issued or allowed patents across eight patent families (of which 22 patents are national validations of granted European patents,

corresponding to six granted European patents each validated in three or four European countries) and seven pending patent applications across four patent families (of which one application is still in the priority year). The patent portfolio broadly covers three themes; essential concepts of the overall PEA technology, granted in the US and worldwide, and expiring from 2032 to 2034; how our kit products are designed and manufactured, pending and granted in the US and worldwide, and expiring from 2031 to 2036; and sample preparation and workflow, pending as four PCT-applications and estimating expiry in 2041, and one priority application scheduled for PCT filing in 2021, and estimated expiry in 2041.
We also license additional patents on a non-exclusive and/or territory restricted basis. Patent rights generally have a term of twenty years from the date in which they were filed. We own registered trademarks on OLINK, PROSEEK, , , and product related brand names in the United States and worldwide.
We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We cannot provide any assurance that any of our current or future patent applications will result in the issuance of patents, or that any of our current or future issued patents will effectively protect any of our products or technology from infringement or prevent others from commercializing infringing products or technology.
For further discussion of the risks relating to intellectual property, see the section titled “Risk Factors — Risks Related to Intellectual Property”.
Government Regulation
Our focus is on the discovery of antibodies that our partners use to improve the speed and success of their drug discovery efforts; however, we ourselves are not currently involved in drug discovery, nor do we manufacture any pharmaceutical or biological products, or conduct any clinical trials. As such, while we are subject to a number of regulations, such as those governing our laboratory facilities as well as regulations that apply to businesses in the private sector generally, we are not subject to many of the types of regulations that ordinarily apply to companies in the life sciences, biotechnology and pharmaceutical sectors and industries. However, we believe that the long-term success of our business depends, in part, on our partners’ ability to successfully develop and sell products using the antibodies that we discover. The regulations that govern our pharmaceutical and biotechnology partners are those we therefore believe have the most significant impact on our business.
Government authorities in the United States, at the federal, state and local level, and in the European Union and other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of pharmaceutical products, including biological products, such as those that our partners develop. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
Our partners are and will be subject to a variety of regulations in applicable jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of their products. Regardless of whether our partners obtain Food and Drug Administration (FDA) or European Union (EU) approval for a product, they must obtain the requisite approvals from regulatory authorities in other countries prior to the commencement of clinical studies or marketing of the product in those countries. The requirements and process governing the conduct of clinical studies, product licensing, coverage, pricing and reimbursement vary from country to country.
FDA
In the United States, medical devices are subject to extensive regulation by the FDA, under the Federal Food, Drug, and Cosmetic Act (FDC Act), and its implementing regulations, and other federal and state statutes and regulations. The laws and regulations govern, among other things, medical device development, testing, labeling, storage, premarket clearance or approval, advertising and promotion and product sales and distribution. To be commercially distributed in the United States, medical devices must receive from the FDA prior to marketing, unless subject to an exemption, either approval of a premarket approval (PMA) (for most Class III devices), clearance of a 510(k) premarket notification or classification pursuant to a de novo submission.
IVDs are types of medical devices that can be used in the diagnosis or detection of diseases, conditions or infections, including, without limitation, the presence of certain chemicals, genetic information or other biomarkers. Predictive, prognostic and screening tests, such as carrier screening tests, can also be IVDs. A subset of IVDs is known as analyte-specific reagents (ASRs). ASRs consist of single reagents, and are intended for use in a diagnostic application for the identification and quantification of an individual chemical substance in biological specimens. ASRs are medical devices, but most are exempt from 510(k) review. As medical devices, ASRs have to comply with some Quality System Regulation (QSR) provisions and other device requirements, such as establishment registration, device listing and medical device reporting.
The FDC Act classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Many Class I devices are exempt from FDA premarket review requirements. Class II devices, including some software products to the extent that they qualify as devices, are deemed to be moderate risk, and generally require clearance through the premarket notification, or 510(k) clearance, process in order to be commercially distributed. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the devices’ safety and effectiveness. Class III devices typically require approval of a PMA by the FDA before they are marketed. A clinical study is almost always required to support a PMA application and is sometimes required for 510(k) clearance. All clinical studies of investigational devices must be conducted in compliance with any applicable FDA and Institutional Review Board requirements. Devices that are exempt from FDA premarket review requirements must nonetheless comply with general post-market controls as described below, unless the FDA has chosen to exercise enforcement discretion and not regulate them.
510(k) clearance pathway.   To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating to the FDA’s satisfaction that the proposed device is substantially equivalent to a previously 510(k)-cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications. The previously cleared device is known as a predicate. The FDA’s 510(k) clearance pathway usually takes from three to 12 months, but it can take longer, particularly for a novel type of product.
PMA pathway.   The PMA pathway requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. The PMA pathway is costly, lengthy and uncertain. A PMA application must provide extensive preclinical and clinical trial data as well as information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of its PMA review process, the FDA will typically inspect the manufacturer’s facilities for compliance with QSR requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. The PMA review process typically takes one to three years but can take longer.
De novo pathway.   If no predicate device can be identified, a device is automatically classified as a Class III device, requiring a PMA application. However, the FDA can reclassify, or use “de novo classification,” for a device for which there was no predicate device if the device is low or moderate risk. The FDA will identify “special controls” that the manufacturer must implement, which often include labeling and other restrictions. Subsequent applicants can rely on the de novo product as a predicate for a 510(k) clearance. The de novo route is less burdensome than the PMA process. A device company can ask the FDA at the outset if the de novo route is available and submit the application as one requesting de novo classification. The de novo route has been used for many IVD products.
Post-market general controls.   After a device, including a device exempt from FDA premarket review, is placed on the market, numerous regulatory requirements apply. These include the QSR, labeling regulations, registration and listing, the Medical Device Reporting regulation (which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur) and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act).
The FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from an untitled or public warning letter to more severe sanctions such as fines, injunctions and civil penalties; recall or seizure of products; operating restrictions and partial suspension or total shutdown of production; refusing requests for 510(k) clearance or PMA approval of new products; withdrawing 510(k) clearance or PMAs already granted; and criminal prosecution.
Research Use Only
An RUO product is one that is not intended for clinical diagnostic use and must be labeled “For Research Use Only. Not for use in diagnostic procedures.” Products that are intended for research use only and are properly labeled as RUO are exempt from compliance with the FDA requirements discussed above, including the approval or clearance and most QSR requirements. A product labeled RUO but intended to be used diagnostically may be viewed by the FDA as adulterated and misbranded under the FDC Act and is subject to FDA enforcement activities. The FDA may consider the totality of the circumstances surrounding distribution and use of an RUO product, including how the product is marketed, when determining its intended use. In November 2013, the FDA issued a guidance document entitled “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only or Investigational Use Only” (RUO Guidance) which highlights the FDA’s interpretation that distribution of RUO products with any labeling, advertising or promotion that suggests that clinical laboratories can validate the test through their own procedures and subsequently offer it for clinical diagnostic use as a laboratory developed test is in conflict with RUO status. The RUO Guidance further articulates the FDA’s position that any assistance offered in performing clinical validation or verification, or similar specialized technical support, to clinical laboratories, conflicts with RUO status.
Laboratory-developed tests (LDTs)
LDTs have generally been considered to be tests that are designed, developed, validated and used within a single laboratory. The FDA takes the position that it has the authority to regulate such tests as medical devices under the FDC Act. The FDA has historically exercised enforcement discretion and has not required clearance or approval of LDTs prior to marketing. In addition, the New York Clinical Laboratory Evaluation Program separately approves certain LDTs offered to New York State patients.
On October 3, 2014, the FDA issued two draft guidance documents regarding oversight of LDTs. These draft guidance documents proposed more active review of LDTs. The draft guidance documents have been the subject of considerable controversy, and in November 2016, the FDA announced that it would not be finalizing the 2014 draft guidance documents. On January 13, 2017, the FDA issued a discussion paper which laid out elements of a possible revised future LDT regulatory framework, but did not establish any regulatory requirements.
The FDA’s efforts to regulate LDTs have prompted the drafting of legislation governing diagnostic products and services that sought to substantially revamp the regulation of both LDTs and in vitro diagnostics, or IVDs. Congress may act to provide further direction to the FDA on the regulation of LDTs.
Further, certain additional healthcare regulations may apply if we expand into new product lines or services, such as federal and state fraud and abuse, transparency and health information privacy and security laws and state clinical laboratory requirements, among others.
Privacy Laws
We also are or may become subject to data protection and privacy laws and regulations in the jurisdictions in which we are established, have partners, or sell or market our services. Processing of personal data, including health related information, is increasingly subject to legislation and regulations in numerous jurisdictions around the world, including the EU’s General Data Protection Regulation (GDPR), Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA) and the analogous provincial laws, and the Health Insurance Portability and Accountability Act of 1996 (HIPAA) in the United States, among many others. Our regulatory obligations in foreign jurisdictions could harm the use or cost of our solution in international locations as data protection and privacy laws and regulations around the world continue to evolve.
In Europe we are subject to the GDPR (Regulation (EU) 2016/679) and related applicable data protection and privacy laws of the member states of the European Economic Area and the United Kingdom (UK), in relation to our processing and other use of personal data (i.e. data relating to an identifiable living individual) as part of our provision of services to customers and in connection with the administration and operation of our business. The GDPR is wide-ranging in scope and imposes numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of health and other sensitive data. The GDPR imposes accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies and procedures as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects how their personal data will be used; establishes rights for individuals with respect to their personal data, including rights of access and deletion in certain circumstances; imposes limitations on retention of personal data; establishes mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities.
EU Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase. In addition, the GDPR imposes strict rules on the transfer of personal data out of the EU/UK to third countries deemed to lack adequate privacy protections (including the U.S.), unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) approved by the European Commission, or a derogation applies. The Court of Justice of the European Union (CJEU) recently deemed that the SCCs are valid. However, the CJEU ruled that transfers made pursuant to the SCCs and other alternative transfer mechanisms need to be analyzed on a case-by-case basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based, and there continue to be concerns about whether the SCCs and other mechanisms will face additional challenges. European regulators have issued recent guidance following the CJEU ruling that imposes significant new diligence requirements on transferring data outside the EEA, including under an approved transfer mechanism. This guidance requires an “essential equivalency” assessment of the laws of the destination country. If essentially equivalent protections are not available in the destination country, the exporting entity must then assess if supplemental measures can be put in place that, in combination with the chosen transfer mechanism, would address the deficiency in the laws and ensure that essentially equivalent protection can be given to the data. Complying with this guidance will be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EEA, which would cause significant business disruption. Until the legal uncertainties regarding how to legally continue transfers pursuant to the SCCs and other mechanisms are settled, we will continue to face uncertainty as to whether our efforts to comply with our obligations under the GDPR will be sufficient. This and other future developments regarding the flow of data across borders could increase the complexity of transferring personal data across borders in some markets and may lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business. The GDPR creates sanctions for breach of data protection with potential fines that are significant: up to the greater of €20 million or 4% of total global annual turnover. The authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal data on non-compliant businesses. Moreover, individuals can claim damages resulting from infringement of the GDPR and other European data protection laws. The GDPR also introduces the right for non-profit organizations to bring claims on behalf of data subjects. In addition to the foregoing, a breach of the GDPR or other applicable privacy and data protection laws and regulations could result in regulatory investigations, reputational damage, orders change our use of data, enforcement notices, or potential civil claims including class action type litigation.

In addition, further to the UK’s exit from the European Union (Brexit) on January 31, 2020, the GDPR will continue to apply in the UK until the end of the transition period on December 31, 2020. As of January 1, 2021, the GDPR will be brought into UK law as the ‘UK GDPR’, but there may be further developments about the regulation of particular issues such as UK-EU data transfers. We may be required to take steps to ensure the lawfulness of our data transfers, particularly if by the end of the transition period there will not be an EU Commission’s adequacy decision regarding the UK.
The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure by us or our collaborators and third-party providers to comply with data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additional Regulation
In addition to the foregoing, supranational, national, state and federal U.S. and European laws regarding environmental protection and hazardous substances affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.
Anti-Corruption Laws
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities, such as the UK Bribery Act 2010 and the UK Proceeds of Crime Act 2002, collectively, Anti-Corruption Laws. Among other matters, such Anti-Corruption Laws prohibit corporations and individuals from directly or indirectly paying, offering to pay or authorizing the payment of money or anything of value to any foreign government official, government staff member, political party or political candidate, or certain other persons, in order to obtain, retain or direct business, regulatory approvals or some other advantage in an improper manner. Such Anti-Corruption Laws may also include commercial bribery and other prohibitions that make it illegal for our employees and contractors to give or receive money or anything of value in an improper manner, regardless of whether a foreign official is involved. We may also be held liable for the acts of our third party agents under the FCPA, the UK Bribery Act 2010 and other Anti-Corruption Laws. In the healthcare sector, anti-corruption risks can also arise in the context of improper interactions with doctors, KOLs and other healthcare professionals who work for state-affiliated hospitals, research institutions or other organizations or in relation to healthcare providers.

Our Employees and Human Capital Resources
Olink is a dedicated and diverse group of people, united around a purpose and a set of shared values and we believe that our historical and future success has and will depend on our ability to attract and retain a diverse collective of employees. As of May 31, 2021, we had 291 employees, including a commercial team of more than 80 employees and an R&D team of approximately 70 employees. As of May 31, 2021, our company has achieved a fairly even gender balance in the company with women representing approximately 58% of total employees.
We would characterize the Olink employee as a highly skilled, passionate, service-oriented, and purpose driven individual. Most of our employees hold an academic degree and we currently have 49 employees with PhD degrees. When we recruit new colleagues, we apply a framework to identify people with energy, intelligence and drive.
Overall, we have taken significant steps forward since the beginning of 2021 with respect to our capabilities, and our human capital resources objectives include investing heavily in our infrastructure and aiming to grow total employee headcount to over 600 by 2025. We will invest significantly in leadership training and development, work environment, systems and other organizational elements required to enable growth while sustaining and reinforcing our culture and values.
As the COVID-19 pandemic continues, we have followed the recommendations of domestic public health authorities calling for employees to work from home if possible. We have prioritized keeping our Analysis Service labs open and critical research and development functions operating as usual. To support the health and safety of our employees, we have implemented a bi-weekly testing program for all employees in Sweden. We have supported and implemented a work-from-home policy for our employees, while the office remains open for ongoing necessary activities as permitted by relevant government orders. As our workforce is accustomed to working from home, we have not seen any significant impact of remote working arrangements to our operations to date. In the United States, we are actively working with our employees and local authorities to facilitate vaccination among our eligible employees.
In connection with our initial public offering in March 2021, we adopted an equity incentive plan to attract, retain and motivate selected employees, consultants and directors through the grant of share-based compensation awards.
The majority of our personnel are not covered by a collective bargaining agreement. However, a small subset of our employees who were former employees of Agrisera AB are currently subject to collective bargaining agreements. We have not experienced any material work stoppages and we consider our relationship with our employees to be good, healthy, and transparent. We actively engage with mid-level managers to collect feedback and ideas on how to improve our working environment.
Facilities
Our corporate headquarters, research and development facilities and manufacturing distribution centers and our largest Analysis Service lab are located in Uppsala, Sweden, where we lease approximately 38,000 square feet of space under leases expiring around December 31, 2023. We also lease approximately 7,350 square feet in Watertown, Massachusetts, (both office space and Analysis Service lab) pursuant to a lease expiring on October 31, 2023, and approximately 3,950 square feet in Shanghai, China, pursuant to a lease expiring on November 10, 2022. On April 1, 2021, we entered into a lease agreement for approximately 21,482 square feet of office and laboratory space for our new site in Waltham, Massachusetts, and expect to take occupancy in September 2021. This lease expires on December 31, 2028. On May 12, 2021, we entered into a lease agreement for approximately 80,000 square feet of office and laboratory space for our new headquarters in Uppsala, Sweden and expect to take occupancy in 2023. This lease expires on March 31, 2033. We do not own any real property and believe that our current facilities are sufficient to meet our ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the name and position of each of our executive officers and directors, as well as their respective ages as of May 31, 2021.
Name	Age	Position(s)
Executive Officers:
Jon Heimer	54	Chief Executive Officer and Director
Oskar Hjelm	36	Chief Financial Officer
Rickard El Tarzi	35	Chief Strategy Officer
Ida Grundberg, PhD	38	Chief Scientific Officer
Carl Raimond	50	Chief Commercial Officer
Fredrik Netzel	52	Chief Operating Officer
Johanna Isander	39	Chief People Officer
Linda Ramirez-Eaves, Esq.	49	General Counsel
Directors:
Jon Hindar	64	Chairman of the Board of Directors
Solange Glaize	57	Director
Johan Lund, PhD	64	Director
Tina S. Nova, PhD	67	Director
Nicolas Roelofs, PhD	63	Director
Gustavo Salem	58	Director
Tommi Unkuri	41	Director
Executive Officers
Jon Heimer has served as the chairman of Olink Proteomics AB since 2014 and Chief Executive Officer of Olink Proteomics AB since January 2016 and has served as a member of our Board of Directors since December 2020. Prior to joining us, from April 2011 until December 2015, Mr. Heimer was a partner at Nexttobe AB, a family office/investment company focused on the Swedish biotechnology industry. Mr. Heimer has served as chairman of the board of directors of Q-linea AB, and for multiple privately-held biotechnology companies, including Bioimics AB and Lumina Adhesives AB. Mr. Heimer is a serial entrepreneur, was one of the key persons in successful Q-Med starting off in the 1990s and has spent a large part of his professional career working from the United States in various investments and growth companies within the biotech space.
Oskar Hjelm has served as our Chief Financial Officer since March 2020. Prior to joining us, from September 2017 until February 2020, Mr. Hjelm worked at Alvarez & Marsal Sweden AB within their Transaction Advisory Group providing support to European and Nordic private equity funds. From August 2016 until August 2017, Mr. Hjelm was a director at KPMG AB. From January 2016 until August 2016, Mr. Hjelm was an investment controller at Nordic Capital. From July 2008 until December 2015, Mr. Hjelm held various roles at KPMG AB and KPMG LLP (United Kingdom). Mr. Hjelm received his Master of Science in business and economics from Linköpings University.
Rickard El Tarzi has served as our Chief Strategy Officer since February 2020 and served as a member of our Board of Directors from March 2019 to February 2020. Prior to joining us, from January 2017 until February 2020, Mr. El Tarzi served as an investment director on the investment team of Summa Equity AB. From April 2012 until April 2016, Mr. El Tarzi worked at McKinsey & Company advising investor and corporate clients across Europe and the United States on strategy and mergers and acquisitions. Mr. El Tarzi received his Bachelor of Science in logistics and transport management and his Master of Science in management from University of Gothenburg School of Business, Economics, and Law.

Ida Grundberg, PhD has served as our Chief Scientific Officer since September 2019. Prior to joining us, from September 2011 until September 2019, Dr. Grundberg served in various roles at our subsidiary, Olink Proteomics AB, including Senior Scientist, Project Manager, Business Development Manager, Head of Business Development for North America, and Vice President of Sales and Marketing for North America. Dr. Grundberg received her Bachelor of Science from Umeå University, her Master of Science in molecular biology from Umeå University, and her PhD in molecular medicine from Uppsala University.
Carl Raimond has served as our Chief Commercial Officer since October 2020, and previously served as our Senior Vice President of Sales beginning in August 2020. Prior to joining us, from January 2015 until February 2020, Mr. Raimond served in various executive commercial leadership roles at PerkinElmer, Inc. including Vice President and General Manager of Americas Sales and Service and Global Vice President and General Manager of Sales and Service for the Discovery and Analytical Solutions Division. From June 2010 until January 2015, Mr. Raimond served as the Vice President and General Manager of the Americas Life Science Sales & Field Operations of Agilent Technologies, Inc. Mr. Raimond received his Bachelor of Arts in zoology from State University of New York College at Oswego, and his Master of Science in biology from State University of New York College at Brockport.
Fredrik Netzel has served as our Chief Operating Officer since September 2019. Prior to joining us, from April 2019 until September 2019, Mr. Netzel served as Senior Director of Operations at Advantice Health, LLC. From January 2011 until March 2019, Mr. Netzel served as Senior Director of Operations at Moberg Pharma AB, a pharmaceutical company focused on OTC products and from January 2000 until December 2010, Mr. Netzel served as Director Manufacturing at Q-Med AB, a medical device company. Mr. Netzel has worked internationally, managing CMO/3PL relationships in the U.S., Canada, and EU. In addition, he has developed operations for several growth companies within the life sciences industry.
Johanna Isander has served as our Chief People Officer since April 2021. Prior to joining us, from February 2017 until April 2021, Ms. Isander worked at Cint Group as its Chief HR Officer supporting the global organization. From June 2014 until February 2017, Ms. Isander was an HR Director and a Senior HR Director at Nasdaq working with the Market Technology and Technology organizations. From February 2013 until June 2014, Ms. Isander was a HR Consultant at Oracle. From February 2008 until February 2013, Ms. Isander held various HR roles at Alexander Forbes Financial Services Ltd, SunGard Financial Systems and UniCredit Bank AG in London, United Kingdom. Ms. Isander received her Bachelor of Science in Human Resources Management from Lund University.
Linda Ramirez-Eaves, Esq. has served as our General Counsel since February 2019. Prior to joining us, from December 2018 to February 2019, Ms. Ramirez-Eaves served as Senior Corporate Counsel for Seagate Technologies, and from September 2015 until December 2018, Ms. Ramirez-Eaves served as Senior Counsel of SomaLogic, Inc. From December 2014 until September 2015, Ms. Ramirez-Eaves served as Senior Legal Counsel at Ciber Global, LLC. Ms. Ramirez-Eaves received her Bachelor of Science in Journalism and Mass Communications from the University of Colorado at Boulder, and her Juris Doctorate from the University of Colorado at Boulder School of Law. Ms. Ramirez-Eaves has been a Certified Information Privacy Professional/Europe since 2018.
Directors
Jon Hindar has served as chairman of our Board of Directors since January 2021. Mr. Hindar has served as a Principal of Summa Equity AB since January 2017. From 2015 until 2017, Mr. Hindar served as chairman of the board of directors of Argentum Fondsinvesteringer AS, Hav Line AS and LGJ Invest AS. From March 2012 until June 2016, Mr. Hindar served as Chief Executive Officer of Cermaq Group AS. Mr. Hindar has served as chairman of the board of directors of Arendals Fossekompani ASA since June 2020, and also serves on the boards of multiple privately-held companies, including Milarex AS, Klaveness Marine Holding AS, LGJ Invest AS, HyTest Group, and Argentum Fondsinvesteringer AS. Mr. Hindar received his Master of Science and Engineering in chemistry from the Norwegian University of Science and Technology, and completed the Programme for Executive Development at IMD, Lausanne. We believe Mr. Hindar is qualified to serve on our Board of Directors because of his scientific knowledge, extensive business and operations experience, including in leadership roles, and his experience working with companies in similar technologies and markets.
Solange Glaize has served as a member of our Board of Directors since January 2021. Ms. Glaize is the Managing Principal of Scale2Growth, which she founded in November 2017. From June 2015 to October 2017, Ms. Glaize served as the Chief Financial Officer of Twist Bioscience Corporation. Prior to Twist, Ms. Glaize served as Life Sciences Group Chief Financial Officer and then as Chief Accounting Officer at Agilent Technologies Inc. Ms. Glaize has previously served on the Board of Directors of the European IRG Foundation for Agilent Technologies and Friends of HEC Inc. Ms. Glaize received her Master of Science in Management from the HEC (Ecole des Hautes Etudes Commerciales) School of Management in Paris, France. We believe that Ms. Glaize is qualified to serve on our Board of Directors because of her experience, qualifications, attributes, and skills, including her experience at emerging growth and life sciences companies.
Johan Lund, PhD has served as a member of our Board of Directors since December 2020. He has served as the co-founder and Chief Executive Officer of KyNexis Medicine Development AB since August 2018. Since June 2018, Dr. Lund has also served as a consultant for MBS Pharma, which he founded. Prior to that, from March 2016 until May 2017, Dr. Lund served as Vice President and Head of the Immunology and Inflammation Therapeutic Center of Excellence of Celgene Corporation. From April 2015 until March 2016, Dr. Lund was Managing Partner at J. Lund and Associates, LLC, and from May 2015 until March 2016, Dr. Lund was a Senior Advisor for the Karolinska Institutet, advising on innovation and business creation as part of the European Institute for Innovation and Technology (EIT) Health Consortium. From August 2012 until March 2015, Dr. Lund served as Senior Vice President and Chief Scientific Officer of the Immunoscience Research Unit of Pfizer Inc. Dr. Lund has served as chairman of the board of directors for Aqilion AB since June 2018, and is a member of the board of directors of several privately-held companies, including Genagon Therapeutics AB and NEOGAP AB (formerly Tcer AB). Dr. Lund received his Med.Kand. degree and his Doctor of Medical Science degree from Karolinska Institutet. Dr. Lund also holds a diploma in Managing Medical Product Innovation from the Scandinavian International Management Institute in Copenhagen. We believe Dr. Lund is qualified to serve on our Board of Directors because of his extensive medical and scientific knowledge and his extensive operating experience in the biotechnology industry.
Tina S. Nova, PhD has served as a member of our Board of Directors since January 2021. Dr. Nova has served as President and Chief Executive Officer of Decipher BioSciences, Inc. since August 2018. From September 2015 to July 2019, Dr. Nova served as President and Chief Executive Officer of Molecular Stethoscope, Inc. From July 2014 to August 2015, Dr. Nova served as Senior Vice President and General Manager of Illumina, Inc. Dr. Nova has served on the board of directors, and as the chairman of the board of directors, of Arena Pharmaceuticals, Inc. and on the board of directors of Veracyte, Inc. Dr. Nova received her Bachelor of Science in biological sciences from the University of California, Irvine and her PhD in biochemistry from the University of California, Riverside. We believe that Dr. Nova is qualified to serve on our Board of Directors because of her extensive experience in the life sciences industry, including her service as a director of other life sciences companies, and her in-depth scientific knowledge.
Nicolas Roelofs, PhD has served as a member of our Board of Directors since December 2020. Dr. Roelofs has served as a Principal of Summa Equity AB since July 2019. Dr. Roelofs has also served as Industrial Advisor of Nordic Capital since 2014. Dr. Roelofs serves as chairman of the board of directors of multiple privately-held companies, including Sengenics Corporation Pte Ltd., One BioMed Pte Ltd., ScaleBio Ltd., and Boreal Genomics Inc. Dr. Roelofs also serves as a member of the board of directors of multiple privately-held companies, including HyTest Ltd., The Binding Site Group Ltd., InSilixa, Inc., and LGC Group. He also serves as an advisory board member of 908 Devices Inc. Dr. Roelofs previously served as the President of the Life Sciences Group at Agilent Technologies, Group Operations Officer for the Life Sciences Division of Bio-Rad Inc., and Chief Operating Officer of Stratagene Inc. Dr. Roelofs received his Bachelor of Science in chemistry, biology, and German from Simpson College, his Master of Science in organic chemistry from Iowa State University, and his doctorate in organic chemistry from University of Nevada, Reno. We believe that Dr. Roelofs is qualified to serve on our Board of Directors because of his experience, qualifications, attributes and skills, including his scientific knowledge, extensive experience in the life sciences and healthcare markets, and his service as a director of other companies.
Gustavo Salem has served as a member of our Board of Directors since December 2020. Mr. Salem has served as a Principal of Summa Equity AB since March 2020. Since its inception in January 2019, Mr. Salem has served as the co-founder and managing partner of Eureka Life Science LLC, which provides business strategy and commercialization support for innovative companies across the life sciences and diagnostics markets. From October 2016 through January 2019, Mr. Salem served as President of IDEX Health and Science and Group President of IDEX Corporation. From March 2015 until October 2016, Mr. Salem served as President of IDEX Health and Science, LLC and, from April 2014 until February 2015, served as President and Chief Executive Officer of SISCAPA Assay Technologies, Inc. Mr. Salem has served as the chairman of the board of directors of Liderança Group Inc. since August 2019 and also serves as a member of the board of directors of multiple privately-held companies, including SISCAPA Assay Technologies, Inc., IROA Technologies LLC and Sengenics Corporation Pte Ltd. Mr. Salem received his Bachelor of Arts in physiological psychology from University of California, Berkeley and was a Master of Science candidate in psychobiology at University of California, Irvine. We believe Mr. Salem is qualified to serve on our Board of Directors because of his experience, qualifications, attributes and skills, including his extensive experience in leadership and management roles at biotech and life sciences companies.
Tommi Unkuri has served as a member of our Board of Directors since March 2019. Mr. Unkuri has served as a Partner of Summa Equity AB since May 2016. From November 2015 until May 2016, Mr. Unkuri was a Partner at Fidelio Capital AB, and from April 2007 until December 2015, Mr. Unkuri worked with investments at Nordic Capital AB. Mr. Unkuri currently serves as a member of the board of directors of multiple privately-held companies, including Sengenics Corporation Pte Ltd., LOGEX Group and HyTest Ltd. Mr. Unkuri received his Master of Science from the Stockholm School of Economics. We believe Mr. Unkuri is qualified to serve on our Board of Directors because of his experience, qualifications, attributes and skills, including his financial expertise, investment experience, and his current and previous service as a director of other companies in the healthcare industry.
Family Relationships
There are no family relationships among any of our executive officers or our directors.
Corporate Governance Practices
We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with Nasdaq listing requirements, we may rely on home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of the following limited exemptions:
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exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

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exemption from Section 16 rules requiring insiders to file public reports of their securities ownership and trading activities and providing for liability for insiders who profit from trades in a short period of time;

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exemption from the Nasdaq requirement necessitating disclosure of any waivers of the Code of Conduct for directors and executive officers;

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exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

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exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

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exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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exemption from the requirement to have independent director oversight of director nominations.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d). We follow Swedish corporate governance practices in lieu of Nasdaq corporate governance requirements as follows:
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We do not follow Nasdaq Rule 5620(e) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under Swedish law. The Swedish Companies Act (SFS 2005:551) and our articles of association provide alternative quorum requirements that are generally applicable to meetings of shareholders.

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We do not follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive sessions where only independent directors are present. Our independent directors may choose to meet in executive sessions at their discretion.

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We do not follow Nasdaq Rule 5605(d) regarding the composition of the remuneration committee.

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We do not follow Nasdaq Rule 5605(e) regarding the composition of the nominating committee.

Although we may rely on certain home country corporate governance practices, we must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, we must have an audit committee that satisfies Nasdaq Rule 5605(c)(3), which addresses audit committee responsibilities and authority and requires that the audit committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).
Because we are a foreign private issuer, our directors and executive officers are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They are, however, subject to the obligations to report changes in securities ownership under Section 13 of the Exchange Act and related SEC rules.
We intend to continue to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq listing rules.
Accordingly, our shareholders do not and in the future will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. For an overview of our corporate governance principles, see the section titled “Description of Share Capital and Articles of Association — Common Shares — Articles of Association — Differences in Corporate Law.”
In addition to being a foreign private issuer, we are also a “controlled company” within the meaning of the corporate governance rules of Nasdaq, as Knilo InvestCo AB, which is owned by several funds controlled by Summa Equity AB, controls a majority of the voting power of our outstanding common shares. As a “controlled company,” certain exemptions under the Nasdaq listing standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
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that a majority of our board of directors consist of “independent directors,” as defined under Nasdaq rules;

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that our board of directors have a remuneration committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, you do not and in the future will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of Nasdaq. These exemptions do not modify the independence requirements for our audit committee, and we expect to satisfy the member independence requirement for the audit committee prior to the end of the transition periods provided under Nasdaq listing standards and SEC rules and regulations for companies who have completed their initial public offering.
Composition of Our Board of Directors
Our board of directors is comprised of eight members. Under the rules and regulations of Nasdaq, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Our board of directors has determined that, of our eight directors, no director, other than Jon Heimer and Tommi Unkuri, has a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.
Our board of directors performs its duties in accordance with the rules of procedure of the board of directors. The rules of procedure are reviewed and adopted by the board of directors annually. Our board of directors, including the chairman, is elected by our shareholders at the annual shareholders’ meeting up until the end of the next annual shareholders’ meeting, with the possibility of re-election. In addition, our employees may, pursuant to statutory rules regarding the representation of employees on the board of directors, elect employee representatives to the board of directors. Currently the board of directors has no employee representatives. The majority of our board members are considered to be independent under the corporate governance standards of Nasdaq.
See “Description of Share Capital and Articles of Association — Common Shares —  Articles of Association.”
Committees of Our Board of Directors
Audit Committee
Our audit committee consists of Solange Glaize, Tina Nova, and Nicolas Roelofs, who are responsible for overseeing our accounting and financial reporting processes. Solange Glaize serves as chairman of the audit committee. The audit committee consists exclusively of members of our board who are financially literate, and Solange Glaize is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Under Rule 10A-3 of the Exchange Act, we are permitted to phase in our compliance with independent audit committee requirements set forth in Nasdaq Rule 5606(c) and Rule 10A-3 as follows: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. Our board of directors has determined that each of Solange Glaize and Tina Nova satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and we are relying on the independence phase-in with respect to Nicolas Roelofs. The audit committee is governed by a charter that complies with Nasdaq rules.
The audit committee’s responsibilities include:
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monitoring our financial reporting;

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monitoring the efficiency of our internal controls, internal auditing and risk management;

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keeping informed of the auditing of the annual report and the consolidated accounts;

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reviewing and monitoring the impartiality and independence of our auditors and paying close attention to whether our auditors are providing other services besides audit services for us; and

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assisting in the preparation of proposals for our shareholders’ meeting’s election of auditors.

Remuneration Committee
Our remuneration committee consists of Gustavo Salem, Johan Lund, Tommi Unkuri, and Jon Hindar. Gustavo Salem serves as chairman of the remuneration committee. The remuneration committee’s responsibilities include:
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identifying, reviewing and proposing policies relevant to the compensation and benefits of our executive officers;

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evaluating each executive officer’s performance in light of such policies and reporting to the board; and

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overseeing and administering our employee share option scheme or equity incentive plans in operation from time to time.

Code of Conduct
Our Code of Conduct is applicable to our and our subsidiaries’ employees, independent contractors, executive officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
Compensation of Executive Officers and Directors
For the year ended December 31, 2020, the aggregate compensation accrued or paid to the members of our board of directors and executive officers during the year was approximately $2.1 million.
During and for the year ended December 31, 2020, our executive officers had performance-based compensation programs and amounts paid to provide pension and healthcare benefits.
Non-Executive Director Compensation
The remuneration of our non-executive directors will be proposed by the remuneration committee and determined by our board as a whole, based on, inter alia, a review of current practices in other companies.
2021 Incentive Award Plan
On March 16, 2021, our shareholders approved and made effective our 2021 Incentive Award Plan (2021 Plan). The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of share-based compensation awards and cash-based performance bonus awards. The material terms of the 2021 Plan are summarized below.
Under the 2021 Plan, 1,085,900 Shares were initially available for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, other stock-based awards, and other cash-based awards; provided, however, that no more than 1,085,900 Shares may be issued upon the exercise of incentive stock options. “Shares” means, as determined by the administrator, (i) common shares or (ii) an equivalent number of American Depositary Shares or American Depositary Receipts, provided, however, it is understood that in order to facilitate the delivery and settlement of an award, an award may be settled by delivering warrants, entitling the holder to the immediate subscription of one common share against the (at the time) quota value of such common share, and which shall be immediately converted into common shares.
The following counting provisions are in effect for the shares available under the 2021 Plan:
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to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of Shares, any Shares subject to the award at such time will be available for future grants under the 2021 Plan;

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to the extent Shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan, such tendered or withheld Shares will be available for future grants under the 2021 Plan, provided it is permitted under applicable law;

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to the extent Shares subject to stock appreciation rights are not issued in connection with the settlement of stock appreciation rights on exercise thereof, such Shares will be available for future grants under the 2021 Plan;

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any Shares that are subject to awards that may only be settled in cash will not be counted against the Shares available for issuance under the 2021 Plan; and

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to the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the Shares available for issuance under the 2021 Plan.

In March 2021 in connection with our initial public offering, we granted options to purchase an aggregate of 620,675 Shares out of the 2021 Incentive Award Plan, including 589,428 options granted to certain of our executive officers and directors, in each case with an exercise price equal to $25.00, which is 125% of the initial public offering price per ADS. Such options shall vest over four years, subject to the terms and conditions of the 2021 Plan.
Administration.    The remuneration committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. To the extent required to comply with the provisions of Rule 16b-3 (Rule 16b-3) under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act), it is intended that each member of the remuneration committee will be, at the time the committee takes any action with respect to an award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. The 2021 Plan provides that the board or remuneration committee may delegate its powers under the 2021 Plan; provided, however, in no event may an officer of the Company or any of its Subsidiaries be delegated the authority to grant awards to, or amend awards held by: (i) individuals who are subject to Section 16 of the Exchange Act, or officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated.
Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of Shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the delegated committee as the administrator and revest in itself the authority to administer the 2021 Plan.
Eligibility.    Options, SARs, restricted stock units and all other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.
Awards.    The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
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Nonstatutory stock options, or NSOs, will provide for the right to purchase Shares at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive stock options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a Share on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a Share on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. All Shares available for grant under the 2021 Plan will be available for grant as ISOs.

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Restricted stock units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the issuance of shares upon settlement of vested restricted stock units.

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Stock appreciation rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Shares over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a Share on the date of grant. SARs under the 2021 Plan will be settled in cash or Shares, or in a combination of both, at the election of the administrator.

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Other stock or cash-based awards are awards of cash, fully vested Shares and other awards valued wholly or partially by referring to, or otherwise based on, Shares. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

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Dividend equivalents represent the right to receive the equivalent value of dividends paid on Shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to awards subject to vesting will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the award vests.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Change in control.    In the event of a change in control, unless the plan administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2021 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2021 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
Adjustments of awards.    In the event of any share dividend or other distribution, share split, reverse share split, reorganization, combination or exchange of shares, merger, consolidation, split-up,

spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding Shares or the price of our Shares that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator may make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per Share of any outstanding awards under the 2021 Plan.
Amendment and termination.    The administrator may terminate, amend or modify the 2021 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendment, other than an increase to the share limit, pursuant to an adjustment, or to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the of the earlier of (i) the date the 2021 Plan was adopted by the Company and (ii) the date the 2021 Plan was approved by the Company’s shareholders. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.
Insurance and Indemnification
To the extent permitted by the Swedish Companies Act, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board of directors, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS
Within this section, we have calculated the U.S. dollar amounts using the historical exchange rate as of the date of each transaction. Other than compensation arrangements described in “Management” elsewhere in this prospectus, since January 1, 2018, we have engaged in the following transactions with our executive officers, directors or holders of more than 5% of our share capital, including their affiliates, which we refer to as our related parties.
Knilo InvestCo AB is currently our largest shareholder. Knilo InvestCo AB is also expected to be one of the selling shareholders participating in this offering. Following this offering, assuming no exercise of the underwriters’ option to purchase additional shares from certain selling shareholders, Knilo InvestCo AB will own 78,948,591 of our common shares, which will represent approximately 66% of our common shares outstanding immediately after this offering. For more information, see “Principal and Selling Shareholders.”
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with certain of our executive officers. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by the executive officers and non-executive directors. The enforceability of the non-competition provisions may be limited under applicable law.
Agreements with Shareholders
In connection with our initial public offering in March 2021, we entered into a Registration Rights Agreement and Amended and Restated Shareholders’ Agreement with certain holders of our common shares, which provide for certain rights, including rights of first refusal and co-sale and drag along rights and registration rights. See “Description of Share Capital and Articles of Association” for additional information.
Consulting Arrangement
In August 2019, Olink Proteomics AB entered into a consulting agreement, or the Consulting Agreement, with Gustavo Salem, a member of our board, pursuant to which Olink Proteomics AB agreed to pay a base rate of $7,500 per month for the Term (as defined therein) of the Consulting Agreement, unless a different fee plan is set forth in a Project Plan (as defined therein) or additional Services (as defined therein) are agreed upon, beginning on the Effective Date (as defined therein). The base rate was subsequently amended to $6,000 per month in April 2020. During the years ended December 31, 2019 and December 31, 2020, Olink Proteomics AB paid Mr. Salem $58,500 and $78,000, respectively, pursuant to the Consulting Agreement. This agreement was terminated on May 31, 2021.
Management Services Agreement
Summa Equity AB has been providing management services to Knilo BidCo AB (f/k/a Goldcup 18087 AB) since March 2019 to the management and business operations of Knilo BidCo AB and us (and other companies in the Group) pursuant to a management services agreement, or the Summa MSA. Under the Summa MSA, the service recipients have agreed to pay Summa Equity AB a fee for its services as agreed between the parties from time to time (including a transaction fee payable by us equal to 1% of the primary proceeds we received in connection with our initial public offering). The Summa MSA may be terminated upon three months’ notice, by either party. During the years ended December 31, 2019 and December 31, 2020, Knilo BidCo AB made payments to Summa Equity AB of $166,000 and $36,735, respectively, in connection with the Summa MSA. The Summa MSA was terminated in connection with our initial public offering, upon which we paid Summa Equity AB a lump sum amount equal to approximately $2.4 million.
Shareholder Loan Agreement
In March 2019, Knilo HoldCo AB (f/k/a Goldcup 18086 AB) entered into a shareholder loan agreement, with Knilo InvestCo AB (f/k/a Goldcup 18085 AB), or the Knilo InvestCo Loan Agreement,

pursuant to which Knilo InvestCo AB extended a loan to Knilo HoldCo AB equal to approximately $38.5 million. There were no repayment terms for this loan and accrued interest, at the rate of 8% per annum, was capitalized annually on the last calendar day of each year. As of December 31, 2019 the outstanding balance on shareholder loan was approximately $41.1 million. Knilo HoldCo AB could at any time without any premium or penalty, prepay any outstanding amount. Pursuant to the terms of the Knilo InvestCo Loan Agreement, the outstanding amounts held by Knilo InvestCo AB converted to 6,763,245 shares of common shares and 27,052,980 shares of preferred B-1 shares of Knilo HoldCo AB in May 2020. As of the date of this prospectus, no amounts are outstanding under the Knilo InvestoCo Loan Agreement.
Private Placement of Securities
To Knilo Investco AB (f/k/a Goldcup 18085 AB), our controlling shareholder, (i) on October 21, 2020, we issued 574,117 common shares and 2,296,468 Preferred B-1 shares pursuant to a private placement for gross proceeds of SEK 47,851,000, (ii) on May 29, 2020, we issued 8,627,457 common shares and 34,509,828 Preferred B-1 shares pursuant to a private placement for gross proceeds of SEK 529,320,460, (iii) on November 1, 2019, we issued 640,874 common shares and 2,563,496 Preferred B-1 shares pursuant to a private placement for gross proceeds of SEK 32,043,700, (iv) on April 10, 2019, we issued 1 Preferred A share pursuant to a private placement for SEK 1, and (v) on March 7, 2019, we issued 38,259,613 common shares and 153,238,456 Preferred B-1 shares pursuant to a private placement for gross proceeds of SEK 1,914,980,690.
On February 5, 2020, we issued 240,000 common shares to Heistbaron Togwaggle AB, an entity owned by Rickard El Tarzi, our executive officer, pursuant to a private placement for gross proceeds of SEK 2,400,000.
On February 28, 2020, we issued 46,361 common shares and 185,444 Preferred B-1 shares to Knilo ManCo AB pursuant to a private placement for gross proceeds of SEK 2,999,556.70.
On January 15, 2020, we issued 140,000 common shares to Oskar Hjelm, our executive officer, pursuant to a private placement for gross proceeds of SEK 1,400,000.
On October 25, 2019, pursuant to a private placement, we issued 415,883 common shares to Ida Grundberg, our executive officer, for gross proceeds of SEK 4,158,830.
On June 10, 2019, pursuant to a private placement, we issued 93,670 common shares to Gustavo Salem, our director, for gross proceeds of SEK 936,700 and 93,670 common shares to Nicolas Roelofs, our director, for gross proceeds of SEK 936,700.
Related Party Transactions Policy
In connection with our initial public offering, we adopted a Related Party Transaction Policy requiring that all related party transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common shares as of June 30, 2021, and following the completion of this offering, for:
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each beneficial owner of 5% or more of our outstanding common shares;

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each of our directors and executive officers;

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all of our directors and executive officers as a group; and

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each selling shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include common shares that can be acquired within 60 days of June 30, 2021. Percentage ownership calculations for shares beneficially owned prior to and after this offering are based on 119,007,062 common shares outstanding as of June 30, 2021 and include common shares held in the form of ADSs.
Except as otherwise indicated, all of the shares reflected in the table are common shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are c/o Olink Holding AB (publ), Uppsala Science Park, SE-751 83, Uppsala, Sweden.

			Shares to be sold in this offering				Shares beneficially owned after the offering
Name of Beneficial Owner	Shares beneficially owned prior to the offering		If underwriters’ option to purchase additional shares from the selling shareholders is not exercised		If underwriters’ option to purchase additional shares from the selling shareholders is exercised in full		If underwriters’ option to purchase additional shares from the selling shareholders is not exercised		If underwriters’ option to purchase additional shares from the selling shareholders is exercised in full
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
5% or Greater Shareholders:
Summa Equity AB(1)	85,282,309	71.7	6,333,718	5.3%	7,383,718	6.2%	78,948,591	66.3%	77,817,789	65.5%
Executive Officers and Directors:
Jon Heimer(2)	4,436,903	3.7	383,616	*	383,616	*	4,053,287	3.4%	4,053,287	3.4%
Oskar Hjelm	228,727	*	19,776	*	19,776	*	208,951	*	208,951	*
Rickard El Tarzi(3)	382,570	*	28,500	*	28,500	*	354,070	*	354,070	*
Ida Grundberg, PhD	651,544	*	—	—	—	—	651,544	*	651,544	*
Carl Raimond	336,749	*	23,500	*	23,500	*	313,249	*	313,249	*
Fredrik Netzel	40,845	*	—	—	—	—	40,845	*	40,845	*
Linda Ramirez-Eaves, Esq.	10,433	*	—	—	—	—	10,433	*	10,433	*
Jon Hindar(4)	153,034	*	—	—	—	—	153,034	*	153,034	*
Solange Glaize	—	—	—	—	—	—	—	—	—	—
Johan Lund, PhD	40,845	*	—	—	—	—	40,845	*	40,845	*
Tina S. Nova, PhD	—	—	—	—	—	—	—	—	—	—
Nicolas Roelofs, PhD	153,034	*	—	—	—	—	153,034	*	153,034	*
Gustavo Salem	153,034	*	—	—	—	—	153,034	*	153,034	*
Tommi Unkuri	—	—	—	—	—	—	—	—	—	—
Johanna Isander	—	—	—	—	—	—	—	—	—	—
All current directors and executive officers as a group (15 persons)	6,587,718	5.5	455,392	*	455,392	*	6,132,326	5.2%	6,132,326	5.2%
Other Selling Shareholders
Abiete AB(5)	626,505	*	54,168	*	54,168	*	572,337	*	572,337	*
Cape Tem AB(6)	626,505	*	54,168	*	54,168	*	572,337	*	572,337	*
SciLun AB(7)	626,505	*	54,168	*	54,168	*	572,337	*	572,337	*
Teotuva AB(8)	393,387	*	34,012	*	34,012	*	359,375	*	359,375	*
Bill Campbell(9)	157,899	*	13,652	*	13,652	*	144,247	*	144,247	*
Mattias Jansson(10)	8,347	*	722	*	722	*	7,625	*	7,625	*

*
Represents beneficial ownership of less than one percent.

(1)
Consists of (i) 85,193,860 common shares held directly by Knilo InvestCo AB and (ii) 88,449 common shares held by Knilo ManCo AB. As the holder of the majority of the votes of Knilo ManCo AB, Knilo InvestCo AB may be deemed to have voting and dispositive power over the shares held by Knilo ManCo AB. For the avoidance of doubt, Knilo InvestCo AB expressly disclaims beneficial ownership of such shares except to the extent of any pecuniary interest it may have therein. Prior to completion of the offering, Knilo InvestCo AB will transfer the shares to be sold in this offering to certain of its affiliates (under the same ultimate control as Knilo InvestCo AB). Summa Equity AB, indirectly through intermediary funds and coinvestment entities, is the sole shareholder of Knilo InvestCo AB. Summa Equity AB has also been designated as the sole manager of such intermediary funds and co-investment entities. Summa Equity AB is authorized by the Swedish Financial Supervision Authority (the SFSA) to conduct business under the Alternative Investment Fund Managers Directive (2011/61/EU) (as enacted in Sweden) and is thereby under the supervision of the SFSA. The voting and dispositive decisions of Summa Equity AB are made by its board of directors, the members of which are Reynir Indahl, Eva Broms, Camilla Melander Gustafsson and Mirja Lehmler-Brown. The address of each of Summa Equity AB, the intermediary funds and coinvestment entities and the individuals mentioned herein is c/o Summa Equity AB, David Bagares gata 3, 111 38 Stockholm.

(2)
Consists of common shares held indirectly (through an endowment insurance) by Jon Heimer Invest AB. Voting and investment decisions with respect to common shares held by Jon Heimer Invest AB are made by Jon Heimer.

(3)
Consists of common shares held indirectly (through an endowment insurance) by Heistbaron Togwaggle AB. Voting and investment decisions with respect to common shares held by Heistbaron Togwaggle AB are made by Rickard El Tarzi.

(4)
Consists of common shares held by Petrus Holding AS. Voting and investment decisions with respect to common shares held by Petrus Holding AS are made by Jon Hindar.

(5)
Consists of common shares held indirectly (through an endowment insurance) by Abiete AB. Voting and investment decisions with respect to common shares held by Abiete AB are made by Magnus Eriksson. Mr. Eriksson served as our former chief financial officer from July 2015 through March 2020.

(6)
Consists of common shares held indirectly (through an endowment insurance) by Cape Tern AB. Voting and investment decisions with respect to common shares held by Cape Tern AB are made by Erik Pettersson. Mr. Pettersson is a current employee of the Company.

(7)
Consists of common shares held indirectly (through an endowment insurance) by SciLun AB. Voting and investment decisions with respect to common shares held by SciLun AB are made by Martin Lundberg. Mr. Lundberg is a current employee of the Company.

(8)
Consists of common shares held indirectly (through an endowment insurance) by Teotuva AB. Voting and investment decisions with respect to common shares held by Teotuva AB are made by Erika Assarsson. Ms. Assarsson is a current employee of the Company.

(9)
Mr. Campbell is a current employee of the Company.

(10)
Mr. Jansson is a current employee of the Company.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
Introduction
Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association and relevant provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)). The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association. Further, please note that as a holder of ADSs, you will not be treated as one of our shareholders and will not have any shareholder rights.
General
We were founded as a private limited company under the laws of Sweden on December 13, 2018 under the name Goldcup 18086 AB and registered with the Swedish Companies Registration Office on January 4, 2019. Our current company name Olink Holding AB (publ) was registered with the Swedish Companies Registration Office on January 27, 2021.
We have ten wholly owned subsidiaries, located in Sweden, the United States, the United Kingdom, the Netherlands, Germany, Japan and China. The Swedish subsidiaries are Knilo BidCo AB, Olink Proteomics Holding AB, Olink Proteomics AB and Agrisera Aktiebolag, the U.S. subsidiary is Olink Proteomics Inc., the U.K. subsidiary is Olink Proteomics Limited, the Dutch subsidiary is Olink Proteomics B.V., the German subsidiary is Olink Proteomics GmbH, the Japanese subsidiary is Olink KK and the Chinese subsidiary is Olink Biotech (Shanghai) Co., Ltd.
Our registered office is located at Uppsala Science Park, SE-751 83, Uppsala, Sweden, and our telephone number is +46 (0) 18 - 444 39 70. Our website address is www.olink.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or accessible through our website is not incorporated by reference into this prospectus.
Common Shares
Prior to the Restructuring, our share structure comprised both common shares and preference shares of various classes and the value of our equity capital was allocated among the various classes of shares as set forth in our articles of association then in effect. In connection with the Restructuring, which was approved by our shareholders on March 16, 2021, all existing preference shares and common shares were re-designated as common shares (and shall have equal economic rights among them). As a consequence of this, those of our shareholders (including Knilo InvestCo AB) who held a proportionately higher number of preference shares compared to common shares received a disproportionately high allocation of value as a result of the re-designation of their preference shares into common shares as compared to their economic participation rights in the company prior to the re-designation. Our shareholders agreed that the disproportionate allocation of value should be adjusted in connection with our initial public offering by way of transfer of existing common shares among the shareholders. The disproportionate allocation of value, and hence the number of shares so required to be transferred by Knilo InvestCo AB to other shareholders, depended on the final offering price of our ADSs.
All of our outstanding common shares have been validly issued, fully paid and non-assessable, and are not redeemable or subject to any restrictions on transferability, and do not have any preemptive rights (Sw. företrädesrätt) other than under the Swedish Companies Act as described below. In accordance with our articles of association, all of the common shares are in one class of shares, denominated in SEK.
Articles of Association
Object of the Company
Our object is set forth in Section 3 of our articles of association and is to directly and indirectly develop, manufacture, market and sell biotech products and services, and to conduct other related business.

Powers of the Directors
Our board of directors has the responsibility for our organization and the oversight of the management of our affairs. Furthermore, our board of directors supervises the performance of our chief executive officer and his or her actions. Our board of directors may exercise all powers that are not required under the Swedish Companies Act or under our articles of association to be exercised or taken by our shareholders.
Number of Directors
Our articles of association provide that our board of directors shall consist of three to nine members. Our board of directors currently has eight members.
Rights Attached to Shares
All of the common shares have equal rights to our assets and earnings, and are entitled to one vote at the shareholders’ meeting. At the shareholders’ meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each common share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible debentures relative to the number of shares they own and will have equal rights to dividends and any surplus capital upon liquidation. Shareholders’ rights will only be changed in accordance with the procedures set out in the Swedish Companies Act. Transfers of shares will not be subject to any restrictions.
Preemptive Rights
Under the Swedish Companies Act, shareholders of any class of shares will generally have a preemptive right to subscribe for shares and other equity related securities issued of any class in proportion to their shareholdings. Shareholders will have preferential rights to subscribe for new shares in proportion to the number of shares they own. If an offering is not fully subscribed for based on subscription rights, shares may be allocated to subscribers without subscription rights. The preemptive right to subscribe does not apply in respect of shares issued paid for with non-cash consideration or of shares issued pursuant to convertible debentures or warrants previously issued by the company.
The preemptive right to subscribe for new shares may be set aside. A share issue with deviation from the shareholders’ preemptive rights may be resolved either by the shareholders at a shareholders’ meeting, or by the board of directors if the board resolution is preceded by an authorization therefor from the shareholders’ meeting. A resolution to issue shares with deviation from the shareholders’ preemptive rights and a resolution to authorize the board of directors to do the same must be passed by two-thirds of both the votes cast and the shares represented at the shareholders’ meeting resolving on the share issue or the authorization of the board of directors.
Voting at Shareholder Meetings
Under the Swedish Companies Act, shareholders entered into the shareholders’ register as of the record date are entitled to vote at a shareholder meeting (in person or by appointing a proxyholder). In accordance with our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting in accordance with the instructions of, and no later than the date specified in, the notice. Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a shareholders’ meeting must request to be temporarily registered as a shareholder and entered into the shareholders’ register at the record date. The rights described herein do not apply to holders of ADSs. See “Description of American Depositary Shares.”
Shareholder Meetings
The meeting of shareholders is our highest decision-making body and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register held by Euroclear Sweden AB six banking days, excluding Saturdays, Sundays, Midsummer

Eve, Christmas Eve, New Year’s Eve and holidays in accordance with the Swedish Public Holiday law (Sw. Lag (1989:253) om allmänna helgdagar) and nominees may continue to register voting rights up and until the fourth banking day, before the meeting and have notified us no later than the date specified in the notice described below have the right to participate at our shareholders’ meetings, either in person or by a proxyholder. All shareholders will have the same participation and voting rights at shareholders’ meetings. At the annual shareholders’ meeting, inter alia, members of the board of directors are elected, and a vote is held on whether each individual board member and the chief executive officer will be discharged from any potential liabilities for the previous fiscal year. Auditors are elected as well. Decisions are made concerning adoption of annual reports, allocation of earnings, fees for the board of directors and the auditors, and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances. See “— Differences in Corporate Law — Shareholder Vote on Certain Transactions.”
Shareholders will have the right to ask questions to our board of directors and managers at shareholders’ meetings which pertain to the business of the company and also have an issue brought forward at the meeting. In order for us to include the issue in the notice of the annual shareholders’ meeting, a request of issue discussion must be received by us normally seven weeks before the meeting. Any request for the discussion of an issue at the annual shareholders’ meeting shall be made to the board of directors. The board shall convene an extraordinary shareholders’ meeting, if shareholders who together represent at least 10% of all shares in the company so demand in writing to discuss or resolve on a specific issue.
The arrangements for the calling of shareholders’ meetings are described below in “— Differences in Corporate Law — Annual Shareholders’ Meeting” and “— Differences in Corporate Law — Special Meeting.”
Notices
The Swedish Companies Act requirements for notice are described below in “— Differences in Corporate Law — Notices.”
Subject to our articles of association, we must publish the full notice of a shareholders’ meeting by way of press release, on our website and in the Swedish Official Gazette, and must also publish in the Svenska Dagbladet, a daily Swedish newspaper, that such notice has been published. The notice of the annual shareholders’ meeting and a notice including a proposal to amend the articles of association of any extraordinary shareholders’ meeting must be published no sooner than six weeks and no later than four weeks before the date of the meeting. The notice must include an agenda listing each item that shall be voted upon at the meeting and a summary of each proposal that is not of minor significance for us. The notice of any other extraordinary shareholders’ meetings will be published no sooner than six weeks and no later than two weeks before the date of the meeting.
Record Date
Under the Swedish Companies Act, in order for a shareholder to participate in a shareholders’ meeting, the shareholder must have its shares registered in its own name in the share register on the sixth banking day, with the possibility for nominee registered shareholders to register voting rights up and until the fourth banking day, as described above prior to the date of the shareholders’ meeting. In accordance with section 10 of our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting no later than the date specified in the notice.
Amendments to the Articles of Associations
Under the Swedish Companies Act, an amendment of our articles of association requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment; however, any amendment must be approved by not less than two-thirds of the votes cast and represented at the meeting. The board of directors is not allowed to make amendments to the articles of association absent shareholder approval.

Federal Forum Provision in the Articles of Association
Our articles of association provide that, unless we consent in writing to the selection of an alternative forum and without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act (Federal Forum Provision). In addition, our articles of association provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock will be deemed to have notice of and consented to the Federal Forum Provision; provided, however, that our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.
We recognize that the Federal Forum Provision may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of New York. Additionally, the Federal Forum Provision may limit our shareholders’ ability to bring a claim in a United States judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other United States or Swedish courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The United States District Court for the Southern District of New York may also reach different judgments or results than would other courts, including courts where a shareholder considering a United States based action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.
Provisions Restricting Change of Control of Our Company
Neither our articles of association nor the Swedish Companies Act contains any restrictions on change of control.
Differences in Corporate Law
The applicable provisions of the Swedish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of, inter alia, the Swedish Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. We are not subject to Delaware law but are presenting this description for comparative purposes. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Swedish law.
Number of Directors
Sweden. Under the Swedish Companies Act, a public limited company shall have a board of directors consisting of at least three directors. Not less than one-half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office). The actual number of board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association. In addition, under certain circumstances employee representatives are entitled to be represented on	Delaware. Under the Delaware General Corporation Law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws. The Delaware General Corporation Law does not address director independence, though Delaware courts have provided general guidance as to determining independence, including that the determination must be both an objective and a subjective assessment.

the board of directors without an election at a shareholders’ meeting according to the Swedish Board Representation Act (Private Sector Employees) (Sw. lag (1987:1245) om styrelserepresentation för de privatanställda).
Removal of Directors
Sweden. Under the Swedish Companies Act, directors appointed at a shareholders’ meeting may be removed by a resolution adopted at a shareholders’ meeting, upon the affirmative vote of a simple majority of the votes cast.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.
Vacancies on the Board of Directors
Sweden. Under the Swedish Companies Act, if a director’s tenure should terminate prematurely, the election of a new director may be deferred until the time of the next annual shareholders’ meeting, providing there are enough remaining directors to constitute a quorum.	Delaware. Under the Delaware General Corporation Law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual Shareholders’ Meeting
Sweden. Under the Swedish Companies Act, within six months of the end of each fiscal year, the shareholders shall hold an annual shareholders’ meeting at which the board of directors shall present the annual report and auditor’s report and, for a parent company which is obliged to prepare group accounts, the group accounts and the auditor’s report for the group. Shareholder meetings shall be held in the city stated in the articles of association. The minutes of a shareholders’ meeting must be made available to the shareholders at the office of the company no later than two weeks after the meeting and a copy of the minutes shall be sent to those shareholders who so request and who state their postal address.	Delaware. Under the Delaware General Corporation Law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws. If a company fails to hold an annual meeting or fails to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date was designated, 13 months after either the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, whichever is later, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The Delaware General Corporation Law does not require minutes of stockholders’ meetings to be made public.
Special Meeting
Sweden. Under the Swedish Companies Act, the board of directors shall convene an extraordinary shareholders’ meeting if a shareholder minority representing at least ten percent of the company’s shares or the auditor of the company so demands, and the board of directors may convene an extraordinary shareholders’ meeting	Delaware. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

whenever it believes reason exists to hold an extraordinary shareholders’ meeting prior to the next annual shareholders’ meeting.
Notices
Sweden. Under the Swedish Companies Act, a shareholders’ meeting must be preceded by a notice. The notice of the annual shareholders’ meeting of shareholders and a notice including a proposal to amend the articles of association of any meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of the meeting. In general, notice of other extraordinary shareholders’ meetings must be issued no sooner than six weeks and no later than two weeks before the date of the meeting. Public companies must always notify shareholders of a shareholders’ meeting by an announcement in the Swedish Official Gazette, and if the articles of association provide for it, by advertisement in a Swedish newspaper, and by making the notice available on the company’s website.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Preemptive Rights
Sweden. Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for non-cash consideration or of shares issued pursuant to convertible debentures or warrants previously issued by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.
Shareholder Vote on Certain Transactions
Sweden. In matters which do not relate to elections and are not otherwise governed by the Swedish Companies Act or the articles of association, resolutions shall be adopted at the shareholders’ meeting by a simple majority of the votes cast. In the event of a tied vote, the chairman of the shareholders meeting shall have the casting vote. For matters concerning securities of the company, such as new share issuances, and other transactions such as mergers, and a change from a public to a private company (or vice-versa), the articles of association may only prescribe thresholds which are higher than those provided in the Swedish Companies Act.	Delaware. Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires: (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Unless otherwise prescribed in the articles of association, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the articles of association shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the shareholders’ meeting. The Swedish Companies Act lays out numerous exceptions for which a higher threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the shareholders’ meeting, directed share issues to directors, employees and other closely related parties, and changes in the legal relationship between shares.
Registration Rights Agreement
This summary may not contain all of the information about the registration rights agreement that is important to you. We urge you to read carefully the registration rights agreement in its entirety as it is the legal document governing the registration rights.
In connection with the closing of our initial public offering, we entered into a registration rights agreement with certain of our existing shareholders (for purposes of this section, the Existing Shareholders). Under this agreement, the following persons are entitled to registration rights: Knilo InvestCo AB or any of its assignees or successors (collectively, Knilo InvestCo) and the Existing Shareholders (together with Knilo InvestCo, for purposes of this section, the Holders). The summary of the material provisions of the registration rights agreement below and elsewhere in this prospectus is qualified in its entirety by reference to the registration rights agreement, a copy of which is attached to this prospectus as Exhibit 4.4.
Demand registration rights.   At any time following the later of 180 days after our initial public offering and the expiration of the lock-up period following our initial public offering or earlier if the underwriters waive certain lock-up restrictions, we will be required to file registration statements in respect of registrable securities held by Knilo InvestCo if Knilo InvestCo so requests as follows:
•
Long-Form registration.   We will be required to effect an unlimited number of registrations for Knilo InvestCo on Form F-1 or Form S-1 at the request of Knilo InvestCo for all or any portion of its registrable securities (Long-Form Registration).

•
Short-Form registration.   After we become eligible under applicable securities laws to file a registration statement on Form F-3 or Form S-3, as applicable, which will not be until at least 12 months after the date of this prospectus, we will be required to effect an unlimited number of registrations at the request of Knilo InvestCo on Form F-3 or Form S-3 of all or any portion of its registrable securities (Short-Form Registration, and together with a Long-Form Registration, a Demand Registration).

With respect to the above registrations, we will be required to, within three business days, give notice of a demand from Knilo InvestCo to the other Holders that will be entitled to registration rights and include their shares in the registration if they so request. If no request for inclusion from a Holder is received within three business days after we deliver a notice of such Demand Registration, such Holder shall have no further right to participate in such Demand Registration. A Holder who is, or who is controlled by any person who is, an employee of us or our subsidiaries may participate in a Demand Registration within the 12-month period immediately following the completion of our initial public offering, only if and to the extent the aggregate of (i) the registrable securities such Holder will include in such Demand Registration and (ii) the common shares such Holder has sold, transferred, assigned, distributed or otherwise conveyed prior to such Demand Registration does not exceed the 20% of the total common shares held by such Holder immediately prior to the completion of this offering (including any common shares such Holder sold in this offering, if any) (and where Knilo InvestCo will have the full and absolute discretion to determine the extent by which any cutbacks are required and which Holders will be affected), unless otherwise agreed by Knilo InvestCo.
In the event that the managing underwriter advises in good faith that the number of securities requested to be included in a Demand Registration for an underwritten offering exceeds the number that can be sold in the market in an orderly fashion, in the case of a Demand Registration, the shares to be included shall be allocated as follows: (i) in the event that Knilo InvestCo, directly or indirectly, holds more than 20% of the common shares then outstanding, first, pro rata among participating Holders in the underwritten offering, including Knilo InvestCo, on the basis of the percentage of the registrable securities owned by such Holders, and second, the securities sought to be registered by us for our own account; or (ii) in the event Knilo InvestCo, directly or indirectly, holds 20% or less of the common shares then outstanding, first, any registrable securities for which inclusion in such Demand Registration was requested by Knilo InvestCo, second, pro-rata among the participating Holders (other than Knilo InvestCo) on the basis of the percentage of the registrable securities owned by such Holders, and third, the securities sought to be registered by us for own account.
Frequency of Registrations.   We will not be required to effect any Demand Registration requested during the 90-day period following the date of an underwritten offering initiated by us (other than pursuant to a registration statement on Form F-4, S-4 or S-8 or a Piggy-Back Underwritten Offering). There is no limit to the number of such registrations that Knilo InvestCo may request. We will be required to keep a Demand Registration effective for the lesser of 180 days and the time required to complete the distribution of all securities in the manner contemplated in connection with the Demand Registration. In addition, we will be able to delay effecting a Demand Registration or suspend the use of a registration statement or cease to permit the use of the prospectus included in a Demand Registration’s registration statement in certain instances with approval of our board of directors for a “valid business reason” (as defined in the registration rights agreement) twice in any 12-month period on each occasion for a period not to exceed 90 days and for periods not to exceed 120 days in the aggregate during any 12-month period.
Piggy-back registration rights.   The Holders also have the right to request the inclusion of their registrable securities in any registration statements filed by us in the future for the purposes of a public offering, subject to specified exceptions (each such offering, a Piggy-Back Underwritten Offering). A Holder may participate in a Piggy-Back Underwritten Offering only if Knilo InvestCo will participate in the same offering. In the event that the Knilo InvestCo withdraws from a Piggy-Back Underwritten Offering, all the other participating Holders will be deemed to have been withdrawn from such offering. A Holder who is, or who is controlled by any person who is, an employee of us or our subsidiaries may participate in a Piggy-Back Underwritten Offering within the 12-month period immediately following the completion of this offering, only if and to the extent the aggregate of (i) the registrable securities such Holder will include in such Piggy-Back Underwritten Offering and (ii) the common shares such Holder has sold, transferred, assigned, distributed or otherwise conveyed prior to such Piggy-Back Underwritten Offering does not exceed the 20% of the total common shares held by such Holder immediately prior to the completion of this offering (including any common shares such Holder sold in this offering, if any) (and where Knilo InvestCo will have the full and absolute discretion to determine the extent by which any cutbacks are required and which Holders will be affected), unless otherwise agreed by the Knilo InvestCo. In the event that the managing underwriter advises in good faith that the number of shares proposed to be included exceeds the number which can be sold in the market in an orderly fashion, the shares to be included in the registration statement shall be allocated as follows: (i) in the event that Knilo InvestCo, directly or indirectly, holds more than 20% of the common shares then outstanding, first, the securities we propose to issue and sell for our own account, and second, the registrable securities requested to be included in such registration, pro rata among the participating Holders of such registrable securities on the basis of the number of registrable shares owned by each participating Holders; or (ii) in the event that Knilo InvestCo, directly or indirectly, holds 20% or less of the common shares then outstanding, first, the securities we propose to issue and sell for our own account, second, any registrable securities for which inclusion in such piggy-back registration was requested by Knilo InvestCo, and third, pro-rata among the participating Holders (other than Knilo InvestCo) on the basis of the percentage of the registrable securities owned by such participating Holders.
Termination.   All registration rights granted to any Holder will terminate when no registrable securities are outstanding.
Expenses.   We will pay all expenses in carrying out the above registrations, including the reasonable fees and expenses of counsel for the Holders participating in a registration as a group.
Amended and Restated Shareholders Agreement
The summary of the material provisions of the shareholder agreement below and elsewhere in this prospectus is qualified in its entirety by reference to the shareholder agreement, a copy of which is attached to this prospectus as Exhibit 4.3. This summary may not contain all of the information about the shareholder agreement that is important to you. We urge you to read carefully the shareholder agreement in its entirety.
In connection with the closing of our initial public offering, we entered into a shareholder agreement with certain of our existing minority shareholders (and where relevant, their ultimate owners) (for purposes of this section, the Minority Holders) and Knilo InvestCo AB (or any of its assignees or successors) (collectively, Knilo InvestCo), under which each Minority Holder agreed to certain transfer restrictions on their shares, warrants, convertible debentures and other equity, equity-related or similar instruments of any kind (including ADSs) and any other instruments that can be converted into or given a right to subscribe or purchase any of the aforementioned instruments, and in relation to the instruments issued by us, that are not listed on a stock exchange (collectively, “equity instruments” for purposes of this section) and grant Knilo InvestCo the right to acquire their equity instruments in the event that such Minority Holder ceases to be a director, officer or employee of us (or our subsidiaries) during a certain period.
Transfer restrictions.   Subject to certain permitted sales (including under the registration rights agreement), the Minority Holders (and their ultimate owners, as relevant) will not sell or otherwise dispose their equity instruments for a period of up to 12 months after the completion of our initial public offering without the prior written consent of Knilo InvestCo.
Call options.   Certain of the Minority Holders will be required to offer their equity instruments for sale to Knilo InvestCo for a consideration equal to the lower of the acquisition cost and the fair market value of the relevant equity instruments if the relevant Minority Holder ceases to be a director, officer or employee of us (or our subsidiaries) during a certain period of time (generally up to 12 months after the completion of our initial public offering).
Drag-along and tag-along.   The Minority Holders are subject to drag-along obligations and tag-along rights on a pro rata basis with Knilo InvestCo in the case of a sale of equity instruments representing more than 50% of the votes of all equity instruments.
Power of attorney.   The Minority Holders will appoint each of Knilo InvestCo (and its representatives) and the Minority Holders’ representative to vote at general meetings of our shareholders.
Termination.   The shareholder agreement will terminate in relation to a Minority Holder upon such Minority Holder ceasing to hold equity instruments in us. The shareholder agreement will terminate in relation to all parties upon (i) written notice of termination by Knilo InvestCo or (ii) Knilo InvestCo (or its affiliates) ceasing to hold an interest in us.
Stock Exchange Listing
Our ADSs are listed on The Nasdaq Global Market under the symbol “OLK”.
Transfer Agent and Registrar of Shares
Our share register is maintained by Euroclear Sweden AB. The share register reflects only record owners of our common shares. Holders of the ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the common shares underlying the ADSs. Holders of the ADSs have a right to receive the common shares underlying their ADSs subject to the terms and conditions of the deposit agreement. For discussion on the ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents one common share (or a right to receive one common share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Swedish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Material Income Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.   The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. and Swedish securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws and/or Swedish securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Sweden and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon in connection with and as soon as practically possible after we have given notice to our shareholders.

Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, share split or reverse share split, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

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the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations or our articles of association that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.
You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE
Prior to our initial public offering in March 2021, there was no public market for our common shares or ADSs. Future sales of ADSs in the public market after this offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time and could impair our future ability to raise equity capital.
As of June 30, 2021, an aggregate of 119,007,062 common shares (including those represented by ADSs) were outstanding. All of the ADSs to be sold in this offering (representing 7,000,000 common shares), and any ADSs sold upon exercise of the underwriters’ option to purchase additional ADSs from the selling shareholders, will be freely tradable in the U.S. public market without restriction or further registration under the Securities Act, unless the ADSs are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act (subject, in each case, to the terms of the lock-up agreements referred to below, as applicable). The number of ADSs available for sale immediately after this offering will be the number sold in this offering less any ADSs held by our directors, officers and the selling shareholders that are subject to lock-up agreements through September 20, 2021 and ADSs held by our selling shareholders that are subject to lock-up agreements through 90 days after the date of this prospectus. Certain of the common shares held by existing shareholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the United States on Nasdaq only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or Rule 701 promulgated under the Securities Act.
Lock-up Agreements
In connection with our initial public offering, our directors, executive officers and substantially all of our shareholders entered into lock-up agreements, pursuant to which they agreed, subject to limited exceptions, with the underwriters not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs, common shares or such other securities through September 20, 2021, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC agreed to waive these lock-up agreements with respect to the filing by us of the registration statement of which this prospectus forms a part and the offer and sale by the selling stockholders of the ADSs in this offering.
In connection with this offering, all of the selling shareholders have agreed, subject to limited exceptions, with the underwriters not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs, common shares or such other securities for a period of 90 days after the date of this prospectus, without the prior written consent of Goldman Sachs Bank Europe SE and Morgan Stanley & Co. LLC. See “Underwriting.”
Rule 144
In general, persons who have beneficially owned restricted common shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted common shares, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates
Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:
•
the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•
we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•
we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.
Affiliates
Persons seeking to sell securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above.
They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:
•
1% of the number of common shares then outstanding (including in the form of ADSs), which equals approximately 1,190,070 common shares immediately after the consummation of this offering based on the number of common shares outstanding as of June 30, 2021; or

•
the average weekly trading volume of our common shares in the form of ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701
Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.
Regulation S
Regulation S under the Securities Act, or Regulation S, provides that common shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our common shares may be sold outside the United States without registration in the United States being required.
In addition, Regulation S provides that any common shares sold by us outside the United States pursuant thereto may be freely resold into the United States as long as we were a foreign private issuer at the time of issuance, subject to limitations on affiliate resales and contractual lock-up agreements.

MATERIAL INCOME TAX CONSIDERATIONS
The following summary contains a description of material Swedish and U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares or ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire common shares or ADSs in this offering.
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a description of certain material U.S. federal income tax considerations for U.S. Holders (defined below) with respect to their ownership and disposition of our common shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire common shares or ADSs. This discussion applies only to a U.S. Holder that is an initial purchaser of the common shares or ADSs pursuant to the offering and that holds our common shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:
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banks, insurance companies, and certain other financial institutions;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding common shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to common shares or ADSs;

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persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•
brokers, dealers or traders in securities, commodities or currencies;

•
tax-exempt entities or government organizations;

•
S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•
regulated investment companies or real estate investment trusts;

•
persons who acquired our common shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons holding our common shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•
persons who own (directly, constructively or through attribution) 10% or more (by vote or value) of our outstanding common shares or ADSs.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares or ADSs and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of common shares or ADSs.
The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the Convention Between the Government of the United States and the Government of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed on September 1, 1994 or the U.S.-Sweden Tax Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein  —  possibly with retroactive effect

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares or ADSs and is:
(i) an individual who is a citizen or resident of the United States;
(ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;
(iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
(iv) a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the common shares represented by the ADS. Consistent therewith, no gain or loss would be recognized upon an exchange of ADSs for common shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS could take actions that are inconsistent with the beneficial ownership of the underlying security. Therefore, actions taken by such intermediaries could affect the tax treatment of holding an ADS, including with respect to the creditability of foreign taxes, if any, and claiming a reduced tax rate, described below, on any dividends received by certain non-corporate holders.
PERSONS CONSIDERING AN INVESTMENT IN COMMON SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
PFIC Rules
A non-U.S. corporation will be classified as a passive foreign investment company, or a PFIC for any taxable year in which, after applying certain look-through rules, either:
•
at least 75% of its gross income is passive income (such as interest income); or

•
at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We do not believe we were classified as a PFIC during the taxable year ended December 31, 2020 and, based on the current and expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for our current taxable year. However, no assurances regarding our PFIC status can be provided for the current taxable year or any past or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Moreover, the value of our assets generally will be determined, in part, by reference to the market price of the ADSs from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering, including this offering.
If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the common shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the common shares or ADSs, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a deemed sale election is made, a U.S.

Holder will be deemed to have sold the common shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s common shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the common shares or ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such election is available.
For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of common shares or ADSs, unless (i) such U.S. Holder makes a ““qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we were a PFIC or (ii) our common shares or ADSs constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the common shares or ADSs will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the common shares or ADSs;

•
the amount allocated to the current taxable year of disposition or distribution, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares or ADSs cannot be treated as capital, even if a U.S. Holder holds the common shares or ADSs as capital assets. In addition, if we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.
Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of a distribution on, or disposition of, our common shares or ADSs.
If a U.S. Holder makes an effective QEF Election, with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its common shares would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the common shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its common shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the common shares, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS.

If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which the PFIC becomes a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of PFICs discussed above.
Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to the common shares or ADSs by making a mark-to-market election with respect to the common shares or ADSs, provided that the common shares or ADSs are “marketable.” Common shares or ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the common shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Nasdaq is a qualified exchange for these purposes. Consequently, if the ADSs remain listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we are a PFIC. Each U.S. Holder should consult its tax advisor as to whether a mark-to-market election is available or advisable with respect to the common shares or ADSs.
A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the common shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the common shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the common shares or ADSs over the fair market value of the common shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the common shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the common shares or ADSs cease to be marketable.
However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our common shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.
Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE COMMON SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE COMMON SHARES OR ADSs.
Taxation of Distributions
Subject to the discussion above under “PFIC rules,” distributions paid on common shares or ADSs, other than certain pro rata distributions of common shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussions above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. However, the qualified dividend income treatment will not apply if we are treated as a PFIC with respect to the U.S. Holder.
The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of common shares or ADSs or rights to acquire common shares or ADSs) will be the fair market value of such property on the date of distribution.
For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.
Sale or Other Taxable Disposition of Common Shares and ADSs
Subject to the discussion above under “PFIC rules,” gain or loss realized on the sale or other taxable disposition of common shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares or ADSs for more than one year at the time of sale or other taxable disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Subject to the PFIC rules described above, the long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the common shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the common shares or ADSs, subject to certain exceptions (including an exception for common shares or ADSs held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the common shares or ADSs.
Material Swedish Tax Considerations
The following is a summary of certain material Swedish tax issues for holders of common shares or ADSs that are not resident in Sweden for tax purposes. The summary is based on current legislation and is intended to provide general information only. The summary does not cover, inter alia, the special rules regarding tax-free dividends that may be applicable when investors hold common shares or ADSs that are deemed to be held for business purposes (for tax purposes), foreign companies conducting business through a permanent establishment in Sweden, or foreign companies that have been Swedish companies. Each person considering an investment in common shares or ADSs is advised to consult an independent tax advisor as to the tax consequences that could arise from the acquisition, ownership and disposition of the common shares or ADSs.
Taxation of Dividends
For holders not resident in Sweden for tax purposes that receive dividends on common shares or ADSs of a Swedish limited liability company, Swedish withholding tax is normally withheld. The same withholding tax applies to certain other payments made by a Swedish limited liability company, such as payments as a result of redemption of shares and repurchase of shares through an offer directed to all shareholders or all holders of a certain class. The withholding tax rate is 30%. The tax rate is, however, generally reduced under an applicable tax treaty. For example, under the U.S.-Sweden Tax Treaty the tax rate on dividends paid to U.S. holders entitled to the benefits of the U.S.-Sweden Tax Treaty should not exceed 15%. In Sweden, withholding tax deductions are normally carried out by Euroclear Sweden AB or, in respect of nominee-registered shares, by the nominee. The tax treaties Sweden has entered into generally enable the withholding tax deduction to be made in accordance with the tax rate stipulated in the treaty, provided that Euroclear Sweden AB or the nominee, as applicable, has received the required information concerning the tax residency of the investor entitled to the dividend (this applies also under the U.S.-Sweden Tax Treaty). Furthermore, investors entitled to reduced tax rates under applicable tax treaties may claim a refund from the Swedish tax authorities within five calendar years following the year the dividend was distributed if the full withholding tax rate at 30% has been withheld.
Taxation of Capital Gains
Holders not resident in Sweden for tax purposes are normally not liable for capital gains taxation in Sweden upon disposals of common shares or ADSs. Holders of common shares or ADSs may, however, be subject to taxation in their state of residence.
According to a special rule, private individuals not resident in Sweden for tax purposes are, however, subject to Swedish capital gains taxation upon disposals of common shares or ADSs if they have been residents of Sweden due to a habitual abode in Sweden or a stay in Sweden for six consecutive months at any time during the calendar year of disposal or the ten calendar years preceding the year of disposal. In a number of cases though, the applicability of this rule is limited by tax treaties. The applicability of this rule may be limited under the U.S.-Sweden Tax Treaty.

UNDERWRITING
We, the selling shareholders, and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs Bank Europe SE and Morgan Stanley & Co. LLC are the representatives of the underwriters.
Underwriters	Number of ADSs
Goldman Sachs Bank Europe SE
Morgan Stanley & Co. LLC
SVB Leerink LLC
BTIG, LLC
Total	7,000,000
The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,050,000 ADSs from certain selling shareholders to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.
The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,050,000 additional ADSs from certain selling shareholders.
Paid by the selling shareholders
	No Exercise	Full Exercise
Per ADS
Total
ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to             per ADS from the initial public offering price. After the offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.
We and all selling shareholders have agreed that, without the prior written consent of Goldman Sachs Bank Europe SE and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus, or the restricted period:
•
offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, directly or indirectly, any common shares or ADSs, or any options or warrants to purchase any common shares or ADSs, or any securities convertible into, exchangeable for or that represent the right to receive common shares or ADSs; or

•
engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any common shares or ADSs or derivative instruments whether any such transaction described above is to be settled by delivery of common shares or ADSs or other securities, in cash or otherwise. In addition, we and each such person agreed that, without the prior written consent of Goldman Sachs Bank Europe SE and Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or ADSs or any security convertible into or exercisable or exchangeable for common shares or ADSs.
The restrictions described in the immediately preceding paragraph to do not apply to our directors, officers and selling shareholders with respect to:
•
as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreement and provided further that no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, provided that (i) the trustee of the trust agrees to be bound in writing by the restrictions set forth in the lock-up agreement, (ii) any such transfer shall not involve a disposition for value and (iii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
if the holder is not our officer or director, in connection with the sale of the holder’s or its affiliate’s common shares, ADSs or any security convertible into or exercisable or exchangeable for common shares or ADSs acquired in the offering or in open market transactions after the completion of the offering, provided that no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
if the holder is a corporation, partnership, limited liability company, trust or other business entity (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the holder, or to any investment fund or other entity that is controlled or managed by, under common management or control with, or controls or manages the holder or affiliates of the holder, or (B) as part of a distribution, transfer or disposition by the holder to any of its shareholders, direct, indirect or limited partners, members, beneficiaries or other equity holders; provided, however, that (i) in the case of any transfer or disposition contemplated by clauses (A) or (B) above, it shall be a condition to the transfer or disposition that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
to us or to Knilo InvestCo AB (or any of their assignees or designees) in connection with (A) the exercise, vesting, exchange or settlement of options, warrants, restricted stock units or other rights to acquire common shares or ADSs granted pursuant to the our equity incentive plans or other rights described in this prospectus for the offering and outstanding on the date of the underwriting agreement or (B) a vesting or settlement event of our securities or upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis solely to the extent permitted by the instruments representing such options pursuant to our equity incentive plans as described in this prospectus for the offering and solely to cover withholding tax obligations in connection with such transaction and any transfer to us for the payment of taxes as a result of such transaction, provided that (i) any such shares issued upon exercise, vesting, exchange or settlement of such option, warrant, restricted stock unit or other right (in the case of a net exercise or tax withholding transaction, after giving effect to the settlement of such net exercise or tax withholding transaction) shall be subject to the restrictions on transfer set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);
•
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the clauses above, provided that (i) such common shares, ADSs or any security convertible into or exercisable or exchangeable for common shares or ADSs will continue to be subject to the restrictions set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
by will or intestacy, provided that (i) the legatee, heir or other transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
to any immediate family member, provided that (i) such family member agrees to be bound in writing by the restrictions on transfer set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
pursuant to a court order or a settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided that (i) such transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
to Knilo InvestCo AB (or its assignees or designees) pursuant to agreements in effect as of the date of this prospectus for the offering under which Knilo InvestCo AB has (A) the option to repurchase such securities or (B) a right of first refusal with respect to transfers of such securities upon termination of service of the holder, provided that no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the holder’s common shares or ADSs, provided that (i) such plan does not provide for any transfers of common shares or ADSs during the restricted period and (ii) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period);

•
pursuant to the underwriting agreement; or

•
to an endowment insurance provider for which the undersigned is the holder or beneficiary provided that the undersigned (i) irrevocably instructs the relevant endowment insurance provider to fully adhere to the lock-up agreement with respect to the transferred ADSs or common shares as if such insurance provider is the undersigned and (ii) provides a copy of the executed lock-up agreement to such insurance provider; and provided further that (x) any such transfer shall not involve a disposition for value and (y) no filing under the Exchange Act or public announcement shall be required or shall be voluntarily made during the restricted period (other than a filing on Schedule 13D or Schedule 13G made after the restricted period).

The restrictions on transfers or other dispositions by us described above do not apply to:
•
shares or any securities (including without limitation options, restricted stock or restricted stock units) convertible into, or exercisable for, shares pursuant to any employee stock option plan, incentive plan, stock plan, dividend reinvestment plan or otherwise in equity compensation arrangements in place as of the date of this prospectus and described herein;
•
the grant of awards pursuant to employee equity-based compensation plans, incentive plans, stock plans, or other arrangements in place as of the date of this prospectus and described herein;

•
our filing of a registration statement on Form S-8 in connection with the registration of shares issuable under any employee equity based compensation plan, incentive plan, stock plan, dividend reinvestment plan adopted and approved by our board of directors prior to the date of this prospectus and described herein; or

•
the issuance of up to 5% of the outstanding shares in connection with the acquisition of the assets of, or a majority or controlling portion of the equity of, or a joint venture with another entity in connection with the acquisition by us or any of our subsidiaries of such entity, provided that each recipient of such issuance executes and delivers a lock-up agreement.

Goldman Sachs Bank Europe SE and Morgan Stanley & Co. LLC, in their joint discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.
In connection with our initial public offering, we and all of our directors and executive officers and substantially all of our shareholders agreed to 180 day lock-up agreements on substantially the same terms as the 90 day lock-up agreements for this offering. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC have waived the lock-up agreement from our initial public offering to the extent necessary to permit us to file this registration statement and for the selling shareholders to sell ADSs in this offering.
The public offering price has been negotiated among us and the representatives. Among the factors considered in determining the public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
Our ADSs are listed on The Nasdaq Global Market under the symbol “OLK”.
In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs from certain selling shareholders or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.8 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.
We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, certain of the underwriters also served as underwriters in our initial public offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. For example, in connection with this offering, certain of the underwriters may be counterparties to foreign exchange hedging transactions with certain of the selling shareholders or their affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Other than in the United States, no action has been taken by us, the selling shareholders, or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no securities (the Securities) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the securities shall require us or any of the representatives to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
EU and UK Product Governance Requirements
Solely for the purposes of the product governance requirements contained within: (a) Regulation (EU) No 600/2014 as it forms part of domestic U.K. law by virtue of the European Union Withdrawal Act (“EUWA”) (“U.K. MiFIR”); and (b) the FCA Handbook Product Intervention and Product Governance Sourcebook (together, the “U.K. MiFIR Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the U.K. MiFIR Product Governance Requirements) may otherwise have with respect thereto, the shares have been subject to a product approval process, which has determined that the shares are: (i) compatible with an end target market of retail clients as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA, professional clients as defined in U.K. MiFIR, and eligible counterparties as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”); and (ii) eligible for distribution through all distribution channels as are permitted by U.K. MiFIR (the “U.K. Target Market Assessment”). Notwithstanding the U.K. Target Market Assessment, distributors should note that: the price of the shares may decline and investors could lose all or part of their investment; the shares offer no guaranteed income and no capital protection; and

an investment in the shares is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other adviser) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. The U.K. Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to the Offering. Furthermore, it is noted that, notwithstanding the U.K. Target Market Assessment, the Managers will only procure investors who meet the criteria of professional clients and eligible counterparties in the United Kingdom.
Solely for the purposes of the product governance requirements contained within: (a) EU Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the “MiFID II Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the securities that are the subject of the offering have been subject to a product approval process, which has determined that the securities are: (i) compatible with an end target market of retail investors and investors who meet the criteria of professional clients and eligible counterparties, each as defined in MiFID II; and (ii) eligible for distribution through all distribution channels as are permitted by MiFID II (the “Target Market Assessment”). Notwithstanding the Target Market Assessment, distributors should note that: the price of the securities may decline and investors could lose all or part of their investment; the securities offer no guaranteed income and no capital protection; and an investment in the securities is compatible only with investors who do not need a guaranteed income or capital protection, who (either alone or in conjunction with an appropriate financial or other adviser) are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses that may result therefrom. The Target Market Assessment is without prejudice to the requirements of any contractual, legal or regulatory selling restrictions in relation to the offering. Furthermore, it is noted that, notwithstanding the Target Market Assessment, the underwriters will only procure investors who meet the criteria of professional clients or eligible counterparties.
For the avoidance of doubt, the U.K. Target Market Assessment and the Target Market Assessment do not constitute: (a) an assessment of suitability or appropriateness for the purposes of U.K. MiFIR or MiFID II; or (b) a recommendation to any investor or group of investors to invest in, or purchase, or take any other action whatsoever with respect to, the securities.
Each distributor is responsible for undertaking its own target market assessment in respect of the securities and determining appropriate distribution channels.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the ADSs. The ADSs may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading venue (exchange or multilateral trading facility) in Switzerland.
Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, or the ADSs has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.
United Arab Emirates
The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

EXPENSES OF THIS OFFERING
Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions, which are expected to be incurred in connection with the sale of ADSs in this offering. With the exception of the registration fee payable to the SEC and the filing fee payable to FINRA, all amounts are estimates.
Amount to be Paid
SEC registration fee	$29,799
FINRA filing fee	43,246
Printing expenses	125,000
Legal fees and expenses	450,000
Accounting fees and expenses	1,070,000
Miscellaneous costs	81,955
Total	1,800,000

LEGAL MATTERS
The validity of the ADSs and certain other matters of Swedish law and U.S. federal law will be passed upon for us by Advokatfirman Delphi KB, Stockholm, Sweden and Goodwin Procter LLP, New York, NY, respectively. Legal counsel to the underwriters in connection with this offering are Cooley LLP, New York, NY and Advokatfirmaet Schjødt AS, filial, Stockholm, Sweden.
EXPERTS
The financial statements of Olink Proteomics Holding AB and its subsidiaries for the period from January 1, 2019 to March 7, 2019 included in this prospectus have been so included in reliance on the report of ÖhrlingsPricewaterhouseCoopers AB, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Knilo HoldCo AB and its subsidiaries as of December 31, 2020 and December 31, 2019, and for the year ended December 31, 2020 and the period from January 4, 2019 to December 31, 2019 included in this prospectus have been so included in reliance on the report of ÖhrlingsPricewaterhouseCoopers AB, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of Öhrlings PricewaterhouseCoopers AB is Torsgatan 21, 113 97 Stockholm, Sweden.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
We are incorporated and currently existing under the laws of Sweden. In addition, certain of our directors and officers reside outside of the United States and substantially all of the assets of our subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws. In addition, uncertainty exists as to whether the courts of Sweden would:
•
recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in Sweden against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The United States and Sweden currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Sweden. In order to obtain a judgment which is enforceable in Sweden, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in Sweden. Such party may submit to the Swedish court the final judgment rendered by the U.S. court. This court will have discretion to attach such weight to the judgment rendered by the relevant U.S. court depending on the circumstances. Circumstances that may be relevant to the Swedish court in deciding to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations thereunder without re-examination or re-litigation of the substantive matters adjudicated upon include whether: (i) the court involved accepted jurisdiction on the basis of internationally recognized grounds to accept jurisdiction, (ii) the proceedings before such court are in compliance with principles of proper procedure, (iii) such judgment is not contrary to the public policy of Sweden and (iv) such judgment is not incompatible with a judgment given between the same parties by a Swedish court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment fulfils the conditions necessary for it to be given binding effect in Sweden. Swedish courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Swedish court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.
Swedish civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swedish law.
Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in Sweden judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, it is doubtful whether a Swedish court would accept jurisdiction and impose civil liability in an original action commenced in Sweden and predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the ADSs offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
The SEC maintains an Internet website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. We maintain a corporate website at www.olink.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.
We will send the depositary a copy of all notices of shareholders meetings and other reports, communications and information that are made generally available to shareholders. The depositary has agreed to mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all holders of ADSs such notices and all such other reports and communications received by the depositary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Page
Reports of Independent Registered Public Accounting Firm	F-12
Financial Statements:
Consolidated Statements of Income and Other Comprehensive Income for the year ended
December 31, 2020 (Successor), for the period from January 4, 2019 through
December 31, 2019 (Successor) and for the period from January 1, 2019 through March 7,
2019 (Predecessor)
F-14
Consolidated Balance Sheet as of December 31, 2020 (Successor) and as of December 31, 2019 (Successor)	F-15
Consolidated Statements of Changes in Equity for the year ended December 31, 2020
(Successor), for period from January 4, 2019 through December 31, 2019 (Successor)
and for the period from January 1, 2019 through March 7, 2019 (Predecessor)
F-16
Consolidated Statement of Cash Flows for the year ended December 31, 2020 (Successor)
for the period from January 4, 2019 through December 31, 2019 (Successor) and for the
Period from January 1, 2019 through March 7, 2019 (Predecessor)
F-17
Notes to Consolidated Financial Statements	F-18

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (UNAUDITED)
Amounts in thousands of US Dollars	Note	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Revenue	4	$13,628	$7,998
Cost of goods sold		(4,996)	(3,549)
Gross profit		8,632	4,449
Selling expenses		(5,704)	(2,710)
Administrative expenses		(12,411)	(3,872)
Research and development expenses		(4,219)	(2,587)
Other operating (loss)/income		(105)	100
Operating loss		(13,807)	(4,620)
Financial income		780	772
Financial expenses		(3,991)	(9,683)
Loss before tax		(17,018)	(13,531)
Income tax		2,723	2,413
Net loss for the period (Attributable to of the Parent) shareholders		$(14,295)	$(11,118)
Basic and diluted loss per share	9	$(0.48)	$(0.76)
Other comprehensive income/(loss):
Items that may be reclassified to profit or loss:
Exchange differences from translation of foreign operations		(20,553)	(15,290)
Other comprehensive income/(loss) for the period, net of tax		(20,553)	(15,290)
Total comprehensive loss for the period, net of tax		$(34,848)	$(26,408)
Total comprehensive loss for the period (Attributable to shareholder of the Parent)		$(34,848)	$(26,408)
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
Amounts in thousands of US Dollars	Note	As of March 31, 2021 (Unaudited)	As of December 31, 2020
ASSETS
Non-current assets
Intangible assets		$323,461	$347,387
Property, plant and equipment		5,856	5,774
Right-of-use asset		4,381	4,684
Deferred tax assets		1,066	37
Other long-term receivables		129	133
Total non-current assets		334,893	358,015
Current assets
Inventories		20,962	20,826
Trade receivables		17,890	33,482
Other receivables		3,632	2,856
Prepaid expenses and accrued income		2,075	1,491
Cash at bank and in hand		191,418	8,655
Total current assets		235,977	67,310
TOTAL ASSETS		$570,870	$425,325
EQUITY
Share capital	5	30,964	27,224
Other contributed capital	5	499,452	257,774
Reserves		18,807	39,360
Accumulated losses		(38,953)	(24,658)
Total equity attributable to shareholders of the Parent		$510,270	$299,700
LIABILITIES
Non-current liabilities
Interest-bearing loans and borrowings	5, 6	1,998	63,965
Deferred tax liabilities		29,372	33,193
Total non-current liabilities		31,370	97,158
Current liabilities
Interest-bearing loans and borrowings	5, 6	2,124	2,146
Accounts payable		9,852	6,658
Current tax liabilities		224	506
Other current liabilities		17,030	19,157
Total current liabilities		29,230	28,467
Total liabilities		$60,600	$125,625
TOTAL EQUITY AND LIABILITIES		$570,870	$425,325
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND MARCH 31, 2020 (UNAUDITED)
Amounts in thousands of U.S. Dollars	Notes	Share capital	Other contributed capital	Reserves	Accumulated loss	Total equity
As of December 31, 2020		$27,224	$257,774	$39,360	$(24,658)	$299,700
Net loss for the period					(14,295)	(14,295)
Other comprehensive income for the period		—	—	(20,553)	—	(20,553)
Total comprehensive loss for the period		—	—	(20,553)	(14,295)	(34,848)
Transactions with shareholders in their role as owners
New share issue, net	5	3,740	241,678	—	—	245,418
As of March 31, 2021		$30,964	$499,452	$18,807	$(38,953)	$510,270
Amounts in thousands of U.S. Dollars	Notes	Share capital	Other contributed capital	Reserves	Accumulated loss	Total equity
As of December 31, 2019		$22,124	$199,121	$2,599	$(17,878)	$205,966
Net loss for the period					(11,118)	(11,118)
Other comprehensive income for the period		—	—	(15,290)	—	(15,290)
Total comprehensive loss for the period		—	—	(15,290)	(11,118)	(26,408)
Transactions with shareholders in their role as owners
New share issue, net		66	644	—	—	710
As of March 31, 2020		$22,190	$199,765	$(12,691)	$(28,996)	$180,268
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
Amounts in thousands of US Dollars	Note	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Operating activities
Loss before tax		$(17,018)	$(13,531)
Adjustments reconciling loss before tax to operating cash flows:
Depreciation and amortization		3,663	2,863
Net finance expense		3,211	8,911
Changes in working capital:
(Increase) in inventories		(1,402)	(440)
Decrease in accounts receivable		14,068	7,821
(Increase) in other current receivables		(2,185)	(845)
Increase in trade payables		3,723	618
(Decrease)/Increase in other current liabilities		(730)	76
Interest paid		(1,976)	(1,397)
Tax paid		33	(4,140)
Cash flow used in operating activities		$1,387	$(64)
Investing activities
Purchase of property, plant and equipment		(948)	(658)
Decrease/(Increase) in other non-current financial assets		—	23
Cash flow used in investing activities		$(948)	$(635)
Financing activities
Proceeds from issue of share capital	5	264,706	710
Share issue costs	5	(19,288)	—
Proceeds from interest-bearing loans and borrowings		2,400	8,000
Repayment of interest-bearing loans and borrowings	6	(65,627)	—
Payment of principal portion of lease liability		(534)	(275)
Cash flow from financing activities		$181,657	$8,435
Net cash flow during the period		182,096	7,736
Cash at bank and in hand at the beginning of the period		8,655	6,162
Net foreign exchange difference		667	501
Cash at bank and in hand at the end of the period		$191,418	$14,399
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   General information
On January 27, 2021, Knilo HoldCo AB was registered as a Swedish public limited company and renamed as Olink Holding AB (publ) (the “Company).The Company has ten wholly owned subsidiaries. The Company and its subsidiaries develop, produce, market and sell biotechnological products and services along with thereof related activities. The Company is located at Uppsala Science Park, Dag Hammarskjölds väg 54A, SE-752 37 UPPSALA, Sweden.
On March 29, 2021, the Company completed its initial public offering (the “Offering”) in the United States — see Note 5. The Company’s American Depositary Shares (“ADSs”) were approved for listing on The Nasdaq Global Market (“Nasdaq”) under the trading ticker symbol “OLK”. Trading on Nasdaq commenced at market open on March 25, 2021. The ultimate parent of the Company is Summa Equity Holding AB, Stockholm, Sweden.
The Company’s interim condensed consolidated financial statements were authorized for issue by the Board of Directors on May 19, 2021.
2.   Basis of preparation and summary of significant accounting policies
2.1. Basis of preparation
The interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 have been prepared in accordance with IAS 34 Interim Financial Reporting. The Company has prepared the financial statements on the basis that it will continue to operate as a going concern. The Directors consider that there are no material uncertainties that may cast doubt over this assumption and that the Company has adequate resources to continue in operational existence for the foreseeable future, and not less than 12 months from the end of the reporting period.
The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Company’s annual consolidated financial statements as of December 31, 2020.
2.2. New standards, interpretations and amendments
The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended December 31, 2020, except for the adoption of new standards effective as of January 1, 2021. The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.
Several amendments apply for the first time in 2021. Specifically with respect to Interest Rate Benchmark Reform — Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). None of these amendments have an impact on the interim condensed consolidated financial statements of the Company.
3.   Significant accounting estimates and judgments
In preparing these interim condensed consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation and uncertainty were the same as those applied to the consolidated financial statements for the year ended December 31, 2020.
The COVID-19 pandemic has adversely affected, and we expect will continue to adversely affect, elements of our business. COVID-19 has primarily disrupted the customer end of the supply chain, with our customers’ labs operating at reduced capacity for extended portions of 2020. COVID-19 adversely impacted our growth rate for 2020, in particular as customers have had issues accessing their labs. The

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Company continues to assess its business performance and growth against business plan for changes in expected future cash flows which could impact recoverability of assets such as deferred tax assets and intangible assets on a monthly basis and continually monitors customer collection trends that may impact the expected credit losses model for trade receivables. At March 31, 2021, the Company concluded there is no evidence of material changes to recoverability risk of business assets, including deferred tax assets and trade receivables.
4.   Segment and revenue information
4.1. Description of segments and principal activities
Operating segments are reported based on the financial information provided to the Chief Executive Officer (“CEO”). The CEO is identified as the Chief Operating Decision Maker (“CODM”) of the Company. The CODM monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on revenue growth with less emphasis on profit or loss due to the early stage development of the Company. Profit or loss is measured consistently with net profit or net loss in the Interim Condensed Consolidated Financial Statements. The CODM monitors the operating segments based on revenue growth and gross profit and reports its results under two segments: Kit and Service. All other operating segments have been aggregated and are included within the Corporate / Unallocated heading.
The Company’s research and development activities, sales & administrative activities, financing (including finance costs, finance income and other income) and income taxes are managed on a corporate basis and are not allocated to operating segments. Such expenditure is included in corporate/ unallocated.
4.2. Revenue and Gross Profit
The following tables presents the Company’s key financial information by segment:
For the three months ended March 31, 2021	Kit	Service	Total segments	Corporate / Unallocated	Consolidated
Revenue
Revenue from external customers	$2,841	$9,558	$12,399	$1,229	$13,628
Total segment revenue	2,841	9,558	12,399	1,229	13,628
Cost of goods sold	(585)	(3,942)	(4,527)	(469)	(4,996)
Gross profit	2,256	5,616	7,872	760	8,632
Total Segment profit	$2,256	$5,616	$7,872	$760	$8,632
Selling expenses					(5,704)
Administrative expenses					(12,411)
Research and development expenses					(4,219)
Other operating loss					(105)
Operating loss					(13,807)
Financial income					780
Financial expenses					(3,991)
Loss before tax					(17,018)
Income tax					2,723
Net loss for the period (Attributable to shareholders of the Parent)					$(14,295)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the three months ended March 31, 2020	Kit	Service	Total segments	Corporate / Unallocated	Consolidated
Revenue
Revenue from external customers	$1,503	$5,987	$7,490	$508	$7,998
Total segment revenue	1,503	5,987	7,490	508	7,998
Cost of goods sold	(949)	(2,427)	(3,376)	(173)	(3,549)
Gross profit	554	3,560	4,114	335	4,449
Total Segment profit	$554	$3,560	$4,114	$335	$4,449
Selling expenses					(2,710)
Administrative expenses					(3,872)
Research and development expenses					(2,587)
Other operating income					100
Operating loss					(4,620)
Financial income					772
Financial expenses					(9,683)
Loss before tax					(13,531)
Income tax					2,413
Net loss for the period (Attributable to shareholders of the Parent)					$(11,118)
4.3. Disaggregation of revenue from contracts with customers
The Company derives revenue primarily from the sales of own-produced finished goods and services in the following geographical regions:
For the three months ended March 31, 2021	Kit	Service	Corporate / Unallocated	Total
Sweden	$326	$532	$867	$1,725
Americas	1,852	5,359	122	7,333
EMEA (excluding Sweden)	452	3,130	205	3,787
China	160	—	8	168
Japan	37	509	16	562
Rest of world	14	28	11	53
	$2,841	$9,558	$1,229	$13,628
For the three months ended March 31, 2020	Kit	Service	Corporate / Unallocated	Total
Sweden	$605	$633	$166	$1,404
Americas	303	2,544	182	3,029
EMEA (excluding Sweden)	405	1,724	117	2,246
China	99	—	5	104
Japan	53	839	26	918
Rest of world	38	247	12	297
	$1,503	$5,987	$508	$7,998

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
4.4. Seasonality of operations
The Company experiences seasonality in revenue due to customers’ annual budget cycle. The seasonality results from several factors, including the procurement and budgeting cycles customers, especially government or grant-funded customers, whose cycles often coincide with government fiscal year ends. Similarly, biopharmaceutical customers typically have calendar year fiscal years which also result in a disproportionate amount of purchasing activity occurring during the fourth quarter. The seasonality impacts both segments; therefore, higher revenues and operating profits are usually expected in the second half of the year rather than in the first six months. This information is provided to allow for a better understanding of the results; however, management has concluded that this is not ‘highly seasonal’ in accordance with IAS 34.
5.   Share capital
(a)
Reorganization of share structure

On March 16, 2021, the Company’s shareholders approved the adoption of new articles of association which provided for the reorganization of existing common and preferred shares into one single share class. Pursuant to the new articles of association, each class of shares have been reorganized into one class of common shares as follows:
•
The common shares series A have been re-designated as 56,221,500 common shares;

•
The common shares series B have been re-designated as 250,000 common shares;

•
The preferred share series A have been re-designated as one common share; and

•
The preferred shares series B1 have been re-designated as 200,755,561 common shares.

Furthermore, on March 16, 2021, the Company’s shareholders resolved to conduct a reverse share split where the total number of outstanding common shares (257,227,062) was consolidated into 105,771,768 common shares.
(b)
Initial public offering

On March 29, 2021, the Company completed an initial public offering of 13,235,294 ADSs, representing 13,235,294 common shares, at an initial public offering price of $20.00 per share. The net proceeds from the Offering were $245.4 million, after deducting the underwriting discounts.
The net proceeds, together with existing cash at bank, were used to repay current outstanding credit facilities — see Note 6.
(c)
Incentive award plan

On March 16, 2021, our shareholders approved and made effective our 2021 Incentive Award Plan (“2021 Plan”) at the Annual General Meeting. The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of share- based compensation awards and cash-based performance bonus awards. Under the 2021 Plan, 1,085,900 shares are initially available for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock unit awards and performance based restricted stock unit awards; provided, however, that no more than 1,085,900 shares may be issued upon the exercise of incentive stock options. The shares will be issued when the program vests over the four-year plan period.
In connection with the closing of the initial public offering, the Company granted options to purchase an aggregate of 620,675 common shares out of the 2021 Plan, of which 589,428 options were granted to certain of our executive officers and directors, in each case with an exercise price equal to 125% of the initial public offering price of $20.00. Such options shall vest over four years, subject to the terms and conditions of the 2021 Plan. The material terms of the 2021 Plan have been summarized within the prospectus dated March 24, 2021 and filed on Form 424(b)(4).

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
During July-December 2021 we will fully implement and roll out the 2021 Plan to the entire Company. A total of 465,225 restricted stock units have been approved at the Annual General Meeting on March 16, 2021 to be awarded to all employees currently employed by Olink. The restricted stock units will vest during a four-year period; new shares will be issued when the restricted stock units vest.
6.   Repayment of loan facility
On March 30, 2021, the Company repaid $65.6 million of outstanding loan facilities plus accrued interest of $1.9 million using the net proceeds from the offering. The Company does not have outstanding loan balances at March 31, 2021.
7.   Fair values
As of March 31, 2021 and December 31, 2020, respectively, the fair values of cash at bank, accounts receivables, other receivables, accounts payable, and advance payments from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.
As noted in the Company’s consolidated financial statements as of December 31, 2020, the carrying value of fixed rate loan facilities approximated fair value.
8.   Related-party transactions
The Company entered into the following related party transaction in the period:
Management Service Agreements
On March 25, 2021, the Company terminated the Summa management service agreement and concurrently paid the success fee of approximately $2.25 million in connection with the initial public offering.
9.   Earnings per share
Earnings per share for the Company is calculated by taking the net loss for the period divided by the weighted average of outstanding common shares during the period.
	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Net loss for the period	$(14,295)	$(11,118)
Less accumulated preferred dividend yield	(4,245)	(3,431)
Total	(18,540)	(14,549)
Weighted average number of shares (thousands)	38,926	19,140
Basic and diluted loss per share	$(0.48)	$(0.76)
As of March 31, 2021, 1,085,900 common shares will be available for future issuance under our 2021 Incentive Award Plan, of which options to purchase 620,675 common shares have been granted during the period. These can potentially dilute earnings per share in the future but have not been included in the calculation of diluted earnings per share because they are antidilutive for the periods presented. Further, as of March 31, 2020, the Company did not hold any potential dilutive shares nor any antidilutive shares; therefore, there are no differences between the basic and diluted earnings (loss) per share for both periods presented.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The weighted average number of shares reflect the impact of the Company’s reverse share split as discussed in Note 5 for both periods presented. The accumulated preferred dividend yield established under the Company’s Management Shareholder Agreement ceased, in accordance with this agreement, without any requirement for such accumulated preferred dividend yield to be paid out as a result of the share reorganization that took place on March 16, 2021 in anticipation of the initial public offering. The $4.2 million for March 31, 2021 represents the preferred dividend yield calculated through the March 16, 2021 share reorganization as discussed in Note 5. There is no annual cash dividend declared or payable.
10.   Subsequent events
Subsequent to the quarter end at 31 March 2021, we have entered into two new lease agreements. One lease agreement for our new headquarters in Uppsala, Sweden and the second lease agreement for our new site in Waltham, Massachusetts. The combined annual lease payments for these two leases are expected in the region of $ 3.5 million.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Olink Holding AB (publ)
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Knilo HoldCo AB and its subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019, and the related consolidated statements of income and other comprehensive income, changes in equity and cash flows for the year ended December 31, 2020 and the period from January 4, 2019 (date of incorporation) through December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from January 4, 2019 to December 31, 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ÖhrlingsPricewaterhouseCoopers AB
Stockholm, Sweden
February 26, 2021
We have served as the Company’s auditor since 2016.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Olink Proteomics Holding AB
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of income and other comprehensive income, changes in equity and cash flows of Olink Proteomics Holding AB and its subsidiaries (the “Company”) for the period from January 1, 2019 to March 7, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of the Company’s operations and its cash flows for the period from January 1, 2019 to March 7, 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ ÖhrlingsPricewaterhouseCoopers AB
Stockholm, Sweden
December 11, 2020
We have served as the Company’s auditor since 2016.

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2020 (SUCCESSOR), FOR THE PERIOD FROM JANUARY 4, 2019 THROUGH DECEMBER 31, 2019 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH MARCH 7, 2019 (PREDECESSOR)
Amounts in thousands of US Dollars	Note	Successor For the year ended December 31, 2020	Successor For the period from January 4, 2019 through December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Revenue	5	$54,067	$41,693	$4,625
Cost of goods sold	6	(17,456)	(13,018)	(1,254)
Gross profit		36,611	28,675	3,371
Selling expenses	6	(12,722)	(8,247)	(9,011)
Administrative expenses	6	(20,102)	(26,609)	(709)
Research and development expenses	6	(9,632)	(4,845)	(1,676)
Other operating income		475	363	310
Operating loss		(5,370)	(10,663)	(7,715)
Financial income	8	5,455	7	242
Financial expenses	8	(7,344)	(7,874)	(27)
Loss before tax		(7,259)	(18,530)	(7,500)
Income tax	9	479	652	(332)
Net loss for the period (Attributable to shareholders of the Parent)		$(6,780)	$(17,878)	$(7,832)
Other comprehensive income/(loss):
Items that may be reclassified to profit or loss:
Exchange differences from translation of foreign operations		36,761	2,599	(408)
Other comprehensive income/(loss) for the, period, net of tax		36,761	2,599	(408)
Total comprehensive loss for the period, net of tax		$29,981	$(15,279)	$(8,240)
Total comprehensive loss for the period (Attributable to shareholder of the Parent)		$29,981	$(15,279)	$(8,240)
Basic and diluted loss per share	22	$(0.41)	$(0.83)	$(45.80)
The accompanying notes are an integral part of the Consolidated Financial Statements of the Successor
and Predecessor, respectively.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2020 (SUCCESSOR) AND DECEMBER 31, 2019 (SUCCESSOR)
Amounts in thousands of US Dollars	Note	Successor As of December 31, 2020	Successor As of December 31, 2019
ASSETS
Non-current assets
Intangible assets	12	$347,387	$302,404
Property, plant and equipment	13	5,774	2,741
Right-of-use asset	14	4,684	4,781
Deferred tax assets	9	37	10
Other long-term receivables	15	133	127
Total non-current assets		358,015	310,063
Current assets
Inventories	16	20,826	11,888
Trade receivables	17	33,482	17,444
Other receivables	18	2,856	317
Prepaid expenses and accrued income		1,491	1,045
Cash at bank and in hand		8,655	6,162
Total current assets		67,310	36,856
TOTAL ASSETS		$425,325	$346,919
EQUITY
Share capital	19	27,224	22,124
Other contributed capital	19	257,774	199,121
Reserves		39,360	2,599
Accumulated losses		(24,658)	(17,878)
Total equity attributable to shareholders of the Parent		$299,700	$205,966
LIABILITIES
Non-current liabilities
Interest-bearing loans and borrowings	15	63,965	56,278
Deferred tax liabilities	9	33,193	30,345
Total non-current liabilities		97,158	86,623
Current liabilities
Interest-bearing loans and borrowings	15	2,146	44,134
Accounts payable		6,658	2,056
Current tax liabilities	9	506	2,752
Other current liabilities	20	19,157	5,388
Total current liabilities		28,467	54,330
Total liabilities		$125,625	$140,953
TOTAL EQUITY AND LIABILITIES		$425,325	$346,919
The accompanying notes are an integral part of the Consolidated Financial Statements of the Successor
and Predecessor, respectively.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2020 (SUCCESSOR), FOR THE PERIOD FROM JANUARY 4, 2019 THROUGH DECEMBER 31, 2019 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH MARCH 7, 2019 (PREDECESSOR)
Predecessor
Amounts in thousands of U.S. Dollars	Notes	Share capital	Other contributed capital	Reserves	Accumulated loss	Total equity
At January 1, 2019	19	$6	$9,716	$(967)	$7,328	$16,083
Net loss for the period		—	—	—	(7,832)	(7,832)
Other comprehensive loss for the period		—	—	(408)	—	(408)
Total comprehensive loss for the period		—	—	(408)	(7,832)	(8,240)
Transactions with shareholders in their role as owners
New share issue		—	8,417	—	—	8,417
Non-registered share capital		—	323	—	—	323
Shareholders contributions		—	565	—	—	565
At March 7, 2019	19	$6	$19,021	$(1,375)	$(504)	$17,148
Successor
Amounts in thousands of U.S. Dollars	Notes	Share capital	Other contributed capital	Reserves	Accumulated loss	Total equity
At January 4, 2019	19	$5	$—	$—	$—	$5
Net loss for the period		—	—	—	(17,878)	(17,878)
Other comprehensive income for the period		—	—	2,599	—	2,599
Total comprehensive loss for the period		—	—	2,599	(17,878)	(15,279)
Transactions with shareholders in their role as owners
Shareholders’ contributions		—	48	—	—	48
New share issue	19	22,119	199,073	—	—	221,192
At December 31, 2019	19	$22,124	$199,121	$2,599	$(17,878)	$205,966
Net loss for the period		—	—	—	(6,780)	(6,780)
Other comprehensive income for the period		—	—	36,761	—	36,761
Total comprehensive loss for the period		—	—	36,761	(6,780)	29,981
Transactions with shareholders in their role as owners
Shareholders’ contributions	19	—	—	—	—	—
New share issue	19	5,100	58,653	—	—	63,753
At December 31, 2020	19	$27,224	$257,774	$39,360	$(24,658)	$299,700
The accompanying notes are an integral part of the Consolidated Financial Statements of the Successor
and Predecessor, respectively.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2020 (SUCCESSOR), FOR THE PERIOD FROM JANUARY 4, 2019 THROUGH DECEMBER 31, 2019 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2019 THROUGH MARCH 7, 2019 (PREDECESSOR)
Amounts in thousands of US Dollars	Note	Successor For the year ended December 31, 2020	Successor For the year ended December 31, 2019	Predecessor For the period from January 1, 2019 through March 7, 2019
Operating activities
Loss before tax		$(7,259)	$(18,530)	$(7,500)
Adjustments reconciling loss before tax to operating cash flows:
Depreciation and amortization	12,13,14	12,540	9,157	221
Net finance expense/(income)	8	1,889	7,867	(215)
Foreign currency exchange		—	(163)	(236)
Changes in working capital:
(Increase) in inventories		(5,978)	(2,798)	(401)
(Increase)/Decrease in accounts receivable		(11,889)	(13,376)	8,910
(Increase)/Decrease in other current receivables		(911)	8,616	(9,825)
Increase/(Decrease) in trade payables		3,738	224	(254)
Increase/(Decrease) in other current liabilities		11,146	(6,890)	6,457
Interest received		—	7	242
Interest paid		(4,726)	(5,154)	(8)
Tax received/(paid)		(5,339)	15	(33)
Cash flow used in operating activities		$(6,789)	$(21,025)	$(2,642)
Investing activities
Purchase of intangible assets	12	(7,791)	(9)	—
Purchase of property, plant and equipment	13	(3,460)	(689)	(125)
Acquisition of subsidiaries, net of cash acquired	11	(4,593)	(289,195)	—
Decrease/(Increase) in other non-current financial assets		2	(63)	(64)
Cash flow used in investing activities		$(15,842)	$(289,956)	$(189)
Financing activities
Proceeds from issue of share capital	19	19,155	221,197	8,740
Proceeds from interest-bearing liabilities	15.4	7,930	93,278	—
Payment of principal portion of lease liability	15.4	(1,490)	(749)	(23)
Received from shareholder contributions		—	48	565
Cash flow from financing activities		$25,595	$313,774	$9,282
Net cash flow during the period		2,964	2,793	6,451
Cash at bank and in hand at the beginning of the period		6,162	—	3,524
Net foreign exchange difference		(471)	3,369	212
Cash at bank and in hand at the end of the period		$8,655	$6,162	$10,187
The accompanying notes are an integral part of the Consolidated Financial Statements of the Successor
and Predecessor, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.
General Information Successor

Knilo HoldCo AB (the “Parent”) was incorporated under the laws of Sweden as a limited company (“Aktiebolag”) and has its registered office in Uppsala, Sweden. The Parent was incorporated on January 4, 2019 for the purpose of the acquisition of Olink Proteomics Holding AB (“Olink Holdings”) and its subsidiaries. Olink Holdings business address is Uppsala Science Park, Dag Hammarskjölds väg 54A, SE-752 37 UPPSALA, Sweden.
The Parent had no operations until October 2020 and thereafter provides management services to the its subsidiaries. The Parent owns 100% of Knilo BidCo AB, a company incorporated on 4 January 2019 under the laws of Sweden and has its registered office in Uppsala, Sweden. Knilo BidCo AB owns 100% of Olink Holdings. Knilo BidCo AB was used to acquire Olink Holdings on March 7, 2019 (“Olink Acquisition”). Between January 4, 2019 and March 7, 2019, the activities of the Parent and Knilo BidCo AB related only to the preparation for the Olink Acquisition.
The ultimate parent of Knilo HoldCo AB is Summa Equity Holding AB, Stockholm, Sweden.
When referring to the Parent and its subsidiaries collectively, they are referred to herein as the “Successor”.
Predecessor
Until March 7, 2019 Olink Holdings’ parent entity was Nexttobe AB, Uppsala, Sweden. The ultimate parent of Olink Holdings was Lyftet Holding BV, Amsterdam, The Netherlands.
When referring to Olink Proteomics Holding AB and its Subsidiaries collectively, they are referred to herein as the “Predecessor”.
Successor and Predecessor
When referring to the Successor and Predecessor equally, they are referred to herein as “the Companies”. The Companies develop, produce, market and sell biotechnological products and services along with thereof related activities.
The Companies’ Predecessor and Successor financial statements were authorized for issue by the Board of Directors on December 11, 2020 and February 26, 2021, respectively.
2.
Significant Accounting Policies

The principal accounting policies applied in the preparation of these Successor and Predecessor consolidated financial statements are set out below. These policies have been consistently applied to the Successor and Predecessor consolidated financial statements for all periods presented, unless otherwise stated. Unless otherwise stated, all amounts are in thousands of U.S. Dollars.
2.1
Basis of preparation

The Successor consolidated financial statements, comprise the consolidated balance sheet of Successor as of December 31, 2020 and as of December 31, 2019; and the related consolidated statements of income and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the year ended December 31, 2020 and for the period from January 4, 2019 (date of incorporation) through December 31 2019 (the “Successor Consolidated Financial Statements”). The Predecessor consolidated financial statements, comprise the consolidated statement of income and other comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the period from January 1, 2019 through March 7, 2019 (the “Predecessor Consolidated Financial Statements”). The Predecessor Consolidated Financial Statements and the Successor Consolidated Financial Statements have been prepared in accordance

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
As a result of the Olink Acquisition on March 7, 2019, Successor carries forward and continues to operate the Predecessor business as of that date. The Successor and Predecessor consolidated financial statements have been prepared with a “black line presentation”, whereby a vertical black line separates the Successor and the Predecessor consolidated financial statements. In addition, relevant footnotes have been presented for the Successor and Predecessor with the “black line presentation” to distinctly highlight the periods pre and post-acquisition and their lack of comparability.
The preparation of Successor and Predecessor consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the respective accounting policies of Successor and Predecessor. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the Successor and Predecessor consolidated financial statements are disclosed in note 3.
The Predecessor adopted IFRS as of January 1, 2018 and the Successor adopted IFRS from January 4, 2019, the date of its inception. As such, IFRS 1, First Time Adoption of IFRS disclosure requirements are not presented in the Successor or Predecessor consolidated financial statements. Furthermore, the Predecessor also adopted IFRS 16 as of January 1, 2018 as required by IFRS 1. The Successor and Predecessor consolidated financial statements have been prepared using the historical cost measurement basis. There are no financial assets and liabilities measured at fair value on a recurring basis.
New and amended standards and interpretations
The following standards and amendments were adopted by the Successor in the current financial year:
An amendment to IFRS 3 ‘Business combinations’ was issued in October 2018 and was implemented by the Successor in 2020. The amendment clarifies the definition of a business and permits a simplified initial assessment of whether an acquired set of activities and assets is a group of assets rather than a business. The amendment is applied prospectively to acquisitions completed after January 1, 2020 and will not change the accounting for any acquisitions before that date.
‘Interest rate benchmark reform — Amendments to IFRS 9, IAS 39 and IFRS 7’ was issued in September 2019 and was implemented by the Successor from January 1, 2020. These amendments have no impact on the consolidated financial statements of the Successor as it currently does not have any interest rate hedge relationships.
Other standards, interpretations and amendments effective in the current financial year have not had a material impact on the Successor financial statements. The Successor has not applied any other standards, interpretations or amendments that have been issued but are not yet effective.
New and amended standards not yet effective
The following new and amended accounting standard has been issued by the IASB. It may affect future financial statements. The Companies have not early adopted before their effective date.
In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 Presentation of Financial Statements, to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:
•
What is meant by a right to defer settlement;

•
That a right to defer must exist at the end of the reporting period;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
•
That classification is unaffected by the likelihood that an entity will exercise its deferral right; and

•
That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The amendments are effective for annual reporting periods beginning on or after 1 January 2023 and must be applied retrospectively. The amendments are not expected to have a material impact on the results or financial position of the Successor.
Other standards, interpretations and amendments issued but not yet effective are not expected to have a material impact on the Successor financial statements.
2.2
Basis of consolidation

The Successor and Predecessor consolidated financial statements comprise the financial statements of the Companies and its subsidiaries each period presented. Control is achieved when the Companies are exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Such subsidiaries are consolidated from the date on which control is transferred to the Companies and are deconsolidated from the date that control ceases.
Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the period are included in the consolidated financial statements from the date the Companies gain control until the date the Companies ceases to control the subsidiary. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.
2.3
Significant Accounting Policies

i.
Business combinations

Business combinations are accounted for using the acquisition accounting method. Consideration transferred, identifiable assets and liabilities assumed are measured at fair value at acquisition date.
Where the consideration transferred, together with any noncontrolling interest, exceeds the fair value of the assets acquired and liabilities assumed, the excess is recorded as goodwill. The costs of effecting an acquisition are charged to the consolidated statement of income in the period in which they are incurred. Goodwill is capitalized as a separate item in the case of subsidiaries and as part of the cost of investment in the case of joint ventures and associates. Goodwill is denominated in the currency of the operation acquired.
ii.
Foreign currency translation

Functional and presentation currency
The Successor and Predecessor consolidated financial statements are presented in U.S. Dollars. For each subsidiary, the Companies determine the functional currency and items included in the financial statements of each subsidiary are measured using that functional currency. In all cases the functional currency of a subsidiary is that of the primary country of operations of that subsidiary. The Companies use the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.
Transactions and balances
Foreign currency transactions of the Companies are translated into the functional currency using the exchange rates prevailing on the transaction dates.
Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Non-monetary assets and liabilities measured in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
terms of historic cost in a foreign currency are translated into the functional currency using the exchange rates prevailing on the initial transaction dates. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates prevailing on the date when the fair value is determined.
Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of income.
Translation of foreign subsidiaries
The results and the financial position for all the Companies’ foreign subsidiaries with a functional currency other than the U.S. Dollar are translated into U.S. Dollars, as follows:
•
Assets and liabilities at each balance sheet date are translated using the exchange rates prevailing at that balance sheet date;

•
Period income statements are translated using the average exchange rate prevailing at the corresponding month;

•
Exchange differences arising on translation for consolidation are recognized in Other Comprehensive Income (“OCI”). On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss; and,

•
Goodwill and fair value adjustments arising from the acquisition of foreign operations are treated as assets and liabilities in these operations and are translated to the exchange rate at the balance sheet date.

iii.
Revenue recognition

The Companies receive revenue from contracts with customers from the sale of its products in the form of kits and from services. The companies also provide custom development services. Value added tax and other sales taxes are excluded from revenue.
Kit and Services
Revenue from the sale of kits is recognized at the point in time when control of the products has transferred to the customer. Control primarily transfers when the products are received by the customer, typically when the products clear the destination country customs.
Revenue from the services is also recognized at the point in time that the results of the analysis are transferred electronically to the customer.
The majority of the above contracts relate to sales orders containing single bundled performance obligations for the delivery of kits or the performance of services at fixed prices. Contracts with customers do not contain variable consideration. The Companies do not usually accept returns or give rebates. Revenue is not recognized in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The average duration of a sales order is less than 1 month.
Custom development services
Revenue from the performance of custom development services is recognized over time since control is transferred to the customer based on the extent of progress towards completion of the obligation. These contracts contain a single bundled performance obligation being the provision of custom development services of panels. Custom development projects are quoted at fixed process and extend over several months. The Companies generally use an input method to determine the progress completed of custom development service arrangements because there is a direct relationship between the effort (i.e. based on costs incurred against expected total costs) and the transfer of service to the customer.
The average duration of a service contracts is less than 12 months.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
iv.
Research and development

The Companies development expenditures are evaluated under the requirements for recognition as an asset. Research and development expenditures that do not meet the criteria for recognition as an asset are charged to the consolidated statement of income in the period in which they are incurred.
v.
Legal and other disputes

Provision is made for the anticipated settlement costs of legal or other disputes against the Companies where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome.
vi.
Leases

The Companies recognize right of use assets under lease arrangements in which it is the lessee. Rights to use assets owned by third parties under lease agreements are capitalized at the inception of the lease and recognized on the consolidated balance sheet. The corresponding liability to the lessor is recognized as a lease obligation within current and non-current liabilities. The carrying amount is subsequently increased to reflect interest on the lease liability and reduced by lease payments.
Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. Non-lease components are accounted for separately from the lease components.
At the commencement date of the lease, the Companies recognize lease liabilities measured at the present value of lease payments to be made over the lease term. Lease payments do not include variable lease payments, which are expensed as incurred unless they depend on an index or rate. In calculating the present value of lease payments, the Companies use their incremental borrowing rate (“IBR”) at the lease commencement date because the interest rate implicit in the lease is not readily determinable. The IBR is calculated at the rate of interest at which the Companies would have been able to borrow for a similar term and with a similar security to obtain a similar asset in a similar market.
If modifications or reassessments occur, the lease liability and right of use asset are re-measured.
Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Companies are reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life. Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.
vii.
Intangible assets

Goodwill
Goodwill is stated at cost less impairments. Goodwill is deemed to have an indefinite useful life and is tested for impairment at least annually.
Other intangible assets
Intangible assets are stated at cost less provisions for amortization and impairments. Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition.
Licenses separately acquired or acquired as part of a business combination are amortized over their estimated useful lives, using the straight-line basis, from the time they are available for use.
Customer relationships and technology acquired as part of a business combination are amortized over their estimated useful lives, using the straight-line basis.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Brands acquired as part of a business combination are deemed to have indefinite useful lives. The acquired brands are well-established within the industry, as evidenced by continued demand from and collaboration with blue chip research institutions. Further, the business is expected to operate under these brands for the foreseeable future, thus supporting the indefinite classification. These intangible assets are not amortized, but are tested for impairment annually, either individually or at the cash- generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.
Licenses and customer relationships have estimated useful lives of 10 years and research and development technology have estimated useful lives of 15 years. Asset lives are reviewed, and where appropriate adjusted, annually.
viii. Property, plant and equipment
Property, plant and equipment (PP&E) includes leasehold improvements; plant and machinery; furniture fittings and equipment; and assets under construction. PP&E is stated at the cost of purchase or construction, less provisions for depreciation and impairment. Depreciation is calculated to write off the cost less residual value of PP&E, excluding freehold land, using the straight-line basis over the expected useful life. Residual values and lives are reviewed, and where appropriate adjusted annually. The normal expected useful lives of the major categories of PP&E are:
•
Leasehold improvements 5 years

•
Plant and machinery 5 years

•
Furniture, fittings and equipment 5 years

On disposal of PP&E, the cost and related accumulated depreciation and impairments are removed from the balance sheet and the net amount, less any proceeds, is recognized in the income statement.
ix.
Impairment of non-current assets

The carrying values of all non-current assets are reviewed for impairment, either on a stand-alone basis or as part of a larger cash generating unit (“CGU”), when there is an indication that the assets might be impaired. Additionally, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use are tested for impairment annually. Any provision for impairment is charged to the income statement.
Impairments of goodwill are not reversed. Impairment losses on other non-current assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortization, had no impairments been recognized.
x.
Inventories

Inventories are stated at the lower of cost and net realizable value. Cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Cost is generally determined on a first in, first out basis.
xi.
Financial instruments

Financial assets
Financial assets are measured at amortized cost, fair value through other comprehensive income (“FVTOCI”) or fair value through profit or loss (“FVTPL”). The measurement basis is determined by reference to both the business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. For financial assets other than trade receivables a 12-month

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
expected credit loss (“ECL”) allowance is recorded on initial recognition. If there is subsequent evidence of a significant increase in the credit risk of an asset, the allowance is increased to reflect the full lifetime ECL. If there is no realistic prospect of recovery, the asset is written off.
ECLs are recognized in the income statement on financial assets measured at amortized cost and at fair value through other comprehensive income apart from equity investments.
Trade receivables
Trade receivables are measured at amortized cost and are carried at the original invoice amount less ECL allowance. The ECL allowance is calculated using a provision matrix applying lifetime historical credit loss experience to the trade receivables. The expected credit loss rate varies depending on whether, and the extent to which, settlement of the trade receivables is overdue, and it is also adjusted as appropriate to reflect current economic conditions and estimates of future conditions. For the purpose of determining credit loss rates, customers are classified into groupings that have similar loss patterns. The key drivers of the loss rate are the nature of the business, location and type of customer.
When a trade receivable is determined to have no reasonable expectation of recovery it is written off against any ECL allowance available and then to the income statement. Subsequent recoveries of amounts previously provided for or written off are credited to the income statement. Long-term receivables are discounted where the effect is material.
Cash and cash equivalents
Cash and cash equivalents are measured at amortized cost and includes cash on hand and deposits held at call with financial institutions.
Bank overdrafts are shown within interest-bearing liabilities in current liabilities in the consolidated balance sheet.
Financial liabilities
Financial liabilities are classified, at initial recognition, as financial liabilities at FVTPL, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans, borrowings and payables, net of directly attributable transaction costs.
The Companies’ financial liabilities include trade and other payables, loans and borrowings (including bank overdrafts).
Loans and borrowings are subsequently carried at amortized cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognized as a charge to the consolidated statements of other comprehensive income over the period of the relevant borrowing.
Derivative financial instruments
The Companies do not currently enter into derivative financial instruments.
xii.
Pension obligations

The Companies operate defined-contribution plans for the benefit of its employees. The Companies’ contributions to defined contribution plans are expensed as incurred.
xiii. Current and deferred income tax
Current income tax is provided at the amounts expected to be paid, applying tax rates that have been enacted or substantively enacted by the balance sheet date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Deferred income tax results from temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. Deferred income tax based on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax is provided using rates of tax that have been enacted or substantively enacted by the balance sheet date.
Where an uncertain tax position is identified, management will make a judgement as to what the probable outcome will be, assuming the relevant tax authority has full knowledge of the situation. When an economic outflow is probable to arise, a provision is made for the best estimate of the liability. In estimating any such liability, the Companies applies a risk-based approach which accounts for the probability that the Companies would be able to obtain compensatory adjustments under international tax treaties. These estimates consider the specific circumstances of each dispute and relevant external advice.
3.
Significant accounting estimates and judgements

The COVID-19 pandemic has adversely affected, and we expect will continue to adversely affect, elements of our business. COVID-19 has primarily disrupted the customer end of the supply chain, with our customers’ labs operating at reduced capacity for extended portions of 2020. COVID-19 has adversely impacted our forecasted growth rate for 2020, in particular as customers have had issues accessing their labs. We have not seen any material cancellations in our pipeline; however, there have been delays as customers are pushing projects into the future. We are continuing to closely monitor how the pandemic and related response measures are affecting our business. Our production and manufacturing facilities are located in Uppsala, Sweden and Watertown, Massachusetts and we have not to date experienced any material disruptions to our production or supply of goods. We increased our inventory level in 2020 in order to operate with a higher level of inventory than we have done historically. Although we have seen a reduction in expected demand due to the ongoing COVID-19 pandemic, we have not observed any significant changes in our underlying customer base, and we have been and will continue to serve our customers, even at reduced levels, until their activities return to normal. The gradual recovery of revenue we have seen compared with previous levels reflects the underlying factors affecting demand, including the easing of lockdown restrictions and the partial or full reopening of academic and biopharmaceutical research laboratories around the world.
The preparation of the Companies’ consolidated successor and predecessor financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Actual amounts and results could differ from those estimates. In the process of applying the Companies’ accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognized in the consolidated successor and predecessor financial statements:
3.1
Fair value measurement in a business combination Successor

Successor
On March 7, 2019 the Predecessor was acquired in a business combination. Management completed a purchase price allocation of the identified items of tangible and intangible property. Estimates were made about the future with respect to the deriving valuation models used to support the fair value of identifiable tangible and intangible property. Management used judgement in reviewing such models and allocating the purchase consideration to the assets acquired, liabilities assumed and resulting goodwill which is reflected in the Successor’s consolidated balance sheet.
Furthermore, management used judgement to consider that subsequent to the business combination no impairment indicators existed that would result in the need to perform an impairment analysis. The

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
annual impairment test required for goodwill and indefinite lived intangible assets was performed as of December 31, 2020 and as of December 31,2019. Significant judgement was required in making the estimates and assumptions pertaining to establishing the recoverable amount for impairment testing.
The determination of the useful lives of acquired intangible and tangible property is a key estimate. Refer to sections vii and viii in Note 2 for further discussion of useful lives. Refer to Note 12.1 for discussion on impairment testing.
3.2
Leases

Successor and Predecessor
At initial recognition and subsequent remeasurement, management estimates are made for the term applied in a lease contract. The outcome of these estimates may turn out not to match the actual outcome of the lease and may have an adverse effect on the right-of-use assets. Lease contracts may give the lessee the right to shorten or prolong a contract. Under such contracts management judgement of the lease term is required.
In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).
The Companies cannot readily determine the interest rate implicit in the lease, therefore, it uses its IBR to measure lease liabilities. The Companies estimate the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates.
3.3
Development costs

Successor and Predecessor
The Companies have a process to determine whether development costs meet the criteria for capitalization. However, based on management’s judgement and the nature of the development activities, such criteria and in particular technical and economic feasibility is normally not met until the development phase is complete. Special projects, normally external, are capitalized if they meet the criteria to be recognized as an asset in the balance sheet.
4.
Financial risk management

4.1
Financial risk factors

The Companies activities are subject to several financial risks: market risk (including exchange rate risk and interest rate risk), credit risk and liquidity risk. The Companies strive to minimize potential unfavorable effects from these risks on the Companies’ financial results.
The aim of the Companies’ financial operations is to:
•
Ensure that the Companies can meet their financial obligations timely

•
Manage financial risks; and,

•
Ensure a supply of necessary financing.

The Companies’ risk management is predominantly controlled by senior management.
Market risk — Currency risk (transaction risk)
The Companies operate internationally and are exposed to foreign exchange risk where invoicing is made in a currency other than the functional currency, primarily the U.S. dollar. Mitigation of this risk occurs naturally by partially matching costs in the same foreign currency i.e. in U.S. Dollars and obtaining

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
borrowings, as required, in U.S. dollars. The currency risk is monitored on a regular basis. Neither the Successor nor the Predecessor entered into derivative currency arrangements during Successor and Predecessor periods, respectively.
Exposure
The Successor’s exposure to currency risk from monetary assets and liabilities denominated in foreign currencies, was as follows:
	As of December 31, 2020
	U.S.$	EUR	GBP
Trade receivables	$22,683	$3,722	$1,587
Trade payable	2,740	305	219
Interest-bearing loans and borrowings	58,359	5,454	—
	As of December 31, 2019
	U.S.$	EUR	GBP
Trade receivables	$13,581	$1,963	$261
Trade payable	290	612	15
Interest-bearing loans and borrowings	50,000	4,983	—
Sensitivity
The following table demonstrates the sensitivity to a reasonably possible change in U.S. Dollar exchange rates against SEK as of December 31, 2020 and 2019 for the Successor and as of March 7, 2019 for the Predecessor, with all other variables held constant. The impact on the Successor’s and Predecessor’s loss before tax is due to changes in the fair value of monetary assets and monetary liabilities. There is no additional impact on the components of equity because the Successor and Predecessor did not have any item that directly affected equity. The Successor’s and Predecessor’s exposure to foreign currency changes for all other currencies is not material. The Successor’s risk exposure in foreign currencies:
The Successor’s risk exposure in foreign currencies:
As of December 31, 2020
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 3%	$(1,016)
USD/SEK exchange rate – decrease 3%	1,016
As of December 31, 2019
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 2%	$(717)
USD/SEK exchange rate – decrease 2%	717

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Predecessor’s risk exposure in foreign currencies:
As of March 7, 2019
Impact of non-functional currency foreign exchange exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
USD/SEK exchange rate – increase 2%	$50
USD/SEK exchange rate – decrease 2%	(50)
Market risk — Interest-rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Successor’s main interest rate risk arises from long-term interest-bearing liabilities with variable rates, which expose the Successor to cash flow interest rate risk.
As of December 31, 2020, the Successor amended the existing facilities agreement, converting all outstanding loans with variable interest rates to fixed rates. The future cash flows of the financial instruments will not fluctuate because of changes in market interest rates. The financial instruments were recognized at fair value on the effective date, December 23, 2020. Given the immediate proximity to year end, the financial instruments are deemed to be at fair value as of December 31, 2020. The Successor’s interest-bearing liabilities at fixed rate were mainly denominated U.S. Dollar and EUR.
As of December 31, 2019, the majority of the Successor’s interest-bearing loans had both fixed and variable rates where margin on loans with variable interest rates vary with net leverage. The Successor’s interest-bearing liabilities at variable rate were mainly denominated U.S. Dollar and EUR.
Interest rate derivative instruments were not used during the Successor and Predecessor periods. The Predecessor was not exposed to interest rate risk.
Sensitivity
The Successor’s rates on interest-bearing loans are fixed as of December 31, 2020, therefore, a sensitivity analysis showing the impact of interest rate exposure is not applicable.
The following table demonstrates the sensitivity to a reasonably possible change in the LIBOR rate on the U.S. Dollar denominated loan as of December 31, 2019. The sensitivity is not fully representative of the risk inherent in the loan because the year-end exposure does not reflect the exposure during the year. With all other variables held constant, the Successor’s loss before tax is affected through the impact on floating rate loans, as follows:
As of December 31, 2019
Impact of interest rate exposures Amounts in thousands of U.S. Dollars	(Increase)/decrease in loss before tax
Interest rates – increase by 10 basis points	$(13)
Interest rates – decrease by 10 basis points	13
Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Companies are exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions and foreign exchange transactions. Credit risk relates primarily to customer credit limits, which are subject to certain credit rating rules and authorization processes. However, the majority of the Companies customer base tend to be blue chip global companies and therefore such customers usually have strong credit ratings. Successor’s sales are concentrated such that 52% of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
sales in 2020 and 63% of sales in 2019 are with biopharmaceutical and academia customers based in the U.S. U.S. Dollar denominated trade receivables as of December 31, 2020 and 2019 amounted to $22,683 thousand and $13,581 thousand, respectively.
The maximum default risk for the Companies is equivalent to the net receivables reported in the Consolidated Financial Statements. The Companies have historically almost non-existent credit losses and based on historical data of credit losses together with a forward-looking assessment, the expected credit loss for trade receivables is not material. (see Note 17, ‘Trade receivables’).
The Successor’s cash at bank is held in Investment Grade credit rated banks.
Other financial assets at amortized cost include rental deposits. The credit risk for other financial assets at amortized cost as at December 31, 2020 and 2019 is not material and no credit loss reserve has been recognized.
Liquidity risk
Credit facilities at banks together with cash at bank allows the Successor to meet its liquidity risk obligations as they come due. Subsequent to the change of control that occurred on March 7, 2019, liquidity was maintained through the provision of a loan from the Successor’s parent entity. The shareholder loan was converted to equity during 2020. (see Note 21, ‘Related party transactions’)
The following table includes an analysis of the Successor’s financial liabilities, grouped according to their maturity dates based on contractual undiscounted payments and considers the period remaining until their contractual maturity date as at December 31, 2020 and 2019:
As per December 31, 2020	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Loan facilities (Note 15.1)	$98,332	$—	$—	$98,332	$—
Lease liabilities (Note 15.1)	5,394	2,428	2,629	108	229
Advance invoiced customers (Note 15.2)	7,367	7,367	—	—	—
Accounts payable (Note 15.2)	6,658	6,658	—	—	—
As per December 31, 2019	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Loan facilities (Note 15.1)	$78,506	$4,531	$9,062	$9,062	$55,851
Loan from shareholder (Note 15.1)	41,102	41,102	—	—	—
Other interest-bearing loan entered in conjunction with loan from shareholder (Note 15.1)	1,618	1,618	—	—	—
Lease liabilities (Note 15.1)	4,904	1,539	2,977	388	—
Advance invoiced customers (Note 15.2)	1,068	1,068	—	—	—
Accounts payable (Note 15.2)	2,056	2,056	—	—	—

4.2
Capital management

For the purpose of the Companies’ capital management, capital includes issued capital, other contributed capital and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Companies’ capital management is to maximize the shareholder value.
Successor
Successor is an emerging growth company and during the period since the change in control occurred the Successor has received funds from its parent to support its long-term strategy and support

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
short term ramp up in production. The Successor manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the financial covenants. Breaches in meeting the financial covenants would grant the lender the right to immediately call the Successor’s loans. During the periods ended December 31, 2020 and 2019 Successor reported net losses of $6,780 thousand and $17,878 thousand, respectively. As of and for the periods ended December 31, 2020 and 2019, the Successor was in compliance with all debt covenants.
The purpose of any future initial public offering will be to generate sufficient equity to support its long-term growth and provide its shareholders with sufficient returns on their investment.
5.
Segment and revenue information

5.1
Description of segments and principal activities Successor and Predecessor

Successor and Predecessor
Operating segments are reported based on the financial information provided to the Chief Executive Officer (“CEO”). The CEO is identified as the Chief Operating Decision Maker (“CODM”) of the Companies. The CODM monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on revenue growth with less emphasis on profit or loss due to the early stage development of the Company. Profit or loss is measured consistently with net profit or net loss in the Consolidated Financial Statements of the Successor and Predecessor, respectively. The CODM monitors the operating segments based on revenue growth and gross profit and reports its results under two segments: Kit and Services. All other operating segments have been aggregated and are included within the Corporate / Unallocated heading.
The Companies’ research and development activities, sales & administrative activities, financing (including finance costs, finance income and other income) and income taxes are managed on a corporate basis and are not allocated to operating segments. Such expenditure is included in corporate/ unallocated.
Capital expenditure consists of additions of property, plant and equipment and intangible assets.
5.2
Revenue and Gross Profit

Successor
The following tables presents the Successor’s key financial information by segment:
For the year ended December 31, 2020	Kit	Services	Total segments	Corporate / Unallocated	Consolidated
Revenue
Revenue from external customers	$14,759	$34,404	$49,163	$4,904	$54,067
Total segment revenue	14,759	34,404	49,163	4,904	54,067
Cost of goods sold	(2,671)	(12,114)	(14,785)	(2,671)	(17,456)
Gross profit	12,088	22,290	34,378	2,233	36,611
Total Segment profit	$12,088	$22,290	$34,378	$2,233	$36,611
Selling expenses					(12,722)
Administrative expenses					(20,102)
Research and development expenses					(9,632)
Other operating income					475
Operating loss					$(5,370)
Financial income					5,455
Financial expenses					(7,344)
Loss before tax					$(7,259)
Income tax					479
Net loss for the period (Attributable to shareholders of the Parent)					$(6,780)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
From January 4, 2019 through December 31, 2019	Kit	Services	Total segments	Corporate / Unallocated	Consolidated
Revenue
Revenue from external customers	$11,067	$27,739	$38,806	$2,887	$41,693
Total segment revenue	11,067	27,739	38,806	2,887	41,693
Cost of goods sold	(2,430)	(9,146)	(11,576)	(1,442)	(13,018)
Gross profit	8,637	18,593	27,230	1,445	28,675
Total Segment profit	$8,637	$18,593	$27,230	$1,445	$28,675
Selling expenses					(8,247)
Administrative expenses					(26,609)
Research and development expenses					(4,845)
Other operating income					363
Operating loss					$(10,663)
Financial income					7
Financial expenses					(7,874)
Loss before tax					$(18,530)
Income tax					652
Net loss for the period (Attributable to shareholders of the Parent)					$(17,878)
Predecessor
The following table presents the Predecessor’s key financial information by segment:
From January 1, 2019 through March 7, 2019	Kit	Services	Total segments	Corporate / Unallocated	Consolidated
Revenue
Revenue from external customers	$1,829	$2,480	$4,309	$316	$4,625
Total segment revenue	1,829	2,480	4,309	316	4,625
Cost of goods sold	(106)	(938)	(1,044)	(210)	(1,254)
Gross profit	1,723	1,542	3,265	106	3,371
Total Segment profit	$1,723	$1,542	$3,265	$106	$3,371
Selling expenses					(9,011)
Administrative expenses					(709)
Research and development expenses					(1,676)
Other operating income					310
Operating loss					$(7,715)
Financial income					242
Financial expenses					(27)
Loss before tax					$(7,500)
Income tax					(332)
Net loss for the period (Attributable to shareholders of the Parent)					$(7,832)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5.3
Disaggregation of revenue from contracts with customers

The Companies’ derive revenue primarily from the sales of own-produced finished goods and services in the following geographical regions:
Successor
For the year ended December 31, 2020	Kit	Service	Corporate / Unallocated	Total
Sweden	$4,029	$2,307	$884	$7,220
Americas	6,824	19,268	1,715	27,807
EMEA (excluding Sweden)	2,858	10,906	1,166	14,930
China	374	101	193	668
Japan	88	1,369	90	1,547
Rest of world	586	453	856	1,895
	$14,759	$34,404	$4,904	$54,067
From January 4, 2019 through December 31, 2019	Kit	Service	Corporate / Unallocated	Total
Sweden	$1,314	$1,716	$749	$3,779
Americas	6,266	19,431	1,449	27,146
EMEA (excluding Sweden)	2,958	5,975	656	9,589
China	465	69	10	544
Japan	64	301	16	381
Rest of world	—	247	7	254
	$11,067	$27,739	$2,887	$41,693
Predecessor
From January 1, 2019 through March 7, 2019	Kit	Service	Corporate / Unallocated	Total
Sweden	$512	$203	$88	$803
Americas	901	1,529	158	2,588
EMEA (excluding Sweden)	317	748	64	1,129
China	—	—	—	—
Japan	99	—	6	105
Rest of world	—	—	—	—
	$1,829	$2,480	$316	$4,625
There were no customers in the Successor 2020 or 2019 periods that individually exceeded 10% of total revenue. In the Predecessor 2019 period, Hamilton Health Sciences individually exceeded 10% of total revenue, with sales amounting to $707 thousand.
5.4 Non-current operating assets by geography
Sweden is regarded as being the Successor’s country of domicile. Non-current operating assets are distributed by geography as follows:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Sweden	$355,179	$307,102
Rest of World	2,799	2,951
Total	$357,978	$310,053

6.
Operating expenses by nature

	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Included in cost of sales
Cost of inventories recognized as an expense	$12,760	$10,681	$840
Depreciation of tangible assets (Note 13, 14.2)	1,540	324	40
Employee benefits (Note 7)	3,156	2,006	373
Included in selling expenses
Depreciation of tangible assets (Note 13, 14.2)	357	134	19
Amortization of intangible assets (Note 12)	11	5	1
Employee benefits (Note 7)	9,758	4,793	8,676
Included in administrative expenses
Depreciation of tangible assets (Note 13, 14.2)	293	781	106
Amortization of intangible assets (Note 12)	9,736	7,831	—
Employee benefits (Note 7)	3,519	2,309	419
Included in research and development expenses
Depreciation of tangible assets (Note 13, 14.2)	478	83	20
Amortization of intangible assets (Note 12)	125	—	—
Employee benefits (Note 7)	3,359	2,171	439

7.
Employee benefits

The Companies have various defined contribution benefit plans, primarily consisting of the plans in Sweden, for which its employees participate.
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Salaries and wages	$15,269	$8,956	$9,423
Social security costs	2,935	1,649	352
Pension costs – defined contribution plans	1,588	674	132
Total employee benefits	$19,792	$11,279	$9,907

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Employee benefit expenses for the Predecessor period ended March 7, 2019 includes a change in control bonus for approximately $7,708 thousand included within Salaries and wages.
8.
Financial income and expenses

The following table shows a reconciliation of financial income and expense for the Successor and Predecessor:
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Interest income	$—	$7	$—
Net foreign exchange difference	5,455	—	242
Total financial income	$5,455	$7	$242
Interest on loans and other borrowings	(6,355)	(6,423)	—
Interest on lease liabilities	(276)	(176)	(27)
Other financial expenses	(713)	(1,293)	—
Net foreign exchange difference	—	18	—
Total financial expenses	(7,344)	(7,874)	(27)
Financial items — net	$(1,889)	$(7,867)	$215

9.
Income tax

Items reported for income taxes include a reasonable estimate of the impact of the material aspects of the Swedish tax rate reduction which was signed into law on June 14, 2018, on the deferred tax assets and liabilities. Swedish tax rules reduced the corporate income tax from 22% to 21.4% from January 1, 2019, and to 20.6% from January 1, 2021. The major components of income tax expense for the periods ended December 31, 2020, 2019 and March 7, 2019 are as follows:
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Current tax:
Current tax on profit for the year	$(1,231)	$(1,372)	$(123)
Total current tax expense	(1,231)	(1,372)	(123)
Deferred income tax
Decrease/(increase) in deferred tax assets	54	13	(2)
(Decrease)/increase in deferred tax liabilities	1,656	2,011	(207)
Total deferred tax expense/(benefit)	1,710	2,024	(209)
Income tax expense	$479	$652	$(332)
A reconciliation between reported tax expense for each period and the theoretical tax expense that would arise when applying statutory tax rate in Sweden, 21.4%, on the Successor and Predecessor loss before taxes, is shown in the table below:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Loss before tax	$(7,259)	$(18,530)	$(7,500)
Income tax calculated according to tax rate in Sweden 21.4%	1,553	3,965	1,605
Tax effects from:
Non-deductible costs	(1,143)	(3,019)	(1,909)
Previously unrecognized tax losses used to reduce current tax expenses	70	(244)	(28)
Differences in overseas tax rates	(22)	(50)	—
Other	21	—	—
Income tax	$479	$652	$(332)
Deferred tax balances
Deferred tax assets and liabilities of the Successor and Predecessor are shown in the table below:
Deferred tax assets	Lease liabilities
Predecessor as of January 1, 2019	$11
Recognized in the statement of comprehensive income	2
Predecessor as of March 7, 2019	$13
Through acquisitions – Purchase price allocation	—
Recognized in the statement of comprehensive income	13
Net to deferred tax liability	(3)
Successor as of December 31, 2019	$10
Through acquisitions – Purchase price allocation	—
Recognized in the statement of comprehensive income	54
Net to deferred tax liability	(31)
Exchange differences	4
Successor as of December 31, 2020	$37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Deferred tax liabilities	Deferred tax on untaxed reserves	Intangibles & Inventory Valuation	Other Temporary Differences	Total
Predecessor as of January 1, 2019	$501	$—	$160	$661
Recognized in the statement of comprehensive income	43	—	164	207
Exchange differences	(19)	—	(3)	(22)
Predecessor as of March 7, 2019	$525	$—	$321	$846
Purchase Price Allocation	525	31,615	321	32,461
Recognized in the statement of comprehensive income	365	(2,225)	(151)	(2,011)
Recognized in other comprehensive income	—	—	—	—
Net from deferred tax asset	(3)	—	—	(3)
Exchange differences	8	(107)	(3)	(102)
Successor as of December 31, 2019	$895	$29,283	$167	$30,345
Purchase Price Allocation	—	503	—	503
Recognized in the statement of comprehensive income	135	(2,173)	382	(1,656)
Recognized in other comprehensive income	—	—	—	—
Net from deferred tax asset	—	—	(31)	(31)
Exchange differences	140	3,868	24	4,032
Successor as of December 31, 2020	$1,170	$31,481	$542	$33,193
10. Investments in subsidiaries
The Successor had the following subsidiaries as per December 31, 2020 and 2019:
		Country of registration and operations	Share of common shares owned by the Successor (%)
Name	Principle Activities		2020	2019
Knilo BidCo AB	Holding Company/ Management services	Sweden	100%	100%
Olink Proteomics Holding AB	Holding Company	Sweden	100%	100%
Olink Proteomics AB	Sales, production, and research & development	Sweden	100%	100%
Agrisera AB	Production, and research & development	Sweden	100%	—
Olink Proteomics Inc.	Marketing coordination and sales services	USA	100%	100%
Olink Proteomics Ltd	Marketing coordination and sales services	UK	100%	100%
Olink Proteomics B.V	Marketing coordination and sales services	Netherlands	100%	100%
Olink Proteomics GmbH	Marketing coordination and sales services	Germany	100%	100%
Olink Proteomics KK	Marketing coordination and sales services	Japan	100%	100%
Olink Biotech (Shanghai) Co., Ltd	Marketing coordination and sales services	China	100%	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Business combinations
Successor
Acquisitions in 2020
On May 7, 2020, the Successor acquired 100% of the shares in Agrisera AB, a Swedish company specializing in polyclonal and monoclonal antibody production. The Successor acquired Agrisera AB in order to enable the growth of its protein biomarker library and increase control over its supply chain. The purchase price of $4,990 thousand was entirely settled in cash. There were no contingent consideration arrangements. The purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, in the amounts of $3,541 thousand and $1,057 thousand, respectively, resulting in goodwill of $2,506 thousand.
Acquisitions in 2019
As noted in Note 1, on March 7, 2019, the Successor, as part of the Summa Equity Holding AB group acquired 100% of the shares in Predecessor in a business combination. The Predecessor forms substantially all of the Successor.
The fair value of the assets and liabilities recognized as a result of the acquisition are as follows:
Assets
Intangible assets, excluding goodwill	$149,831
Property plant and equipment	2,597
Right-of-use assets	2,740
Financial assets	64
Inventories	9,104
Accounts receivables	4,075
Other receivables	9,794
Prepaid expenses and contract assets	466
Cash at bank and in hand	10,187
$188,858
Liabilities
Lease liabilities	$2,682
Deferred tax liabilities	32,461
Accounts payable	1,835
Current tax liabilities	1,321
Other current liabilities	8,945
Accrued expenses and contract liabilities	3,355
$50,599
Total identifiable net assets at fair value	$138,259
Goodwill arising upon acquisition (Note 12)	161,123
Purchase Consideration Transferred	$299,382
The purchase price allocation of acquired customer relationships was determined using the multi-period excess earnings method. Under this method, the fair value, $38,693 thousand, represents the amount a hypothetical buyer would be willing to pay to acquire the future cash flows expected to arise solely from those relationships.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The purchase price allocation of the brand, $24,618 thousand, and technology, $86,473 thousand, was determined using relief from royalty method. The principle behind this method is that the value of the asset is equal to the present value of the after-tax royalty savings attributable to owning the asset.
The Successor measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the favorable terms of the lease relative to market terms.
Since the fair value adjustment has no impact on the assumed tax base for the Customer relations, Brand, and Technology, a temporary difference related to deferred tax arises in the Successor’s accounts. The deferred tax is relieved over the life of the corresponding fair value adjustment.
The purchase price took into account future income expectations, which support the excess amount paid as compared to the fair value of the assets acquired and liabilities assumed, resulting in the recognition of goodwill. The goodwill of $161,123 thousand comprises assets which are not separately recognizable as they do not fulfil the separate recognition criteria as intangible assets under IAS 38, such as synergies, future growth prospects or skilled and trained workforces. None of the goodwill recognized is expected to be deductible for income tax purposes.
The fair value of accounts receivables and other receivables was determined to be equal to book value. The book value of the acquired receivables was equal to the gross amount and it is expected that the full contractual amounts can be collected.
Assets and liabilities denominated in foreign currencies were translated using the exchange rates as of the balance sheet date.
Acquisition-related costs
Acquisition-related costs of $14,666 thousand that were not directly attributable to the issue of shares are included in administrative expenses in the consolidated statements of income and in operating activities in the consolidated statement of cash flows.
Revenue and profit contribution
Revenue and net loss for the Successor consists entirely of revenue and net loss from the acquired operations as the operations of the Successor started with this acquisition. If the combination had taken place at the beginning of the year, revenue would have been $46,318 thousand and net loss for the period for the Successor would have been $19,498 thousand.
Purchase consideration — cash outflow
The purchase price of $299,382 thousand was entirely settled in cash. There were no contingent consideration arrangements. Outflow of cash to acquire Predecessor, net of cash acquired.
Cash consideration	$299,382
Less: Balances acquired
Cash	10,187
Net outflow of cash – investing activities	$289,195
Predecessor
No acquisitions have been made by the predecessor during the period for the financial statements presented.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
12. Goodwill and other intangible assets
Changes in goodwill and other intangible assets for the Predecessor and Successor periods are as follows:
	Goodwill	Customer relations	Technology	Brands and Licenses	Development Costs	Total
Cost
Predecessor
As of January 1, 2019 and March 7, 2019	$—	$—	$—	$56	$—	$56
Successor
Purchase Price Allocation	161,123	38,693	86,473	24,665	—	310,954
Additions	—	—	—	9	—	9
Translation differences	(280)	(67)	(150)	(42)	—	(539)
As of December 31, 2019	160,843	38,626	86,323	24,632	—	310,424
Purchase Price Allocation	2,506	1,359	654	180	—	4,699
Additions	—	—	—	127	7,664	7,791
Translation differences	22,671	5,597	12,028	3,446	950	44,692
As of December 31, 2020	186,020	45,582	99,005	28,385	8,614	367,606
Amortization and impairment
Predecessor
As of January 1, 2019	—	—	—	7	—	7
Amortization	—	—	—	1	—	1
Translation differences	—	—	—	1	—	1
As of March 7, 2019	—	—	—	9	—	9
Successor
Amortization	—	3,145	4,686	5	—	7,836
Translation differences	—	74	110	—	—	184
As of December 31, 2019	—	3,219	4,796	5	—	8,020
Amortization	—	4,005	5,856	11	—	9,872
Translation differences	—	940	1,386	1	—	2,327
As of December 31, 2020	—	8,164	12,038	17	—	20,219
Net Book Value
As of December 31, 2020	$186,020	$37,418	$86,967	$28,368	$8,614	$347,387
As of December 31, 2019	$160,843	$35,407	$81,527	$24,627	$—	$302,404
The Successor had no goodwill prior to the business combination on March 7, 2019.
12.1 Test of goodwill and indefinite lived assets impairment
Successor
For impairment testing goodwill acquired through business combinations and brands with indefinite useful lives are allocated to the Kit and Services CGUs, which are also reportable segments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2020	Kit	Services	Total
Goodwill	$147,067	$38,953	$186,020
Brands	16,858	11,320	28,178
As of December 31, 2019	Kit	Services	Total
Goodwill	$128,595	$32,248	$160,843
Brands	14,757	9,818	24,575
The recoverable amounts of the CGUs’ value in use calculation using cash flow projections from financial budgets approved by senior management covering a ten-year period. Given the Successor’s status as an emerging growth company the use of a 10-year budget is appropriate, as the Successor is not expected to reach a terminal growth prior to the end of the budgeted ten years.
The discount rate used in both 2019 and 2020 is based on the Successor’s WACC of 21%, as both CGUs have integrated operations across the business. The discount rate is adjusted where appropriate for specific segment, country and currency risks. The valuation methodology uses significant inputs which are not based on observable market data; therefore, this valuation technique is classified as level 3 in the fair value hierarchy.
Details relating to the discounted cash flow models used in the impairment tests of the Kit and Services CGUs are as follows:
Valuation basis	Value in use
Key assumptions	• Sales growth rates • Profit margins • CAPEX and working capital • Terminal value • Discount rate • Taxation rate
Determination of assumptions
•
Growth rates are internal forecasts based on both internal and external market information

•
Margins reflect past experience, adjusted for expected changes

•
Terminal growth rates based on management’s estimate of future long-term average growth rates

•
CAPEX and working capital forecasts as a percentage of revenue

•
Discount rates based on the Successor’s WACC, adjusted where appropriate.

•
Taxation rates based on appropriate rates for each country.

Period of specific projected cash flows	10 years
Terminal growth rate and discount rate	Terminal growth rate		Discount rate
	Kit and Services CGUs	2% per annum	21%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company performed its annual goodwill impairment test for each of its reporting units as of December 31, 2020 and 2019 using a discounted cash flow analysis, concluding that the recoverable amounts of all of its reporting units were in excess of their carrying values. No impairment of goodwill was required.
The discounted cash flow analysis includes management’s current assumptions as to future cash flows and long-term growth rates. Management has identified that a reasonably possible change in these two key assumptions during 2019 could cause the carrying amount to exceed recoverable amounts of each CGU. A rise in the pre-tax discount rate above 21.32% (i.e., +0.32%) in the Kit segment or 21.87% (i.e., +0.98%) in the Services segment would result in impairment. A decline in the terminal growth rate below 1.54% (i.e., -0.46%) in the Kit segment or 0.77% (i.e., -1.27%) in the Services segment would result in an impairment.
In 2020 Management performed a sensitivity analysis of these key assumptions, noting for both CGUs a simultaneous rise in the pre-tax discount rate to 25% (i.e., +4.00%) and decline in the terminal growth rate to 0% (i.e., -2.00%) would not result in impairment. Management has identified that a reasonably possible change in these two assumptions would not result in the estimated recoverable amounts falling below the carrying amount in either CGU.
13. Property, plant and equipment
Changes in property, plant and equipment for the Predecessor and Successor periods are as follows:
	Leasehold improvements	Plant and machinery	Furniture, fittings and equipment	Construction in progress for property, plant and equipment	Total
Cost
Predecessor as of January 1, 2019	$569	$1,034	$2,181	$128	$3,912
Additions	—	2	61	62	125
Translation differences	—	—	(78)	(6)	(84)
Predecessor as of March 7, 2019	569	1,036	2,164	184	3,953
Purchase Price Allocation	525	773	1,115	184	2,597
Additions	5	73	408	203	689
Transfers	—	300	—	(300)	—
Disposals	—	—	(108)	—	(108)
Translation differences	—	30	6	(3)	33
Successor as of December 31, 2019	530	1,176	1,421	84	3,211
Purchase Price Allocation	—	44	63	—	107
Additions	123	1,561	1,303	473	3,460
Transfers	—	368	124	(492)	—
Disposals	—	—	—	—	—
Translation differences	6	244	383	11	644
Successor as of December 31, 2020	659	3,393	3,294	76	7,422

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	Leasehold improvements	Plant and machinery	Furniture, fittings and equipment	Construction in progress for property, plant and equipment	Total
Accumulated depreciation and impairment
Predecessor as of January 1, 2019	24	226	1,022	—	1,272
Depreciation for the period	20	37	63	—	120
Translation differences	—	—	(36)	—	(36)
Predecessor as of March 7, 2019	44	263	1,049	—	1,356
Depreciation for the period	91	196	279	—	566
Disposals	—	—	(108)	—	(108)
Translation differences	2	6	4	—	12
Successor as of December 31, 2019	93	202	175	—	470
Depreciation for the period	114	493	458	—	1,065
Disposals	—	—	—	—	—
Translation differences	—	33	80	—	113
Successor as of December 31, 2020	207	728	713	—	1,648
Net book value as of December 31, 2020	$452	$2,665	$2,581	$76	$5,774
Net book value as of December 31, 2019	$437	$974	$1,246	$84	$2,741

Successor
No property plant and equipment existed within the Successor prior to March 7, 2019 and therefore this period is not required to be disclosed in the above table.
14. Leases
The Companies are a lessee.
The Companies have lease contracts for various items of property and production equipment used in its operations. Lease terms for properties and equipment are generally between 1 and 10 years. Certain leases include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Companies’ business needs.
For the year ended December 31, 2020 the Successor had lease contracts with lease terms of 12 months or less. The Successor applied the ‘short-term lease’ recognition exemption for theses leases. The Successor period ended December 31, 2019 and Predecessor period ended March 7, 2019, respectively, did not have lease contracts with lease terms of 12 months or less.
The applicable Successor and Predecessor periods have leases of office equipment with low value. The Companies applied the ‘lease of low-value assets’ recognition exemptions for these leases.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
14.1 Amounts recognized in the consolidated balance sheet
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Right-of-Use Assets
Property	$3,073	$3,104
Equipment	1,611	1,677
Total assets	$4,684	$4,781
Lease liabilities
Current (Note 15.1)	$2,146	$1,414
Non-current (Note 15.1)	2,290	3,050
Total liabilities	$4,436	$4,464
The additions of right-of-use assets during the Successor periods ended December 31, 2020 and 2019 were $1,143 thousand and $2,309 thousand, respectively. There were no additions during the Predecessor period.
14.2 Amounts recognized in the consolidated statement of income related to leases
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Depreciation charge of right-of-use assets
Property	$921	$647	$100
Equipment	682	108	—
Total depreciation of right-of-use-assets	1,603	755	100
Interest expense (included in finance cost)	276	176	27
Total amount recognized in net loss for the period	$1,879	$931	$127
No significant variable lease payments that are not included in the lease liability have been identified for the Successor and Predecessor. Short term lease payments and payments on low value lease assets were not significant for the year ended December 31, 2020.
The total cash outflow for leases during the Successor periods ended December 31, 2020 and 2019 were $1,764 thousand and $799 thousand, respectively. The total cash outflows during the Predecessor period were $30 thousand. The maturity analysis of lease liabilities for the Successor is disclosed in Note 4.1.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15. Financial instruments per category
The following tables present the Successor’s financial instruments per category:
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Current debt instruments at amortized cost
Trade receivables	$33,482	$17,444
Other receivables	2,856	317
Total current debt instruments at amortized cost	36,338	17,761
Non-current debt instruments at amortized cost
Other long-term receivables	133	127
Total non-current debt instruments at amortized cost	133	127
Total financial assets*	$36,471	$17,888

*
Financial assets, other than cash at bank

15.1 Financial liabilities: Interest-bearing loans and borrowings
	Successor
	Interest Rate	Maturity	As of December 31, 2020
Current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%-11%	2021	$2,146
Total current interest-bearing loans and borrowings			2,146
Non-current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%-11%	2021-2030	2,290
Facilities	11%	2025	61,675
Total non-current interest-bearing loans and borrowings			63,965
Total interest-bearing loans and borrowings			$66,111

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	Successor
	Interest Rate	Maturity	As of December 31, 2019
Current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%	2020-2023	$1,414
Other interest-bearing loan entered in conjunction with loan from shareholder	8%	N/A	1,618
Loan from shareholder	8%	N/A	41,102
Total current interest-bearing loans and borrowings			44,134
Non-current interest-bearing loans and borrowings
Lease Liabilities (Note 14)	6.25%	2020-2023	3,050
Facility – Loan 1	LIBOR+6.25%	2025	48,405
Facility – Loan 2	EURIBOR+5.85%	2025	4,823
Total non-current interest-bearing loans and borrowings			56,278
Total interest-bearing loans and borrowings			$100,412
Loan from shareholder and other interest-bearing loan
The loan from shareholder and the other interest-bearing loan was payable on demand as repayment timing is not specified. Accrued interest was capitalized annually on the last calendar day of each year. The Successor could at any time without any premium or penalty, prepay any outstanding amount.
Loan Facility
During the Successor period ended December 31, 2019 we entered into a loan facility in the amount of $110,000 thousand with Bridgepoint Credit and DNB AB (Publ) as part of the financing of Summa Equity AB’s acquisition (Facilities). Under the terms of the Facilities the Successor had access to a Capex/Acquisition Facility, a term Facility B, a Recap Facility and a Revolving Facility. The facilities had a leverage covenant towards the creditors that measures a rolling 12-month EBITDA in relation to net debt at the end of each quarter. The interest rate was equal to a bank reference rate, or the EURIBOR, STIBOR, or LIBOR plus a margin ranging from 3.0% to 6.25% dependent upon the facility and denomination of the borrowings and leverage. There was a commitment fee equal to 35% of the margin on any unused facility.
During the Successor period ended December 31, 2020 we amended our existing loan facility with Bridgepoint Credit and DNB AB (Publ), increasing the total commitment under the facilities to $137,586 thousand. The effective date of the amended agreement was December 23, 2020.
A total of $63,454 thousand has been drawn down under the term Facility B, adjusted for transaction costs of $1,779 thousand. The loans were raised in USD and EUR to match revenue streams in USD and EUR. The interest will be capitalized annually to form part of the Facility B loans and will thereafter bear interest together with the rest of the loan. The remaining undrawn credit under the facilities is $74,132 thousand. Under the terms of the Facilities, the Successor has pledged the assets, including patents and other intellectual property, of its subsidiary, Olink Proteomics Inc. The book value of the pledged assets was $6,948 thousand as of December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15.2 Other financial liabilities
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Other financial liabilities at amortized cost
Advance invoiced customers	$7,367	$1,068
Accounts payable	6,658	2,056
Total other current financial liabilities	$14,025	$3,124
15.3 Fair values
To provide an indication about the reliability of the inputs used in determining fair value, the Successor has classified its financial instruments into the three levels prescribed under the accounting standards.
Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities
Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable
Set out below is a comparison, by class, of the carrying amounts and fair values of the Successor’s financial instruments, other than those with carrying amounts that are reasonable approximations of fair values:
	As of December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3
Financial liabilities
Interest-bearing loans and borrowings
Facilities **	$61,675	$—	$61,675	$—
	As of December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3
Financial liabilities
Interest-bearing loans and borrowings
Loan from shareholder *	$41,102	—	$41,102	—
Facilities ^	53,228	—	53,228	—
Other interest-bearing loan entered in conjunction with loan from shareholder *	1,618	—	1,618	—
Total	$95,948	$—	$95,948	$—

**
Fixed rate loan facilities were taken out immediately prior to December 31, 2020, therefore the carrying amount approximates fair value.

*
Management assessed that the fair value of the loan from shareholder and the other interest-bearing loan approximated it’s carrying amount on account of the on-demand payment terms as of December 31, 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
^
Management assessed that the fair value of facilities was equal to that of the carrying amount on account of the variable interest rates as of December 31, 2019.

No financial assets or liabilities are measured at fair value.
Management assessed that the fair values of cash at bank, accounts receivables, other receivables, accounts payable, and advance payments from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.
15.4. Changes in Liabilities attributable to financing activities
The following tables show changes in liabilities attributable to financing activities for the Successor and Predecessor respectively:
	Current Interest- bearing liabilities (excluding current lease liabilities)	Current lease liabilities	Non-current Interest- bearing liabilities (excluding Non-current lease liabilities)	Non-current lease liabilities	Total liabilities from financing activities
Predecessor liabilities as of January 1, 2019	$—	$682	$—	$2,066	$2,748
Cash flows	—	(23)	—	—	(23)
Non cash-flow:
New leases	—	—	—	—	—
Foreign exchange adjustments	—	(18)	—	(52)	(70)
Other	—	28	—	(8)	20
Predecessor liabilities as of March 7, 2019	—	669	—	2,006	2,675
Cash flows	40,000	(749)	53,278	—	92,529
Non cash-flow:					—
New leases	—	700	—	1,812	2,512
Foreign exchange adjustments	—	10	(49)	8	(31)
Other	2,720	784	(1)	(776)	2,727
Successor liabilities as of December 31, 2019	$42,720	$1,414	$53,228	$3,050	$100,412
Cash flows	—	(1,490)	7,930	—	6,440
Non cash-flow:					—
New leases	—	637	—	474	1,111
Foreign exchange adjustments	—	153	143	196	492
Other	(42,720)	1,432	374	(1,430)	(42,344)
Successor liabilities as of December 31, 2020	$—	$2,146	$61,675	$2,290	$66,111
The shareholder loan balance of $42,720 thousand within current interest-bearing liabilities as of December 31, 2019 was converted into an equity interest in the Successor during 2020 (see Note 21 “Related party transactions”). The Other balances within current and non-current lease liabilities of $1,432 and $1,430 thousand, respectively, represent the reclassification of non-current leases into the current classification. The Other balance within non-current interest-bearing liabilities of $374 thousand represents the expense incurred on a financing charge not yet paid as of December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16. Inventories
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Raw materials	$13,004	$7,188
Work in-progress	3,712	1,262
Finished products	4,110	3,438
Total inventories at the lower of cost and net realizable value	$20,826	$11,888
17. Trade receivables
Trade receivables, for the Successor and Predecessor, are non-interest bearing and are generally on terms of 30 to 90 days. The Companies maintain an allowance for ECL but given that the Companies have historically recognized almost non-existent credit losses the allowance for ECL is insignificant as of the Successor periods ended December 31, 2020 and 2019 and the Predecessor period ended March 7, 2019. The credit loss recognized in the Successor periods ended December 31, 2020 and 2019 was $2 thousand and $28 thousand, respectively. The credit loss recognized in the Predecessor period was $0. For more information on credit risk, please see Note 4.1.
18. Other receivables
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Value added tax and other tax receivables	$2,350	$277
Other items	506	40
Total	$2,856	$317
19. Share capital and Other contributed capital
The Successor’s Share capital at December 31, 2020 consisted of the following:
	Number of shares	Share Capital	Other Contributed Capital
Preferred A	1	$—	$—
Preferred B1	200,755,561	21,249	194,741
Common Share – Class A	56,221,500	5,946	62,965
Common Share – Class B	250,000	29	68
Total	257,227,062	$27,224	$257,774

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Successor’s Share capital at December 31, 2019 consisted of the following:
	Number of shares	Share Capital	Other Contributed Capital
Preferred A	1	$—	$—
Preferred B1	162,379,481	17,196	154,767
Common Share	46,582,868	4,928	44,354
Total	208,962,350	$22,124	$199,121
Preferred A and Preferred B1 shares receive a preferential right to all forms of value transfers from the Company to the shareholders. The preference share A has a fixed amount as preference and the B share has an 8 percent cumulative coupon on the invested amount. There is no annual cash dividend or pay out, as the 8% fixed return accumulates indefinitely. As payments of dividend or potential decision of redemption preference share is within the control of the entity and as such the preferred preference shares are classified as equity instruments. The shares rank ahead of common equity and receive their return before any return is allocated to common shares. The Preferred A and Preferred B1 shares are entitled to ten votes per share while Common shares, both Class A and Class B, are entitled to one vote per share. Common A shares and Common B Shares carry equivalent features, however Common B shares have a higher threshold upon a potential exit or restructuring event, including an initial public offering, in order to receive a return.
As of December 31, 2020, the total number of authorized shares was 800,000,000 of which 257,227,062 are issued and outstanding. During the year, 48,264,712 shares were issued at a par value of 1 SEK and premium of 9 SEK per share.
The following chart shows a reconciliation of the movements in equity from January 4, 2019 through December 31, 2019 and from December 31, 2019 through December 31, 2020:
	Shares Outstanding (number)	Share Capital	Other Contributed Capital
Balance as of January 4, 2019	50,000	$5	$—
New Share Issuance	208,912,350	22,119	199,073
Shareholders’ contributions	—	—	48
Balance as of December 31, 2019	208,962,350	$22,124	$199,121
New Share Issuance	48,264,712	5,100	58,653
Shareholders’ contributions	—	—	—
Balance as of December 31, 2020	257,227,062	$27,224	$257,774
The Predecessor’s Share capital at March 7, 2019, consisted of the following:
	Shares Outstanding (number)	Share Capital	Other Contributed Capital
Common Shares	174,435	$6	$19,021

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following chart shows a reconciliation of the movements in equity from January 1, 2019 through March 7, 2019:
	Shares Outstanding (number)	Share Capital	Other Contributed Capital
Balance as of January 1, 2019	167,435	$6	$9,716
New Share Issuance	7,000	—	8,417
Non-registered share capital	—	—	323
Shareholders’ contributions	—	—	565
Balance as of March 7, 2019	174,435	$6	$19,021
20. Other current liabilities
	Successor	Successor
	As of December 31, 2020	As of December 31, 2019
Salaries and wages	$4,342	$1,752
Advance invoiced customers	7,367	1,068
Royalties	1,767	1,074
Consulting and other current liabilities	5,681	1,494
Total	$19,157	$5,388
Advance invoiced customers represent a contract liability. Beginning January 1, 2020, the Successor had a liability balance of $1,068 for advance invoiced customers. During fiscal year 2020, the Successor recognized $592 thousand of the advances from invoiced customers as revenue. Beginning March 7, 2019, the Successor had a liability balance of $1,186 for advance invoiced customers. During the period from March 7, 2019 to December 31, 2019, the Successor recognized $982 thousand of the advances from invoiced customers as revenue.
Other current liabilities include a contract liability related to advance payments from customers. On January 1, 2020 the Successor did not have a contract liability for advance payments from customers. As of December 31, 2020, the advance payments from customers is $178 thousand.
21. Related-party transactions
In March 2019, Knilo HoldCo AB entered into a shareholder loan agreement, with Knilo InvestCo AB (f/k/a Goldcup 18085 AB), or the Knilo InvestCo Loan Agreement, pursuant to which Knilo InvestCo AB extended a loan to Knilo HoldCo AB equal to approximately $38,486 thousand. There were no repayment terms for this loan and accrued interest, at the rate of 8% per annum, was capitalized annually on the last calendar day of each year. As of December 31, 2019 the outstanding balance on shareholder loan was approximately $41,102 thousand, of which $2,616 thousand was accrued interest. The amounts are classified as current interest-bearing loans and borrows, refer to Note 15. Knilo HoldCo AB could at any time without any premium or penalty, prepay any outstanding amount. Pursuant to the terms of the Knilo InvestCo Loan Agreement, the outstanding amounts held by Knilo InvestCo AB converted to 6,763,245 shares of Class A common shares and 27,052,980 shares of preferred B-1 shares of Knilo HoldCo AB in May 2020. Interest expense recognized in 2020 prior to the conversion of the loan totaled $1,377 thousand.
There were no sales to or purchases from related parties during 2019 or 2020 outside of the transactions with directors disclosed below. No dividends were paid in 2019 or 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Compensation of key management personnel of the Companies
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4, 2019 through December 31, 2019	From January 1, 2019 through March 7, 2019
Wages and salaries	$839	$1,216	$7,791
Social security costs	179	—	—
Pension costs — defined contribution plans	90	42	—
	$1,108	$1,258	$7,791
A management investment program exists between Knilo InvestCo AB and management and employees in Knilo HoldCo AB, and its subsidiaries. Management and employees have acquired the shares at fair value.
Agreements with Our Executive Officers and Directors
In August 2019, Olink Proteomics AB entered into a consulting agreement, or the Consulting Agreement, with Gustavo Salem, a member of our board, pursuant to which Olink Proteomics AB agreed to pay a base rate of $7.5 thousand per month. The base pay rates was subsequently amended to $6 thousand per month in April 2020. The Consulting Agreement expires on December 31, 2021. Olink Proteomics AB paid $78 thousand for the year ended December 31, 2020, and $59 thousand for the period ended December 31, 2019 pursuant to this Consulting Agreement. Other board members were paid approximately $9 thousand dollars pursuant to consulting arrangements in 2020. For their services on the board of directors, board members collectively received renumeration of $110 thousand during the year ended December 31, 2020.
Management Service Agreements
In March 2019, Summa Equity AB entered into a management service agreement with Knilo BidCo AB (f/k/a Goldcup 18087 AB), or the Summa MSA, pursuant to which Knilo BidCo AB engaged Summa Equity AB for services related to the management and business operations of Knilo BidCo AB. During the year ended December 31, 2020 and the Successor period ended December 31, 2019, Knilo BidCo AB made payments of $37 thousand and $166 thousand in connection with the Summa MSA.
22. Earnings per share
Earnings per share for the Successor is calculated by taking the net loss for the period, less the amount of the accumulated preferred dividend yield, divided by the weighted average of outstanding common shares during the period. Earnings per share for the Predecessor is calculated by taking the net loss for the period divided by the weighted average of outstanding common shares during the period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
	Successor	Successor	Predecessor
	For the year ended December 31, 2020	From January 4 2019 through December 31 2019	From January 1 2019 through March 7 2019
Net loss for the period	$(6,780)	$(17,878)	$(7,832)
Less accumulated preferred dividend yield	(14,695)	(11,354)	—
Total	(21,475)	(29,232)	(7,832)
Weighted average number of shares (thousands)	52,138	35,274	171
Basic and diluted loss per share	$(0.41)	$(0.83)	$(45.80)
As of December 31, 2020, December 31, 2019 and March 7, 2019, Successor and Predecessor do not hold any potential dilutive shares nor any antidilutive shares; therefore, there are no differences with the basic earnings (loss) per share.
23. Subsequent events
The legal status of Knilo HoldCo AB was changed under Swedish law from a private limited company to a public limited company and the name was changed to Olink Holding AB (publ) on January 27, 2021. The change in legal status and name has no material impact on the Successor financial statements.

Olink Holding AB (publ)
7,000,000 American Depositary Shares
Representing 7,000,000 Common Shares

Goldman Sachs Morgan StanleySVB Leerink
BTIG

          , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.
Indemnification of Directors and Officers.

Under the terms of the Swedish Companies Act, owners of the company may determine, at a general meeting of the company, not to pursue an action against a director or the chief executive officer of a company with respect to liability for damages to the company. In addition, the registrant may enter into indemnification arrangements with directors and officers regarding expenses and damages.
The registrant also maintains directors and officer’s insurance to insure such persons against certain liabilities incurred based on their capacity as a director or an officer of the registrant. The insurance covers economic loss including personal liability related to claims regarding an alleged act or failure to act in the individual’s capacity as a director or officer of the registrant.
The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.
Item 7.
Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:
(a)   Issuances of Share Capital
•
On November 2, 2020, we issued 11,515 common shares to certain investors pursuant to a private placement for gross proceeds of SEK 450,000.00.

•
On October 21, 2020, we issued 574,117 common shares and 2,296,468 Preferred B-1 shares to Knilo Investco AB pursuant to a private placement for gross proceeds of SEK 47,851,000.00.

•
On September 11, 2020, we issued 250,000 common shares series B to an investor pursuant to a private placement for gross proceeds of SEK 850,000.00.

•
On May 29, 2020, we issued 8,946,559 common shares and 35,574,248 Preferred B-1 shares to certain investors pursuant to a private placement for gross proceeds of SEK 546,596,790.00.

•
On February 28, 2020, we issued 46,361 common shares and 185,444 Preferred B-1 shares to Knilo ManCo AB pursuant to a private placement for gross proceeds of SEK 2,999,556.70.

•
On February 5, 2020, we issued 240,000 common shares to an investor pursuant to a private placement for gross proceeds of SEK 2,400,000.00.

•
On January 15, 2020, we issued 140,000 common shares to an investor pursuant to a private placement for gross proceeds of SEK 1,400,000.00.

•
On October 25, 2019, we issued 677,530 common shares and 160,000 Preferred B-1 shares to certain investors pursuant to a private placement for gross proceeds of SEK 8,375,300.00.

•
On November 28, 2019, we issued 50,000 common shares to an investor pursuant to a private placement for gross proceeds of SEK 500,000.00.

•
On November 1, 2019, we issued 640,874 common shares and 2,563,496 Preferred B-1 shares to Knilo InvestCo AB pursuant to a private placement for gross proceeds of SEK 32,043,700.00. We also issued 2,815,961 common shares and 388,409 Preferred B-1 shares to an investor pursuant to a private placement for gross proceeds of SEK 32,043,700.00.

•
On July 10, 2019, we issued 25,000 common shares to an investor pursuant to a private placement for gross proceeds of SEK 250,000.00.

•
On June 10, 2019, we issued 306,010 common shares to certain investors pursuant to a private placement for gross proceeds of SEK 3,060,100.00.

•
On April 10, 2019, we issued 1 Preferred A share to Knilo InvestCo AB pursuant to a private placement for SEK 1.00.

•
On March 7, 2019, we issued 41,697,573 common shares and 159,587,496 Preferred B-1 shares to certain investors pursuant to a private placement for gross proceeds of SEK 2,012,850,690.00.

The sales of securities described above were deemed to be exempt from registration pursuant to either (i) Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving public offering or (ii) Regulation S promulgated under the Securities Act in that the offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.
(b)   Grants of Share Awards
Prior to our initial public offering and the filing of our registration statement on Form S-8 on March 30, 2021, we had not granted any share awards under equity incentive programs.
Item 8.
Exhibits and Financial Statement Schedules

(a)   Exhibits
Exhibits Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
3.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 filed on March 18, 2021 (File No. 333-253818)).
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 filed on March 18, 2021 (File No. 333-253818)).
4.2	Form of American Depositary Receipt (included in Exhibit 4.1).
4.3	Form of Shareholders’ Agreement between the Registrant and certain shareholders (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-1 filed on March 18, 2021 (File No. 333-253818)).
4.4	Form of Registration Rights Agreement between the Registrant and certain shareholders (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).
5.1	Opinion of Advokatfirman Delphi KB, Swedish counsel to the Registrant.
10.1†
Manufacturing Supply Agreement, dated August 10, 2016, by and between Bio-Techne Corp. and Olink Proteomics AB (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).

10.2†
OEM Supply Agreement, dated December 29, 2016, by and between Fluidigm Corporation and Olink Proteomics AB (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).

10.3	Lease Agreement, dated May 11, 2018, by and between Cresset Grove LLC and Olink Proteomics, Inc (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).
10.4	English summary of Lease Agreement, dated November 11, 2010, by and between Vasakronan AB (publ) and Olink Proteomics AB (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).

Exhibits Number	Description of Exhibit
10.5	2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1 filed on March 18, 2021 (File No. 333-253818)).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form F-1 filed on March 3, 2021 (File No. 333-253818)).
23.1	Consent of Öhrlings PricewaterhouseCoopers AB, independent registered public accounting firm.
23.2	Consent of Advokatfirman Delphi KB, Swedish counsel to the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this registration statement).

†
Certain portions of this exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

(b)   Financial Statement Schedules
None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the audited consolidated financial statements and notes thereto.
Item 9.
Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(i)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uppsala, Sweden, on July 12, 2021.
OLINK HOLDING AB (PUBL)
By:
 /s/ Jon Heimer

Jon Heimer
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jon Heimer and Oskar Hjelm, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jon Heimer Jon Heimer	Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2021
/s/ Oskar Hjelm Oskar Hjelm	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2021
/s/ Jon Hindar Jon Hindar	Chairman of the Board of Directors	July 12, 2021
/s/ Solange Glaize Solange Glaize	Director	July 12, 2021
/s/ Johan Lund Johan Lund, PhD	Director	July 12, 2021
/s/ Tina S. Nova Tina S. Nova, PhD	Director	July 12, 2021
/s/ Nicolas Roelofs Nicolas Roelofs, PhD	Director	July 12, 2021

Signature	Title	Date
/s/ Gustavo Salem Gustavo Salem	Director	July 12, 2021
/s/ Tommi Unkuri Tommi Unkuri	Director	July 12, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement, on July 12, 2021.
By: /s/ Bill Campbell	Authorized Representative in the United States
Olink Proteomics Inc. Name: Bill Campbell Title: Chief Executive Officer and President